Exhibit 99.1

Air Products and Chemicals, Inc. 7201 Hamilton Boulevard, Allentown, PA 18195-1501 T 610-481-4911 F 610-481-5900 www.airproducts.com

Dear Air Products Shareholders:

The Air Products team has consistently executed our strategic Five-Point Plan toward our goal: being the safest and most profitable industrial gas company in the world, providing excellent service to customers.

As part of that strategic Plan, the Board of Directors approved the intention to separate and spin-off the Electronic Materials Division of Air Products as Versum Materials, Inc. (“Versum”). This separation provides current shareholders ownership in two leading and focused companies, each positioned to capitalize on distinct opportunities for growth and profitability.

I am pleased to report that on September 9, 2016, the Board approved the completion of the spin-off of Versum. Versum will be a separate public company beginning October 1, 2016, moving toward its goal of being the partner of choice for the semiconductor industry, providing innovative products and expertise for next generation chips used in consumer products. Versum common stock is expected to begin trading on the New York Stock Exchange (NYSE) on October 3, 2016 under the ticker symbol “VSM.”

Meanwhile, the dedicated team at Air Products is forging ahead, continuing to prove that they have the determination and the capability to deliver outstanding results and move our company forward to be the best in the industry. We see great opportunities ahead to win key projects and invest in our core industrial gases business so that we grow Air Products in the years to come.

You do not need to take any action to receive the applicable number of shares of Versum common stock (and, if applicable, cash in lieu of any fractional shares). Immediately following the spin-off you will own shares of Air Products and Versum Materials.

I invite you to read the enclosed information statement, which describes the spin-off in detail and provides other important business and financial information.

Thank you for your continued support of Air Products and your future support of Versum Materials.

Very truly yours,

Seifi Ghasemi

Chairman, President and Chief Executive Officer of Air Products

and Chairman of Versum Materials

Versum Materials 8555 South River Parkway Tempe, AZ 85284 T: 602-282-1000

Dear Future Versum Materials, Inc. Shareholder,

On behalf of Versum Materials, Inc., it is our pleasure to welcome you as a shareholder.

As an independent company, Versum’s goal is to be the supplier of choice for specialty materials and equipment to the semiconductor industry and drive performance to create shareholder value. Our company will focus on innovation to complement our diversified portfolio of critical, technology-driven and high-purity products and solutions. This focus will help enable the semiconductor industry to make the next generation chips fueling mobility, connectivity and big data required for the Internet of Things.

Over the past few years, we have strengthened our innovation pipeline, restructured our operations and realigned our businesses to be closer to our customers. All of these initiatives have improved our performance and enabled us to better collaborate with and serve our customers. We believe that Versum Materials is well positioned to further innovate, drive growth and deliver shareholder value.

Beginning on October 3, 2016, shares of Versum Materials stock will trade on the NYSE under the symbol “VSM.” Our team is excited about our future as an independent company. I encourage you to learn more about us and our strategy by reading the attached information statement.

Thank you for your support. We look forward to having you as a fellow shareholder.

Sincerely,

Guillermo Novo

President and Chief Executive Officer

Versum Materials, Inc.

Exhibit 99.1

INFORMATION STATEMENT

Versum Materials, Inc.

Common Stock, Par Value $1.00 Per Share

This information statement is being furnished to the holders of common stock of Air Products and Chemicals, Inc. (“Air Products”) in connection with the distribution by Air Products to its stockholders of all of the outstanding shares of common stock of Versum Materials, Inc. (“Versum” or “We”). Versum is a wholly owned subsidiary of Air Products that was formed to hold and operate Air Products’ Electronic Materials business, a global business that provides innovative solutions for specific customer applications based upon expertise in specialty materials. The Electronic Materials business employs applications technology to provide solutions to the semiconductor industry through chemical synthesis, analytical technology, process engineering, and surface science. To implement the distribution, Air Products will distribute the shares of Versum common stock on a pro rata basis to Air Products’ stockholders in a manner that is intended to be tax-free for United States federal income tax purposes, except for any cash received in lieu of fractional shares. The distribution is subject to certain conditions, as described in this information statement. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

For every common share of Air Products held of record by you as of the close of business on September 21, 2016, the record date for the distribution, you will receive one-half of a share of Versum common stock. You will receive cash in lieu of any fractional shares of Versum common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and the Distribution Date,” if you sell your Air Products common stock in the “regular-way” market after the record date and before the separation, you also will be selling your right to receive shares of Versum common stock in connection with the separation. We expect the shares of Versum common stock to be distributed by Air Products to you on October 1, 2016. We refer to the date of the distribution of Versum common stock as the “distribution date.” Immediately after the distribution becomes effective, Versum will be an independent, publicly traded company.

No vote of Air Products’ stockholders is required to effect the distribution. Therefore, you are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing common shares of Air Products or take any other action to receive your shares of Versum common stock.

Versum was organized as a Delaware limited liability company on November 17, 2015. Versum was converted from a limited liability company to a Delaware corporation on September 8, 2016. Air Products currently owns all of the outstanding equity of Versum. Accordingly, there is no current trading market for Versum common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution. We expect “regular-way” trading of Versum common stock to begin on the first trading day following the distribution date. Versum intends to apply to have its common stock authorized for listing on the New York Stock Exchange, Inc. under the symbol “VSM”.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 20.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

References in this information statement to specific codes, legislation or other statutory enactments are to be deemed as references to those codes, legislation or other statutory enactments, as amended from time to time.

The date of this information statement is September 14, 2016.

This information statement was first made available to Air Products stockholders on or about September 16, 2016.

INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the separation or other information that may be important to you. To better understand the separation and distribution and Versum’s business and financial position, you should carefully review this entire information statement.

In this information statement, unless the context otherwise requires:

•	“Versum,” “we,” “our,” “us” and “the company” refer to Versum Materials, Inc. and its consolidated subsidiaries, after giving effect to the separation and distribution;

•	“Air Products” refers to Air Products and Chemicals, Inc. and its consolidated subsidiaries, other than, for all periods following the separation and distribution, Versum.

•	References to the “separation” refer to the internal reorganization described under “The Separation and Distribution” that includes the series of internal transactions resulting in the allocation, transfer and assignment to Versum of the assets, liabilities and operations of Air Products’ Electronic Materials business and the creation, as a result of the distribution, of a separate, publicly traded company, Versum Materials, Inc., which holds the Electronic Materials business.

•	References in this information statement to the “distribution” refer to the distribution by Air Products to its stockholders as of the record date of 100% of the outstanding shares of Versum, as further described herein.

Versum was organized as a Delaware limited liability company on November 17, 2015. Versum was converted from a limited liability company to a Delaware corporation on September 8, 2016.

This information statement describes the businesses to be transferred to Versum by Air Products in the separation as if the transferred businesses were our businesses for all historical periods described. References in this information statement to historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred business as conducted as part of Air Products and its subsidiaries prior to the separation.

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

Air Products

Air Products is a Delaware corporation originally founded in 1940, which serves energy, electronics, chemicals, metals, and manufacturing customers globally with a unique portfolio of products, services, and solutions that include atmospheric gases, process and specialty gases, electronic and performance materials, equipment and services. Air Products is the world’s largest supplier of hydrogen and has built leading positions in growth markets such as helium, refinery hydrogen, semiconductor materials, natural gas liquefaction, and advanced coatings and adhesives. As of September 30, 2015, Air Products had approximately 19,700 employees and operations in more than 50 countries worldwide.

Our Company

Versum is a global business that provides innovative solutions for specific customer applications based on our expertise in materials for semiconductors. The business employs applications technology to provide solutions to the semiconductor industry through chemical synthesis, analytical technology, process engineering, and surface science. Versum consists of two primary operating segments, Materials and Delivery Systems and Services (“DS&S”), under which we will manage our operations and assess performance, and a Corporate segment. Fundamental to both primary operating segments are strong customer relationships and collaborative development, technology leadership, unique product positioning and a strong global infrastructure with flexible manufacturing capabilities in the U.S. and Asia.

We are a leading global producer of critical materials, including high purity process materials, cleaners and etchants, slurries, organosilanes and organometallics, and equipment which we sell to the semiconductor and display industries. Through our global network, we position our research, manufacturing and technical support close to our customer facilities, enabling supply chain optimization and rapid response to product and service needs. Many of our products have undergone rigorous product performance and quality reviews by our customers to be qualified for use in their products or manufacturing processes. Once these qualification processes are completed and our products are designated by our customers for use in their processes or products, it is often time consuming and costly for our customers to change suppliers. Our products perform critical tasks in customers’ products or manufacturing processes, yet typically represent a very small portion of the cost of the end product. Over the last 20 plus years, we have developed strong customer relationships with the majority of the industry-leading Integrated Device Manufacturers (“IDM’s”), Foundries and Original Equipment Manufacturers (“OEM’s”) through joint product development and providing on-site service and technical personnel at these customers’ facilities.

Our business primarily serves the semiconductor industry, deriving over 80% of its sales in recent years from that industry in both the memory and logic segments. The semiconductor industry is characterized by large scale global players and, while we serve a variety of customers from smaller technology firms to OEM’s to multinational semiconductor companies, the majority of our sales are concentrated to large global players. The semiconductor industry is global in scope with nearly all major semiconductor manufacturers having operations in multiple countries. The semiconductor materials industry is estimated at $45 billion in annual sales and is part of a maturing $450 billion value chain with more stable growth behavior. We participate in the specialty gases materials and equipment space which has estimated annual sales of $5.5 billion, targeting six of the seven critical process steps in semiconductor manufacturing.

We operate our business in two primary operating segments, Materials and DS&S. In our Materials segment we provide leading edge specialty materials for the high-growth electronics industry, focusing on the semiconductor and flat-panel display markets. Our products include specialty chemicals and materials utilized in the latest generation of semiconductors as well as high-purity specialty gases used in the semiconductor manufacturing process. In our DS&S segment, we design, manufacture, install, operate, and maintain state-of-the-art chemical and gas delivery and distribution systems enabling the safe and cost efficient use of specialty gases and chemicals delivered directly to our customers’ manufacturing tools and provide other on-site services. In addition to our two primary operating segments, our Corporate segment includes certain administrative costs associated with operating a public company, foreign exchange gains and losses, and other income and expense that cannot be directly associated with operating segments. Assets in the Corporate segment include cash and deferred tax assets.

Competitive Strengths

Innovative Product Development. Versum has established leadership positions in niche markets with performance-critical products tailored to meet specific customer needs based upon its research and development capabilities. Our products deliver differentiated performance to our customers’ products, enhancing their productivity, quality, and characteristics; yet they constitute a small portion of end-product cost. Our research and development efforts enable us to formulate specific solutions for our customers’ needs in focused applications.

Longstanding Relationships with Key Industry Leaders. As a trusted supplier to our customers, Versum works closely with many of its customers to create specialty solutions. Versum has maintained long-term relationships, often spanning decades, with a base of blue chip customers by providing innovative solutions to our customers’ problems. Due to the specialized nature of our products, manufacturing complexity, qualification and purity requirements in customers’ manufacturing process, high customer qualification change costs, and extensive proprietary chemistry, we believe our supply position with our customers is strong.

Technology Leadership. We believe our extensive expertise in the field of high-value electronic materials is and will be a key competitive strength. Our customers regularly seek to introduce new generations of semiconductors and require technological improvement to complete their innovation cycle. We develop and manufacture complex formulated products and advanced deposition materials to high quality and purity standards that enable our customers to create the next generation of semiconductors. We believe our ability to develop new products to meet these needs positions us for further differentiation and growth.

Positioned To Take Advantage of Secular Growth Trends. Our business has strong opportunities for growth into the future due to macro trends related to mobility, connectivity and big data. We believe growth will be further enhanced by the following secular trends:

•	Continued proliferation of the use of semiconductors in equipment and consumer goods

These macro trends of mobility, connectivity and big data have moved the semiconductor industry from a computer dominated space to a market much more correlated with demand for consumer products such as tablets, cell phones, automobiles, appliances and other electronics. This change has resulted in increased semiconductor demand, less variability in the level of semiconductor wafer production and a tighter correlation between the volume of silicon wafers produced and global gross domestic product. We believe our business will benefit from the increasing use of semiconductors, which significantly drives demand for our products.

•	Increased importance of materials in driving future operating improvements in semiconductor design

The semiconductor industry requires development of new materials to meet the increased demand for device density and performance and more capable and energy efficient chips. We believe we are well-positioned to capitalize on these innovation based opportunities, given our proprietary technologies, research and development capabilities and strong relationships with leading innovators in both logic and memory market space.

•	Continued expansion of emerging market economies

As growth continues in emerging markets, it drives expansion in both the industrial and consumer sectors of these economies, resulting in increased consumption of goods that contain semiconductors, such as tablets, cell phones, automobiles, appliances and other electronics.

Strategically Located Global Manufacturing Footprint and Infrastructure. Versum has a global, well- established infrastructure with fourteen strategically located manufacturing and six research and development facilities in the United States and Asia. We maintain production facilities in the United States and Asia, and strong technical sales capabilities near our customers. This critical mass in the markets we serve, combined with our global supply chain efficiency, enables us to provide key solutions in a timely manner to support our customers’ needs.

Strong Financial Performance and Cash Flow Generation. Versum has a strong financial profile with an operating margin of 22.0% and Adjusted EBITDA margin of 29.9% for the fiscal year ended September 30, 2015. We expect to incur indebtedness of $1.0 billion in connection with the spin-off. These strong margins will enable the business to service its debt obligations and generate significant cash flow. For an explanation of Adjusted EBITDA and EBITDA margin and reconciliation to accounting principles generally accepted in the United States of America (“GAAP”), see “Management’s Discussion and Analysis of Financial Condition and

Results of Operations—Reconciliation of Non-GAAP Financial Measures—Adjusted EBITDA and EBITDA Margin.” Net income attributable to Versum for the period was $184 million in 2015. The combination of strong operating margins and low capital intensity results in substantial cash flow generation.

Experienced Management Team. We have a strong management team which combines individuals with long standing industry experience and leadership in both the materials industry and the semiconductor industry with key outside hires who bring a diverse perspective to the business from various other companies. Guillermo Novo, our Chief Executive Officer, has 30 years of materials industry operating and executive experience at Air Products, Rohm and Haas Company and Dow Chemical Company, and is supported by a leadership team that has extensive industry and international experience and a proven operating and safety track record.

Business Strategies

Drive Operational Excellence and Asset Efficiency. Driving operational excellence, including a commitment to safety, environmental stewardship and supply chain reliability, is critical to the success of our business. Over the last three years, Versum has significantly improved operational performance. We have refocused our business, invested in research and development capabilities, exited unprofitable product lines, increased productivity and improved our cost structure. We intend to continue to implement various initiatives to improve the efficiency, effectiveness and reliability of our operations.

Maintain Strong Customer Focus. A key element of our success has been our ability to establish long standing working relationships with many of our customers. Our understanding of our customers’ needs and our ability to develop innovative product solutions in a timely manner, together with our supply reliability, high quality products and analytical capabilities, have been critical in developing these long-term relationships. We will continue to leverage our technical sales teams and research and development capabilities to facilitate this ongoing collaboration with customers and foster new product development and product scale up.

Leverage our Leadership to Drive Growth. We have invested on average approximately 4.0% of sales in research and development over each of the last three years and expect to continue a similar level of spending to deliver innovative solutions for our customers. We expect our leadership position to drive growth in the markets we compete in. We believe our focus on maintaining an in-depth knowledge of the key chemistries underlying our product portfolio, such as formulated products and advanced deposition materials, and a detailed understanding of our customers’ applications, together with continuing to invest in innovation-driven product development, will enable us to capitalize on secular growth trends. In addition, we believe there are significant opportunities for us to invest capital in strategic acquisitions to strengthen our businesses and market positions and expand our technology platform.

Focus on Cash Flow Generation. Versum has a successful track record of delivering strong financial results. Given the low capital intensity of our business, this results in significant cash flow generation. Strong future cash flow should enable us to fund organic and inorganic growth opportunities, return capital to shareholders or reduce leverage. We intend to continue to drive cash flow improvement by optimizing our cost structure through productivity actions and cost savings initiatives.

Risks Associated with Our Business

An investment in Versum common stock is subject to a number of risks. The following list of risk factors is not exhaustive. Please read the information in “Risk Factors” for a more thorough description of these and other risks.

•	Economic conditions or product supply versus demand imbalance in certain markets in which we do business may decrease the demand for our goods and services and adversely impact our financial condition, results of operations and cash flows.

•	We are exposed to risks associated with a concentrated customer base.

•	If we are not able to continue technological innovation and successful introduction of new products, our financial condition, results of operations and cash flows could be adversely affected.

•	Our available cash and access to additional capital may be limited by our substantial leverage and debt service obligations.

•	If our intellectual property is compromised or copied by competitors, if our competitors were to develop similar or superior intellectual property or technology, or if our intellectual property or technology violate third-party rights, our financial condition, results of operations and cash flows could be negatively affected.

•	We may need additional capital in the future and may not be able to obtain it on favorable terms.

•	The agreements governing our indebtedness may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

•	Our international operations may be adversely impacted by political or economic instability, nationalization, the United Kingdom exit from the European Union, or expropriation of property, or underdeveloped property rights and legal systems.

•	Hazards associated with chemical manufacturing could disrupt our operations or the operations of our suppliers or customers, having a negative impact on our financial condition, results of operations and cash flows.

•	Our financial condition, results of operations and cash flows could be adversely affected by regulation to which our raw materials, products and facilities are subject.

•	Interruption in ordinary sources of supply or an inability to recover increases in raw material costs from customers could adversely impact our financial condition, results of operations and cash flows.

•	If any of our sole source or limited source suppliers, or suppliers who were required to satisfy our customers’ rigorous qualification requirements, were unable to deliver to us in a timely manner, our financial condition, results of operations and cash flows could be adversely affected.

•	Costs and expenses resulting from compliance with environmental, health and safety regulations may negatively impact our financial condition, results of operations and cash flows.

•	We are subject to extensive government regulation in jurisdictions around the globe. Any changes in regulations addressing, among other things, environmental compliance, import/export restrictions, product use restrictions, and taxes, may negatively impact our financial condition, results of operations and cash flows.

•	The security of our information technology systems could be compromised, which could adversely affect our financial condition, results of operations and cash flows.

•	Our reported results could be adversely affected by currency exchange rates and currency devaluation could impair our competitiveness.

•	The end markets in which we compete are highly competitive. Our inability to compete effectively could adversely impact our financial condition, results of operations and cash flows

•	Our financial condition, results of operations and cash flows may be affected by various legal and regulatory proceedings, including those involving antitrust, tax, environmental, or other matters.

•	We may not be able to complete acquisitions, or successfully integrate acquisitions, we may undertake in the future.

•	Relocation of our headquarters and other key activities could disrupt our operations.

The Separation and Distribution

On September 16, 2015, the Air Products board of directors announced its intention to separate Air Products’ Materials Technologies business (which consisted of the Performance Materials and Electronic Materials businesses) into a newly formed company and to distribute the common stock of that company, Versum, to stockholders of Air Products on a pro-rata basis. On May 6, 2016, Air Products announced that it had reached a definitive agreement to sell a part of the Materials Technologies business, the Performance Materials business, to Evonik Industries, A.G. Air Products also announced its intention to proceed with the separation and distribution of the Electronic Materials business. The distribution is intended to be generally tax-free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.

In furtherance of this plan, on September 9, 2016, Air Products’ board of directors approved the distribution of all of the issued and outstanding shares of Versum common stock on the basis of one-half share of Versum common stock for each share of Air Products common stock issued and outstanding on September 21, 2016, the record date for the distribution. As a result of the distribution, Versum and Air Products will become two independent, publicly traded companies.

On October 1, 2016, the distribution date, each Air Products stockholder will receive one-half of a share of Versum common stock for each share of Air Products common stock held at the close of business on the record date, as described above. You will receive cash in lieu of any fractional shares of Versum common stock that you would have received as a result of the application of the distribution ratio. You will not be required to make any payment, surrender or exchange your Air Products common stock or take any other action to receive your shares of Versum common stock in the distribution.

Air Products decided to sell the Performance Materials business because it represented the best overall value proposition for Air Products shareholders based on the attractive purchase price offered for the business. The sale of the Performance Materials business is expected to allow Air Products to realize the value of that business at a price that represents a significant premium compared to recent precedent specialty chemical transactions. The sale is expected to produce significant net proceeds for Air Products, enable Air Products to generate more cash than the spin-off of the combined businesses, and eliminate Air Products’ shareholders’ exposure to potential future market and business risk related to the Performance Materials business.

Air Products determined to continue with the spin-off of the Electronic Materials business as a standalone business in order to allow the management of both the Industrial Gases and Electronic Materials businesses to focus on their specific businesses, including by adopting capital structures and resource allocation policies that reflect the financial and strategic characteristics of the business; to eliminate competition between the businesses for capital; to permit each business to offer stock based incentive compensation more closely aligned with its performance; to facilitate Versum’s access to debt and equity financing to execute its business plans and pursue acquisitions; and to allow the investment community to better understand and evaluate the distinct characteristics of each business and the respective industries of the businesses.

Although the spin-off of the Electronic Materials business alone will create a smaller publicly traded company compared to the spin-off of the two businesses together, there are significant benefits to spinning off Electronic Materials alone. The spin-off will create a focused, pure semiconductor materials business with a distinct business model, strategy, capital requirements and growth profile; and investors often prefer to invest in companies with a single line of business. In addition, recently the profitability and performance of the Electronic Materials business has been superior to the Performance Materials business, which should enhance the financial profile of the spun off company.

Internal Reorganization

We are currently a wholly owned subsidiary of Air Products. In connection with the separation, Air Products will transfer to us employees, operations, assets and liabilities associated with Air Products’ Electronic Materials business and certain other current and former businesses and activities of Air Products.

Prior to the distribution, Air Products will undertake a series of internal reorganization transactions to facilitate the transfers of entities and the related assets and liabilities described above from Air Products to Versum. To the extent that any transfer of entities, employees, operations or assets or assumption of liabilities contemplated in connection with the separation and distribution has not been consummated on or prior to the distribution date, the parties will cooperate with each other to effect such transfers or assumptions in the manner set forth below under “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation—The Separation Agreement.”

References in this information statement to the “contribution” refer to the transfer to Versum of the entities and related employees, operations, assets and liabilities of Air Products’ Electronic Materials business and certain other current and former businesses and activities of Air Products together with the conversion of Versum from a limited liability company to a Delaware corporation.

Conditions to the Distribution

The distribution is subject to a number of conditions, including, among others:

•	The United States Securities and Exchange Commission (the “SEC”) having declared effective the registration statement on Form 10, of which this information statement forms a part; no stop order relating to the registration statement being in effect, nor any proceeding seeking such stop order being pending, and the information statement having been distributed to Air Products’ stockholders;

•	Versum’s common stock having been approved and accepted for listing by the New York Stock Exchange (the “NYSE”), subject to official notice of distribution;

•	Receipt by Air Products of an opinion of tax counsel confirming that the contribution and distribution generally should be tax-free to Air Products and its stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	Receipt of an opinion from an independent appraisal firm by the board of directors of Air Products confirming the solvency of each of Air Products and Versum after the distribution that is in form and substance acceptable to Air Products in its sole discretion;

•	No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions being in effect;

•	The internal reorganization of Air Products’ and Versum’s businesses prior to the contribution and distribution having been completed to the satisfaction of the board of directors of Air Products;

•	The approval by the board of directors of Air Products of the distribution and all related transactions (and such approval not having been withdrawn);

•	Air Products’ election of our post-distribution board of directors, as described in this information statement, immediately prior to the distribution date;

•	Our having entered into certain agreements in connection with the separation and distribution and certain financing arrangements prior to or concurrent with the separation;

•	The distribution in-kind of the unsecured senior notes to Air Products and the making of a $550 million cash distribution from Versum to Air Products prior to the distribution, and the determination by Air Products in its sole discretion that following the separation it shall have no further liability or obligation whatsoever under any financing arrangements that Versum will be entering into in connection with the separation;

•	Receipt by Versum of all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution; and

•	No events or developments shall have occurred or exist that, in the sole and absolute judgment of the board of directors of Air Products, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Air Products and its stockholders.

We cannot assure you that any or all of the conditions will be satisfied or waived. Until the distribution has occurred, Air Products has the right to terminate the distribution, even if all the conditions have been satisfied, if the board of directors of Air Products determines that the distribution is not in the best interest of Air Products and its stockholders or that market conditions or other circumstances are such that the separation of Versum and Air Products is no longer advisable at that time. For more information, see “The Separation and Distribution—Conditions to the Distribution.”

Our Post-Separation Relationship with Air Products

We will enter into a Separation Agreement with Air Products (“the Separation Agreement”), which will contain the principles governing the internal reorganization discussed above and specify the terms of the distribution. In connection with the separation and distribution, we will enter into various other agreements to effect the separation and distribution and provide a framework for our relationship with Air Products after the separation and distribution. These other agreements will include a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, Intellectual Property License Agreement, and certain leases and utility, supply and toll manufacturing contracts. These agreements will provide for the allocation between us and Air Products of Air Products’ and our assets, employees, liabilities and obligations (including investments, property, employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Air Products, and will govern certain relationships between us and Air Products after the separation and distribution. Following the distribution, Seifollah Ghasemi, who currently serves, and following the distribution will continue to serve, as Chairman, President and Chief Executive Officer of Air Products, will also serve as a director of Versum and our non-executive Chairman of the board of directors. For more information regarding the Separation Agreement and other transaction agreements, see “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation.”

Reasons for the Separation

We currently are a wholly owned subsidiary of Air Products that was formed to hold Air Products’ Electronic Materials business. In connection with the separation, Air Products will transfer to us employees, operations, assets and liabilities associated with Air Products’ Electronic Materials business and certain other current and former businesses and activities of Air Products. The separation of Versum from Air Products and the distribution of Versum’s common stock are intended to provide equity investments in two separate companies that will be able to focus on each of their respective businesses. The Air Products board of directors believes that separating the Versum business from the remainder of the Air Products businesses is in the best interests of Air Products and its stockholders for a number of reasons, including that:

•	The separation will allow management of each company to focus on the opportunities and challenges specific to that company’s business, including the adoption of capital structures and resource allocation policies that reflect the financial and strategic characteristics of each business;

•	The separation will permit each company to offer stock-based incentive compensation to its employees and executives that is more closely aligned with the performance of that company’s business;

•	The separation will facilitate obtaining debt and equity financing necessary to execute Versum’s business plans and ability to pursue tailored acquisition strategies;

•	The separation will facilitate acquisitions by Versum by improving the attractiveness of its capital stock as an acquisition currency;

•	The separation will allow the investment community to better understand and evaluate the distinct characteristics of each company’s business and the respective industries of the businesses; and

•	The separation will improve capital investment flexibility and free both businesses from capital competition.

The Air Products board of directors also considered a number of potentially negative factors in evaluating the separation, including that:

•	As a current part of Air Products, Versum takes advantage of Air Products’ size and purchasing power in procuring certain goods and services. After the separation and distribution, as a separate, independent entity, Versum may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Air Products obtained prior to the separation.

•	Versum also is expected to incur costs for certain functions previously performed by Air Products, including information technology, accounting, tax, finance, legal, insurance, human resources, compliance and other administrative activities, that may be higher than the amounts reflected in Versum’s combined financial statements, which may impact our financial performance, results of operations and cash flow;

•	The actions required to separate Versum’s and Air Products’ respective businesses could disrupt our operations;

•	Certain costs and liabilities that were less significant to Air Products as a whole will be more significant for Versum as a standalone company;

•	We will incur costs in the transition to being a standalone public company, which include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate from Air Products’ information systems;

•	We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still part of Air Products; and (iii) following the separation, our business will be significantly less diversified than Air Products’ business prior to the separation; and

•

To preserve the tax-free treatment of the contribution, the distribution and certain related transactions to Air Products for U.S. federal income tax purposes, under the Tax Matters Agreement that we will enter into with Air Products, we will be restricted from taking actions that may cause the contribution, the distribution and certain related transactions to be taxable to Air Products for U.S. federal income tax purposes. These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we believe to be in the best interests of our stockholders or that might increase the value of our business.

The Air Products board of directors concluded that the potential benefits of the separation outweighed these negative factors. For more information, see “The Separation and Distribution—Reasons for the Separation” and “Risk Factors.”

Description of Indebtedness

We intend to enter into certain senior secured credit facilities, which we expect will be comprised of (i) a senior secured first lien term loan B facility in an aggregate principal amount of $575 million (the “Term Facility”, and the loans thereunder, the “Term Loans”) and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $200 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Credit Facilities”). We intend to use the proceeds of the Term Facility to fund, in part, the distribution to Air Products for its contribution of assets to us in connection with the separation. The Revolving Facility will be used to provide funds for our ongoing working capital requirements after the separation and for general corporate purposes. A portion of the Revolving Facility is expected to be available in certain agreed upon currencies other than US dollars and the Revolving Facility is expected to have a sublimit for swingline loans in US dollars and issuances of letters of credit in US dollars and other certain agreed upon currencies.

Prior to the separation and distribution, we anticipate that we will distribute in-kind to Air Products unsecured senior notes with a term of eight years in a total aggregate principal amount of up to approximately $425 million, which will be partial consideration for the contribution of assets to us by Air Products in connection with the separation. Versum will not receive any cash proceeds from the issuance of these notes. We expect that Air Products will exchange these notes for its outstanding debt.

As a result of these transactions, at or shortly prior to the time of the distribution, we expect to incur approximately $1.0 billion of new third-party indebtedness, $975 million of which will be distributed, in cash or in-kind, to Air Products in partial consideration for the contribution of assets to us in connection with the separation.

For more information, see “Financing Arrangements.”

Separation Payments and Costs

We will make a cash distribution of approximately $550 million to Air Products prior to the distribution, primarily funded by third party indebtedness that we will have incurred. For more information, see “Financing Arrangements”. The completion of the cash distribution will be a condition to the consummation of the separation under the Separation Agreement. Air Products has informed Versum that Air Products expects to incur and pay one-time costs associated with the separation, including legal and advisory costs, in the range of $40 to $50 million. Additionally, in connection with the separation and distribution, Versum expects to incur and pay non-recurring transaction, transition, financing and other expenses, including legal and advisory costs, of approximately $20 to $25 million prior to or shortly after the distribution. For more information, see “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation.”

Indemnification Obligations to Air Products

In connection with our separation we will assume, and indemnify Air Products for certain liabilities, including for certain tax matters. Most of our indemnification obligations to Air Products will be uncapped and may include, among other items, associated defense costs, settlement amounts and judgments. Payments pursuant to these indemnities may be significant and could negatively impact our business. Each of these risks could negatively affect our financial condition, results of operations and cash flows. For more information, see Note 12, “Commitments and Contingencies” to the Annual Combined Financial Statements, “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation—The Separation Agreement” and “Risk Factors—Risks Related to the Separation.”

Regulatory Approval

Versum must complete the necessary registration under U.S. federal securities laws of Versum common stock, as well as the applicable NYSE listing requirements for such shares.

Based on current information, there are no material governmental or regulatory filings or approvals that are expected to prevent or delay the separation and distribution.

No Appraisal Rights

Air Products’ stockholders will not have any appraisal rights in connection with the distribution.

Dividend Policy

The payment and amount of any future dividends will be subject to the sole discretion of our post-distribution, independent board of directors and will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant. There can be no assurance that we will pay a dividend in the future.

Transfer Agent

Following the separation and distribution, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) will serve as transfer agent and registrar for our common stock.

Stock Exchange Listing

Currently, there is no public trading market for Versum’s common stock. Versum intends to apply to list its common stock on the NYSE under the symbol “VSM”.

Corporate Information

Versum was organized in the state of Delaware on November 17, 2015 as Versum Materials, LLC., Versum was converted from a limited liability company to a Delaware corporation on September 8, 2016. The address of Versum’s principal executive offices is 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195. Versum’s telephone number is (610) 481-7499.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Versum and how is Air Products separating Versum’s business and distributing its stock?	Versum is currently a wholly owned subsidiary of Air Products. In connection with the separation, Air Products will transfer to Versum employees, operations, assets and liabilities associated with Air Products’ Electronic Materials business and certain other current and former businesses and activities of Air Products. The distribution will be effected by means of a distribution of Versum common stock on a pro rata basis to Air Products’ stockholders. Following the separation, Versum will be a separate company from Air Products, and Air Products will not retain any ownership interest in Versum.

Why am I receiving this document?	Air Products is delivering this document to you because you are a holder of Air Products common stock. If you are a holder of Air Products common stock as of the close of business on September 21, 2016, the record date for the distribution, you are entitled to receive one-half of a share of our common stock for every share of Air Products common stock that you hold at the close of business on such date. This document will help you understand how the separation will affect your investment in Air Products and your investment in Versum after the separation.

What are the reasons for the separation?	The Air Products board of directors determined that the separation of the Versum business from the Air Products business would be in the best interests of Air Products and its stockholders and approved the separation. A wide variety of factors were considered by Air Products’ board of directors in evaluating the separation. Among other things, Air Products’ board of directors considered the following potential benefits of the separation:

•	The separation will allow management of each company to focus on the opportunities and challenges specific to that company’s business, including the adoption of capital structures and resource allocation policies that reflect the financial and strategic characteristics of each business;

•	The separation will permit each company to offer stock-based incentive compensation to its employees and executives that is more closely aligned with the performance of that company’s business;

•	The separation will facilitate obtaining debt and equity financing necessary to execute Versum’s business plans and ability to pursue tailored acquisition strategies;

•	The separation will facilitate acquisitions by Versum by improving the attractiveness of its capital stock as an acquisition currency;

•	The separation will allow the investment community to better understand and evaluate the distinct characteristics of each company’s business and the respective industries of the businesses; and

•	The separation will improve capital investment flexibility and free both businesses from capital competition.

Air Products’ board of directors also considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company, possible increased administrative costs and one-time separation costs, but concluded that the potential benefits of the separation outweighed these factors. For more information, see “The Separation and Distribution—Reasons for the Separation” and “Risk Factors.”

What do stockholders need to do to participate in the distribution?	Nothing. You are not required to take any action to receive your Versum shares, although you are urged to read this entire document carefully. No stockholder approval of the distribution is required or sought. Therefore, you are not being asked for a proxy to vote on the separation or the distribution. You will not be required to pay anything for the shares of Versum common stock or to surrender any shares of Air Products common stock to participate in the distribution. Please do not send in your Air Products stock certificates.

What is the record date for the distribution?	Air Products will determine record ownership as of the close of business on September 21, 2016, which we refer to as the “record date.”

Will the number of Air Products shares I own change as a result of the distribution?	No, the number of shares of Air Products common stock you own will not change as a result of the distribution.

What will I receive in the distribution?	If you hold Air Products common stock as of the record date, on the distribution date you will receive one-half of a share of our common stock for every share of Air Products common stock that you hold at the close of business on the record date. You will receive only whole shares of our common stock in the distribution. For more information, see “The Separation and Distribution.”

How will fractional shares be treated in the distribution?	You will not receive any fractional shares of Versum common stock in connection with the distribution. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). You will not be entitled to any interest on the amount of payment made to you in lieu of fractional shares.

How many shares of Versum common stock will be distributed?	The actual number of shares of Versum common stock that Air Products will distribute will depend on the number of shares of Air Products common stock outstanding on the record date. The shares of our common stock that Air Products distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the distribution. For more information on the shares being distributed, see “Description of Our Capital Stock.”

When will the distribution occur?	It is expected that the distribution will be effected on October 1, 2016, which we refer to as the “distribution date.” On or shortly after the distribution date, the whole shares of Versum common stock will be credited in book-entry accounts for stockholders entitled to receive the shares in the distribution. We expect the distribution agent, acting on behalf of Air Products, to take about two weeks after the distribution date to fully distribute to Air Products stockholders any cash in lieu of the fractional shares they are entitled to receive. For more information on how to access your book-entry account or your bank, brokerage or other account holding the Versum common stock you receive in the distribution, see “How will Air Products distribute shares of Versum common stock?”

What are the conditions to the distribution?	The distribution is subject to a number of conditions, including, among others:

•	The SEC having declared effective the registration statement on Form 10, of which this information statement forms a part; no stop order relating to the registration statement being in effect, nor any proceeding seeking such stop order being pending, and the information statement having been distributed to Air Products’ stockholders;

•	Versum’s common stock having been approved and accepted for listing by the NYSE, subject to official notice of distribution;

•	Receipt by Air Products of an opinion of tax counsel confirming that the contribution and distribution generally should be tax-free to Air Products and its stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

•	Receipt of an opinion from an independent appraisal firm by the board of directors of Air Products confirming the solvency of each of Air Products and Versum after the distribution that is in form and substance acceptable to Air Products in its sole discretion;

•	No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions being in effect;

•	The internal reorganization of the Air Products and Versum businesses prior to the contribution and distribution having been completed to the satisfaction of the board of directors of Air Products;

•	The approval by the board of directors of Air Products of the distribution and all related transactions (and such approval not having been withdrawn);

•	Air Products’ election of our post-distribution board of directors, as described in this information statement, immediately prior to the distribution date;

•	Our having entered into certain agreements in connection with the separation and distribution and certain financing arrangements prior to or concurrent with the separation;

•	The distribution in-kind of the unsecured senior notes to Air Products and the making of a $550 million cash distribution from Versum to Air Products prior to the distribution, and the determination by Air Products in its sole discretion that following the separation it shall have no further liability or obligation whatsoever under any financing arrangements that Versum will be entering into in connection with the separation;

•	Receipt by Versum of all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution; and

•	No events or developments shall have occurred or exist that, in the sole and absolute judgment of the board of directors of Air Products, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Air Products or its stockholders.

We cannot assure you that any or all of the conditions will be satisfied or waived. For more information, see “The Separation and Distribution—Conditions to the Distribution.”

Can Air Products decide to cancel the distribution even if all the conditions have been satisfied?	Yes. Until the distribution has occurred, Air Products has the right to terminate the distribution, even if all the conditions have been satisfied. Air Products has informed us that, to the extent the board of directors of Air Products determines to waive, or take any action to amend or modify, any condition in a manner that is material or abandon the distribution, Air Products will issue a press release publicly announcing such decision.

If I sell my Air Products shares prior to the distribution, will I still be entitled to receive shares of Versum in the distribution?	If you hold shares of Air Products common stock on the record date and decide to sell them on or before the distribution date, you may choose to sell your Air Products common stock with or without your entitlement to Versum common stock. Beginning on or shortly before the record date and continuing up to and through the distribution, it is expected that there will be two markets in Air Products common stock: a “regular-way” market and an “ex-distribution” market. Shares of Air Products common stock that trade in the “regular-way” market will trade with an entitlement to shares of Versum common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Versum common stock distributed pursuant to the distribution.

You should discuss these alternatives with your bank, broker or other nominee. For more information, see “The Separation and Distribution—Trading Between the Record Date and the Distribution Date.”

How will Air Products distribute shares of Versum common stock?	Registered stockholders: If you are a registered stockholder (meaning you hold physical Air Products stock certificates or you own your shares of Air Products common stock directly through an account with Air Products’ transfer agent), Broadridge, the distribution agent, will credit the whole shares of Versum common stock you receive in the distribution to your book-entry account on or shortly after the distribution date. About two weeks after the distribution date, the distribution agent will mail you a book-entry account statement that reflects the number of whole shares of Versum common stock you own, along with a check for any cash in lieu of fractional shares you are entitled to receive. You will be able to access information regarding your book-entry account holding the Versum shares at Broadridge using the same credentials that you use to access your Air Products account. You may also contact Broadridge at (720) 414-6875 (U.S. and Canada) or 1-844-730-9019 (all other locations).

“Street name” or beneficial stockholders: If you own your shares of Air Products common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of Versum common stock you receive in the distribution on or shortly after the distribution date. Please contact your bank, broker or other nominee for further information about your account.

We will not issue any physical stock certificates to any stockholders, even if requested. For more information, see “The Separation and Distribution—When and How You Will Receive the Distribution.”

What are the U.S. federal income tax consequences of the distribution?	Assuming that the contribution and distribution qualify as a transaction that is tax-free to Air Products and its stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, Air Products stockholders will not be required, for U.S. federal income tax purposes, to recognize any gain or loss (except with respect to any cash received in lieu of fractional shares) or to include any amount in their income upon the receipt of shares of Versum’s common stock pursuant to the distribution.

For more information regarding the potential U.S. federal income tax consequences of the contribution and distribution, see “U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular tax consequences of the contribution and distribution to you.

How will I determine my tax basis in my shares of Air Products common stock and the Versum shares I receive in the distribution?	Assuming that the distribution qualifies as tax-free to Air Products’ stockholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares, your aggregate tax basis in the common stock that you hold in Air Products and the new Versum common stock received in the distribution (including any fractional share interest in Versum common stock for which cash is received) will equal the aggregate basis in the Air Products common stock held by you immediately before the distribution, allocated between your Air Products common stock and the Versum common stock (including any fractional share interest in Versum common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date.

Air Products will provide its stockholders with information to enable them to compute their tax basis in both Air Products and Versum shares. This information will be posted on Air Products’ website, www.airproducts.com, promptly following the distribution date. You should consult your tax advisor about the particular consequences of the contribution and distribution to you, including the application of the tax basis allocation rules and the application of state, local and non-U.S. tax laws.

Will the distribution affect the trading price of my Air Products shares?	Yes. As a result of the distribution, Air Products expects the trading price of Air Products common stock immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the Versum business. Air Products believes that, following the separation, assuming the same market conditions and the realization of the expected benefits of the separation, Air Products common stock and Versum common stock over time should have a higher combined aggregate market value compared to what the market value of Air Products’ common stock would be if the separation did not occur. There can be no assurance, however, that such a higher aggregate market value will be achieved. This means, for example, that the combined trading prices of one share of Air Products common stock and one-half of a share of Versum common stock after the distribution may be equal to, greater than or less than the trading price of one share of Air Products common stock before the distribution.

When will I be able to trade my Versum shares?	Currently, there is no public market for our common stock. Versum intends to apply to list its common stock on the NYSE under the symbol “VSM”.

Versum anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date and will continue up to and through the distribution date and that “regular-way” trading in Versum’s common stock will begin on the first trading day following the completion of the separation. If trading begins on a “when-issued” basis, you may purchase or sell Versum’s common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Versum cannot predict the trading prices for its common stock before, on or after the distribution date.

Will my Air Products shares continue to trade after the distribution?	Yes. Air Products common stock will continue to trade on the NYSE under the symbol “APD” after the distribution.

Do I have appraisal rights in connection with the distribution?	No. Holders of Air Products stock are not entitled to appraisal rights in connection with the distribution.

What will be the relationship between Air Products and Versum following the separation?

Versum will enter into a Separation Agreement with Air Products to effect the separation and to provide a framework for Versum’s relationship with Air Products after the separation and distribution and will also enter into certain other agreements, such as a Transition

Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, an Intellectual Property License Agreement and certain manufacturing, service, leasing and supply agreements and patent assignments. These agreements will provide for the terms of the allocation between Versum and Air Products of Air Products’ and our assets, employees, liabilities and obligations (including investments, property, employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after Versum’s separation from Air Products and will govern the relationship between Versum and Air Products subsequent to the completion of the separation and distribution. For more information regarding the Separation Agreement and other transaction agreements, see “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation.”

What will happen to Air Products equity compensation awards in connection with the distribution?	Air Products equity compensation awards granted under Air Products’ Long-Term Incentive Plan will generally be adjusted in connection with the distribution to maintain their economic value before and after the distribution. The number and exercise price (if any) of Air Products stock options, restricted stock units and performance shares held by Air Products employees following the distribution will be adjusted to maintain the economic value of such awards. Air Products stock options, restricted stock units and performance shares held by Versum employees following the distribution will generally be converted into new Versum equity compensation awards, with the number and exercise price (if any) of such awards adjusted to maintain the economic value of such awards, but will otherwise remain subject to the same vesting and other terms and conditions applicable to the corresponding Air Products equity compensation awards prior to the distribution. Holders of Air Products restricted stock will receive one-half of a fully vested share of Versum common stock for every share of Air Products restricted stock held at the time of the distribution, as if such holder held fully vested Air Products common stock on the record date. Air Products directors who hold Air Products deferred stock units under the Deferred Compensation Program for Directors will be credited with one half of a Versum deferred stock unit for each Air Products deferred stock unit. For more information regarding the treatment of Air Products equity compensation awards in connection with the distribution, see the section entitled “Treatment of Outstanding Equity Awards at the Time of Separation.”

What are Versum’s financing arrangements?	At or shortly prior to the time of the distribution, we expect to incur approximately $1.0 billion of new third-party indebtedness, $975 million of which will be distributed, in cash or in-kind, to Air Products in partial consideration for the contribution of assets to us in connection with the separation. For more information, see “Financing Arrangements.”

Does Versum intend to pay cash dividends?

The payment and amount of any future dividends will be subject to the sole discretion of our post-distribution, independent board of directors and will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant, and there can be no assurance that we will pay a dividend.

Are there risks associated with owning shares of Versum?	Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the separation. Following the separation, we will also face risks associated with being an independent, publicly traded company. You should read carefully the information set forth in “Risk Factors.”

Who is the distribution agent, transfer agent and registrar for Versum shares?	Following the separation and distribution, Broadridge will serve as transfer agent and registrar for our common stock.

Broadridge has two additional roles in the distribution:

•	Broadridge currently serves and will continue to serve as Air Products’ transfer agent and registrar.

•	In addition, Broadridge will serve as the distribution agent in the distribution and will assist Air Products in the distribution of our common stock to Air Products’ stockholders.

Where can I get more information?	If you have any questions relating to the mechanics of the distribution, you should contact Broadridge at:

(720) 414-6875 (U.S. & Canada) or 1-844-730-9019 (outside U.S. & Canada)

Before the separation and distribution, if you have any questions relating to the separation and distribution, you should contact Air Products at:

(610) 481-7461 (for Institutional Holders)

(610) 481-8657 (for Individual Holders)

Individual Holders: After the separation and distribution, if you have any questions relating to Versum, you should contact us at:

Investor Relations: (610) 481-7499

Individual Holders: After the separation and distribution, if you have any questions relating to Air Products, you should contact them at:

Air Products Shareholder Relations: (610) 481-8657

Institutional Holders: After the separation and distribution, if you have any questions relating to Versum, you should contact us at:

Investor Relations: (610) 481-7499

Institutional Holders: After the separation and distribution, if you have any questions relating to Air Products, you should contact them at:

Air Products Investor Relations: (610) 481-7461

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and our common stock. The risk factors generally have been separated into three groups: risks related to our business, risks related to the separation and risks related to our common stock.

Any of the following risks could materially and adversely affect our financial condition, results of operations or cash flows. Our operations could be affected by various risks, many of which are beyond our control. Based on current information, we believe that the following list identifies the most significant risk factors that could affect our financial condition, results of operations or cash flows. There may be additional risks and uncertainties that adversely affect our financial condition, results of operations or cash flows in the future that are not presently known, are not currently believed to be material, or are not identified below because they are common to all businesses. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. For more information, see “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to Our Business

Overall Economic and Supply/Demand Conditions—Economic conditions or product supply versus demand imbalance in the semiconductor industry or certain geographic markets in which we do business may decrease the demand for our goods and services and adversely impact our financial condition, results of operations and cash flows.

Demand for our products and services depends in part on global and regional economic conditions affecting the countries in which we do business and the semiconductor industry. Our revenue is primarily dependent on semiconductor demand. Semiconductor demand, in turn, is impacted by changes in consumer demand, since in recent years the industry has seen a significant shift in demand from semiconductor devices for personal computers, which now are largely enterprise-related, to those for mobile internet devices, which are more consumer-oriented. Historically, semiconductor demand has fluctuated significantly due to economic and industry cycles and seasonal shifts in demand, which can dramatically affect our business, causing demand for our products to fluctuate. For example, in fiscal 2015 we experienced weaker demand in the second half. Furthermore, competitive dynamics within the semiconductor industry may impact our business. If the global economy or the semiconductor industry weakens, whether in general or as a result of specific factors, such as macroeconomic factors, or unpredictable events such as natural disasters, we could experience material adverse impacts on our results of operations and financial condition. In the past few years, uncertain or adverse economic conditions in certain geographies and changing supply and demand balances in markets served by us have impacted and may in the future impact demand for our products and services, in turn negatively impacting our results of operations. Any changes in demand in the semiconductor industry may negatively impact our cash flow, our ability to service our debt and our results of operations.

Unfavorable global or regional economic conditions could have other negative impacts to our business or our results of operations, including depressing sales in a given end market, affecting our margins, constraining our operating flexibility and impacting our customers. Any excess capacity in our or our competitors’ manufacturing facilities resulting from unfavorable economic conditions could decrease our ability to maintain pricing and margins and generate profits. Adverse global economic and industry conditions could have other negative effects on our company. For instance, we could experience negative impacts on cash flows due to the inability of our customers to pay their obligations to us, or our production process could be harmed if our suppliers cannot fulfill their obligations to us. In such circumstances, we may also have to reduce the carrying value of goodwill and other intangible assets, which could harm our financial position and results of operations.

Some additional factors that affect demand for our products include: the types of electronic devices that are in demand; products that our customers may produce, such as logic integrated circuit (“IC”) devices versus memory devices; the various technology nodes at which those products are manufactured; customers’ specific manufacturing process integration schemes; the short order to delivery time for our products; quarter-to-quarter changes in customer order patterns; market share gains and losses; and pricing changes by us and our competitors.

Concentrated Customer Base—We are exposed to risks associated with a concentrated customer base.

Our customer base historically has been, and is becoming even more, concentrated as a result of economic and industry conditions. For example, in fiscal 2015, three customers accounted for approximately 45.0% percent of Versum’s sales. In addition, in 2015, our top twenty customers accounted for 80.0% of our sales. Certain customers have experienced significant ownership or management changes, consolidated with other manufacturers, outsourced manufacturing activities, or engaged in collaboration arrangements with other manufacturers. In addition, customers have entered into strategic alliances or industry consortia that have increased the influence of key industry participants in technology decisions made by their partners. Also, certain semiconductor and display customers are making an increasingly greater percentage of their respective industry’s capital equipment investments.

In this environment, contracts or orders from a relatively limited number of semiconductor and display manufacturers have accounted for, and are expected to continue to account for, a substantial portion of our business, which may result in added complexities in managing customer relationships and transactions. In addition, the mix and sales to any single customer, may vary significantly from quarter to quarter and from year to year. If customers do not place orders, or they substantially reduce, delay or cancel orders, we may not be able to replace the business. Because our products are configured to customer specifications, changing, rescheduling or canceling orders may result in significant, non-recoverable costs. Changes in customer qualification requirements could result in significant delays in the sale of our products. Major customers may also seek and on occasion receive, pricing, payment, intellectual property-related, or other commercial terms that are less favorable to Versum. These factors could have a material adverse effect on our financial condition, results of operations and cash flows.

Consolidation between customers, changes in technologies or solutions used by customers, changes in products manufactured by customers or in end-user demand for those products, selection of suppliers other than us, customer bankruptcies or customer departures from the industry may result in even fewer customers accounting for a high percentage of our revenue and reduced demand from any single major customer. The cancellation, reduction or deferral of purchases of our products by even a single customer could significantly reduce our revenues in any particular quarter. If we were to lose any of our significant customers or suffer a material reduction in their purchase orders, revenue could decline and our business, financial condition and results of operations could be materially and adversely affected. Furthermore, due to continued industry consolidation, the loss of any one customer or significant order may have a greater impact than we anticipate. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our more substantial customers in the future.

Our DS&S operating segment is dependent upon the capital expenditures of manufacturers of microelectronics, semiconductors, computers, wireless communications and other electronic products. The capital equipment market for microelectronics, semiconductor, and consumer electronics manufacturers has historically been characterized by sudden and severe cyclical variations in product supply and demand due to a number of factors including capacity utilization, timing of customers’ new product introductions and demand for their products, inventory levels relative to demand and access to affordable capital. The timing, severity and duration of these market cycles are difficult or impossible to predict. As a result, business levels can vary significantly from quarter to quarter or year to year. Significant volatility in investment cycles in the market for microelectronics, and semiconductors used in electronic devices or in the market for consumer electronics may reduce demand for our products and may materially and adversely affect the DS&S operating segment. The degree of the impact of any downturn depends on a number of factors, including: the strength of the global economies, particularly those of Asia and the United States; the overall level of demand for consumer electronics products; the stability of global financial systems; and the overall health of the microelectronics, semiconductor, and consumer electronics industries.

Product Innovation—If we are not able to continue our technological innovation and successful commercial introduction of new products, our financial condition, results of operations and cash flow could be adversely affected.

The electronics industry and the semiconductor market into which we sell our products experience periodic technological change and product improvement. Our customers continually introduce new generations of products or require new technological capacity to further develop their products. Our customers rely on us to develop new materials to support their new product development. Our future growth will depend on our ability to gauge the direction of the commercial and technological progress in all key end-use markets and upon our ability to fund and successfully develop, manufacture and market products in such changing end-use markets. We will have to continue to identify, develop and market innovative products on a timely basis to replace or enhance existing products in order to maintain our profit margins and our competitive position. We may not be successful in developing new products and/or technology, either alone or with third parties, or licensing intellectual property rights from third parties on a commercially competitive basis. Our new products may not be accepted by our customers. If we fail to keep pace with the evolving technological innovations in our end-use markets on a competitive basis, our financial condition, results of operations and cash flows could be adversely affected.

Substantial Leverage—Our available cash and access to additional capital may be limited by substantial leverage and debt service obligations.

We are highly leveraged and have significant debt service obligations. This level of indebtedness could have important negative consequences, including:

•	We will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities.

•	We may have difficulty obtaining financing in the future for working capital, capital expenditures, research and development, acquisitions or other purposes.

•	Our debt level increases our vulnerability to general economic downturns and adverse industry conditions.

•	Our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general.

•	If our foreign cash is needed to pay interest or principal on our U.S. debt, we may be required to accrue and pay material amounts of U.S. tax on repatriation of that cash.

•	A portion of our debt will have a variable interest rate, and if interest rates increase, our interest expense could increase significantly, affecting earnings and reducing cash flow available for working capital, expenditures, acquisitions, and other purposes.

•	Our substantial amount of debt and the amount we need to pay to service our debt obligations could place us at a competitive disadvantage compared to any competitors that have less debt.

•	Our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, may require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could cause our lenders to terminate commitments under our debt agreements, declare all amounts, including accrued interest, due and payable, and enforce their rights in respect of collateral.

•	We may enter into interest rate swap agreements from time to time to manage some of our exposure to interest rate volatility. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates.

Intellectual Property Rights—If our intellectual property is compromised or copied by competitors, if our competitors were to develop similar or superior intellectual property or technology, or, if our intellectual property or technology violate third-party rights, our financial condition, results of operations and cash flow could be negatively affected.

Intellectual property rights, including patents, trade secrets, confidential information, trademarks, and trade names, are important to our business. Our success will depend to a significant degree upon our ability to protect and preserve our intellectual property rights. We will endeavor to protect our material intellectual property rights in jurisdictions in which our products are produced or used and in jurisdictions into which our products are imported. However, we may be unable to obtain protection for our intellectual property in key jurisdictions. For example, although patents were granted in several countries related to a key technology, the relevant patent was invalidated in Korea in 2015. Although we own and have applied for numerous patents and trademarks throughout the world, we may have to rely on judicial enforcement of our patents and other proprietary rights. Our patents and other intellectual property rights may be challenged, invalidated, circumvented, and rendered unenforceable or otherwise compromised. An inability to protect, defend or enforce our intellectual property could have an adverse effect on our financial condition, results of operations and cash flows.

Similarly, third parties may assert claims against us and our customers and distributors alleging our products infringe upon or otherwise violate third party intellectual property rights. If we were to discover that our products infringe or otherwise violate the valid intellectual property rights of others, we might need to obtain licenses or substantially re-engineer our products to avoid infringement. We may not be able to obtain licenses on acceptable terms, or at all, or be able to re-engineer our products successfully.

We also rely materially upon unpatented proprietary technology, know-how and other trade secrets to maintain our competitive position. While we enter into confidentiality agreements with our employees and third parties to protect our proprietary expertise and other trade secrets, these agreements may not be enforceable or, even if legally enforceable, we may not have adequate remedies for breaches of such agreements. We also may not be able to readily detect breaches of such agreements. The failure of our patents or confidentiality agreements to protect our proprietary technology, know-how or trade secrets could negatively impact our financial condition, results of operations and cash flows.

If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management’s attention, and we may not prevail in any such suits or proceedings. Any failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our financial condition, results of operations and cash flows.

Additional Capital Needs—We may need additional capital in the future and may not be able to obtain it on favorable terms.

We may require additional capital in the future to finance our growth and development, implement further marketing and sales activities, fund ongoing research and development activities, fund mergers or acquisitions and meet general working capital needs. Our capital requirements will depend on many factors, including acceptance of and demand for our products, the extent to which we invest in new technology and research and development projects, and the status and timing of these developments, as well as general availability of capital from debt and/or equity markets.

However, debt or equity financing may not be available to us on terms we find acceptable, if at all. If we incur additional debt or raise equity through the issuance of our preferred stock, the terms of the debt or our preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. If we raise funds through the issuance of additional equity, your ownership in us would be diluted. Also, regardless of the terms of our debt or equity financing, our agreements and obligations under the Tax Matters Agreement may limit our ability to issue stock. If we are unable to raise additional capital when needed, it may impact our financial condition, results of operations and cash flows.

Additionally, our failure to maintain expected credit ratings on our debt securities could negatively affect our ability to access capital and could increase our interest expense on certain existing and future indebtedness. We expect the credit rating agencies to periodically review our capital structure and the quality and stability of our earnings. Deterioration in our capital structure or the quality and stability of our earnings could result in a downgrade of the credit ratings on our debt securities. Any negative ratings actions could constrain the capital available to us and could limit our access to funding for our operations and/or increase the cost of such capital. If, as a result, our ability to access capital when needed becomes constrained, our interest costs could increase, which may impact our financial condition, results of operations and cash flows.

Restrictions Under Debt Agreements—The agreements governing our indebtedness may restrict our current and future operations, and hamper our ability to respond to changes or to take certain actions.

The agreements governing our indebtedness (including our senior credit facilities and senior notes) contain, and the agreements governing future indebtedness and future debt securities may contain, restrictive covenants, such as financial maintenance covenants and other covenants restricting our ability to sell assets; pay dividends and make other distributions; redeem or repurchase our capital stock; incur additional debt and issue capital stock; create liens; consolidate, merge or sell substantially all of our assets; enter into certain transactions with our affiliates; make loans, investments or advances; repay subordinated indebtedness; undergo a change in control; and enter into sale and leaseback transactions, that may limit our operations, including our ability to engage in certain activities that may be in our long-term best interests. These restrictive covenants may limit us and our restricted subsidiaries from taking certain corporate actions, or may give rights to the holders of our indebtedness under the agreements governing our indebtedness if we or our restricted subsidiaries take such actions.

Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of some or all of our indebtedness, which could lead to bankruptcy, reorganization or insolvency.

Operational, Political, and Legal Risks of International Operations—Our international operations may be adversely impacted by political or economic instability, nationalization or expropriation of property, or undeveloped property rights and legal systems.

The majority of our revenue is derived from international operations. For the period ending September 30, 2015, 70% of our revenue was generated by sales to customers outside of the United States, including Korea, Taiwan, China and European Union. Our operations in certain foreign jurisdictions, including manufacturing, research and development, sales and customer support, may be affected directly and indirectly by global and local regulation, and economic and political conditions and may be subject to disruption due to:

•	the U.K. vote in favor of leaving the European Union may cause instability in the European markets we participate in and may negatively impact the outlook for the global economy;

•	local political, economic and social instability, including hyperinflationary conditions;

•	unanticipated government actions, such as nationalization of private enterprises and expropriation risk;

•	new and different legal and regulatory requirements in some jurisdictions;

•	potential difficulties in protecting intellectual property;

•	controls on the investment, repatriation and exchange rates of capital;

•	potentially adverse tax consequences, including the imposition of or increase in taxes on repatriation or other payments, or challenges to the taxation of the separation and distribution in such countries; and

•	cancellation of contractual relationships within these jurisdictions without full compensation for loss.

In addition, economic and political conditions within foreign jurisdictions, social unrest, or strained relations between countries can cause fluctuations in demand, price volatility, supply disruptions, or loss of property. Our developing market operations may be subject to greater risks than those faced by our operations in mature economies, including geopolitical, legal, economic and talent risks. The occurrence of any of these risks could have a material adverse impact on our financial condition, results of operations and cash flows.

Nature of Chemical Manufacturing Business—Hazards associated with specialty chemical manufacturing could disrupt our operations or the operations of our suppliers or customers, having a negative impact on our financial condition, results of operations, and cash flows.

Due to the nature of our business and those of some of our key suppliers, we are exposed to the hazards associated with specialty chemical manufacturing and the related storage and transportation of raw materials, products and waste in our manufacturing facilities or distribution centers and those of our suppliers, such as fires, explosions and accidents. Our operations could be impacted by catastrophic events outside our control, including natural disasters and severe weather conditions such as hurricanes, floods, earthquakes, and storms, epidemics, or acts of war and terrorism. Any such event could cause a material business disruption that could affect our ability to produce and distribute our products and have an adverse effect on the productivity and profitability of a particular manufacturing facility or on us as a whole.

Our operations by their nature involve the use and manufacture of hazardous materials. Other hazards include piping and storage tank leaks and ruptures, mechanical failure, employee or third-party exposure to hazardous substances, lack of process safety, chemical spills and other discharges or releases of toxic or hazardous substances or gases. These hazards may cause personal injury and loss of life, damage to property and contamination of the environment, which could lead to government fines or work stoppage injunctions and lawsuits by injured persons. Such events could impact our suppliers or customers, in which case raw materials may be unavailable to us, or our customers may be unable to purchase or accept our products and services. Any such occurrence could have a negative impact on our financial condition, results of operations and cash flows.

Regulation of Raw Materials, Products and Facilities—Our financial condition, results of operations and cash flow could be adversely affected by regulation to which our raw materials, products and facilities are subject.

Some of the raw materials we handle, and our products and facilities, are subject to government regulation. These regulations affect the manufacturing processes, handling, storage, transportation, uses and applications of our products. In addition, some of our products contain raw materials, such as hydrogen chloride, that are deemed hazardous materials. The use and handling of these materials is regulated and some of these regulations require product registrations, which also are subject to renewal and potential revocation. These regulations and changes to the current regulatory framework under which we operate may affect our ability to market certain materials we produce. In addition, some of these products, such as certain process gases and hydrides, are subject to significant restrictions on storage and transportation via certain types of carriers.

There is also a risk that key raw materials or one or more of our products may be found to have, or be recharacterized as having, a toxicological or health-related impact on the environment or on our customers or employees. If such a finding or recharacterization occurs, the relevant raw materials or products, including products of customers incorporating our products, may be recalled or banned or we may incur increased costs in order to comply with new regulatory requirements. Change in regulations, or their interpretation, may also affect the marketability of certain of our products. We cannot predict how these and other findings from regulatory agencies may affect our financial condition, results of operations and cash flows.

Raw Material Cost and Availability—Interruption in ordinary sources of supply or an inability to recover increases in raw material costs from customers could adversely impact our financial condition, results of operations and cash flows.

We use a wide variety of raw materials, including tungsten powder, hydrogen fluoride, specialty silanes, ammonia, and nitrous oxide. Shortages or price escalation in these materials could negatively impact our financial results. We may not be able to raise prices to recover increases in raw material costs, or competitive pressures may prevent recovery. Increases in raw material costs that cannot be passed on to customers for competitive or other reasons could negatively impact our financial condition, results of operations and cash flows. Even where costs are successfully passed through, price increases may result in lower sales volume.

Suppliers—If any of our sole source or limited source suppliers, or suppliers that were required to satisfy our customers’ rigorous qualification requirements, were unable to deliver to us in a timely manner or at all, our financial condition, results of operations and cash flows could be adversely affected.

Our operations depend on obtaining sufficient supplies of raw materials and components used in our manufacturing processes. In certain cases, qualification requirements in customers’ manufacturing processes limit us to certain qualified suppliers. In the event that it becomes necessary for us to find another supplier, we would first be required to ensure such new supplier could be qualified through our customers’ rigorous qualification processes for suppliers. Additionally, certain of our businesses rely on limited source suppliers to provide raw materials, such as hydrogen chloride, which is a critical material for certain of our customers. Although we have business continuity plans in place, such suppliers may experience financial difficulties, be unable to deliver products to us in a timely manner, have insufficient capacity to meet our requirements, or suffer business disruption resulting from damage to or destruction of their facilities due to natural disasters or other events, and we might not be able to secure an alternative source of supply in a timely manner or at all. These events could have a material adverse impact on our financial condition, results of operations and cash flows.

Environmental, Health and Safety Compliance—Costs and expenses resulting from compliance with environmental, health and safety regulations may negatively impact our financial condition, results of operations and cash flows.

We are subject to extensive federal, state, local, and foreign environmental and health and safety laws and regulations concerning, among other things, emissions in the air; discharges to land and water; transportation safety; safety of employees and end product consumers; and the generation, handling, treatment, and disposal of hazardous waste and other materials. Compliance with laws and regulations and any failure to comply with such laws and regulations may involve significant costs or require changes in business practice that could materially impact our financial condition, results of operations and cash flows. In addition, our production facilities require numerous operating permits that are subject to renewal requirements. Due to the nature of these requirements and changes in our operations, our operations may exceed limits under permits or we may not have proper permits. We may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations, for violations arising under these laws or permit requirements.

The nature of our operations also exposes us to risk of liability for contamination, personal injury or third party impacts if hazardous materials are released into the environment, which could result in substantial losses, reputational harm, increase in our insurance cost or otherwise adversely impact our results of operations or our common stock.

Furthermore, environmental and health and safety laws are subject to change and have tended to become more strict over time. Such changes in environmental or health and safety laws or their interpretation, or the enactment of new laws, could result in materially increased capital expenditures and compliance costs. For example, US and international commitments to reduce world-wide emissions of greenhouse gases, including carbon dioxide, could result in legal requirements that materially and adversely impact our financial condition, results of operations and cash flow. Similarly, the Frank R. Lautenberg Chemical Safety for the 21st Century Act, which was signed by President Obama on June 22, 2016, reforms the Toxic Control Substances Act (TSCA) by requiring EPA to prioritize and evaluate the environmental and health risks of existing chemicals and providing EPA with greater authority to regulate chemicals posing unreasonable risks. The law also requires that EPA make an affirmative finding that a new chemical will not pose an unreasonable risk before such chemical can go into production. These reforms update TSCA so that it operates in a similar fashion to the Registration, Evaluation, and Authorization of Chemicals (“REACH”) legislation in Europe. Regulations similar to REACH have been enacted in South Korea and Taiwan.

Regulatory Compliance—We are subject to extensive government regulation in jurisdictions around the globe. Any changes in regulations addressing, among other things, environmental compliance, import/export restrictions, and taxes, may negatively impact our financial condition, results of operations and cash flows.

We are subject to extensive government regulation in the United States and foreign jurisdictions in which we conduct our business. Compliance with laws and regulations, including as a result of changes in those laws and regulations from time to time, may involve significant costs or require changes in business practice that could materially impact our financial condition, results of operations and cash flow. For example, our subsidiaries are subject to rules and regulations related to anti-bribery prohibitions of the U.S. and other countries, including the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act and the China Anti-Unfair Competition Law. Moreover, export control and economic embargo regulations limit the ability to market, sell, distribute or otherwise transfer products or technology to prohibited countries or persons. In addition, we are subject to extensive import, export, storage and transportation regulations due to the hazardous classification of our products. Failure to comply with these regulations, many of which are aggressively enforced, could subject us to fines, enforcement actions and/or have an adverse effect on our reputation and the value of our common stock. Likewise, any public investigation or inquiry into alleged violations of these regulations could have an adverse effect on our reputation and the value of our common stock.

Information Security—The security of our information technology systems could be compromised, which could adversely affect our financial condition, results of operations and cash flows.

We depend on information technology to enable us to operate efficiently and interface with customers as well as to maintain financial accuracy and efficiency. Our information technology capabilities are delivered through a combination of Air Products and other internal and outsourced service providers. If we, together with our service providers, do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to our confidential business information through a security breach. As with all large systems, our information systems could be penetrated by outside parties intent on extracting information, corrupting information, or disrupting business processes. Air Products’ systems have in the past been and our systems likely will in the future be subject to sophisticated cyber security threats. Unauthorized access could disrupt our business operations, result in the loss of assets, intellectual property, employee or customer data, and have a material adverse effect on our financial condition, results of operations and cash flows.

Our business involves the use, storage, and transmission of information about our employees, vendors, and customers. The protection of such information, as well as our information, is critical to us. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. We also, from time to time, export sensitive customer data and technical information to recipients outside the United States. Breaches of our security measures or the accidental loss, inadvertent disclosure, or unapproved dissemination of proprietary information or sensitive or confidential data about us or our customers, including the potential loss or disclosure of such information or data as a result of fraud, trickery, or other forms of deception, could expose us, our customers, or the individuals affected to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our reputation, or otherwise harm our business.

Foreign Currency Impacts—Our reported results could be adversely affected by currency exchange rates and currency devaluation could impair our competitiveness.

Due to our international operations, we transact in many foreign currencies, including but not limited to the South Korean Won, New Taiwan Dollar, Chinese Renminbi and the Euro. As a result, we are subject to the effects of changes in foreign currency exchange rates. During times of a strengthening U.S. dollar, our reported net revenues and operating income will be reduced because the local currency will be translated into fewer U.S. dollars. During periods of local economic crisis, local currencies may be devalued significantly against the U.S. dollar, potentially reducing our margin. For example, unfavorable movement in Asian currencies negatively impacted our results of operations in fiscal year 2015 and 2016 and further strengthening of the U.S. dollar could affect future periods.

We also incur currency transaction risk whenever we enter into a transaction using a currency other than the local currency of the transacting entity. We may not be able to effectively manage our currency translation and/or transaction risk, and, as a result, volatility of currency exchange rates may have a material adverse effect on our financial condition, results of operations and cash flow. We may enter into forward exchange contracts and other financial contracts in an attempt to mitigate the impact of transactional currency rate fluctuations. However, there can be no assurance that such actions will eliminate any adverse impact from variation in currency rates, and in some cases such actions may exacerbate the impact on our financial condition, results of operations and cash flows.

Competition—The end markets in which we compete are highly competitive. Our inability to compete effectively could adversely impact our financial condition, results of operations and cash flows.

We face significant competition from major international producers as well as smaller regional competitors. Our most significant competitors include major chemicals and materials manufacturers and diversified companies, a number of which have revenues and capital resources exceeding ours. In addition, our products are facing increasing competition from market participants in Asia.

We face risk that certain events, such as new product development by our competitors, changing customer needs, production advances for competing products, price changes in raw materials and products, our failure to secure or protect patents or the expiration of patents, could result in declining demand for our products as our customers switch to substitute products or undertake manufacturing of such products on their own. If we are unable to develop, produce or market our products to effectively compete against our competitors, our financial condition, results of operations and cash flows may materially suffer.

We believe that our customers are increasingly looking for strong, long-term relationships with a few key suppliers that help them improve product performance, reduce costs, or support new product development. As a result, we may need to invest and spend more on research and development and marketing costs to strengthen existing customer relationships, as well as attract new customers. Our indebtedness could limit our flexibility to react to these industry trends and our ability to remain competitive.

Litigation and Regulatory Proceedings—Our financial condition, results of operations and cash flows may be affected by various legal and regulatory proceedings, including those involving customer claims, antitrust, tax, environmental, or other matters.

We are subject to litigation and regulatory proceedings in the normal course of business and could become subject to additional claims in the future, some of which could be material. We face risks arising from various unasserted and asserted litigation matters, including, but not limited to, product liability, patent infringement, regulatory claims, and claims for third party property damage or personal injury stemming from alleged environmental or other torts. In addition, we may have obligations to indemnify Air Products for certain product liability, environmental, personal injury or other claims. Due to the nature of our products and services and how they are used by our customers, we may be subject to claims by our customers alleging our products or services impacted their production yield. While we seek to limit our liability in our commercial contractual arrangements, there are no guarantees that each contract will contain suitable limitations of liability or that limitations of liability will be enforceable at law or that we will be able to obtain insurance for any losses we incur. Also, the outcome of existing legal proceedings may differ from our expectations because the outcomes of litigation, including regulatory matters, are often difficult to predict reliably. Various factors or developments can lead us to change current estimates of liabilities and related insurance receivables, where applicable, or make such estimates for matters previously not susceptible to reasonable estimates, such as a judicial ruling or judgment, a settlement, regulatory developments, or changes in applicable law. While we believe our existing legal proceedings and claims will not, individually or in the aggregate, have a material adverse effect on our financial condition, results of operations and cash flows, a future adverse ruling, settlement, claim or unfavorable development could result in charges that could have such a material adverse effect.

Risks Associated with Acquisitions—We may not be able to complete acquisitions, or successfully integrate acquisitions we may undertake in the future.

Our strategy includes acquiring other businesses. The process of combining or acquiring businesses involves risks. We may face difficulty integrating the new operations, technologies, products and services of future acquisitions or combinations, and may incur unanticipated expenses related to such transactions. The difficulties of combining operations may be magnified by integrating personnel with differing business backgrounds and corporate cultures. Failure to successfully manage and integrate acquisitions with our existing operations could lead to the potential loss of customers of the acquired business, the potential loss of employees who may be vital to the new operations, the potential loss of business opportunities or other adverse consequences that could affect our financial condition and results of operations. Even if integration occurs successfully, failure of any future acquisition or combination to achieve levels of anticipated sales growth, and profitability, productivity comparable with our existing operations, or expected synergies related to such transaction, or to otherwise perform as expected, may adversely impact our financial condition, results of operations and cash flow. In addition, certain acquisitions may trigger regulations designed to monitor competition and would therefore require regulatory approval. We cannot predict whether such authorities will approve or whether we would be able to complete any acquisitions we seek to accomplish in the future.

Relocation of our headquarters and key activities—Our operations may be disrupted by relocation of our headquarters and key activities.

In connection with the separation we have announced our intention to relocate our headquarters and senior management team and key commercial functions and activities from Allentown, Pennsylvania to Tempe, Arizona and our research and development activities from Allentown, Pennsylvania to other key sites. The process of implementing the relocation and adjustment to a new location may distract management and other key employees, lead to increased turnover, and disrupt our administrative, research and development and commercial functions. If we are unable to stabilize the workforce and staff and ramp up the relocated functions promptly, or have to incur unexpected costs to do so, it could harm our operations and affect our results of operations.

Risks Related to the Separation

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Air Products.

We believe that, as an independent, publicly traded company, we will continue to, among other things, focus our financial and operational resources on our specific business, growth profile and strategic priorities, design and implement corporate strategies and policies targeted to our operational focus and strategic priorities, guide our processes and infrastructure to focus on our core strengths, implement and maintain a capital structure designed to meet our specific needs and more effectively respond to industry dynamics. However, we may be unable to achieve some or all of these benefits. For example, in order to position ourselves for the separation, we are undertaking a series of strategic, structural and process realignment and restructuring actions within our operations. These actions may not provide the benefits we currently expect, and could lead to disruption of our operations, loss of, or inability to recruit, key personnel needed to operate and grow our business following the separation, weakening of our internal standards, controls or procedures and impairment of our key customer and supplier relationships. In addition, completion of the proposed separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our financial condition, results of operations and cash flows could be materially and adversely affected.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

We have begun and will continue to execute a number of significant business and organization changes to support our transition to a new standalone public company. We expect these changes, which may include staffing adjustments, new hires and reassignment of responsibilities, adoption of new processes, systems and controls, and transitioning services provided by Air Products to internally provided services, to continue for the foreseeable future.

Following the separation and distribution, Air Products will have no obligation to provide us with assistance other than the transition services described under “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation.” These services do not include every service we have received from Air Products in the past, and Air Products is only obligated to provide these services for limited periods from the distribution date. Accordingly, following the separation and distribution, we will need to provide internally or obtain from unaffiliated third parties the services we currently receive from Air Products. These services include information technology, accounting, tax, finance, legal, insurance, human resources, compliance and other administrative activities, the effective and appropriate performance of which is critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from Air Products. In particular, Air Products’ information technology networks and systems are complex, and duplicating these networks and systems will be challenging. Because our business previously operated as part of the wider Air Products organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or we may incur additional costs that could adversely affect our business. Additionally, while we have developed certain internal controls and procedures, due to our current status as a subsidiary of Air Products, such internal controls and procedures have not yet been fully implemented in connection with our operations as a standalone company. The process of implementing our internal controls will require significant attention from management and we cannot be certain that we will successfully implement and maintain adequate controls over our financial processes and reporting in the future. Difficulties encountered in their implementation could harm our results of operations or cause us to fail to meet our reporting obligations. If we fail to obtain the quality of administrative services necessary to operate effectively or incur greater costs in obtaining these services, our financial condition, results of operations and cash flow may be materially and adversely affected.

Our historical combined and pro forma combined financial data are not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

The historical and pro forma financial data we have included in this information statement may not reflect what our financial condition, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented or what our financial condition, results of operations and cash flows will be in the future when we are an independent company. This is primarily because:

•	Prior to our separation, our business was operated by Air Products as part of its broader corporate organization, rather than as an independent, publicly traded company. In addition, prior to our separation, Air Products, or one of its affiliates, performed significant corporate functions for us, including information technology, accounting, tax, finance, legal, insurance, human resources, compliance and other administrative activities. Our historical financial statements reflect allocations of corporate expenses from Air Products for these and similar functions, which are not necessarily representative of the costs we will incur for similar services in the future as an independent company. In addition, while our pro forma financial statements reflect estimates of the costs that we would have incurred as an independent company during the periods presented, the estimates may not accurately reflect the costs we would have incurred as an independent company during such periods, or will incur in the future. Furthermore, following the separation and distribution, we will also be responsible for the additional costs associated with being an independent, publicly traded company, including costs related to corporate governance and external reporting.

•	Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Air Products. While our business historically has generated sufficient cash to finance our working capital and other cash requirements, following the separation and distribution, we will no longer have access to Air Products’ cash pool. Without the opportunity to obtain financing from Air Products, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

•	We will enter into transactions with Air Products that did not exist prior to the separation. For more information, see “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation.”

•	Other significant changes may occur in our cost structure, management, financing, tax profile and business operations as a result of our operating as a company separate from Air Products. The historical combined financial data include deferred tax assets and associated valuation allowances for U.S. and certain foreign net operating losses and tax credit carryforwards that were utilized against Air Products income and are not available as future deductions or credits on our tax returns.

We will incur interest expense as part of our incurring debt in connection with the separation and distribution, whereas our historical financial data only includes debt incurred by Versum subsidiaries and does not include an allocation of interest expense attributable to the portion of Air Products’ debt that has supported our operations. In addition, the pro forma financial data included in this information statement is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, our pro forma financial data should not be assumed to be indicative of what our financial condition, results of operations or cash flows actually would have been as a stand-alone company or to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For more information about our past financial performance and the basis of presentation of our financial statements, see “Selected Historical Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements” and our Annual Combined Financial Statements and the notes thereto.

As an independent, publicly traded company, we may not enjoy the same benefits that we did as part of Air Products.

There is a risk that, by separating from Air Products, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Air Products organizational structure. As part of Air Products, we have been able to enjoy certain benefits from Air Products’ operating diversity, purchasing power and opportunities to pursue integrated strategies with Air Products’ other businesses. As an independent, publicly traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets. Additionally, as part of

Air Products, we have been able to leverage the Air Products historical market reputation and performance and brand identity to recruit and retain key personnel to run our business. As an independent, publicly traded company, we will not have the same historical market reputation and performance or brand identity as Air Products and it may be more difficult for us to recruit or retain such key personnel.

We will incur significant costs in connection with the separation and distribution, as well as costs associated with operating as an independent, publicly traded company, which may adversely affect our financial condition, results of operations and cash flows.

Prior to the distribution, we will make a cash distribution of approximately $550 million to Air Products, funded primarily by third-party indebtedness incurred by us prior to the separation and distribution. We will be subject to ongoing interest and principal payments during the term of this indebtedness. Following the spinoff, we expect to incur and pay non-recurring transition, financing and other expenses. We also expect to incur certain ongoing costs associated with operating as an independent, publicly traded company and extra costs related to the creation of an IT function and reporting systems. We expect to spend $25-30 million of capital for relocating some of our infrastructure and creating our new IT systems. The ongoing costs of the separation may adversely impact our financial condition, results of operations and cash flows. For more information regarding the separation and our anticipated costs to operate as an independent, publicly traded company, see the Unaudited Pro Forma Combined Financial Statements and Note 1 of the Annual Combined Financial Statements.

Some contracts and other assets which will need to be transferred or assigned from Air Products or its affiliates to Versum in connection with Versum’s separation from Air Products may require the consent or involvement of a third party. If such consent is not given, Versum may not be entitled to the benefit of such contracts and other assets in the future, which could negatively impact Versum’s financial condition, results of operations and cash flows.

The Separation Agreement provides that in connection with Versum’s separation from Air Products, a number of contracts with third-parties and other assets are to be transferred or assigned from Air Products or its affiliates to Versum. However, the transfer or assignment of certain of these contracts or assets require providing guarantees or the consent of a third party to such a transfer or assignment, including 4 of our top 20 customers. Similarly, in some circumstances, Versum and another business unit of Air Products are joint beneficiaries of contracts, and Versum will need to enter into a new agreement with the third-party to replicate the existing contract or assign the portion of the existing contract related to Versum’s business. It is possible that some parties may use the requirement of a guarantee or consent or the fact that the separation is occurring to seek more favorable contractual terms from Versum or to seek to terminate the contract. If Versum is unable to provide a guarantee or obtain such consents on commercially reasonable and satisfactory terms or if the contracts are terminated, Versum may be unable to obtain some of the benefits, assets and contractual commitments which are intended to be allocated to Versum as part of Versum’s separation from Air Products. The failure to timely complete the assignment of existing contracts or assets, or the negotiation of new arrangements, or a termination of any of those arrangements, could negatively impact Versum’s financial condition, results of operations and cash flows. In addition, where Versum does not intend to provide a guarantee or obtain consent from third party counterparties based on Versum’s belief that no guarantee or consent is required, the third party counterparties may challenge a transfer of assets on the basis that the terms of the applicable commercial arrangements require that a guarantee be provided or the third party counterparty’s consent. Versum may incur substantial litigation and other costs in connection with any such claims and, if Versum does not prevail, Versum’s ability to use these assets could be adversely impacted.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them, and may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our financial condition, results of operations and cash flows.

In connection with our separation we will assume, and indemnify Air Products for, certain liabilities. If we are required to make payments pursuant to these indemnities to Air Products, we may need to divert cash to meet those obligations and our financial condition, results of operations and cash flows could be negatively impacted. In addition, Air Products may indemnify us for certain liabilities. Air Products’ indemnity may not be sufficient to insure us against the full amount of liabilities for which it will be allocated responsibility, and Air Products may not be able to satisfy its indemnification obligations in the future.

Pursuant to the Separation Agreement, the Employee Matters Agreement and the Tax Matters Agreement with Air Products, we will agree to assume, and indemnify Air Products for, certain liabilities for uncapped amounts, which may include, among other items, associated defense costs, settlement amounts and judgments, as discussed further in “Certain Relationships and Related Person Transactions—Our Relationship With Air Products Following the Separation.” Payments pursuant to these indemnities may be significant and could negatively impact our financial condition, results of operations and cash flows, particularly indemnities relating to our actions that could impact the tax-free nature of the contribution, the distribution and certain related transactions. Third parties could also seek to hold us responsible for liabilities of Air Products’ business. Air Products will agree to indemnify us for such liabilities, but such indemnity from Air Products may not be sufficient to protect us against the full amount of such liabilities, and Air Products may not be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Air Products any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our financial condition, results of operations and cash flows.

If the contribution and distribution were to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, then Versum, Air Products and Air Products’ stockholders could be subject to significant tax liability or tax indemnity obligations.

It is a condition to the distribution that Air Products receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), tax counsel to Air Products, on the basis of certain facts, representations, covenants and assumptions set forth in such opinion, substantially to the effect that, for U.S. federal income tax purposes, the contribution and distribution should qualify as a transaction that generally is tax-free to Air Products and Air Products’ stockholders, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code.

Notwithstanding the tax opinion, the IRS could determine on audit that the distribution should be treated as a taxable transaction if it determines that any of the facts, assumptions, representations or covenants set forth in the tax opinion are not correct or have been violated, or that the distribution should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution, or if the IRS were to disagree with the conclusions of the tax opinion. If the contribution and distribution were determined to be taxable for U.S. federal income tax purposes, Air Products and its stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities determined in the manner described in “U.S. Federal Income Tax Consequences.” For example, if the distribution failed to qualify for tax-free treatment, Air Products would for U.S. federal income tax purposes be treated as if it had sold the Versum common stock in a taxable sale for its fair market value, and Air Products’ stockholders who are subject to U.S. federal income tax would be treated as receiving a taxable distribution in an amount equal to the fair market value of the Versum common stock received in the distribution. Air Products would also recognize gain with respect to the receipt of certain Versum debt and cash in connection with the contribution and distribution.

Under the Tax Matters Agreement, Versum will generally be required to indemnify Air Products against taxes incurred by Air Products that arise as a result of Versum taking or failing to take, as the case may be, certain actions that may result in the contribution, the distribution or certain related transactions failing to qualify as tax-free for U.S. federal income tax purposes. Under the Tax Matters Agreement, Versum may also be required to indemnify Air Products for other tax liabilities, which could materially adversely affect Versum’s financial condition, results of operations and cash flows. For more information, see “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation—Tax Matters Agreement.”

We may not be able to engage in certain corporate transactions after the separation.

To preserve the tax-free treatment for U.S. federal income tax purposes to Air Products and its stockholders of the contribution, the distribution and certain related transactions, under the Tax Matters Agreement, Versum will be restricted from taking any action that prevents the contribution, the distribution and certain related transactions from qualifying as tax-free for U.S. federal income tax purposes. Accordingly, under the Tax Matters Agreement that we will enter into with Air Products, we will be prohibited, except in certain circumstances, from repurchasing or taking certain other actions with respect to certain of our debt issued in connection with the contribution and distribution, or, for the two-year period following the distribution:

•	entering into any transaction resulting in the acquisition of 40 percent or more of our stock or substantially all of our assets, whether by merger or otherwise;

•	merging, consolidating or liquidating;

•	issuing equity securities beyond certain thresholds;

•	repurchasing our capital stock;

•	ceasing to actively conduct our business; or

•	taking or failing to take any other action that would cause the contribution, the distribution or certain related transactions to fail to qualify as tax-free for U.S. federal income tax purposes.

These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. In addition, under the Tax Matters Agreement, we will be required to indemnify Air Products against any tax liabilities resulting from the acquisition of our stock or assets, even if we do not participate in or otherwise facilitate the acquisition. For more information, see “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation—Tax Matters Agreement.”

After the distribution, certain of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in Air Products, and certain of our directors and officers may have actual or potential conflicts of interest because they also serve as officers and/or on the board of directors of Air Products.

Following the distribution, certain of our directors and executive officers may own shares of Air Products’ common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. In addition, following the distribution, Seifollah Ghasemi, who currently serves, and following the distribution will continue to serve, as Chairman, President and Chief Executive Officer of Air Products; will serve as a director of Versum and our non-executive Chairman. This ownership or service to both companies may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Air Products and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between Air Products and us regarding the terms of the agreements governing the internal reorganization, the distribution and the relationship thereafter between the companies, including with respect to the indemnification of certain matters. In addition to any other arrangements that we and Air Products may agree to implement, we and Air Products will agree that officers and directors who serve at both companies will recuse themselves from decisions where conflicts arise due to their positions at both companies. For more information on certain procedures we will institute with regard to such matters, see “Certain Relationships and Related Person Transactions—Procedures for Approval of Related Person Transactions.”

Until the distribution occurs, Air Products has the sole discretion to change the terms of the distribution in ways which may be unfavorable to Versum.

Until the distribution occurs, Air Products will have the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to Versum. In addition, Air Products may decide at any time not to proceed with the separation.

As a public company, we will be required to publish more detailed information about our business, operations and financial performance which will be available for our customers, competitors and other third parties.

In addition, historically, information about our business and operations was presented as part of the broader Air Products corporate organization. As an independent, publicly traded company, we will be required to publicly provide more detailed information about our business and operations, including financial information, as a stand-alone company. This information will be accessible to our customers, suppliers and competitors, each of which may factor the new information into their commercial dealings with us or in the markets in which we operate. The use of such information by third parties in the marketplace could have an adverse effect on us and our results of operations, including our relative level of profitability.

The separation and distribution and related internal reorganization transactions may expose Versum to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

If Versum files for bankruptcy or is otherwise determined or deemed to be insolvent under federal bankruptcy laws, a court could deem the separation and distribution or certain internal reorganization transactions undertaken by Air Products in connection with the separation to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A court could void the transactions or impose substantial liabilities upon Versum, which could adversely affect Versum’s financial condition and its results of operations. Among other things, the court could require Versum stockholders to return to Air Products some or all of the shares of Versum common stock issued in the separation and distribution, or require Versum to fund liabilities of other companies involved in the reorganization transactions for the benefit of creditors.

The distribution of Versum common stock is also subject to review under state corporate distribution statutes. Under the Delaware General Corporation Law (the “DGCL”), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although Air Products intends to make the distribution of Versum common stock entirely out of surplus, Versum cannot assure you that a court will not later determine that some or all of the distribution to Air Products stockholders was unlawful.

Risks Related to Our Common Stock and the Securities Market

We cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue through the last trading day prior to the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. In addition, we cannot predict the prices at which shares of our common stock may trade after the distribution.

Similarly, Air Products cannot predict the effect of the distribution on the trading prices of its common stock. After the distribution, Air Products common stock will continue to be listed and traded on the NYSE under the symbol “APD.” Subject to the consummation of the distribution, we expect our common stock to be listed and traded on the NYSE under the symbol “VSM”. The combined trading prices of Air Products common stock and our common stock after the distribution, as adjusted for any changes in the combined capitalization of these companies, may not be equal to or greater than the trading price of Air Products common stock prior to the distribution. Until the market has fully evaluated the remaining business of Air Products without our business, and fully evaluated us, the price at which Air Products’ or our common stock trades may fluctuate significantly.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	our business profile and market capitalization may not fit the investment objectives of Air Products’ current stockholders, causing a shift in our initial investor base, and our common stock may not be included in some indices in which Air Products common stock is included, causing certain holders to be mandated to sell their shares of our common stock;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	the failure of securities analysts to cover our common stock after the distribution;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates or our earnings guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

A number of shares of our common stock are or will be eligible for future sale, which may cause our stock price to decline.

Any sales of substantial amounts of shares of our common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock to decline. Upon completion of the distribution, we expect that we will have an aggregate of approximately 110,000,000 shares of our common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We are unable to predict whether large amounts of our common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In this regard, a portion of Air Products common stock is held by index funds tied to stock indices, and a portion is held by the trustee of the Air Products Retirement Savings Plan, which contains an employee stock ownership plan required to invest in Air Products common stock. If we are not included in these indices at the time of distribution and the index funds are required to sell our common stock; and/or the Retirement Savings Plan trustee is required to liquidate its holdings of our common stock, the market for our common stock could be adversely affected.

We cannot guarantee the timing, amount, or payment of dividends on our common stock in the future.

The payment and amount of any future dividend will be subject to the sole discretion of our post-distribution, independent board of directors and will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant, and there can be no assurance that we will continue to pay a dividend in the future.

Your percentage of ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may be granting to our directors, officers and employees. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.

Certain Versum employees will have rights to purchase or receive shares of Versum common stock after the separation as a result of the conversion of their Air Products stock options, restricted stock units and performance shares to Versum stock options, restricted stock units and performance shares. The conversion of these Air Products awards into Versum awards is described in further detail in the section entitled “Treatment of Outstanding Equity Awards at the Time of the Separation”. As of the date of this information statement, the exact number of shares of Versum common stock that will be subject to the converted Versum stock options, restricted stock units and performance shares is not determinable; and therefore it is not possible to determine the extent to which your percentage ownership in Versum could be diluted as a result of the conversion. It is anticipated that the compensation committee of the board of directors of Versum will grant additional equity awards to Versum employees and directors after the distribution, from time to time, under Versum’s compensation and employee benefit plans. These additional awards will have a dilutive effect on Versum’s earnings per share, which could adversely affect the market price of Versum’s common stock.

In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock. For more information, see “Description of Our Capital Stock.”

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, and of Delaware law, may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

Versum’s amended and restated certificate of incorporation and amended and restated by-laws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Versum’s board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the inability of our stockholders to act by written consent;

•	the inability of our stockholders to call special meetings;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of our board of directors to issue preferred stock without stockholder approval; and

•	the ability of our directors, and not stockholders, to fill vacancies (including those resulting from an enlargement of our board of directors) on our board of directors.

In addition, following the distribution, we will be subject to Section 203 of the DGCL. Section 203 provides that, subject to limited exceptions, persons that (without prior board approval) acquire, or are affiliated with a person that acquires, more than 15 percent of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliate becomes the holder of more than 15 percent of the corporation’s outstanding voting stock.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirers from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials Air Products and Versum have filed or will file with the SEC contain, or will contain, certain statements regarding business strategies, market potential, future financial performance, future action, results and other matters which are “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “objective,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Additionally, forward-looking statements include, but are not limited to: statements about business strategies and outlook for Versum, expectations as to Versum’s future sales, estimates regarding Versum’s capital requirements and needs for additional financing, estimates of Versum’s expenses, future revenues and profitability, and estimates of the size of the market for Versum’s products, and estimates of the success of other competing technologies that may become available.

In particular, information included in “Information Statement Summary,” “Risk Factors,” “The Separation and Distribution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, weakening of global or regional economic conditions; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations of sales; the impact of competitive products and pricing; unexpected changes in raw material supply and markets; Versum’s failure to successfully develop and market new products and optimally manage product life cycles; Versum’s inability to protect and enforce its intellectual property rights; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; unanticipated business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disaster; increased competition; changes in relationships with our significant customers and suppliers; Versum’s ability to predict, identify and interpret changes in consumer preferences and demand; uncertainty regarding the availability of financing to us in the future and the terms of such financing; disruptions in Versum’s information technology networks and systems; unexpected safety or manufacturing issues; costs and outcomes of litigation or regulatory investigations; the impact of management and organizational changes; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of changes in environmental, tax or other legislation and regulations in jurisdictions in which Versum and its affiliates operate; relocation of our corporate headquarters and key activities; and other risk factors described in “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Air Products and Versum disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based, except as required by applicable law.

THE SEPARATION AND DISTRIBUTION

Introduction

Background of the Separation and Distribution

On September 16, 2015, the Air Products board of directors announced its intention to separate Air Products’ Materials Technologies business (which consisted of the Performance Materials and Electronic Materials businesses) into a newly formed company and to distribute the common stock of that company, Versum, to stockholders of Air Products on a pro-rata basis. On May 6th, 2016, Air Products announced that it had reached a definitive agreement to sell a part of the Materials Technologies business, the Performance Materials business, to Evonik Industries, A.G. Air Products also announced its decision to proceed with the separation and distribution of the remaining Electronic Materials business. The distribution is intended to be generally tax-free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.

In furtherance of this plan, on September 9, 2016, Air Products’ board of directors approved the distribution of all of the issued and outstanding shares of Versum common stock on the basis of one-half of a share of Versum common stock for each share of Air Products common stock issued and outstanding on September 21, 2016, the record date for the distribution. As a result of the distribution, Versum and Air Products will become two independent, publicly traded companies.

On October 1, 2016, the distribution date, each Air Products stockholder will receive one-half of a share of Versum common stock for each share of Air Products common stock held at the close of business on the record date, as described below. You will receive cash in lieu of any fractional shares of Versum common stock that you would have received as a result of the application of the distribution ratio. You will not be required to make any payment, surrender or exchange your Air Products common stock or take any other action to receive your shares of Versum common stock in the distribution.

Air Products decided to sell the Performance Materials business because it represented the best overall value proposition for Air Products shareholders based on the attractive purchase price offered for the business. The sale of the Performance Materials business is expected to allow Air Products to realize the value of that business at a price that represents a significant premium compared to recent precedent specialty chemical transactions. The sale is expected to produce significant net proceeds for Air Products, enable Air Products to generate more cash than the spin-off of the combined businesses, and eliminate Air Products’ shareholders’ exposure to potential future market and business risk related to the Performance Materials business.

Air Products determined to continue with the spin-off of the Electronic Materials business as a standalone business in order to allow the management of both the Industrial Gases and Electronic Materials businesses to focus on their specific businesses, including by adopting capital structures and resource allocation policies that reflect the financial and strategic characteristics of the business; to eliminate competition between the businesses for capital; to permit each business to offer stock based incentive compensation more closely aligned with its performance; to facilitate Versum’s access to debt and equity financing to execute its business plans and pursue acquisitions; and to allow the investment community to better understand and evaluate the distinct characteristics of each business and the respective industries of the businesses.

Although the spin-off of the Electronic Materials business alone will create a smaller publicly traded company compared to the spin-off of the two businesses together, there are significant benefits to spinning off Electronic Materials alone. The spin-off will create a focused, pure semiconductor materials business with a distinct business model, strategy, capital requirements and growth profile; and investors often prefer to invest in companies with a single line of business. In addition, recently the profitability and performance of the Electronic Materials business has been superior to the Performance Materials business, which should enhance the financial profile of the spun off company.

The distribution of Versum common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For more information, see “—Conditions to the Distribution.”

Reasons for the Separation

Air Products’ board of directors determined that the separation of the Versum business from the Air Products business would be in the best interests of Air Products and its stockholders and approved the plan of separation. A wide variety of factors were considered by Air Products’ board of directors in evaluating the separation and distribution. Among other things, Air Products’ board of directors considered the following potential benefits of the separation:

•	The separation will allow management of each company to focus on the opportunities and challenges specific to that company’s business, including the adoption of capital structures and resource allocation policies that reflect the financial and strategic characteristics of each business;

•	The separation will permit each company to offer stock-based incentive compensation to its employees and executives that is more closely aligned with the performance of that company’s business;

•	The separation will facilitate obtaining debt and equity financing necessary to execute Versum’s business plans and ability to pursue tailored acquisition strategies;

•	The separation will facilitate acquisitions by Versum by improving the attractiveness of its capital stock as an acquisition currency;

•	The separation will allow the investment community to better understand and evaluate the distinct characteristics of each company’s business and the respective industries of the businesses; and

•	The separation will improve capital investment flexibility and free both businesses from capital competition.

Summarizing, the separation would improve management’s ability to focus on enhancing the success of their particular businesses through the design and implementation of distinct operational, financial and consolidation strategies; improve access to capital to fund internal growth, pursue acquisitions and strategic alliances based on tailored criteria; and facilitate the use of equity incentives to attract and retain employees.

Neither Air Products nor Versum can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

Air Products’ board of directors also considered a number of potentially negative factors in evaluating the separation, including the following factors impacting Versum:

•	Loss of synergies and joint purchasing power and increased costs—As a current part of Air Products, Versum takes advantage of Air Products’ size and purchasing power in procuring certain goods and services. After the separation, as a separate, independent entity, Versum may be unable to obtain these goods, services, and technologies at prices or on terms as favorable as those Air Products obtained prior to the separation and distribution. Versum will also incur costs for certain functions previously performed by Air Products, such as information technology, accounting, tax, finance, legal, insurance, human resources, compliance and other administrative activities, that may be higher than the amounts reflected in Versum’s historical financial statements, which could cause Versum’s profitability to decrease.

•	Disruptions to the business as a result of the separation—The actions required to separate Air Products’ and Versum’s respective businesses could disrupt Versum’s operations.

•	Increased significance of certain costs and liabilities—Certain costs and liabilities that were otherwise less significant to Air Products as a whole will be more significant for Versum as a standalone company.

•	One-time costs of the separation and distribution—Versum will incur costs in connection with the transition to being a stand-alone public company that will include establishment of accounting, tax, legal, and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to establish information systems.

•	Inability to realize anticipated benefits of the separation—Versum may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing the Versum business; (b) following the separation, Versum may be more susceptible to market fluctuations and other events particular to one or more of Versum’s products than if it were still a part of Air Products; and (c) following the separation, the Versum business will be less diversified than Air Products’ business prior to the separation.

•	Restrictions on our operations to preserve the tax-free nature of the contribution, the distribution and certain related transactions—To preserve the tax-free treatment of the contribution, the distribution and certain related transactions for U.S. federal income tax purposes, under the Tax Matters Agreement that we will enter into with Air Products, we will be restricted from taking actions that may cause the contribution, the distribution and certain related transactions to fail to qualify as tax-free for U.S. federal income tax purposes. These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we believe to be in the best interests of our stockholders or that might increase the value of our business.

Air Products’ board of directors concluded that the potential benefits of the separation outweighed these factors. However, neither Air Products nor Versum can assure you that, following the separation and distribution, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

Formation of a Holding Company Prior to the Distribution

In connection with and prior to the distribution, Air Products formed Versum as a Delaware limited liability company on November 17, 2015 for the purpose of transferring to Versum the entities and related employees, operations, assets and liabilities of Air Products’ Materials Technologies business and certain other current and former businesses and activities of Air Products. Due to the intervening agreement to sell the Performance Materials business, which is now pending, Air Products intends to transfer to Versum the entities and related employees, operations, assets and liabilities of the Air Products Electronic Materials business and certain other current and former businesses and activities of Air Products. Versum was converted from a Delaware limited liability company to a Delaware corporation on September 8, 2016.

The Number of Shares of Versum Common Stock You Will Receive

For each share of Air Products common stock that you own at the close of business on September 21, 2016, the record date, you will receive one-half of a share of Versum common stock on the distribution date. Air Products will not distribute any fractional shares of Versum common stock to its stockholders. Instead, if you are a registered holder, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional shares such holder would otherwise have been entitled to receive) to each holder who otherwise would have been entitled to receive fractional shares in the distribution. The distribution agent, in its sole discretion, without any influence by Air Products or Versum, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Air Products or Versum. Neither Air Products nor Versum will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. For more information on the U.S. federal income tax consequences of the distribution, see “U.S. Federal Income Tax Consequences.” If you hold physical certificates for Air Products common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Versum estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Air Products common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

When and How You Will Receive the Distribution

With the assistance of the distribution agent, the distribution of Versum common stock is expected to occur on October 1, 2016, the distribution date, to all holders of outstanding Air Products common stock on September 21, 2016, the record date. Broadridge will serve as the distribution agent in connection with the distribution, and Broadridge will serve as the transfer agent and registrar for Versum common stock. Air Products stockholders will receive cash in lieu of any fractional shares of Versum common stock which they would have been entitled to receive.

If you own Air Products common stock as of the close of business on the record date, Versum common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf in direct registration or book-entry form. If you are a registered holder, the distribution agent or the transfer agent will then mail you a direct registration account statement that reflects your shares of Versum common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your Air Products common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Versum common stock that have been registered in book-entry form in your name. If you sell Air Products common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Versum common stock in the distribution.

Most Air Products stockholders hold their common stock through a bank, brokerage firm or other nominee. In such cases, the bank, brokerage firm or other nominee is often described as holding the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Air Products common stock through a bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will credit your account for the Versum common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank, brokerage firm or other nominee.

Transferability of Shares You Receive

Shares of Versum common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Versum affiliates. Persons who may be deemed to be Versum’s affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Versum, which may include certain of Versum’s executive officers, directors or principal stockholders. Securities held by Versum affiliates will be subject to resale restrictions under the Securities Act. Versum affiliates will be permitted to sell shares of Versum common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Results of the Distribution

After its separation from Air Products, Versum will be an independent, publicly traded company. The actual number of shares to be distributed will be determined on September 21, 2016, the record date for the distribution, and will reflect any exercise of options to purchase Air Products stock between the date the Air Products board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding Air Products shares of common stock or any rights of Air Products’ holders. Air Products will not distribute any fractional shares of Versum common stock.

Before the distribution, Versum will enter into a Separation Agreement and other agreements with Air Products to effect the separation and provide a framework for Versum’s relationship with Air Products after the separation and distribution. These agreements will provide for the allocation between Air Products and Versum of Air Products’ assets, liabilities and obligations (including investments, property, employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after Versum’s separation from Air Products and will govern certain relationships between Air Products and Versum after the separation and distribution. For more information on these agreements, see “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation.”

Trading Between the Record Date and the Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, Air Products expects that there will be two markets in Air Products common stock: a “regular-way” market and an “ex-distribution” market. Shares of Air Products common stock that trade on the “regular-way” market will trade with an entitlement to Versum common stock distributed pursuant to the separation. Shares of Air Products common stock that trade on the “ex-distribution” market will trade without an entitlement to Versum common stock distributed pursuant to the distribution. Therefore, if you sell Air Products common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive Versum common stock in the distribution. If you own Air Products common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Versum common stock that you are entitled to receive pursuant to your ownership as of the record date of Air Products common stock.

Furthermore, we anticipate that trading in our common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to and including the distribution date. “When-issued” trading in the context of a separation refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. The “when-issued” trading market will be a market for Versum common stock that will be distributed to holders of Air Products common stock on the distribution date. If you owned Air Products common stock at the close of business on the record date, you would be entitled to Versum common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Versum common stock, without Air Products common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Versum common stock will end, and “regular-way” trading will begin.

Listing and Trading of the Shares of Versum

There currently is no public trading market for Versum’s common stock. Versum intends to apply to list its common stock on the NYSE under the symbol “VSM”. Versum has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Versum cannot predict the price at which its common stock will trade after the distribution. The combined trading prices, after the distribution, of the shares of Versum common stock that each Air Products stockholder will receive in the distribution and Air Products common stock held at the record date may not equal the “regular-way” trading price of a share of Air Products common stock immediately prior to the distribution. The price at which Versum common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Versum common stock will be determined in the public markets and may be influenced by many factors. For more information, see “Risk Factors—Risks Related to Our Common Stock and the Securities Market.”

Conditions to the Distribution

Versum expects that the distribution will be effective on October 1, 2016, the distribution date, provided that, among other conditions described in this information statement, the following conditions have been satisfied or, if permissible under the Separation Agreement, waived by Air Products:

•	The SEC having declared effective the registration statement on Form 10, of which this information statement forms a part, no stop order relating to the registration statement being in effect, nor any proceeding seeking such stop order being pending, and the information statement having been distributed to Air Products’ stockholders;

•	Versum’s common stock having been approved and accepted for listing by the NYSE, subject to official notice of distribution;

•	Receipt by Air Products of an opinion of tax counsel that the contribution and distribution generally should be tax-free to Air Products and its stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

•	Receipt of an opinion from an independent appraisal firm by the board of directors of Air Products confirming the solvency of each of Air Products and Versum after the distribution that is in form and substance acceptable to Air Products in its sole discretion;

•	No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions being in effect;

•	The internal reorganization of Air Products and Versum businesses prior to the contribution and distribution having been completed to the satisfaction of the board of directors of Air Products;

•	The approval by the board of directors of Air Products of the distribution and all related transactions (and such approval not having been withdrawn);

•	Air Products’ election of our post-distribution board of directors, as described in this information statement, immediately prior to the distribution date;

•	Versum having entered into certain agreements in connection with the separation and distribution and certain financing arrangements prior to or concurrent with the separation;

•	The distribution in-kind of the unsecured senior notes to Air Products and the making of a $550 million cash distribution from Versum to Air Products prior to the distribution, and the determination by Air Products in its sole discretion that following the separation it shall have no further liability or obligation whatsoever under any financing arrangements that Versum will be entering into in connection with the separation;

•	Receipt by Versum of all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution; and

•	No events or developments shall have occurred or exist that, in the sole and absolute judgement of the board of directors of Air Products, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Air Products or its stockholders.

The board of directors of Air Products has reserved the right, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date. Until the distribution has occurred, Air Products has the right to terminate the distribution, even if all the conditions have been satisfied, if the board of directors of Air Products determines that the distribution is not in the best interest of Air Products and its stockholders or that market conditions or other circumstances are such that the separation of Versum and Air Products is no longer advisable at that time. Air Products has informed us that, to the extent the board of directors of Air Products determines to waive, or take any action to amend or modify, any condition in a manner that is material or abandon the distribution, Air Products will issue a press release publicly announcing such decision.

Regulatory Approvals

Versum must complete the necessary registration under U.S. federal securities laws of Versum’s common stock, as well as the applicable NYSE listing requirements for such shares.

Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Air Products’ stockholders will not have any appraisal rights in connection with the distribution.

Reasons for Furnishing this Information Statement

We are furnishing this information statement solely to provide information to Air Products’ stockholders who will receive shares of our common stock in the distribution. You should not construe this information statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Air Products. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither Air Products nor Versum undertake any obligation to update the information except in the normal course of Air Products’ and Versum’s public disclosure obligations and practices.

DIVIDEND POLICY

The payment and amount of any future dividends will be subject to the sole discretion of our post-distribution, independent board of directors and will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant, and there can be no assurances that we will pay a dividend in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2016, on a historical and on a pro forma basis to give effect to the separation and distribution and the transactions related to the separation and distribution as if they occurred on June 30, 2016. Explanation of the pro forma adjustments made to our Annual Combined Financial Statements can be found under “Unaudited Pro Forma Combined Financial Statements.” The following table should be reviewed in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Annual Combined Financial Statements and accompanying notes.

	As of June 30, 2016
	Historical	Pro Forma
	(dollars in millions)
Cash and cash equivalents	$66.6	$70.0

Debt, including current and long-term:
Short term borrowing	—	—
Current portion of long term debt	$—	$5.8
Long-term debt	—	969.2

Total debt	$—	$975.0

Equity:
Common stock, $1 par value	$—	$110.0
Air Products net investment	758.4	—
Accumulated deficit	—	(376.1)
Accumulated other comprehensive income (loss)	(17.1)	(19.5)
Noncontrolling interests	32.9	32.9

Total Equity	$774.2	$(252.7)
Total Capitalization	$840.8	$792.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Combined Financial Statements are derived from the Annual and Interim Combined Financial Statements of Versum, prepared in accordance with GAAP, which are included elsewhere in this information statement.

The Unaudited Pro Forma Combined Income Statements for the fiscal year ended September 30, 2015 and the nine months ended June 30, 2016 give effect to the separation and distribution as if it had occurred on October 1, 2014. The Unaudited Pro Forma Combined Balance Sheet as of June 30, 2016 gives effect to the separation and distribution as if it had occurred on June 30, 2016, the latest balance sheet date. These Unaudited Pro Forma Combined Financial Statements include adjustments for capital structure, debt and interest expense, the distribution of shares of Versum, taxes, certain commercial and other agreements related to the separation and distribution and pension plan liabilities, each of which is more fully described in the footnote references in the Unaudited Pro Forma Combined Financial Statements.

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these Unaudited Pro Forma Combined Financial Statements. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable.

The Unaudited Pro Forma Combined Financial Statements do not reflect all of the costs of operating as a stand-alone company, including possible higher information technology, tax, accounting, treasury, legal, and other similar expenses associated with operating as a stand-alone company.

Our Annual and Interim Combined Financial Statements included elsewhere in this information statement include intercompany charges for corporate shared services. After the separation and the distribution, certain services will continue to be provided by Air Products pursuant to agreements that are more fully described under “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation.”

Subject to the terms of the Separation Agreement, Air Products will pay certain non-recurring third-party costs and expenses related to the separation. Such non-recurring amounts will include investment banker fees, outside legal and accounting fees, and similar costs. Following the spin off, we expect to incur and pay non-recurring transaction, transition, financing and other expenses. In addition, as part of our transition to an independent company, we expect to spend $25-30 million in capital for relocating some of our infrastructure and creating our new IT systems. After the separation, subject to the terms of the Separation Agreement, all costs and expenses related to ongoing support of a stand-alone company, including certain one-time separation costs incurred after the distribution date, will be our responsibility.

The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with Versum’s Annual and Interim Combined Financial Statements, the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Unaudited Pro Forma Combined Financial Statements have been presented for informational purposes only. The statements are not necessarily indicative of our results of operations or financial condition had the separation and distribution been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

The Unaudited Pro Forma Financial Statements

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

Year ended September 30, 2015 (Millions of dollars, except for share data)	Historical	Pro Forma Adjustments		Pro Forma
Sales	$1,009.3	$(21.9)	(D)	$987.4
Cost of sales	616.5	(11.1)	(D)	605.4
Selling and administrative	109.6			109.6
Research and development	40.7			40.7
Business and restructuring and cost reduction actions	21.6			21.6
Other income (expense), net	1.1			1.1

Operating Income	222.0	(10.8)		211.2
Equity affiliates’ income	1.0			1.0
Interest expense and deferred financing costs	0.1	55.8	(A)	55.9

Income Before Taxes	222.9	(66.6)		156.3
Income tax provisions	31.7	(18.0)	(C)	13.7

Net Income	191.2	(48.6)		142.6
Less: Net Income Attributable to Noncontrolling Interests	7.1			7.1

Net Income Attributable to Versum	$184.1	$(48.6)		$135.5

Per Common Share Data Attributable to Versum
Earnings per common share—Basic			(B)	$1.26
Earnings per common share—Diluted			(B)	1.25
Weighted Average Common Shares Information
Weighted average common shares—Basic (in millions)			(B)	107.5
Weighted average common shares—Diluted (in millions)			(B)	108.3

The accompanying notes are an integral part of these statements.

The Unaudited Pro Forma Financial Statements

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

Nine months ended June 30, 2016 (Millions of dollars, except for share data)	Historical	Pro Forma Adjustments			Pro Forma
Sales	$721.7	$(11.3)	(D)		$710.4
Cost of sales	400.8	(4.3)	(D)		396.5
Selling and administrative	76.6				76.6
Research and development	32.4				32.4
Business and restructuring and cost reduction actions	(1.6)				(1.6)
Other income (expense), net	2.4				2.4

Operating Income	215.9	(7.0)			208.9
Equity affiliates’ income	0.2				0.2
Interest expense and deferred financing costs	—	41.9	(A)		41.9

Income Before Taxes	216.1	(48.9)			167.2
Income tax provisions	43.2	3.2	(C)		46.4

Net Income	172.9	(52.1)			120.8
Less: Net Income Attributable to Noncontrolling Interests	6.1				6.1

Net Income Attributable to Versum	$166.8	$(52.1)			$114.7

Per Common Share Data Attributable to Versum
Earnings per common share—Basic			(B)		$1.06
Earnings per common share—Diluted			(B)		1.06
Weighted Average Common Shares Information
Weighted average common shares—Basic (in millions)			(B	)	108.1
Weighted average common shares—Diluted (in millions)			(B)		108.7

The accompanying notes are an integral part of these statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

June 30, 2016 (Millions of dollars, except for share data)	Historical	Pro Forma Adjustments			Pro Forma
Assets
Current Assets
Cash and cash items	$66.6		$3.4	(J)	$70.0
Trade receivables, net	126.0				126.0
Inventories	123.4				123.4
Contracts in progress, less progress billings	11.2				11.2
Prepaid Expenses	7.4				7.4
Other current assets	9.3		1.5	(G)	10.8

Total Current Assets	343.9		4.9		348.8

Plant and equipment, net	290.8		(2.4)	(D)	288.4
Goodwill	174.0				174.0
Intangible assets, net	76.6				76.6
Other noncurrent assets	22.4		(3.7)	(F)	18.7

Total Noncurrent Assets	563.8		(6.1)		557.7

Total Assets	$907.7		$(1.2)		$906.5

Liabilities, Air Products’ Invested Equity, and Noncontrolling Interests
Current Liabilities
Payables and accrued liabilities	$67.5	$			$67.5
Accrued income taxes	4.4				4.4
Current portion of long-term debt	—		5.8	(A)	5.8

Total Current Liabilities	71.9		5.8		77.7

Long term debt	—		969.2	(A)	969.2
Deferred tax liabilities	42.1		28.3	(G)	70.4
Other noncurrent liabilities	19.5		22.4	(E)	41.9

Total Noncurrent Liabilities	61.6		1,019.9		1,081.5

Total Liabilities	133.5		1,025.7		1,159.2

Commitment and Contingencies
Common Stock, $1 Par value			110.0	(H)	110.0
Air Products net investment	758.4		(758.4)	(A)(D)(E)(F)(G)	—
Accumulated deficit	—		(376.1)	(I)	(376.1)
Accumulated other comprehensive income (loss)	(17.1)		(2.4)	(E)	(19.5)

Total Air Products’ Invested Equity	741.3		(1,026.9)		(285.6)
Noncontrolling Interests	32.9				32.9

Total Air Products Invested Equity and Noncontrolling Interests	774.2		(1,026.9)		(252.7)

Total Liabilities, Air Products’ Invested Equity, and Noncontrolling Interests	$907.7		$(1.2)		$906.5

The accompanying notes are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(A) Reflects in Long Term Debt the inclusion of approximately $1,000 million of new third party debt expected to be incurred by Versum. The third party debt is expected to consist of a $575 million term loan and $425 million of notes. The pro forma adjustment also reflects estimated deferred financing costs of $22.1 million and Original Issue Discount (OID) of $2.9 million. In accordance with our intended adoption of the new accounting guidance on debt issuance costs in fiscal 2017, we have presented both costs as a direct deduction from the carrying amount of the debt. The current portion of long-term debt is equal to 1% of the term loan balance of $575 which totals $5.8 million. For more information, see “Financing Arrangements.”

The pro forma adjustment to interest expense for the year ended September 30, 2015 includes estimated interest expense of $52.5 million for new debt that Versum expects to incur from third parties in connection with the separation and distribution. Interest expense is calculated based on a weighted average interest rate of 5.25%. The pro forma adjustment to interest expense also includes $3.3 million associated with the amortization of the deferred financing costs over 7.5 years and the amortization of 50 basis points of OID on an expected $575 million term loan over 7 years. Interest expense may be higher or lower depending on the terms we obtain with third party lenders. A 1/8% change in the assumed interest rate on new debt would change annual interest expense by approximately $1.3 million.

The pro forma adjustment to interest expense for the nine months ended June 30, 2016 includes a nine month impact for estimated interest expense of $39.4 million and $2.5 million associated with amortization of the deferred financing costs and OID.

Inflows:
Principal amount of debt issued	$1,000.0
Outflows:
Debt issuance costs	(22.1)
Original issue discount	(2.9)
Cash distribution to Air Products	(550.0)
Distribution in-kind of notes to Air Products	(425.0)

Net proceeds of debt retained by Versum	$—

(B) The number of shares of Versum common stock used to compute the unaudited pro forma basic earnings per common share is based on the weighted-average Air Products basic shares outstanding for the year ended September 30, 2015 and nine months ended June 30, 2016, adjusted for the distribution ratio of one-half of a share of Versum common stock for each share of Air Products common stock.

The unaudited pro forma diluted earnings per common share and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from common shares related to stock-based awards granted to our employees under Air Product’s stock-based compensation programs which will be converted to Versum stock-based awards and adjusted to preserve their value. This calculation may not be indicative of the dilutive effect that will actually result from Versum’s stock-based awards issued in connection with the adjustment of outstanding Air Products stock-based awards or the grant of new stock-based awards. The number of dilutive shares of common stock underlying Versum’s stock-based awards issued in connection with the adjustment of outstanding Air Products stock-based awards will not be determined until the distribution date or shortly thereafter. For the purposes of preparing the unaudited pro forma diluted earnings per common share and pro forma weighted-average diluted shares, we believe an estimate based on applying the distribution ratio described above to the weighted-average Air Products dilutive shares attributable to Versum employees and outstanding for the year ended and three months ended September 30, 2015 and June 30, 2016, respectively, provides a reasonable approximation of the potential dilutive effect of the stock-based awards.

(C) Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rate. This pro forma adjustment also includes adjustments for net operating losses, tax credit carryforwards and valuation allowances that had been recorded in U.S. deferred tax accounts. The components of this tax adjustment are summarized in the table below.

	Nine months ended June 30, 2016	Year ended September 30, 2015
Pro forma adjustment tax impacts	(17.4)	(23.5)
U.S. deferred tax account adjustments	20.6	5.5

Total income tax expense adjustment	3.2	(18.0)

A valuation allowance was recorded against U.S. deferred tax accounts due primarily to restructuring charges taken in 2012 and 2013 that created significant deferred tax assets for net operating loss and tax credit carryforwards in the stand-alone basis calculation. These credits were utilized against Air Products income and are not available as future deductions on tax returns; will not be transferred as part of the separation from Air Products; and have been removed from the balance sheet along with the valuation allowance as a pro forma adjustment. The effective tax rate of Versum could be different (either higher or lower) depending on activities subsequent to the distribution.

The effective income tax rate on a pro forma basis is 8.8% in 2015 as compared to 27.8% for the nine months ended June 30, 2016 due to a number of factors impacting both periods. The change in the geographic mix of income results in an overall lower 2015 rate. The mix of a loss before income taxes in the U.S. at a high statutory tax rate and profit before income taxes in foreign jurisdictions for which there are lower statutory tax rates results in a low overall effective tax rate on a combined basis. In 2016 when there is profit before income tax in the U.S., the effective tax rate is higher. In 2015 the rate was also lower due to a larger benefit on South Korean tax holidays and a release of tax reserves due to the conclusion of an audit. The effective tax rate in 2016 increased due to the cost of repatriating income from South Korea and tax costs related to the sale of an equity affiliate.

(D) Reflects the business agreements, Separation Agreement and other agreements related to the separation and distribution between Air Products and Versum, including the following adjustments:

1.	Transfer of the Rare Gases product line to Air Products. Rare Gases for sale are produced by industrial gases plants but were historically sold through the Versum business. Pro forma adjustments reflect the income statement and balance sheet impacts for the periods presented. The net book value of these assets was $1.5 million as of June 30, 2016. Total revenues in the nine month period ended June 30, 2016 and year ended September 30, 2015 were $8.4 million and $12.3 million, respectively with total operating income impact of $3.8 million and $5.2 million, respectively.

2.	Temporary transfer of the China Nitrogen Assets to Versum as a result of permits which must be acquired by Air Products. The net book value of these assets was $3.1 million as of June 30, 2016. Total revenues in the nine month period ended June 30, 2016 and year ended September 30, 2015 were $2.5 million and $3.3 million, respectively with total operating income impact of $0.6 million and $0.4 million, respectively.

3.	Transfer to Air Products of certain Delivery Systems equipment which is part of Air Products supply agreements with certain customers. These delivery systems had been within the Versum entity. The net book value of these assets was $4.0 million as of June 30, 2016. Total revenues in the nine month period ended June 30, 2016 and year ended September 30, 2015 were $5.3 million and $12.9 million, respectively with total operating income impact of $2.4 million and $4.1 million, respectively.

4.

Impact of the supply of market priced gases which were previously transferred at cost to Versum by Air Products. Total additional costs in the nine month period ended June 30, 2016 and year ended September 30, 2015 were $1.4 million and $1.8 million, respectively.

(E) Reflects net benefit plan liabilities that will be transferred to Versum by Air Products as part of the separation. This pro forma adjustment includes a $22.4 million adjustment to Other noncurrent liabilities, a $2.4 million adjustment, net of tax of $0.6 million, to increase Accumulated other comprehensive loss and a $5.4 million reduction to deferred tax liabilities. These net benefit plan liabilities are excluded from the Versum historical Combined Balance Sheet, which has been presented using the multiemployer plan approach. The benefit plan expenses associated with these liabilities were allocated to Versum and are included in the Versum historical Combined Income Statement, consistent with the multiemployer plan approach.

(F) Due to provisions of local tax law, certain foreign tax loss carryforwards will not be transferred as part of the separation from Air Products. These adjustments reflect the elimination of those deferred tax assets. The deferred tax asset impact is a reduction of $3.7 million in other noncurrent assets. This adjustment had no impact to the effective tax rate.

(G) Reflects a $33.7 million increase in deferred tax liabilities associated with the elimination of U.S. deferred tax accounts for net operating losses, tax credit carryforwards and the valuation allowance recorded in the standalone basis calculation that will not be transferred as part of the separation from Air Products discussed in note (C) above. If the loss and credit carryforwards transferred as part of the separation and a valuation allowance were necessary on a pro forma basis, the effective tax rate on 2015 pro forma income would increase from 8.8% to 18.5% because the valuation allowance would result in eliminating the benefit of U.S. losses before income taxes. The effective tax rate on pro forma income for the nine months ended June 30, 2016 would decrease from 27.8% to 24.8% because the valuation allowance would result in eliminating the tax cost of U.S. profit before income taxes.

This adjustment also reflects a $5.4 million reduction in deferred tax liabilities related to the pension liability discussed in note (E) above. This adjustment had no impact to the effective tax rate.

Prepaid expenses also reflects a $1.5 million increase associated with the elimination of the valuation allowance. The impact to the effective tax rate was 0.3% and (0.2%) for the periods ending September 30, 2015 and June 30, 2016, respectively and is included in the 18.5% and 24.8% rates noted above.

(H) Reflects the pro forma capitalization of 110 million shares of Versum common stock. As of the distribution date, Air Products net investment in our business will be exchanged to reflect the distribution of our shares of common stock to Air Products stockholders, at a distribution ratio of one-half of a share of Versum common stock for every one share of Air Products common stock.

(I) Represents the elimination of Air Products Net Investment and adjustments to Accumulated Deficit as follows:

Reclassification of Air Products Net Investment	$758.4
Distribution to Air Products	(975.0)
Pro forma balance sheet adjustments per footnotes D, E, F, G and J	(49.5)

Total Air Products Net Investment/Equity	$(266.1)
Versum common stock described in Note H	110.0

Versum Accumulated Deficit	$(376.1)

(J) Reflects the establishment of the cash and cash items reference level of $70 million.

SELECTED HISTORICAL CONDENSED COMBINED FINANCIAL DATA

The following table presents Versum’s selected historical condensed combined financial data. We derived the selected historical condensed combined financial data as of September 30, 2015 and 2014 and for each of the fiscal years in the three-year period ended September 30, 2015 from the Annual Combined Financial Statements included elsewhere in this information statement. The selected historical condensed combined financial data as of September 30, 2013 and as of and for the years ended September 30, 2012 and 2011 are derived from the unaudited annual combined financial statements that are not included in this information statement. The historical condensed combined financial data as of and for the nine months ended June 30, 2016 and 2015 and our balance sheet as of nine months ended June 30, 2016 have been derived from our unaudited interim combined financial statements included elsewhere in this information statement.

The selected historical condensed combined financial data include certain expenses of Air Products that were allocated to Versum for certain functions, including general corporate expenses related to finance, legal, information technology, insurance, compliance and human resources activities, employee benefits and incentives and stock-based compensation. These costs may not be representative of the future costs we will incur as an independent, publicly traded company. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from Air Products, including changes in Versum’s cost structure, personnel needs, tax structure, capital structure, financing and business operations. For example, we expect to incur indebtedness of $1.0 billion to fund a distribution of cash and notes to Air Products in connection with the spin-off. Versum’s Annual Combined Financial Statements also do not reflect the assignment of certain assets and liabilities between Air Products and Versum as reflected under “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this information statement. Consequently, the financial information included here may not necessarily reflect what Versum’s financial position, results of operations, and cash flows would have been had it been an independent, publicly traded company during the periods presented. Accordingly, these historical results should not be relied upon as an indicator of Versum’s future performance.

For a better understanding of our business and results, this section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Statements” and accompanying notes and the Annual Combined Financial Statements and accompanying notes included elsewhere in this information statement.

(Millions of dollars)	Q3 YTD 2016	Q3 YTD 2015	2015(A)	2014(A)	2013(A)	2012(A)	2011(A)
Operating Results
Sales	$722	$777	$1,009	$942	$853	$951	$929
Operating income (loss)	216	174	222	161	(47)	(19)	85
Net income (loss) attributable to Versum	167	141	184	124	(81)	(20)	68
Year-End Financial Position
Total assets(C)	908	950	887	1,034	1,113	1,207	980
Total debt(B)	—	3	—	5	7	8	1
Other Financial Data
Business restructuring charge (gain)	(2)	15	22	1	133	$169	—
Research and development	32	29	41	38	35	31	27
Depreciation and amortization	35	42	57	60	57	63	57

(A)	Unless otherwise stated, selected financial data is presented on a GAAP basis. Our operating results were impacted by certain items which management does not believe to be indicative of ongoing business trends and are excluded from the non-GAAP measure.

For 2015, these items include: (i) a charge to operating income of $22 million related to business reorganization and cost reduction actions.

For 2014, these items include: (i) a charge to operating income of $1 million related to business reorganization and cost reduction actions.

For 2013, these items include: (i) a charge to operating income of $74 million related to business restructuring and cost reduction actions and (ii) a loss of $59 million related to our exit from the photovoltaic market.

For 2012, these items include: (i) a charge to operating income of $3 million related to business restructuring and cost reduction actions, (ii) a gain of $86 million related to the gain on a previously held equity interest, (iii) a loss of $166 million related to our exit from the photovoltaic market.

For 2011, there were no business restructuring and cost reduction actions.

(B)	Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the period shown above.

(C)	Reflects adoption of guidance on the presentation of deferred income taxes on a retrospective basis. Refer to Note 3, New Accounting Guidance, of the annual combined financial statements for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis of financial condition and results of operations accompanies the Annual and Interim Combined Financial Statements and provides additional information about Versum’s business, changes in financial condition, liquidity and capital resources, cash flows and results of operations.

Overview	58
Results of Operations	61
Reconciliation of Non-GAAP Financial Measures	68
Segment Level Financial Results	70
Liquidity and Capital Resources	75
Contractual Obligations	78
Long-Term Employee Benefits	79
Off-Balance Sheet Arrangements	80
Inflation	80
Critical Accounting Policies and Estimates	80
New Accounting Guidance	83
Forward-Looking Statements	83
Quantitative and Qualitative Disclosures about Market Risk	84

The discussion and analysis presented below refer to and should be read in conjunction with the Annual and Interim Combined Financial Statements and accompanying notes and the Unaudited Pro Forma Combined Financial Statements and accompanying notes, each included elsewhere in this information statement. All comparisons in the discussion are to the corresponding prior year unless otherwise stated. All amounts presented are in accordance with GAAP, except as noted. All amounts are presented in millions of dollars, except for share data, unless otherwise indicated.

Net income attributable to Versum is simply referred to as “net income” throughout this Management’s Discussion and Analysis, unless otherwise stated.

The Annual and Interim Combined Financial Statements included herein may not necessarily reflect our results of operations, financial position and cash flows in the future or what they would have been had we been a separate, stand-alone company during the periods presented.

The discussion of results that follows includes comparisons to non-GAAP financial measures. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures that our management uses internally to evaluate our performance. The reconciliation of reported GAAP results to non-GAAP measures is presented on pages 69 and 70. Descriptions of the excluded items appear on pages 68 and 69.

The following discussion may contain forward-looking statements that reflect our plans, estimates, and beliefs. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this information statement, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” We believe the assumptions underlying the Annual and Interim Combined Financial Statements and Unaudited Pro Forma Combined Financial Statements are reasonable.

As explained above, except as otherwise indicated or unless the context otherwise requires, the information included in this discussion and analysis assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Versum”, “we,” “our,” “us,” and “the company” refer to Versum Materials, Inc. and its combined subsidiaries. References in this information statement to “Air Products” refer to Air Products and Chemicals, Inc., a Delaware corporation, and its consolidated subsidiaries (other than Versum and its combined subsidiaries), unless the context otherwise requires.

OVERVIEW

Separation and Distribution

On September 16, 2015, Air Products’ board of directors announced its intention to separate Air Products’ Materials Technologies business (which consisted of the Performance Materials and Electronic Materials businesses) into a newly formed company and to distribute the common stock of that company, Versum, to stockholders of Air Products on a pro-rata basis. On May 6, 2016, Air Products announced that it had reached a definitive agreement to sell a part of the Materials Technologies business, the Performance Materials business. Air Products also announced its intention to proceed with the separation and distribution of the Electronic Materials business alone. The distribution is intended to be generally tax-free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.

In furtherance of this plan, on September 9, 2016, Air Products’ board of directors approved the distribution of all of the issued and outstanding shares of Versum common stock on the basis of one-half of a share of Versum common stock for each share of Air Products common stock issued and outstanding on September 21, 2016, the record date for the distribution. As a result of the distribution, Versum and Air Products will become two independent, publicly traded companies.

On October 1, 2016, the distribution date, each Air Products stockholder will receive one-half of a share of Versum common stock for each share of Air Products common stock held at the close of business on the record date, as described above. You will receive cash in lieu of any fractional shares of Versum common stock that you would have received as a result of the application of the distribution ratio. You will not be required to make any payment, surrender or exchange your Air Products common stock or take any other action to receive your shares of Versum common stock in the distribution.

Air Products decided to sell the Performance Materials business because it represented the best overall value proposition for Air Products shareholders based on the attractive purchase price offered for the business. The sale of the Performance Materials business is expected to allow Air Products to realize the value of that business at a price that represents a significant premium compared to recent precedent specialty chemical transactions. The sale is expected to produce significant net proceeds for Air Products, enable Air Products to generate more cash than the spin-off of the combined businesses, and eliminate Air Products’ shareholders’ exposure to potential future market and business risk related to the Performance Materials business.

Air Products determined to continue with the spin-off of the Electronic Materials business as a standalone business in order to allow the management of both the Industrial Gases and Electronic Materials businesses to focus on their specific businesses, including by adopting capital structures and resource allocation policies that reflect the financial and strategic characteristics of the business; to eliminate competition between the businesses for capital; to permit each business to offer stock based incentive compensation more closely aligned with its performance; to facilitate Versum’s access to debt and equity financing to execute its business plans and pursue acquisitions; and to allow the investment community to better understand and evaluate the distinct characteristics of each business and the respective industries of the businesses.

Although the spin-off of the Electronic Materials business alone will create a smaller publicly traded company compared to the spin-off of the two businesses together, there are significant benefits to spinning off Electronic Materials alone. The spin-off will create a focused, pure semiconductor materials business with a distinct business model, strategy, capital requirements and growth profile; and investors often prefer to invest in companies with a single line of business. In addition, recently the profitability and performance of the Electronic Materials business has been superior to the Performance Materials business, which should enhance the financial profile of the spun off company.

Description of the Company

Versum is a global business that provides innovative solutions for specific customer applications based on our expertise in specialty materials for the semiconductor industry. Versum is comprised of two primary operating segments, Materials and DS&S, under which we will manage our operations and assess performance, and a Corporate segment. Strong customer relationships, collaborative development, technology leadership, unique product positioning and a strong global infrastructure with in-region flexible manufacturing capabilities are fundamental to our business.

Our business is a leading global producer of critical materials, including high purity process materials, cleaners and etchants, slurries, organosilanes and organometallics, and equipment which we sell to the semiconductor and display industries. Through our global network, our business positions its research, manufacturing and technical support close to its customer facilities, enabling supply chain optimization and rapid response times to product and service needs. Many of our products have undergone rigorous product performance and quality reviews by our customers to be qualified for use in their products or manufacturing processes. Once these qualification processes are completed and our products are designated by our customers for use in their processes or products, it is often time consuming and costly for our customers to change suppliers. Our products perform critical tasks in customers’ products or manufacturing processes, yet typically represent a very small portion of the cost of the end product. Over the last 20 plus years, we have developed strong customer intimacy with the majority of the industry-leading IDMs, Foundries and OEMs through on-site service and technical personnel at these customers’ facilities. The semiconductor materials industry is estimated at $45 billion in annual sales and is part of a maturing $450 billion value chain with more stable growth behavior. The semiconductor industry is global in scope with nearly all major semiconductor manufacturers having operations in multiple countries. We participate in the specialty gases and materials space which has estimated annual sales of $5.5 billion, targeting six of the seven critical process steps in semiconductor manufacturing.

In addition to our two operating segments, our Corporate segment includes certain administrative costs associated with operating a public company, foreign exchange gains and losses and other income and expense that cannot be directly associated with operating segments. Assets in the Corporate segment include cash and deferred tax assets.

Basis of Presentation

The Annual Combined Financial Statements of Versum have been derived from the consolidated financial statements and accounting records of Air Products as if we operated on a stand-alone basis during the periods presented and were prepared in accordance with GAAP.

The Combined Income Statements of Versum reflect allocations of general corporate expenses from Air Products including, but not limited to, information technology, general services, human resources, legal, accounting and other services.

These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of fixed costs, revenue, operating income or headcount. We consider the expense allocation methodology and results to be reasonable and consistently applied for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as an independent public company or of the costs we will incur in the future.

The Annual and Interim Combined Balance Sheets of Versum include Air Products’ assets and liabilities that are specifically identifiable or otherwise will be transferred to us, including subsidiaries and affiliates in which Air Products has a controlling financial interest. Also included within our combined financial statements are the results of certain businesses which have historically been managed by us, but will be retained by Air Products after the separation.

Our Markets

Our business is driven by the demand for semiconductors for both logic and memory. Growth in mobile devices, cloud computing, connectivity and data monitoring and storage are driving increasing demand for semiconductors and displays into durable goods and other devices. This has resulted in increased correlation between semiconductor demand and global gross domestic product. In our Materials segment, demand for our products is directly correlated to the level of semiconductor production which in turn is correlated to general GDP. Our product demand is further enhanced by participation in the advanced technologies and changing architecture of semiconductor devices. In our Delivery Systems and Services segment, product demand more closely follows the amount of capital investment for equipment and manufacturing capacity in the semiconductor industry and sales are impacted by turnkey installation activity levels which can be more volatile.

2015 in Summary

In 2015, the semiconductor market, particularly for memory, delivered strong growth in manufacturing output, which buoyed our materials volumes and sales. Demand for some of our process gas products was fueled by a supply/demand inbalance in the industry. The market began to slow in the latter half of the year, especially semiconductor capital investment, which negatively impacted our Delivery Systems equipment sales. Additionally, we completed several large scale installation projects which had provided significant sales in delivery systems in 2014 and 2015. Overall sales were up 7% versus prior year.

We began reorganizing our business to prepare to operate as a standalone entity by separating shared operating resources from the remainder of Air Products, continuing to align our people and assets closer to our customers and establishing plans to separate from Air Products by September 2016. We drove cost productivity in both our plant operations and supply chain network and delivered restructuring efforts to reduce our on-going cost structure. Culturally, we changed to a more decentralized operating structure and have taken actions to reduce our cost structure. Through increased selling efforts and tighter cost management, we were able to deliver improved performance.

2016 Outlook

In the first nine months of 2016 we have experienced softening volumes due to weaker consumer demand in line with general economic conditions and continued low levels of capital spending by the semiconductor industry. This negatively impacted volumes and sales in both the Materials and DS&S segments although favorable customer and product mix mitigated some of these impacts. Industry slowing and completion of Delivery Systems turnkey installation projects in 2014 and 2015 has resulted in a 7% sales decline for the first six months of the year. For the remainder of the year, we expect gradual recovery in both semiconductor output and industry capital spending which should lead to stronger sales for our products and we expect those trends to continue throughout 2017.

We expect to continue executing our strategy, which includes focusing on our customers and driving product innovation, delivering productivity and cost reduction, rationalizing less profitable product lines and delivering strong cash flow.

RESULTS OF OPERATIONS

Discussion of Combined Results—Nine months ended June 30, 2016 vs. June 30, 2015

Summary Results of Operations

•	Sales of $721.7 million decreased $55.2 million, or 7.1%. Underlying sales decreased by 5% due to lower volumes of 8% partially offset by increased pricing, including customer and product mix of 3%.

Unfavorable currency impacts decreased sales by 2%. The Materials segment’s underlying sales increased 4% primarily due to increased pricing and improved customer and product mix for process materials products and increased volume demand for advanced materials products. Offsetting those impacts were decreased volumes in process materials products and decreased pricing and negative customer and product mix in advanced materials products. The DS&S segment’s underlying sales decreased 29% as a result of slower turnkey and installation project activity and our exit from certain product lines.

•	Operating income of $215.9 million increased $41.8 million, or 24.0%, with higher pricing, including favorable product and customer mix, of $33 million, lower costs of $19 million and favorable restructuring costs of $16 million. These increases were partially offset by lower volumes of $16 million and unfavorable currency impacts of $10 million. The lower costs included the benefits of recent cost reduction actions of approximately $15 million and lower incentive compensation of $4 million. Operating margin increased 750 basis points (bp), primarily from higher pricing and lower operating costs.

•	Adjusted EBITDA of $249.0 million increased $17.3 million, or 7.5%, due to higher pricing impacts, including favorable product and customer mix, of $33 million and lower costs of $10 million, which were partially offset by lower volumes of $16 million and unfavorable currency impacts of $10 million.

	Nine Months Ended June 30, 2016	Nine Months Ended June 30, 2015
Sales	$721.7	$776.9
Cost of sales	400.8	476.8
Selling and administrative	76.6	83.0
Research and development	32.4	29.0
Business restructuring and cost reduction actions (gain)	(1.6)	14.5
Other income (expense), net	2.4	0.5

Operating income	215.9	174.1
Equity affiliates’ income	0.2	0.7
Interest expense	—	0.1

Income Before Taxes	216.1	174.7
Income tax provision	43.2	28.1

Net Income	172.9	146.6
Less: Net Income Attributable to Noncontrolling Interests	6.1	5.7

Net Income Attributable to Versum	$166.8	$140.9

Non-GAAP Basis
Adjusted EBITDA	$249.0	$231.7

Nine months ended June 30, 2016 vs. June 30, 2015

% Change from Prior Nine months ended June 30, 2016
Sales
Underlying business
Volume	(8)%
Price/mix	3%
Currency	(2)%

Total Combined Change	(7)%

Sales of $721.7 million decreased $55.2 million, or 7.1%. Underlying sales decreased by 5% due to lower volumes of 8% offset by positive pricing, including customer and product mix of 3%. Unfavorable currency impacts decreased sales by 2%. The Materials segment’s underlying sales increased 4% primarily due to increased pricing for process materials products and increased volume demand for advanced materials products. Offsetting those increases were decreased volumes in process materials products and decreased pricing, including negative customer and product mix in advanced materials products. The DS&S segment’s underlying sales decreased 29% as a result of slower turnkey and installation project activity and our exit from certain product lines.

Operating Income and Margin

Operating income of $215.9 million increased $41.8 million, or 24.0%, with higher pricing, including favorable product and customer mix, of $33 million, lower costs of $19 million and favorable restructuring costs of $16 million. These were partially offset by lower volumes of $16 million and unfavorable currency impacts of $10 million. The lower costs included the benefits of recent cost reduction actions of approximately $15 million and lower incentive compensation of $4 million. Operating margin increased 750 bp, primarily from higher pricing and lower operating costs.

Cost of Sales and Gross Profit Margin

Cost of sales of $400.8 million decreased $76.0 million, or 15.9%, as a result of lower DS&S activity of $57 million, lower raw materials cost of $8 million, the benefits from cost reduction actions of $7 million and lower incentive compensation of $4 million. Gross profit margin of 44.5% increased by 580 bp primarily as a result of higher pricing including customer mix of 300 bp, lower costs impacts of 130 bp and favorable product mix of 120 bp.

Selling and Administrative Expense

Selling and administrative expense of $76.6 million decreased $6.4 million, or 7.7%, due to the ongoing impacts of the business restructuring activities. Selling and administrative expense as a percent of sales decreased to 10.6% from 10.7%.

Research and Development

Research and development expense of $32.4 million increased $3.4 million, or 11.7%, due to increasing resources and activity in our Materials segment. Research and development expense as a percent of sales increased to 4.5% from 3.7%.

Business Restructuring and Cost Reduction Actions

We recorded benefits in the nine months ended June 30, 2016 and charges in the nine months ended June 30, 2015 for business restructuring and cost reduction actions. The charges for these actions are reflected on the combined income statements as “Business restructuring and cost reduction actions.”

In the nine months ended June 30, 2015, a charge of $14.5 million was incurred for severance and other charges relating to the elimination of approximately 100 positions. The optimization of our supply chain accounted for more than half of the eliminated positions, and the elimination of administrative and management positions accounted for the balance of the reductions. Cost savings related to the 2015 actions were approximately $10 million and represented the impact over approximately nine months.

In the nine months ended June 30, 2016, we recognized a benefit of $1.6 million which included a charge of $1.6 million for severance and other benefits relating to the elimination of approximately 55 positions offset by a gain of $3.2 million related to gains on the sale of assets written down as part of previous restructuring actions. We expect cost savings related to the 2016 actions will be approximately $4 million annually.

Other Income (Expense), Net

Items recorded to other income (expense), net arise from transactions and events not directly related to our principal income earning activities.

Other income (expense), net was $2.4 million compared to $0.5 million. The increase included $0.7 million for the sale of our investment in Daido Air Products Electronics, Inc., which occurred in December 2015.

Interest Expense

Interest expense during the nine months ended June 30, 2016 is $0 million which is a reduction of $0.1 million versus the prior year.

Effective Tax Rate

The effective tax rate equals the income tax provision divided by income before taxes. The effective tax rate was 20.0% and 16.1% in the nine months ended June 30, 2016 and 2015, respectively. The effective tax rate was lower in the prior year due to the geographic mix of taxable income and the release of reserves associated with the statute of limitations. Tax expense also increased in 2016 due to the cost of repatriating income from South Korea in anticipation of the separation of the Electronic Materials business. The rates are impacted by the decrease in the valuation allowance against net deferred tax assets in the US. Without this valuation allowance release, the effective tax rate would be 31.6% and 19.1% in 2016 and 2015, respectively.

Discussion of Combined Results—September 30, 2015 vs. September 30, 2014 vs. September 30, 2013

Summary Results of Operations—September 30, 2015 vs. September 30, 2014

•	Sales of $1,009.3 million increased $66.8 million, or 7%. Underlying sales increased by 9% due to increased pricing and favorable customer and product mix of 4% and positive volumes of 5%, as advanced materials products and strong memory market demand were partially offset by lower delivery systems activity.

•	Operating income of $222.0 million increased $60.8 million, or 37.7%, due to higher pricing, including favorable product and customer mix, of $53 million, higher volumes of $35 million, and lower operating costs of $2 million. These were partially offset by higher business restructuring charges of $20 million and unfavorable currency impacts of $9 million.

•	Adjusted EBITDA of $301.5 million increased $77.8 million, or 34.8%, primarily due to higher pricing and favorable product and customer mix of $53 million and higher volumes of $35 million, offset by unfavorable currency impacts of $9 million and higher operating costs of $1 million.

	2015	2014	2013
Sales	$1,009.3	$942.5	$852.8
Cost of sales	616.5	638.9	625.1
Selling and administrative	109.6	109.5	113.9
Research and development	40.7	38.4	34.6
Business restructuring and cost reduction actions	21.6	1.3	132.6
Other income (expense), net	1.1	6.8	6.9

Operating income	222.0	161.2	(46.5)
Equity affiliates’ income	1.0	1.7	2.1
Interest expense	0.1	0.3	0.3

Income Before Taxes	222.9	162.6	(44.7)
Income tax provision	31.7	31.9	29.1

Net Income	191.2	130.7	(73.8)
Less: Net Income Attributable to Noncontrolling Interests	7.1	7.1	6.8

Net Income Attributable to Versum	$184.1	$123.6	$(80.6)

Non-GAAP Basis
Adjusted EBITDA	$301.5	$223.7	$145.1

Year ended September 30, 2015 vs. September 30, 2014

% Change from Prior Year 2015
Sales
Underlying business
Volume	5%
Price/mix	4%
Currency	(2)%

Total Combined Change	7%

Sales of $1,009.3 million increased $66.8 million, or 7%. Underlying sales increased by 9% due to higher volumes of 5% and positive pricing of 4%. Unfavorable currency impacts decreased sales by 2%. The Materials segment’s underlying sales increased 20% from new advanced materials products and strong memory market demand. The DS&S segment’s underlying sales decreased 12% primarily due to lower volumes.

Operating Income and Margin

Operating income of $222.0 million increased $60.8 million, or 37.7%, due to higher pricing, including favorable product and customer mix, of $53 million, higher volumes of $35 million, and lower costs of $2 million. Positive changes were partially offset by higher business restructuring charges of $20 million and unfavorable currency impacts of $9 million. The lower costs included the benefits of recent cost reduction actions of $10 million offset by higher incentive compensation of $8 million. Operating margin increased 490 bp, primarily from higher pricing, higher volumes and lower operating costs.

Cost of Sales and Gross Profit Margin

Cost of sales of $616.5 million decreased $22.4 million, or 3.5%, as a result of lower delivery systems activity of $30 million and lower raw materials cost of $5 million, offset by higher incentive compensation cost of $13 million. Gross profit margin of 38.9% increased by 670 bp primarily as a result of higher pricing, including customer and product mix of 390 bp and favorable volume mix of 210 bp.

Selling and Administrative Expense

Selling and administrative expense of $109.6 million increased slightly by $0.1 million. Higher incentive compensation cost was primarily offset by lower costs related to our cost reduction activities. Selling and administrative expense as a percent of sales decreased to 10.9% from 11.6%.

Research and Development

Research and development expense of $40.7 million increased $2.3 million, or 6.0%, due to higher costs and additional headcount for key product platforms. Research and development expense as a percent of sales decreased to 4.0% from 4.1%.

Business Restructuring and Cost Reduction Actions

We recorded charges in 2015 and 2014 for business restructuring and cost reduction actions. The charges for these actions are reflected on the combined income statements as “Business restructuring and cost reduction actions.”

In 2014, an expense of $1.3 million was incurred relating to the elimination of 6 positions. In 2015, we recognized an expense of $21.6 million primarily relating to severance and other benefits relating to the elimination of approximately 260 positions. The optimization of our supply chain accounted for more than half of the eliminated positions, and elimination of administrative and management positions accounted for the balance of the reductions. Cost savings in 2015 were approximately $10 million and represented the impact over approximately half of a year.

Other Income (Expense), Net

Items recorded to other income (expense), net arise from transactions and events not directly related to our principal income earning activities.

Other income (expense), net was $1.1 million in 2015 compared to $6.8 million in 2014. No individual items were significant in comparison to the prior year.

Interest Expense

Interest incurred decreased $0.2 million. The decrease was driven primarily by a lower debt balance in 2015.

Effective Tax Rate

The effective tax rate equals the income tax provision divided by income before taxes. The effective tax rate was 14.2% and 19.6% in 2015 and 2014, respectively. The effective tax rate was lower in the current year primarily due to higher income in the US for which no tax expense was recognized due to release of valuation allowances against net deferred tax assets in the US. Without this valuation allowance release, the effective tax rate would be 17.1% and 17.8% in 2015 and 2014, respectively. For more information, see Note 13, “Income Taxes,” to the Annual Combined Financial Statements.

Year ended September 30, 2014 vs. September 30, 2013

% Change from Prior Year
2014
Sales
Underlying business
Volume	11%
Price/mix	(1)%
Currency	— %

Total Consolidated Change	10%

Sales of $942.5 million increased $89.7 million, or 10%, as higher volumes of 11% were partially offset by lower pricing of 1%. Materials segment sales increased 2%, from higher volumes of 3% and favorable currency of 1% offset by lower pricing, including customer and product mix of 2%. DS&S segment sales increased 35% due to higher equipment volumes and turnkey and installation project activity.

Operating Income and Margin

Operating income of $161.2 million increased $207.7 million, primarily from lower charges of $131 million related to prior year business restructuring, higher volumes of $50 million, lower operating costs of $23 million, favorable pricing, including product and customer mix impacts, of $3 million and favorable currency impacts of $1 million. The lower operating costs of $23 million were due to business restructuring actions related to the portfolio changes taken in 2013 for the Materials segment and overhead cost reductions. Operating margin of 17.1% increased 2,260 bp, primarily due to lower restructuring, improved loading and leverage from the higher volumes and improved cost performance.

Cost of Sales and Gross Profit Martin

Cost of sales of $638.9 million increased $13.8 million, or 2.2%, primarily due to higher delivery systems activity of $44 million offset by favorable raw material costs of $15 million and other favorable cost and currency impacts of $16 million. Gross profit margin of 32.2% increased by 550 bp as a result of higher volumes of 260 bp, favorable costs of 190 bp, favorable pricing, including customer and product mix of 80 bp and other favorable impacts of 20 bp.

Selling and Administrative Expense

Selling and administrative expense of $109.5 million decreased $4.4 million, or 3.9%, due to the ongoing impacts of business restructuring. Selling and administrative expense as a percent of sales decreased to 11.6% from 13.4%.

Research and Development

Research and development expense of $38.4 million increased $3.8 million, or 11.0%, primarily due to personnel and materials costs in the Materials segment. Research and development expense as a percent of sales was 4.1% in 2014 and 2013, respectively.

Business Restructuring and Cost Reduction Actions

We recorded charges in 2014 and 2013 for business restructuring and cost reduction actions. The charges for these actions are reflected on the combined income statements as “Business restructuring and cost reduction actions.”

Prior to 2013, consistent with industry expectations, we increased resources in expectation of significant growth in the photovoltaic (PV) and light emitting diode (LED) markets. This market demand did not materialize.

During the fourth quarter of 2013, we recorded an expense of $132.6 million reflecting actions to better align our cost structure with current market conditions as well as severance and other benefits associated with the elimination of approximately 70 positions. This expense also includes payments in connection with the final settlement of a long-term take-or-pay silane contract and asset write-offs primarily due to continued weakness in the photovoltaic (PV) and light-emitting diode (LED) markets. The remaining carrying value of the impaired assets was less than $2 million. Position eliminations were primarily in the global operations and supply chain area in order to properly size the support needed primarily for the Materials segment. Cost savings related to the 2013 position eliminations totaled approximately $10 million in 2014 and 2015.

In 2014, we recorded an expense of $1.3 million relating to the elimination of 6 positions.

Other Income (Expense), Net

Other income (expense), net was $6.8 million in 2014 compared to $6.9 million in 2013.

Interest Expense

Interest incurred was flat at $0.3 million for 2014 and 2013.

Effective Tax Rate

The effective tax rate equals the income tax provision divided by income before taxes. The effective tax rate was 19.6% and (65.1)% in 2014 and 2013, respectively. We recorded a valuation allowance in 2013 against U.S. deferred tax assets resulting from restructuring charges including deferred tax assets for net operating loss and tax credit carryforwards derived from the stand-alone basis calculation. Therefore no tax benefit was recorded on the U.S. loss in 2013. Refer to Note 5, Business Restructuring and Cost Reduction Actions. The tax rate in 2013 of (65.1%) represents the tax expense associated with our foreign operations without a tax benefit from the US domestic net operating loss due to the valuation allowance. Without this valuation allowance, the effective tax rate would be 17.8% and 62.9% in 2014 and 2013, respectively. The effective tax rate for 2013 changes to a large positive effective tax rate without the valuation allowance because we would have a tax benefit, rather than a tax expense against an overall loss.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of dollars unless otherwise indicated)

The discussion of our annual results includes comparisons to non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA Margin. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our operating performance.

We use non-GAAP measures to assess our operating performance by excluding certain disclosed items that we believe are not representative of our underlying business. We believe non-GAAP financial measures provide investors with meaningful information to understand our underlying operating results and to analyze financial and business trends. Non-GAAP financial measures, including Adjusted EBITDA, should not be viewed in isolation, are not a substitute for GAAP measures, and have limitations which include but are not limited to:

•	Our measures exclude expenses related to business restructuring and cost reduction actions, as detailed in Note 5, “Business Restructuring and Cost Reduction Actions,” to the Annual Combined Financial Statements, which we do not consider to be representative of our underlying business operations. However, these disclosed items represent costs to Versum.

•	Though not business operating costs, interest expense and income tax provision represent ongoing costs of Versum.

•	Depreciation, amortization, and impairment charges represent the wear and tear and/or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and/or market our products.

•	Other companies may define non-GAAP measures differently than we do, limiting their usefulness as comparative measures.

A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future.

Presented below is a reconciliation of the reported GAAP results to the non-GAAP measure:

Adjusted EBITDA and EBITDA Margin

We define Adjusted EBITDA as net income excluding certain disclosed items, which we do not believe to be indicative of underlying business trends, before interest expense, income tax provision, and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by sales.

Below is a reconciliation of net income to Adjusted EBITDA for the nine months period ended June 30, 2016 and June 30, 2015:

	Nine months ended June 30, 2016	Nine months ended June 30, 2015
Net Income	$166.8	$140.9
Add: Interest expense	—	0.1
Add: Income tax provision	43.2	28.1
Add: Depreciation and amortization	34.5	42.4
Add: Noncontrolling interests	6.1	5.7
Add: Business restructuring and cost reduction actions (gain)	(1.6)	14.5

Adjusted EBITDA	$249.0	$231.7

Adjusted EBITDA Margin	34.5%	29.8%

Change from prior year	$17.3

% change from prior year	7.5%

Nine months ended June 30, 2016 vs. June 30, 2015

Adjusted EBITDA of $249.0 million increased $17.3 million, or 7.5%, due to higher pricing, including favorable product and customer mix, of $33 million and lower costs of $10 million, partially offset by lower volumes of $16 million and unfavorable currency impacts of $10 million.

Below is a reconciliation of net income to Adjusted EBITDA for the years ended September 30, 2015, September 30, 2014 and September 30, 2013:

	2015	2014	2013
Net Income (loss)	$184.1	$123.6	$(80.6)
Add: Interest expense	0.1	0.3	0.3
Add: Income tax provision	31.7	31.9	29.1
Add: Depreciation and amortization	56.9	59.5	56.9
Add: Noncontrolling interests	7.1	7.1	6.8
Add: Business restructuring and cost reduction actions	21.6	1.3	132.6

Adjusted EBITDA	$301.5	$223.7	$145.1

Adjusted EBITDA Margin	29.9%	23.7%	17.0%

Change from prior year	$77.8	$78.6

% change from prior year	34.8%	54.2%

Year ended September 30, 2015 vs. September 30, 2014

Adjusted EBITDA of $301.5 million increased $77.8 million, or 34.8%, primarily due to higher pricing including favorable product and customer mix of $53 million, higher volumes of $35 million, partially offset by unfavorable currency impacts of $9 million and slightly higher operating costs of $1 million.

Year ended September 30, 2014 vs. September 30, 2013

Adjusted EBITDA of $223.7 million increased $78.6 million, or 54.2%, primarily due to higher volumes of $50 million, lower operating costs of $25 million, favorable pricing, including product and customer mix, of $3 million and favorable currency impacts of $1 million.

SEGMENT LEVEL FINANCIAL RESULTS

Sales
(in millions)	Nine months ended June 30, 2016	Nine months ended June 30, 2015
Materials	$563.8	$550.6
Delivery Systems and Services	157.9	226.3

Total Company Sales	$721.7	$776.9

Below is a reconciliation of segment operating income to adjusted EBITDA:

	Nine months ended June 30, 2016	Nine months ended June 30, 2015
Materials
Operating income (loss)	$195.0	$158.6
Add: Depreciation and amortization	32.5	35.9
Add: Equity affiliates’ income (loss)	0.2	0.7

Adjusted EBITDA	$227.7	$195.2
Adjusted EBITDA margin(A)	40.4%	35.5%

Delivery Systems and Services
Operating income (loss)	$37.5	$44.2
Add: Depreciation and amortization	1.6	6.1
Add: Equity affiliates’ income	—	—

Adjusted EBITDA	$39.1	$50.3
Adjusted EBITDA margin(A)	24.8%	22.2%

Corporate
Operating income (loss)	$(18.2)	$(14.2)
Add: Depreciation and amortization	0.4	0.4
Add: Equity affiliates’ income	—	—

Adjusted EBITDA	$(17.8)	$(13.8)

(A)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by sales.

Below is a reconciliation of segment total operating income to combined operating income:

Operating Income	Nine months ended June 30, 2016	Nine months ended June 30, 2015
Segment total	$214.3	$188.6
Business restructuring and cost reduction actions	1.6	(14.5)

Combined Total	$215.9	$174.1

Materials

% Change from Prior Year Nine months ended June 30, 2016
Sales
Underlying business
Volume	—%
Price/mix	4%
Currency	(2)%

Total Materials Sales Change	2%

Nine months ended June 30, 2016 vs. June 30, 2015

Sales of $563.8 million increased $13.2 million, or 2.4%. Higher pricing of 4% was primarily due to a supply demand imbalance for process gases in the memory market. Volumes were flat as higher advanced materials products were offset by lower process materials volumes. In addition, currency was unfavorable 2%.

Operating income of $195.0 million increased $36.4 million, or 23.0%, due to favorable pricing including product and customer mix of $26 million, favorable operating costs of $14 million and favorable volumes of $5 million, offset by unfavorable currency of $9 million.

Adjusted EBITDA of $227.7 million increased $32.5 million, or 16.6%, due to favorable pricing including product and customer mix of $26 million, favorable operating costs of $10 million and favorable volumes of $5 million, offset by unfavorable currency of $9 million. Adjusted EBITDA margin of 40.4% increased 490 bp primarily due to favorable pricing, including customer and product mix of 300 bp, and favorable operating costs of 200 bp.

Delivery Systems and Services

% Change from prior year
Nine months ended June 30, 2016
Sales
Underlying business
Volume	(29)%
Price	—%
Currency	(1)%

Total Delivery Systems and Services	(30)%

Nine months ended June 30, 2016 vs. June 30, 2015

Sales of $157.9 million decreased $68.4 million, or 30.2%, primarily due to lower volumes of 29% as a result of slower turnkey and installation project activity and our exit of product lines and unfavorable currency of 1%.

Operating income of $37.5 million decreased $6.7 million, or 15.2%, due to lower equipment volumes of $21 million and unfavorable currency impacts of $1 million offset by lower costs of $8 million and favorable product and customer mix of $7 million. The lower equipment volumes and decreased turnkey activities correlate with lower semiconductor industry capital spending.

Adjusted EBITDA of $39.1 million decreased $11.2 million, or 22.3%, due to unfavorable volumes of $21 million attributable to lower equipment volumes, decreased installation project activity and product line exits and unfavorable currency of $1 million, were offset by favorable product and customer mix of $7 million and lower costs of $4 million. Adjusted EBITDA margin of 24.8% increased 260 bp primarily due to improved pricing and lower costs.

Corporate

Nine months ended June 30, 2016 vs. June 30, 2015

Operating loss of $18.2 million increased by $4.0 million primarily due to higher incentive compensation.

Adjusted EBITDA loss of $17.8 million increased by $4.0 million primarily due to higher incentive compensation.

SEGMENT LEVEL FINANCIAL RESULTS

Sales
(in millions)	Year Ended September 30 2015	Year Ended September 30 2014	Year Ended September 30 2013
Materials	$743.4	$640.0	$628.4
Delivery Systems and Services	265.9	302.5	224.4

Total Company Sales	$1,009.3	$942.5	$852.8

Below is a reconciliation of segment operating income to adjusted EBITDA:

	Year Ended September 30 2015	Year Ended September 30 2014	Year Ended September 30 2013
Materials
Operating income (loss)	$213.7	$124.6	$83.3
Add: Depreciation and amortization	48.1	52.7	54.9
Add: Equity affiliates’ income (loss)	1.0	1.7	2.1

Adjusted EBITDA	$262.8	$179.0	$140.3
Adjusted EBITDA margin(A)	35.4%	28.0%	22.3%

Delivery Systems and Services
Operating income (loss)	$49.1	$57.6	$19.8
Add: Depreciation and amortization	8.3	6.3	1.4
Add: Equity affiliates’ income	—	—	—

Adjusted EBITDA	$57.4	$63.9	$21.2
Adjusted EBITDA margin(A)	21.6%	21.1%	9.4%

Corporate
Operating income (loss)	$(19.2)	$(19.7)	$(17.0)
Add: Depreciation and amortization	0.5	0.5	0.6
Add: Equity affiliates’ income	—	—	—

Adjusted EBITDA	$(18.7)	$(19.2)	$(16.4)

(A)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by sales.

Below is a reconciliation of segment total operating income to combined operating income:

Operating Income	2015	2014	2013
Segment total	$243.6	$162.5	$86.1
Business restructuring and cost reduction actions	(21.6)	(1.3)	(132.6)

Combined Total	$222.0	$161.2	$(46.5)

Materials

	% Change from Prior Year
	2015	2014
Sales
Underlying business
Volume	13%	3%
Price	7%	(2)%
Currency	(4)%	1%

Total Materials Sales Change	16%	2%

Year ended September 30, 2015 vs. September 30, 2014

Sales of $743.4 million increased $103.4 million, or 16%, primarily due to higher volumes of 13% and higher pricing, including favorable product and customer mix, of 7%. The higher volumes were from new products in advanced materials and increased memory market demand in advanced materials and process materials. The favorable pricing, including customer and product mix is primarily due to the supply demand imbalance of process gases to the memory market. The increases were partially offset by unfavorable currency of 4%.

Operating income of $213.7 million increased $89.1 million, or 71.5%, due to higher volumes of $57 million and favorable pricing including product and customer mix of $47 million, offset by unfavorable currency of $10 million and unfavorable operating costs of $5 million.

Adjusted EBITDA of $262.8 million increased $83.8 million, or 46.8%, due to higher volumes of $57 million and favorable pricing including product and customer mix of $47 million, offset by unfavorable currency of $10 million and unfavorable operating costs of $10 million. Adjusted EBITDA margin of 35.4% increased 740 bp, primarily due to favorable pricing, including customer and product mix and higher volumes offset by higher costs and unfavorable currency.

Year ended September 30, 2014 vs. September 30, 2013

Sales of $640.0 million increased $11.6 million, or 2%, as higher volumes of 3% in advanced materials were partially offset by lower pricing, including customer and product mix of 2%. In addition, favorable currency contributed 1%.

Operating income of $124.6 million increased $41.3 million, or 49.6%, due to higher volumes of $23 million, lower operating costs of $22 million and favorable currency impacts of $1 million, offset by unfavorable pricing including product and customer mix of $5 million.

Adjusted EBITDA of $179.0 million increased $38.7 million, or 27.6%, from higher volumes of $23 million, lower operating costs of $20 million, and favorable currency impacts of $1 million offset by unfavorable pricing including product and customer mix of $5 million. Adjusted EBITDA margin of 28.0% increased 570 bp, primarily due to improved volume loading and improved cost performance.

Delivery Systems and Services

	% Change from Prior Year
	2015	2014
Sales
Underlying business
Volume	(12)%	34%
Price	— %	1%
Currency	— %	— %

Total Delivery Systems and Services	(12)%	35%

Year ended September 30, 2015 vs. September 30, 2014

Sales of $265.9 million decreased $36.6 million, or 12.1%, due to lower equipment volumes and reduced turnkey and installation project activity.

Operating income of $49.1 million decreased $8.5 million, or 14.8%, due to lower volumes of $22 million offset by lower costs of $7 million, favorable pricing, including customer and product mix of $6 million, and favorable currency impacts of $1 million.

Adjusted EBITDA of $57.4 million decreased $6.5 million, or 10.2%, due to lower volumes of $22 million offset by lower costs of $9 million, favorable pricing including product and customer mix of $6 million and favorable currency impacts of $1 million. Adjusted EBITDA margin of 21.6% increased 50 bp.

Year ended September 30, 2014 vs. September 30, 2013

Sales of $302.5 million increased $78.1 million, or 34.8%, due to higher volumes of 34% and favorable price of 1%. The higher volumes were due to a strong demand for our equipment as well as a high level of turnkey and installation project activity.

Operating income of $57.6 million increased $37.8 million, or 191%, due to higher volumes of $27 million, favorable pricing, including product and customer mix impacts, of $8 million and lower operating costs of $3 million.

Adjusted EBITDA of $63.9 million increased $42.7 million, or 201%, from higher volumes of $27 million, favorable pricing, including product and customer mix impacts, of $8 million and lower operating costs of $8 million. Adjusted EBITDA margin of 21.1% increased 1,170 bp, primarily due to improved price including product and customer mix impacts and lower operating costs.

Corporate

Year ended September 30, 2015 vs. September 30, 2014

Operating loss of $19.2 million improved by $0.5 million. No individual items were significant in comparison to the prior year.

Adjusted EBITDA loss of $18.7 million improved by $0.5 million. No individual items were significant in comparison to the prior year.

Year ended September 30, 2014 vs. September 30, 2013

Operating loss of $19.7 million increased by $2.7 million. No individual items were significant in comparison to the prior year.

Adjusted EBITDA loss of $19.2 million increased by $2.8 million. No individual items were significant in comparison to the prior year.

LIQUIDITY AND CAPITAL RESOURCES

Historically, Air Products has provided cash management and other treasury services to Versum. A significant portion of our cash balances are generated by operating activities and considered immediately settled with Air Products. Additionally, we have received funding from Air Products for our operating and investing cash needs. We expect Air Products will continue to consolidate most of our cash balances until the distribution date. Subsequent to the separation, Versum will no longer participate in cash management and funding arrangements with Air Products. Historically, Versum has utilized these arrangements to fund significant expenditures, such as manufacturing capacity expansions and acquisitions. Versum’s ability to fund its operations and capital needs will depend on its ongoing ability to generate cash from operations and access to capital markets. Versum believes that its future cash from operations, its revolving credit facility, and access to capital markets will provide adequate resources to meet working capital needs, potential dividends, capital expenditures and strategic investments.

We intend to enter into certain senior secured credit facilities, which we expect will be comprised of (i) a senior secured first lien term loan B facility in an aggregate principal amount of $575 million (the “Term

Facility”, and the loans thereunder, the “Term Loans”) and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $200 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Credit Facilities”). We intend to use the proceeds of the Term Facility to fund, in part, the consideration paid to Air Products for its contribution of assets to us in connection with the separation. The Revolving Facility will be used to provide funds for our ongoing working capital requirements after the separation and for general corporate purposes. A portion of the Revolving Facility is expected to be available in certain agreed upon currencies other than US dollars and the Revolving Facility is expected to have a sublimit for swingline loans in US dollars and issuances of letters of credit in US dollars and other certain agreed upon currencies.

Prior to the separation and distribution, we anticipate that we will distribute in-kind to Air Products unsecured senior notes with a term of eight years in a total aggregate principal amount of up to approximately $425 million, which will be partial consideration for the contribution of assets to us by Air Products in connection with the separation. We will not receive any cash proceeds from the issuance of these notes. We expect that Air Products will exchange these notes for its outstanding debt.

Versum’s ability to make payments on and to refinance its indebtedness, including any third party debt incurred in connection with the distribution, as well as any debt that Versum may incur after the distribution, will depend on its ability to generate cash from operations, financial or asset sales, and the tax consequences of Versum’s repatriating foreign cash.

As of June 30, 2016, our cash and cash items of $66.6 million were substantially held outside of the U.S. If the foreign cash and cash items are needed for operations in the U.S. or we otherwise elect to repatriate the funds, we may be required to accrue and pay U.S. taxes on a significant portion of these amounts.

For the nine months ended June 30, 2016 and June 30, 2015

Our cash flows from operating, investing, and financing activities as reflected in the combined statements of cash flows, are summarized in the following table:

(in millions)	Nine months ended June 30, 2016	Nine months ended June 30, 2015
Cash provided by (used for)
Operating activities	$192.6	$194.9
Investing activities	15.2	(14.1)
Financing activities	(159.3)	(194.6)

Operating Activities

For the nine months ended June 30, 2016, cash provided by operating activities was $192.6 million. Net income attributable to Versum of $166.8 million is adjusted for reconciling items that include depreciation and amortization, deferred income taxes, and other adjustments. Working capital was a use of cash of $18.6 million. The change in working capital was primarily driven by a decrease in payables and accrued liabilities of $20.8 million, which is primarily due to a decrease in the accrual for incentive compensation due to payments on the 2015 plan.

For the nine months ended June 30, 2015, cash provided by operating activities was $194.9 million. Net income attributable to Versum was $140.9 million. The working capital accounts were a use of cash of $2.9 million. The change in working capital was primarily driven by an increase in trade receivables of $13.8 million, due to period over period timing differences, and an increase in other working capital of $3.8 million. These uses of cash were partially offset by a decrease in contracts in progress, less progress billings of $16.1 million.

Investing Activities

For the nine months ended June 30, 2016, cash provided by investing activities was $15.2 million, due mainly to the sale of assets and investments of $39.3 million which was primarily driven by $15.9 million for the sale of our 20% equity investment in Daido Air Products Electronics, Inc. and $14.9 million for the sale of onsite ammonia assets located in Wuhu, China. This source of cash was partially offset by capital expenditures of $24.1 million. For the nine months ended June 30, 2015, cash used for investing activities was $14.1 million, for additions to plant and equipment partially offset by proceeds from sale of assets.

Capital expenditures in the nine months ended June 30, 2016 totaled $24.1 million, compared to $16.9 million in the nine months ended June 30, 2015. The increase in capital expenditures of $7.2 million for nine months ended June 30, 2015 to June 30, 2016 was primarily due to capacity increases in several Materials product lines.

Cash flow from operations is expected to fund anticipated production capacity project spending.

Financing Activities

For the nine months ended June 30, 2016, cash used for financing activities was $159.3 million primarily due to net transfers to Air Products. For the nine months ended June 30, 2015, cash used for financing activities was $194.6 million primarily due to net transfers to Air Products.

For the year ended September 30, 2015, September 30, 2014 and September 30, 2013

Our cash flows from operating, investing, and financing activities as reflected in the combined statements of cash flows, are summarized in the following table:

(in millions)	2015	2014	2013
Cash provided by (used for)
Operating activities	$274.4	$188.9	$(55.2)
Investing activities	(19.7)	(20.1)	(24.4)
Financing activities	(285.3)	(220.7)	121.5

Operating Activities

For the year ended September 30, 2015, cash provided by operating activities was $274.4 million. Income from continuing operations of $184.1 million is adjusted for reconciling items that include depreciation and amortization, deferred income taxes, undistributed earnings of equity affiliates, gain on sale of assets, share-based compensation expense and write-down of long-lived assets associated with restructuring. Working capital was a source of cash of $16.1 million. The reduction in contracts in progress, less progress billings of $20.7 million primarily relates to collections from large projects.

For the year ended September 30, 2014, cash provided by operating activities was $188.9 million. Income from continuing operations was $123.6 million. The working capital accounts were a use of cash of $3.1 million. The increase in contracts in progress, less progress billings of $18.3 million primarily relates to spending on large projects. The reduction of payables and accrued liabilities of $8.9 million is primarily due to period over period timing differences related to payments. The reduction of inventory of $5.2 million is primarily due to decreased raw material costs.

For the year ended September 30, 2013, cash used for operating activities was $55.2 million. The loss from continuing operations of $80.6 million reflected the write-down of long-lived assets associated with business restructuring of $67.1 million. The working capital accounts were a use of cash of $102.3 million. The reduction of payables and accrued liabilities of $143.2 million primarily relates to the settlement of a long-term take-or-pay silane contract that was accrued as part of our 2012 business restructuring actions. The reduction of inventories of $35.7 primarily relates to our exit of the silane business and shift in demand.

Investing Activities

For the year ended September 30, 2015, cash used for investing activities was $19.7 million, as spending for plant and equipment was partially offset by proceeds from the sale of assets. For the year ended September 30, 2014, cash used for investing activities was $20.1 million, as spending for plant and equipment was partially offset by proceeds from the sale of assets. For the year ended September 30, 2013, cash used for investing activities was $24.4 million, as spending for plant and equipment was partially offset by proceeds from the sale of assets.

Capital expenditures in the year ended September 30, 2015 totaled $22.1 million, compared to $24.3 million in the year ended September 30, 2014. The decrease in capital expenditures of $2.2 million for the period is primarily due to less projects in the Materials product lines.

Capital expenditures in the year ended September 30, 2014 totaled $24.3 million, compared to $30.2 million in the year ended September 30, 2013. The decrease in capital expenditures of $5.9 million for the period is primarily due to less projects in the Materials product lines.

Cash flow from operations is expected to fund anticipated production capacity project spending.

Financing Activities

For the year ended 2015, cash used for financing activities was $285.3 million primarily due to net transfers to Air Products. For the year ended 2014, cash used for financing activities was $220.7 million primarily due to net transfers to Air Products. For the year ended 2013, cash provided by financing activities was $121.5 million primarily due to net transfers from Air Products.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations at September 30, 2015. Amounts in the table do not reflect the debt we expect to incur in connection with the separation and distribution described under “Financing Arrangements,” or the allocation of certain net liabilities between Air Products and us described under “Unaudited Pro Forma Combined Financial Statements”.

Payments Due by Period
	Total	2016	2017	2018	2019	2020	Thereafter
Operating leases	$25.0	$5.4	$4.9	$4.3	$3.6	$3.5	$3.3
Unconditional purchase obligations	11.0	11.0	—	—	—	—	—

Total Contractual Obligations	$36.0	$16.4	$4.9	$4.3	$3.6	$3.5	$3.3

Leases

For more information on operating leases, see Note 10, “Leases,” to the Annual Combined Financial Statements.

Unconditional Purchase Obligations

The unconditional purchase obligations are primarily related to plant and equipment in 2016. Otherwise there are no material obligations.

Income Tax Liabilities

Noncurrent deferred income tax liabilities as of June 30, 2016 and September 30, 2015 were $42.1 million and $39.9 million, respectively. Liabilities related to unrecognized tax benefits, including interest and penalties, as of June 30, 2016 and September 30, 2015 were $12.0 million and $10.3 million, respectively. These tax liabilities were excluded from the Contractual Obligations table, as it is impractical to determine a cash impact by year given that payments will vary according to changes in tax laws, tax rates, and our operating results. In addition, there are uncertainties in timing of the effective settlement of our uncertain tax positions with respective taxing authorities. For more information, see Note 13, “Income Taxes,” to the Annual Combined Financial Statements.

Debt

We intend to enter into certain senior secured credit facilities, which we expect will be comprised of (i) a senior secured first lien term loan B facility in an aggregate principal amount of $575 million (the “Term Facility”, and the loans thereunder, the “Term Loans”) and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $200 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Credit Facilities”). We intend to use the proceeds of the Term Facility to fund, in part, the consideration paid to Air Products for its contribution of assets to us in connection with the separation. The Revolving Facility will be used to provide funds for our ongoing working capital requirements after the separation and for general corporate purposes. A portion of the Revolving Facility is expected to be available in certain agreed upon currencies other than US dollars and the Revolving Facility is expected to have a sublimit for swingline loans in US dollars and issuances of letters of credit in US dollars and other certain agreed upon currencies.

Prior to the separation and distribution, we anticipate that we will distribute in-kind to Air Products unsecured senior notes with a term of eight years in a total aggregate principal amount of up to approximately $425 million, which will be partial consideration for the contribution of assets to us by Air Products in connection with the separation. Versum will not receive any cash proceeds from the issuance of these notes. We expect that Air Products will exchange these notes for its outstanding debt.

As a result of these transactions, at or shortly prior to the time of the distribution, we expect to incur approximately $1.0 billion of new third-party indebtedness, $975 million of which will be distributed, in cash or in-kind, to Air Products in partial consideration for the contribution of assets to us in connection with the separation.

For more information, see “Financing Arrangements.”

LONG-TERM EMPLOYEE BENEFITS

Air Products offers various long-term benefits to its employees. Where permitted by law, Air Products reserves the right to change, modify or discontinue the plans.

Air Products sponsors defined benefit pension plans and defined contribution plans that are shared amongst its businesses. Participation of our employees in these plans is reflected in the combined financial statements as though we participate in a multiemployer plan with Air Products. Upon finalization of our retirement plans, we estimate that net benefit obligations of approximately $22 are to be transferred to Versum.

Defined benefit pension costs of $5 million, $7 million, $12 million, $12 million and $15 million were included in the Annual and Interim Combined Financial Statements for the nine months ended June 30, 2016 and June 30, 2015 and years ended September 30, 2015, 2014 and 2013, respectively, based on percent of salary for U.S. employees and active employee headcount in other jurisdictions. No contributions were made on behalf of Versum in these periods.

Air Products contributed $4.5 million, $2.8 million and $2.4 million to the U.S. defined contribution plan on behalf of Versum employees for the years ended September 30, 2015, 2014 and 2013, respectively. The allocations were based on specific identification of contributions to participants in the plan. Contributions to non-U.S. plans were not material.

OFF-BALANCE SHEET ARRANGEMENTS

As of June 30, 2016 and September 30, 2015, we did not have any off-balance sheet arrangements.

RELATED PARTY TRANSACTIONS

See Note 4, “Related Party Transactions,” to the Annual Combined Financial Statements for details.

INFLATION

We operate in many countries that experience volatility in inflation and foreign exchange rates. The ability to pass on inflationary cost increases is an uncertainty due to general economic conditions and competitive situations. It is estimated that the cost of replacing our plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Note 2, “Major Accounting Policies,” to the Annual Combined Financial Statements describes our major accounting policies. Judgments and estimates of uncertainties are required in applying our accounting policies in many areas. However, application of the critical accounting policies discussed below requires management’s significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. Our management has reviewed these critical accounting policies and estimates and related disclosures with our audit committee.

Principles of Combination

The Annual Combined Financial Statements are derived from Air Products’ consolidated financial statements and accounting records where it was part of the Materials Technologies reporting segment. The combined financial statements were prepared in accordance with GAAP and include the accounts of Versum. All significant intercompany transactions and balances have been eliminated. Transactions between Versum and Air Products are reflected in the combined balance sheets as “Air Products’ net investment” and in the combined statements of cash flows as a financing activity in “Net transfers to Air Products.”

Air Products provides us with centrally managed services and corporate functions. Accordingly, certain shared costs including but not limited to administrative expenses for information technology, general services, human resources, legal, accounting and other services, have been allocated to us and are reflected as expenses in the combined financial statements. Expenses have been allocated on the basis of direct usage when identifiable, with the remainder allocated on the basis of fixed costs, revenue, operating income or headcount. We consider the expense allocation methodology and results to be reasonable and consistently applied for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as an independent public company or of the costs we will incur in the future.

The annual combined balance sheets of Versum include Air Products’ assets and liabilities that are specifically identifiable or otherwise will be transferred to us, including subsidiaries and affiliates in which Air Products has a controlling financial interest. Also included within our combined financial statements are the results of certain businesses which have historically been managed by us but will be retained by Air Products after the separation.

Impairment of Assets

Plant and Equipment

Plant and equipment held for use is grouped for impairment testing at the lowest level for which there is identifiable cash flows. Impairment testing of the asset group occurs whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such circumstances would include a significant decrease in the market value of a long-lived asset grouping, a significant adverse change in the manner in which the asset grouping is being used or in its physical condition, a history of operating or cash flow losses associated with the use of the asset grouping, or changes in the expected useful life of the long-lived assets.

If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by that asset group is compared to the carrying value to determine whether impairment exists. If an asset group is determined to be impaired, the loss is measured based on the difference between the asset group’s fair value and its carrying value. An estimate of the asset group’s fair value is based on the discounted value of its estimated cash flows. Assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

The assumptions underlying cash flow projections represent management’s best estimates at the time of the impairment review. Factors that management must estimate include industry and market conditions, sales volumes and prices, costs to produce, inflation, etc. Changes in key assumptions or actual conditions that differ from estimates could result in an impairment charge. We use reasonable and supportable assumptions when performing impairment reviews and cannot predict the occurrence of future events and circumstances that could result in impairment charges.

Intangible Assets

Intangible assets with determinable lives at June 30, 2016 totaled $76.6 million and consisted primarily of customer relationships, patents and technology. These intangible assets are tested for impairment as part of the long-lived asset grouping impairment tests. Impairment testing of the asset group occurs whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. See the impairment discussion above under Plant and Equipment for a description of how impairment losses are determined.

Goodwill

The acquisition method of accounting for business combinations currently requires us to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Goodwill represents the excess of the purchase price over the estimated fair value of net assets acquired, including identified intangibles. Goodwill was $174.0 million as of June 30, 2016. Disclosures related to goodwill are included in Note 8, “Goodwill,” to the Annual Combined Financial Statements.

We perform an impairment test annually in the fourth quarter of the fiscal year and whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The tests are done at the reporting unit level which is defined as equal to or one level below the operating segment. The first step of the quantitative test requires that we compare the fair value of business reporting units to carrying value, including assigned goodwill. To determine the fair value of a reporting unit, we primarily use either an income approach or market approach valuation model, representing the present value of future cash flows. Our valuation model uses a five-year growth period for the business and an estimated exit trading multiple. The principal assumptions utilized in our income approach valuation model include revenue growth rate, operating profit margins, discount rate, and exit multiple. Revenue growth rate and operating profit assumptions are consistent with those utilized in our operating plan and long-term financial planning process. The discount rate assumption is calculated based upon an estimated weighted-average cost of capital, which includes factors such as the risk-free rate of return, cost of debt, and expected equity premiums. The exit multiple is determined from comparable industry transactions. If the first step of the quantitative test indicates potential impairment, the implied fair value of a reporting unit’s goodwill is compared to its carrying amount. If the carrying amount of the goodwill is greater than its implied fair value, an impairment loss is recorded. When the market approach is utilized, fair value is estimated based on market multiples of revenue and earnings derived from comparable publicly-traded companies engaged in the same or similar lines of business as the reporting unit, adjusted to reflect differences in size and growth prospects. When both the income and market approach are utilized, we review relevant facts and circumstances and make a qualitative assessment to determine the proper weighting. Management judgment is required in the determination of each assumption utilized in the valuation model, and actual results could differ from the estimates.

We have a total of three reporting units. There are two reporting units based on product lines within the Materials segment. The DS&S segment is also a reporting unit. We allocated the goodwill of the Materials and DS&S segments to our three reporting units based on the relative fair values of the reporting units as of September 30, 2012. We conducted impairment tests beginning October 1, 2012 and for fiscal years 2013 through 2015 and determined that there was no goodwill impairment in any of the periods tested. As of the fourth quarter of 2015, the fair value of each reporting unit substantially exceeded its carrying value.

Income Taxes

We account for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities measured using the enacted tax rate. At June 30, 2016, accrued income taxes and net deferred tax liabilities amounted to $4.4 million and $34.4 million, respectively. Tax liabilities related to uncertain tax positions as of June 30, 2016 were $12.0 million, including interest and penalties. Income tax expense for the nine months ended June 30, 2016 and year ended September 30, 2015 was $43.2 million and $31.7 million, respectively. Disclosures related to income taxes are included in Note 13, “Income Taxes,” to the Annual Combined Financial Statements.

For purposes of the Interim and Annual Combined Financial Statements, our income tax expense and deferred tax balances have been estimated as if we filed income tax returns on a stand-alone basis separate from Air Products. As a stand-alone entity, our deferred taxes and effective tax rate may differ from those in historical periods.

Management judgment is required concerning the ultimate outcome of tax contingencies and the realization of deferred tax assets.

Actual income taxes paid may vary from estimates, depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed. We believe that our recorded tax liabilities adequately provide for these assessments.

Deferred tax assets are recorded for operating losses and tax credit carryforwards. However, when we do not expect sufficient sources of future taxable income to realize the benefit of the operating losses or tax credit carryforwards, these deferred tax assets are reduced by a valuation allowance. Further, in situations where a cumulative loss for recent years exists, it may be difficult to support a conclusion that expected taxable income from future operations (excluding reversal of existing temporary differences) justifies recognition of deferred tax assets. A valuation allowance is recognized if, based on the weight of available evidence, it is considered more likely than not that some portion or all of the deferred tax asset will not be realized. The factors used to assess the likelihood of realization include forecasted future taxable income, available tax planning strategies that could be implemented to realize or renew net deferred tax assets in order to avoid the potential loss of future tax benefits, and the existence of a cumulative loss for recent years. The effect of a change in the valuation allowance is reported in income tax expense.

Loss Contingencies

In the normal course of business we encounter contingencies, i.e., situations involving varying degrees of uncertainty as to the outcome and effect on us. We accrue a liability for loss contingencies when it is considered probable that a liability has been incurred and the amount of loss can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued.

Contingencies include those associated with litigation, for which our accounting policy is discussed in Note 2, “Major Accounting Policies,” to the Annual Combined Financial Statements, and particulars are provided in Note 12, “Commitments and Contingencies,” to the Annual Combined Financial Statements. Significant judgment is required in both determining probability and whether the amount of loss associated with a contingency can be reasonably estimated. These determinations are made based on the best available information at the time. As additional information becomes available, we reassess probability and estimates of loss contingencies. Revisions in the estimates associated with loss contingencies could have a significant impact on our results of operations in the period in which an accrual for loss contingencies is recorded or adjusted. For example, due to the inherent uncertainties related to environmental exposures, a significant increase to environmental liabilities could occur if a new site is designated, the scope of remediation is increased, or our proportionate share is increased. Similarly, a future charge for regulatory fines or damage awards associated with litigation could have a significant impact on our net income in the period in which it is recorded.

NEW ACCOUNTING GUIDANCE

See Note 3, “New Accounting Guidance,” to the Annual Combined Financial Statements for information concerning the implementation and impact of new accounting guidance.

FORWARD-LOOKING STATEMENTS

This information statement and other materials Air Products and Versum have filed or will file with the SEC contain, or will contain, certain statements regarding business strategies, market potential, future financial performance, future action, results and other matters which are “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “objective,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Additionally, forward-looking statements include, but are not limited to: statements about business strategies and outlook for Versum, expectations as to Versum’s future sales, estimates regarding Versum’s capital requirements and needs for additional financing, estimates of Versum’s expenses, future revenues and profitability, and estimates of the size of the market for Versum’s products, and estimates of the success of other competing technologies that may become available.

In particular, information included in “Information Statement Summary,” “Risk Factors,” “The Separation and Distribution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, weakening of global or regional economic conditions; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations of sales; the impact of competitive products and pricing; unexpected changes in raw material supply and markets; Versum’s failure to successfully develop and market new products and optimally manage product life cycles; Versum’s inability to protect and enforce its intellectual property rights; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disaster; increased competition; changes in relationships with our significant customers and suppliers; unanticipated business disruptions; Versum’s ability to predict, identify and interpret changes in consumer preferences and demand;

uncertainty regarding the availability of financing to us in the future and the terms of such financing; disruptions in Versum’s information technology networks and systems; unexpected safety or manufacturing issues; costs and outcomes of litigation or regulatory investigations; the impact of management and organizational changes, the success of cost reduction efforts; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of changes in environmental, tax or other legislation and regulations in jurisdictions in which Versum and its affiliates operate; relocation of our corporate headquarters and key activities and other risk factors described in “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Air Products and Versum disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based, except as required by applicable law.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our earnings, cash flows, and financial position are exposed to market risks relating to foreign currency exchange rates. It is our policy to minimize our cash flow exposure to adverse changes in currency exchange rates and to manage the financial risks inherent in funding with debt capital.

Foreign Currency Exchange Rate Risk

Approximately 70% of Versum’s sales are derived from outside of the United States. Financial results therefore will be affected by changes in currency exchange rates. If all foreign currencies were to see a 10% reduction versus the U.S. dollar the operating income would be negatively impacted by approximately $14 million.

BUSINESS

Versum is a global provider of innovative solutions to the semiconductor and display industries based on our expertise in the development, manufacturing, transportation and handling of specialty materials. The business employs expertise in molecular design and synthesis, purification, advanced analytics, formulation development and containers and delivery systems for handling of high purity materials to deliver leading edge solutions and critical process support to our customers. Versum consists of two primary operating segments, Materials and DS&S, under which we manage our operations and assess performance, and a Corporate segment. These operating segments are not aggregated and are reported separately as our reportable segments.

We are a leading global supplier of critical materials, including high purity specialty process gas, cleaners and etchants, slurries, organosilanes and organometallics deposition films, and equipment, which we provide to the semiconductor and display industries. Our technical capabilities foster strong customer relationships which are critical to collaborative development. Unique product positioning and a strong global infrastructure with flexible manufacturing and supply chain capabilities are fundamental to our businesses. The Corporate segment includes certain administrative costs associated with operating a public company, non-core operating activities, foreign exchange gains and losses, and other income and expense that cannot be directly associated with the operating segments.

Throughout its history, the business has been known for innovative product development and as a safe, reliable and sustainable supplier of materials needed to fabricate semiconductors and displays. Our business is supported by an in-depth knowledge of the chemistries and technologies which underlie the manufacturing process for these electronic devices. We first invested in the electronic materials business to provide specialty gas supply to the semiconductor industry in the 1980s to address the emerging need for higher purity materials. Over the years, this business has grown both organically and through acquisitions.

In May 2016, the board of directors of Air Products announced its intention to separate the Air Products’ Electronic Materials business by transferring it to Versum and distributing the common stock of Versum to stockholders of Air Products on a pro-rata basis. The distribution is intended to be generally tax-free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.

As an independent company, we believe Versum will be well positioned to benefit from secular growth trends and a leading position in the semiconductor materials market, supported by its global manufacturing and research infrastructure, product innovation capabilities, a strong new product pipeline and low capital intensity. Our competitive strengths are enabling us to achieve high Adjusted EBITDA margins and strong cash flow. For the fiscal year ending September 30, 2015, our net sales were $1,009 million; operating income was $222 million, or 22% of sales; net income was $184 million; Adjusted EBITDA was $301.5 million, or 29.9% of sales; and net income was $184 million for 2015. For an explanation of Adjusted EBITDA and reconciliation to GAAP net income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Non-GAAP Financial Measures.”

Our revenues by segment and destination are as follows:

FY15 Revenue by Segment	FY15 Revenue by Region

Total Revenue $1,009 million

For more information about geographic areas, see Note 15, “Segment and Geographic Information” to the Annual Combined Financial Statements.

Our Competitive Strengths

Innovative Product Development

Versum has established leadership positions in the semiconductor market with performance-critical products tailored to meet specific market and customer needs based upon its research and development capabilities. Semiconductor manufacturing is a highly complex process requiring consistent and precise application of high purity materials in repeated steps. Our innovative products deliver differentiated performance to our customers’ fabrication processes by enhancing their productivity, quality, and yield; yet they constitute in relative terms a small fraction of the overall costs to develop and manufacture the end product. Our offerings for deposition, chemical mechanical planarization (CMP), etching, doping and cleaning enable semiconductor manufacturers to create faster, smaller and more efficient devices for both the logic and memory market segments. Our integrated delivery systems are designed and manufactured for the safe, consistent and efficient delivery of specialty gases and chemicals to our customers’ manufacturing tools, and our expertise enables us to provide value creating services including installation of equipment, gas and chemicals handling and maintenance of our equipment.

Collaborative product development, a high level of technical innovation, products vetted through customers’ rigorous qualification processes and safe, consistent and reliable distribution have enabled the business to establish strong positions in key product families. Management believes that Versum holds leadership positions in the following product areas:

•	Advanced Deposition Precursors for forming thin films of material, some that are only atomic layers in thickness

•	Polishing slurries for planarizing deposited films to enable subsequent pattering with state-of-the-art photolithography

•	Process Gases for depositing materials and for etching and cleaning deposition chambers

•	Gas and Chemicals Delivery systems for safely storing and delivering both gases and liquids to the process tools

Longstanding Relationships with Key Industry Leaders

Versum works collaboratively with semiconductor manufacturers to establish a development roadmap that projects the critical manufacturers’ needs to sustain future product advances. As a trusted supplier to our customers, we work closely with most of the top semiconductor manufacturers to create specialty molecules and formulations for semiconductor manufacturing. Versum has maintained long-term relationships, often spanning decades, with the key companies for driving advances by providing innovative solutions that aid our customers in their next phases of development. Due to the specialized nature of our products, manufacturing complexity, qualification requirements in customers’ fabrication processes, high customer re-formulation and qualification change costs, and extensive proprietary chemistry, we believe our supply position with our customers is strong.

We have developed collaborative business relationships with most of the world’s leading semiconductor manufacturers often referred to as IDMs. These relationships enable us to understand the future requirements of their products and processes and to develop new products and applications to meet these needs. Because of our expertise, we also provide equipment service and technical expertise onsite at many of our IC customer locations. Our close collaboration with many of the leading OEMs enables us to jointly develop materials and equipment solutions to provide technical benefit and the lowest total cost of ownership to our common end use customers.

Technology Leadership

To be a supplier of innovation to the semiconductor industry requires a substantial long term commitment to technology investments. We believe our extensive expertise in the field of high-value specialty materials and gases is and will continue to be a key competitive strength. Our customers continually seek to introduce new generations of semiconductors and we collaborate with them to develop new molecules, formulations and technological improvement to satisfy their goals. Versum manufactures complex and in many cases proprietary products including advanced deposition materials, formulated products and CMP slurries, specialty gases, and gas and chemical delivery systems leveraging broad proprietary knowledge of complex chemistry, manufacturing and formulation, and container and delivery products development to provide innovative solutions for our customers. For example, we developed a new class of organosilane precursors, which facilitates self-aligned double patterning at the appropriate process temperatures and speed. This process has enabled semiconductor device miniaturization to continue far beyond previously expected capabilities. Historically, over the past four years, 25-40% of annual revenues in our advanced materials product lines are based on products and new applications for our products introduced within the last five years. Versum currently has approximately 1,330 patents and has a highly qualified workforce comprising approximately 200 research scientists, lab technicians and engineers that allows us to sustain our competitive advantage.

Positioned to Take Advantage of Secular Growth Trends

Our business supplies materials used in the manufacture of semiconductors and displays that are utilized in a wide range of end markets providing diversified growth into the future. We believe growth will be further enhanced by the following secular trends:

•	Continued proliferation of the use of semiconductors into equipment and consumer goods.

Growth in mobile devices, cloud computing, connectivity and data monitoring and storage are driving the continued proliferation of semiconductors and displays into durable goods and other devices. These macro trends have moved the semiconductor industry from a personal computer driven market to a market much more correlated with demand for consumer products such as tablets, cell phones, automobiles, appliances and other electronics. This has resulted in increased semiconductor demand, more variety in the types of devices needed, and a tighter correlation between the volume of silicon wafer utilized for semiconductor manufacturing and global gross domestic product. We believe our business will benefit from the increasing use of semiconductors, which significantly drives demand for our products. Semiconductor wafer starts are expected to grow at a rate of ~5% per year over the next five years.

•	Increased importance of materials in driving future operating improvement in semiconductor design.

We believe device complexity in semiconductor fabrication will inherently increase as physical limits complicate further device scaling, driving the development of new architectures and technologies to increase device density and performance. Customers are increasingly articulating the need for technology collaboration to develop mutually beneficial solutions and new materials to meet the increased demand for more capable and energy efficient devices. Advanced nodes typically also require more process steps which increases the use of our products. For example, IC manufacturers are moving to three-dimensional device structures for more advanced applications. This will require new semiconductor films made from different materials. We expect to continue to develop new organosilanes and organometallic products, via our advanced deposition platform, along with CMP slurries and clean solutions to support the development of these new films. We believe Versum is well-positioned to capitalize on these innovation based opportunities, given our proprietary technologies, research and development capabilities and strong relationships with leading innovators in both logic and memory markets. Many of the products that are being introduced are novel to this industry and require more advanced technology for storing and delivering them to the respective process tools. We believe Versum is uniquely qualified in possessing the capabilities to not only introduce new material offerings, but equipment that addresses the emerging needs.

•	Continued expansion of emerging market economies.

Continuing growth in emerging markets drives expansion in both the industrial and consumer sectors of emerging market economies, resulting in increased consumption of goods that contain semiconductors, such as tablets, cell phones, computers, automobiles, appliances and other consumer electronics. Our historical relationships with global semiconductor manufacturers and global supply chain networks enable us to benefit from these emerging market opportunities as manufacturers move production to these markets.

Strategically Located Global Manufacturing Footprint and Infrastructure

Versum has a well-established global infrastructure with fourteen strategically located manufacturing and six research and development facilities in the Americas and Asia. We believe Versum’s global network of production facilities is geographically positioned to serve the high growth markets and our customer’s manufacturing requirements. Our manufacturing facilities include locations in the western United States, South Korea and Taiwan. These assets are located in close proximity to Versum’s customers, allowing for fast and on-time deliveries as well as reliable technical support. We maintain strong technical sales capabilities throughout the world supported by four research facilities in the United States and two in Asia. We believe this critical mass in the markets we serve, combined with our global supply chain efficiency, enables us to provide key solutions in a timely manner to support our customers’ needs.

Strong Financial Performance and Cash Flow Generation

Versum has a strong financial profile with net income of $184 million, operating margin of 22% and Adjusted EBITDA margin of 29.9% for the fiscal year ended September 30, 2015. Management has improved its Adjusted EBITDA margin by approximately 1,300 basis points since 2013. We expect to incur indebtedness of $1.0 billion in connection with the spin-off. These strong margins help enable the business to service its debt obligations and generate significant cash flow. For an explanation of Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation to GAAP net income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Non-GAAP Financial Measures.”

Net income (loss) attributable to Versum was $184 million in 2015, $123 million in 2014, and $ (81) million in 2013. Our Adjusted EBITDA and EBITDA margins are as follows:

Adjusted EBITDA and EBITDA Margin

Capital expenditures for the business have averaged approximately $25 million per year over the last three years. Maintenance capital to support the business is approximately 1.5% of sales, or half of this total. Management believes this level of capital spending is representative of future spending excluding any increases for process materials capacity additions. In addition, as part of our transition to an independent company, we expect to spend $25-30 million for relocating some of our infrastructure and creating our new IT systems.

The combination of strong operating margins and low capital intensity results in substantial cash flow generation.

Experienced Management Team

We have a strong management team which combines individuals with long standing industry experience and leadership in both the materials industry and the semiconductor industry with key outside hires who bring a diverse perspective to the business from various other companies. Of our top 8 most senior leaders, 5 have spent the majority of their careers with these businesses within Air Products while 3 have joined our team from outside. Guillermo Novo, our Chief Executive Officer, has 30 years of materials industry operating and executive experience at Rohm & Haas Company and Dow Chemical Company. He is supported by a leadership team that has extensive industry and international experience, a proven operating and safety track record and a diverse set of functional skills to support the growth of the business. The commercial and technology leaders on average have 25 years of experience in these materials businesses with a history of collaborating with customers to provide innovative solutions.

Business Strategies

Drive Operational Excellence and Asset Efficiency

Driving operational excellence, including a commitment to safety, environmental stewardship and supply chain reliability, are critical to the success of our business. We maintain rigorous environmental, health and safety processes and believe excellence in safety performance translates to excellence in operational and financial performance as well.

Over the last three years, Versum has significantly improved operational performance. We have refocused our businesses, invested in research and development capabilities, exited unprofitable product lines, relocated production capacity closer to our customers, increased productivity and improved our cost structure.

We intend to continue to implement various initiatives to improve the efficiency, effectiveness and reliability of our operations. These include:

•	continuing to relocate new capacity and research and development capabilities closer to our customers,

•	investing in state-of-the art manufacturing facilities,

•	repositioning our warehouse and distribution network, and

•	implementing information technology solutions adapted to the needs of a specialty materials company focused on the semiconductor industry.

Maintain Strong Customer Focus

A key element of our success has been our ability to establish long standing working relationships with most of the key semiconductor manufacturers as well as with OEMs. Our understanding and anticipation of our customer’s needs and ability to develop innovative product solutions in a timely manner, together with safe and reliable supply, high quality products and analytical capabilities, have been critical in developing these long-term relationships. We will continue to leverage our technical sales teams and research and development capabilities to facilitate this ongoing collaboration with customers and foster new product development and product scale up. We intend to relocate our technology centers and commercial resources in geographic proximity to our key markets and customers to further facilitate collaborative product development.

Leverage our Leadership to Drive Growth

We have invested on average 4% of sales in new technology primarily for our advanced materials business over the last three years and expect to continue a similar level of spending to deliver innovative solutions for our customers. We expect our leadership position, together with the strength of our product portfolio, to drive growth in the markets we compete in. Our focus on maintaining an in-depth knowledge of the key chemistries underlying our product portfolio and a detailed understanding of our customers’ applications, together with continuing to invest in innovation-driven product development, will enable us to capitalize on emerging secular growth trends. A key enabler of Versum’s successes to date with introducing new product offerings has been the commitment to invest in process tools that are similar to those utilized by our customers to deposit thin films and polish and clean wafers. These capabilities give Versum’s researchers unique insights to critical process parameters that impact performance of our products. Furthermore, the process expertise delivered to a customer as part of a new product offering often accelerates their development timeline.

In addition, we operate in an attractive market with few global scale players that have the talent and capabilities to drive technological trends and product innovation. We believe there are significant opportunities for us to invest capital in strategic acquisitions to strengthen our businesses, broaden our product offerings, and expand our technology portfolio.

Focus on Cash-Flow Generation

Versum has a successful track record of delivering strong financial results. Given the low capital intensity of our business, this results in significant cash flow generation. We expect to incur indebtedness of $1.0 billion in connection with the spin-off. We believe strong future cash flow will enable us to service our debt obligations, fund organic and inorganic growth opportunities return capital to shareholders or reduce leverage. We intend to continue to drive cash flow improvement by optimizing our cost structure through productivity actions and cost savings initiatives. Areas of focus include lowering operating costs by refocusing our distribution footprint and transit costs, simplifying our administrative cost structure, and lowering procurement costs. In addition, due to high customer safety stock requirements and our global supply chain, our inventory requirements are high. We see opportunities for working capital reduction through optimization of both raw material and finished goods inventory.

We expect new capacity coming on-stream in fiscal 2016 and 2017 to improve future cash flows by providing additional product as well as lowering our cost to produce and deliver. Although maintenance capital requirements for the business are fairly low, we expect to manage these expenditures prudently to ensure our assets are operated in accordance with our safety, process and environmental goals.

Operating Segments

Materials Segment

The Materials segment provides leading edge specialty materials focusing on the IC and flat-panel display markets. Its products include specialty chemicals and materials utilized in the latest generation of semiconductors as well as high-purity specialty gases used in the semiconductor manufacturing process. These products include organosilanes, organometallics and other specialty precursors for thin film deposition, CPM slurries and post CMP cleans, formulated products for post etch cleaning, process gases for deposition and metallization, chamber cleaning and etchant gases, as well as high purity gases that are used in ion implantation to alter the electrical properties of thin films. The semiconductor industry accounts for 80% of segment sales. Materials operates in two business units: advanced materials and process materials. The segment benefits from synergies across the business units, including serving the same customer base, developing joint market strategies, sharing common supply chain processes and infrastructure, and utilizing common commercial resources.

Through our global network, our Materials segment positions its research, manufacturing and technical support close to customer facilities, enabling supply chain optimization and rapid response times to product and service needs. Many of our products have undergone rigorous product performance and quality reviews by our customers to be qualified for use in their products or manufacturing processes. Once these qualification processes are completed and our products are designated by our customers for use in their processes or products, it is often time consuming and costly for our customers to change suppliers. Our products perform critical tasks in customers’ products or manufacturing processes, yet typically represent a very small portion of the cost to manufacture the end products. Over nearly three decades, our Materials segment has developed strong customer intimacy with the majority of the industry-leading IDMs, foundries and OEM’s through joint product development and providing on-site service and technical personnel at our customers’ facilities.

Materials sales were $743 million, $640 million, and $628 million for fiscal years 2015, 2014 and 2013 respectively. Its products are sold on a global basis, with sales by business unit and destination geography as follows:

FY15 Revenue - Materials	FY15 Revenue by Region - Materials

The Materials segment has approximately 980 employees, operates 11 production and 6 research and development facilities and serves more than 250 customers.

Business Units

Advanced Materials. Advanced materials supplies products and services by way of three key product platforms that are employed in the fabrication of integrated circuits: advanced deposition materials (“ADM”), planarization (“PLA”), and surface prep and clean (“SP&C”). The key platforms include:

•	ADM products which include high purity specialty gases and chemicals, such as organosilane and organometallic precursors that are used to deposit thin films which comprise an integrated circuit;

•	PLA, in which we provide CMP slurries and post CMP cleans that are used to prepare chips with deposited thin films for the next stage of fabrication; and

•	SP&C formulated products which are designed to selectively etch, and remove debris and contamination during many stages of the wafer fabrication process.

Today, 80% of our advanced materials sales are based on proprietary or patent-protected positions, with 40% of sales based on products introduced within the last five years. Product innovation is a key differentiator for advanced materials. For example, an organosilane precursor, which we developed in collaboration with a leading OEM, is an enabler for self-aligned double patterning, a process that has allowed device size to decrease far beyond expectations using present day lithography. We believe the move to more advanced transistors has created needs for new innovation in polishing dielectric materials. Our shallow trench isolation CMP slurries are exceeding the requirements for dishing control, selectivity, removal rate, and most importantly reduction in defects.

Advanced materials has six technology centers strategically located near our customers, with four in the United States and two in Asia. Our focused research and development efforts offer customers the opportunity to collaborate on the joint development of new materials, align new materials requirements with their product technology cycles and enhance the quality and scale of their specialty material needs.

Process Materials. Process materials supplies high-purity gases and chemicals utilized in the processes of cleaning, etching, doping, and film deposition for the semiconductor, displays and light emitting diode (“LED”) markets. Our cleaning and etchant gases, like nitrogen trifluoride (NF3) and hexafluorobutadiene (C4F6), are used in the semiconductor process for chamber cleaning and high aspect etching applications in the production of semiconductors. Our process gases for deposition and metallization, such as tungsten hexafluoride (WF6) are used in the process of depositing film layers to enable the continued advancement of the semiconductor industry. Our dopants such as arsine (AsH3) are used for ion implantation for semiconductors and our hydride gases such as ammonia (NH3) support applications in display and LED’s. Our process materials’ products are used in a wide variety of displays, including TVs, mobile and touch displays, automotive applications and other LED-based displays, and logic and memory technology. We supply these products to our customers throughout the U.S., Europe and Asia.

Process materials leverages its geographically situated asset capabilities and strong safety performance, along with our delivery systems offerings, to maintain its position as a reliable and sustainable supplier of high purity specialty gases and chemicals.

Delivery Systems & Services Segment

Our Delivery Systems & Services Segment (“DS&S”) designs, manufactures, installs, operates, and maintains state-of-the-art chemical and gas delivery and distribution systems enabling the safe and cost efficient use of specialty gases and chemicals delivered directly to our customers’ manufacturing tools. Product development in this business is enhanced through close collaboration with our OEM customers as well as our own advanced materials and process materials businesses.

In addition to the safe distribution of specialty gases and chemicals by our employees and equipment located at customer facilities, we monitor the purity of the materials from the source container through the point of use as well as building and maintaining monitoring and control systems that facilitate real-time metrics management of critical customer process conditions. The business provides turnkey installation during facility construction and startup as well as onsite operating services. We supply trained and dedicated technical experts to manage all aspects of the customer’s gas and chemical distribution and handling needs through our MEGASYS branded services group. The scope of services offered includes inventory management, material handling, gas and chemical container change-out, equipment operation, maintenance and repair and engineering and safety management.

Product Categories

Our DS&S segment consists of the following product categories:

Gas and chemical delivery systems: We develop, design, manufacture and sell bulk gas, specialty gas and specialty chemical cabinets and systems that are critical to managing the delivery of key materials into the semiconductor manufacturing process. Our systems help our customers improve their productivity, manage the application and use of our products and other materials, and enable our customers to handle materials in a safe manner. We also provide flow and temperature control systems and analytical systems to capture key data for our customers.

Turnkey and installation: We offer resources to assist a new semiconductor fab in the design, installation, startup, and commissioning of the gases and specialty materials delivery systems and quality assurance. Our scope includes project management for installation and startup of the gas and chemical delivery systems, and inventory management. In addition, we sell spare parts, equipment upgrades, equipment maintenance and provide training.

On-Site Services (MEGASYS): We offer on-site services to assist our customers in managing their inventory of gases and chemicals, including ordering, product changes and monitoring, quality assurance, operating our delivery systems, and managing the bulk gas and specialty gas operations. In this part of our business, our employees are physically located at our customers’ fabs and are critical to the efficient operation of such facilities. DS&S employs more than 450 employees servicing more than 30 customer locations. DS&S has approximately 70 engineers to assist our customers with their delivery system and service needs.

DS&S sales were $266 million, $302 million, and $225 million for fiscal years 2015, 2014 and 2013 respectively. Our products are sold on a global basis, with sales by product group and destination geography as follows:

FY15 Revenue - DS&S	FY15 Revenue by Region - DS&S

The DS&S Segment has approximately 650 employees and operates three production facilities with two in the U.S. and the other in Asia.

Products and End Uses

Segment	Key Products	Key Applications	End Uses
Materials	• CMP Slurries • Post-CMP Cleans • Organosilanes • Organometallics • Formulated Cleans	• Planarization via polishing • Cleaning after polishing • Thin film deposition • Thin film deposition • Post-etch cleaning	• Semiconductors • Semiconductors • Semiconductors • Semiconductors • Semiconductors

	• High-Purity Gases for Deposition & Metallization • Chamber Cleaning & Etching Gases • Ion Implantation Gases	• Thin film deposition • Residue removal from deposition chambers and etching high aspect ratio features • Doping thin films to alter electrical properties	• Semiconductors • Semiconductors and Displays • Semiconductors and LED

Segment	Key Products	Key Applications	End Uses

Delivery Systems	• Ultra High Purity Gases and Chemical Supply Systems • Slurry Delivery Systems	• Safe storage and delivery of gases, liquids and solids • Mixing and delivery of CMP slurries	• Semiconductors, Displays and LEDs • Semiconductors

Markets and Competition. The semiconductor materials industry is estimated at $45 billion in annual sales and is part of a maturing $450 billion value chain with more stable growth behavior. The semiconductor industry is global in scope with nearly all major semiconductor manufacturers having operations in multiple countries. We participate in the specialty gases and materials space which has estimated annual sales of $5.5 billion, targeting six of the seven critical processes steps required for semiconductor manufacturing as outlined below.

Semiconductor market growth is expected to remain attractive, growing at rates greater than GDP, driven by mobile device sales (e.g., tablets, smart phones) and expansion of cloud computing and the servers necessary to support these macro trends. With the emergence of the Internet of Things (IoT) the number of connected devices are estimated by to be 6x the global population by 2020, up from 2x the global population in 2015.

The competitive landscape is varied, from multinational chemical companies to small regional, narrow-portfolio focused companies. Overall, competitive trends are supporting the need for localized, cost competitive supply chains, which is especially critical for larger volume customers.

We believe that there are no global competitors that compete with us across the full range of our product offerings. While there are other broad-based materials suppliers, many are concentrated in specific materials markets, such as CMP pads, photoresists or liquid crystals. Key competitors include Adeka, Air Liquide, Cabot Microelectronics, Dow Chemical, Entegris, FujiFilm, Hyosung, JSR Microelectronics, Merck EM, and SK Materials.

Customers

We primarily serve the semiconductor industry with over 80% of our sales to that industry in both the memory and logic segments. The semiconductor industry is characterized by large scale global players and, while we serve a variety of customers from smaller technology firms to OEMs to multinational semiconductor companies, the majority of our sales are concentrated to these large scale global players. In fiscal 2015, the top 20 customers accounted for 80% of our total sales with the top three, Intel, Samsung and Taiwan Semiconductor Manufacturing Company accounting for 45% of sales.

Sales, Marketing & Distribution

We sell our products and services globally through our direct sales force primarily directed to end use customers but also to OEMs. The direct sales force is organized based on geographic region and business units with coordinated teams for key industry players. As of September 30, 2015, total in-house sales forces consisted of approximately 100 personnel worldwide.

Corporate Segment

In addition to our primary segments, our Corporate segment includes certain administrative costs associated with operating a public company, non-core operating activities, foreign exchange gains and losses, and other income and expense that cannot be directly associated with operating segments. Assets in the Corporate segment include cash and deferred tax assets.

Raw Materials

We purchase raw materials and chemical intermediates from a large number of third parties. Major requirements for our key raw materials and energy are typically satisfied pursuant to contractual agreements ranging from purchase orders to long-term relationships with suppliers. We are generally not dependent on any one supplier for a significant portion of our raw material requirements, but due to the specialty nature of our products there are either a limited number of suppliers or a limited number of suppliers that are qualified to supply raw materials for use in our customers’ products. Where we have limited sources of supply, we generally have developed contingency plans to minimize the effect of interruption or reduction in supply, such as developing alternative or back-up suppliers, sourcing from suppliers with multiple facilities or utilizing alternative formulations.

Temporary shortages of raw materials may occasionally occur due to things such as supply-demand imbalances, supplier outages or regional market shifts. In recent years, these shortages have not resulted in long-term unavailability of raw materials. However, the continuing availability and price of raw materials are affected by other factors such as unscheduled plant interruptions occurring during periods of high demand, domestic and world market and political conditions, as well as the direct or indirect effect of governmental regulations. During periods of high demand, some raw materials may be subject to significant price fluctuations, and such fluctuations may have an adverse impact on the results of operations of our business. The impact of any future raw material shortages or price fluctuations on our business as a whole or in specific geographic regions or in specific business lines cannot be accurately predicted.

We have a broad raw material base with the cost of no single raw materials representing more than 4% of our cost of goods sold in 2015. Raw materials in total constituted 41% of our cost of sales in our Materials segment. The table below lists the key raw materials and the principal products for which the materials were used.

Raw Material	Segment	Principal Product Groups
Specialty Silanes	Materials	Advanced Materials
Tungsten Powder	Materials	Process Materials
Metalic Oxide Abrasives	Materials	Advanced Materials
Controllers	DS&S	Equipment
Hydrogen Chloride	Materials	Process Materials
Hydrogen Fluoride	Materials	Process Materials
Etchant Gases	Materials	Process Materials
Nitrous Oxide	Materials	Process Materials
Phosphine	Materials	Process Materials
Ammonia	Materials	Process Materials

Specialty silanes are sourced from a multiple sources under multi-year contracts. We source several types of silanes depending upon the application and prices are generally fixed for the term of the contract.

Tungsten powder is supplied from multiple sources under multi-year contracts. Prices are generally subject to periodic adjustments based upon pricing for a derivative of tungsten ore. A majority of tungsten resources are located in China and supply and pricing is subject to fluctuation. There have been significant fluctuations in pricing in recent years. One of our contracts for the supply of tungsten powder terminates at the end of 2016, and we expect to be able to renew such contract.

Metallic oxide abrasives are sourced under multi-year contracts. We source different types of abrasives each from a single source. Pricing is generally subject to market conditions. One such contract expires in December 2016 and we expect to renew this contract.

Controllers are critical to the operation of our delivery systems units. We source different types of controller units from a single source under a multi-year contract. These control units are built by the supplier to our design specifications. We believe there are other sources of supply for these controllers.

Hydrogen chloride is sourced in the U.S. through a production joint venture and in Asia through a sole supplier. Our sole supply in the U.S. is a by-product of another chemical production process and sold through our joint venture. Our hydrogen chloride in Asia is produced as a by-product of another chemical process of a major chemical company. Both supply arrangements are through multi-year contracts.

Hydrogen fluoride is sourced in two countries from multiple suppliers under multi-year contracts. Prices under these contracts vary from fixed to market-based pricing.

Etchant gases are sourced from multiple suppliers under multi-year contracts. We have previously experienced some supply tightness for certain etchant gases and prices are generally subject to annual adjustment.

We source different grades of nitrous oxide in multiple countries. Nitrous oxide is sourced from multiple sources under multi-year contracts. Our pricing is generally fixed for the term such arrangements.

Phosphine is sourced from a single source under a multi-year contract. Our pricing is subject to periodic adjustment.

Ammonia is sourced from multiple sources under multi-year contracts. We believe there are a number of available sources. Pricing is generally tied to market conditions.

Key materials in our Delivery Systems & Services operating segment also includes valves, fittings and other components necessary to design and build our delivery systems and devices. We also purchase returnable containers that are a critical part of the quality and safe transportation, handling and use of our materials. We believe most of these materials are readily available from numerous sources.

Working Capital

Versum maintains inventory where required to facilitate the supply of products to customers on a specified delivery schedule. In some cases, higher inventory levels of certain products are maintained to manage specific supply chain risks and to meet customer requirements for responsiveness. For example, for some of the products, a higher level of inventory is maintained to mitigate the risk associated with a single manufacturing plant or single source of a critical raw material. A majority of our product inventory is maintained at warehouses in close proximity to our customers’ manufacturing to provide the responsiveness required by our semiconductor customers which is a standard for the industry.

Seasonality

Versum’s businesses are slightly stronger in fiscal third and fourth quarters due to the industry ramp up in advance of the holiday season. A portion of our DS&S segment is susceptible to the cyclical nature of capital investment in the semiconductor industry.

Employees

As of September 30, 2015, Versum and its subsidiaries had approximately 1,900 employees. Of our employees, approximately 175 are subject to collective bargaining agreements or other similar arrangements.

We observe local customs, legislation and practice in labor relations. Management believes that its relations with employees and their representatives are good. We have not suffered any material work stoppages or strikes in our worldwide operations in the last five years.

Environmental and Regulatory Matters

Versum is subject to various environmental laws and regulations in the countries in which it has operations. Compliance with these laws and regulations results in higher capital expenditures and costs. The amounts charged to expense related to compliance with environmental laws and regulations totaled $11.0 million, $9.5 million, and $12.7 million in 2015, 2014, and 2013, respectively. These amounts represent an estimate of expenses for compliance with environmental laws and activities undertaken to meet internal company standards.

Some of our operations are within jurisdictions that have or are developing regulations governing emissions of greenhouse gases (“GHG”). The U.S. Environmental Protection Agency is regulating GHG emissions for new construction and major modifications to existing facilities. Increased public awareness and concern may result in more international, U.S. federal, and/or regional requirements to reduce or mitigate the effects of GHG. Although uncertain, these developments could increase our costs related to consumption of electric power and the production of certain products, such as fluorinated gases. We believe we may be able to mitigate some of the potential costs through our contractual terms; however, we are unable to predict the impact of any potential changes in regulation or future regulation of GHG. Any legislation that limits or taxes GHG emissions from our facilities could impact our results of operations by increasing our operating costs or reducing demand for certain of our products.

The Company is also subject to the Homeland Security Agency’s regulations, which address chemical plant safety and vulnerability. Similarly, the Frank R. Lautenberg Chemical Safety for the 21st Century Act, which was signed by President Obama on June 22, 2016, reforms the Toxic Control Substances Act (TSCA) by requiring EPA to prioritize and evaluate the environmental and health risks of existing chemicals and providing

EPA with greater authority to regulate chemicals posing unreasonable risks. The law also requires that EPA make an affirmative finding that a new chemical will not pose an unreasonable risk before such chemical can go into production. These reforms update TSCA so that it operates in a similar fashion to the Registration, Evaluation, and Authorization of Chemicals (“REACH”) legislation in Europe. Regulations similar to REACH have been enacted in South Korea and Taiwan. Based upon currently available information, the Company does not believe that these regulations will have a material impact on its financial condition, results of operations or cash flows.

Research & Development

Versum is committed to further investing in its businesses through research and development. The objective of our research and development effort is to develop innovative chemistries and technologies with applications relevant within targeted key markets. Our research and development costs were approximately 4% of our total sales in fiscal 2015. We staff our research and development resources based on the needs and requirements of each business line to develop innovative products. Research and development costs are charged to expense, as incurred. Such costs were $41 million, $38 million and $35 million for the years ended September 30, 2015, 2014 and 2013, respectively.

Research and development efforts are generally focused on both product and process development, which is the stage at which products move from development to manufacturing, and new product development.

Each of our segments manages its own research and development effort and has separate research and development facilities dedicated to its specific area. However, where technologically feasible, advances and findings are shared between business lines to foster greater cross-fertilization of ideas and applications. In certain cases, we conduct research and development efforts with third parties, including universities, customers and other entities. We endeavor to obtain ownership of or license to intellectual property developed with a third party on terms favorable to us.

Versum owns approximately 290 United States patents and 1,046 foreign patents, 594 patent applications globally and is a licensee under certain patents owned by others. While the patents and licenses are considered important, the company does not consider its business as a whole to be materially dependent upon any particular patent, patent license, or group of patents or licenses.

Properties

Our future corporate headquarters will be located in Tempe, Arizona. We also maintain a global network of production facilities and technical centers in cost effective and strategic locations.

Production Facilities

Region	Segment	Location	Owned/Leased
Americas	Materials	Tempe, AZ	Lease
		Carlsbad, CA	Own
		Catoosa, OK	Lease
		Allentown, PA	Own
		Dallas, TX	Own
		Tamaqua, PA	Own
	DS&S	Albuquerque, NM	Lease
		Allentown, PA	Own
Asia	Materials	Banwol, Korea	Own
		Siheung, Korea	Own
		Pyeongtaek, Korea	Own
		Ulsan, Korea	Own
		Nanke, Taiwan	Own
	DS&S	Ansan, Korea	Own

Technical Centers

Americas	Materials	Tempe, AZ	Lease
		Carlsbad, CA	Own
		Tamaqua, PA	Own
		Allentown, PA	Lease
Asia	Materials	Hsinchu, Taiwan	Lease
		Banwol, Korea	Lease

Legal & Environmental Proceedings

Litigation

In the normal course of business, Versum is involved in various legal proceedings, including commercial, environmental, health, safety, and product liability matters. Although litigation with respect to these matters is routine and incidental to the conduct of our business, such litigation may result in large monetary awards for compensatory and/or punitive damages. However, Versum does not currently believe that there are any legal proceedings, individually or in the aggregate, that are reasonably possible to have a material impact on its financial condition, results of operations, or cash flows. Versum cannot predict the outcome of any litigation or the potential for future litigation.

Environmental and Regulatory Proceedings

From time to time, Versum is also involved in proceedings, investigations, and audits involving governmental authorities in connection with environmental, health, safety, competition, and tax matters. In addition, pursuant to the Separation Agreement, Versum will be liable to Air Products for proceedings by the Environmental Protection Agency under the Comprehensive Environmental Response, Compensation, and Liability Act, the federal Superfund law (“CERCLA”); the Resource Conservation and Recovery Act (“RCRA”); and similar state and foreign environmental laws relating to current or former Electronic Materials business sites, and third-party waste disposal facilities used by the Electronic Materials business, that have been designated for investigation or remediation. Presently, there is one known site for which Versum may be liable to Air Products. A final settlement has not been reached at this site so we, along with others, may be liable as a potentially responsible party by the Environmental Protection Agency for investigation or remediation, including cleanup activity. Likewise, Versum may be liable for any unknown environmental liabilities related to legacy businesses and sites formerly owned and operated by Air Products related to its former electronics businesses. Versum does not currently believe that there are any environmental or regulatory matters, individually or in the aggregate, that are reasonably possible to have a material impact on our financial condition, results of operations, or cash flows.

Any future charges related to the costs of litigation, environmental, or regulatory proceedings for fines, settlements or damages related to such matters could have a material impact on our results of operations or cash flows in the period incurred. Versum cannot predict the outcome of any litigation, environmental, or regulatory matter or the potential for future litigation or regulatory action. For more information on the litigation, regulatory and other risks Versum may face, see “Risk Factors”.

MANAGEMENT

EXECUTIVE OFFICERS FOLLOWING THE SEPARATION

The following table sets forth information regarding individuals who are expected to serve as our executive officers, including their expected positions after the separation, and is followed by biographical information. None of these individuals will continue to be employed by Air Products after the separation.

Name	Age	Position
Guillermo Novo	54	President and Chief Executive Officer
George Bitto	57	Senior Vice President and Chief Financial Officer
Patrick F. Loughlin	57	Senior Vice President Operations and Supply Chain
Michael W. Valente	48	Senior Vice President Law and Human Resources, General Counsel, and Secretary

Guillermo Novo will be the President and Chief Executive Officer of Versum (the “CEO”) and will be a member of its board of directors. He is currently Executive Vice President, Materials Technologies of Air Products. He has served in this role since October 2014. He joined Air Products in 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo was employed by Dow Chemical Company where he most recently served as group vice president, Dow Coating Materials, a large specialty chemicals business. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and over the next 24 years progressed through a variety of commercial, marketing, and general management positions, living in South America, the U.S., and Asia. In 1998, Mr. Novo was named a vice president at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company.

George G. Bitto will serve as our Senior Vice President and Chief Financial Officer. He is currently Vice President, Finance of the Materials Technologies business of Air Products, in which capacity he has served since October 2014. Mr. Bitto joined Air Products in 1987 as a participant in Air Products’ Career Development Program and held a variety of analyst and management positions within the Controllership and Treasury organizations. In 2000, he was appointed general manager of Air Products’ North America Liquid Bulk business. Mr. Bitto returned to the Finance organization, where he was named controller for the Chemicals Group in 2002 and Vice President and Controller for the Gases and Equipment Group in 2004. In 2007, Mr. Bitto was named Vice President and Treasurer, and in 2010 he was appointed Vice President, Treasurer, and Chief Risk Officer.

Patrick F. Loughlin will be our Senior Vice President Operations and Supply Chain. He was appointed Vice President, Operations and Supply Chain, for Air Products’ Materials Technologies business in June 2015. He will be responsible for all fulfillment activities, including operations, supply chain, procurement, engineering, customer service, Environment, Health, and Safety (EH&S), and business improvement. Mr. Loughlin joined Air Products in 1988 as a participant in Air Products’ Career Development Program. Following a series of operations and plant management roles in Europe and North America, Mr. Loughlin moved to the Performance Materials Division’s commercial area as global marketing director for Polyurethane Chemicals in 1999. In 2003 he served as Director, Performance Products, in Tokyo, Japan, where he led the successful acquisition and integration of two strategic businesses. In 2005, Mr. Loughlin was assigned to Shanghai, China, to lead the Asia Chemicals and Performance Materials businesses through a period of strategic repositioning and rapid growth. He returned to the U.S. in 2008 and subsequently was appointed Vice President, Environment, Health, Safety and Quality. Mr. Loughlin was named Vice President, Electronics—Asset Management and Supply Chain in 2012 and subsequently Vice President, Electronic Materials Fulfillment, prior to assuming his current position.

Michael W. Valente will be our Senior Vice President Law and Human Resources, General Counsel, and Secretary. He has been General Counsel of the Materials Technologies business of Air Products since June 2015. Prior to that, he was Vice President, General Counsel and Assistant Secretary of Rockwood Holdings Inc.,

serving in this capacity since June 2014. At Rockwood, Mr. Valente worked on numerous acquisitions and divestitures, financings and its initial public offering. Prior to that he held various roles in the legal department of Rockwood, which he joined in June 2002. Earlier in his career, Mr. Valente was a corporate associate for several years at Lowenstein Sandler PC where he practiced mergers and acquisitions, securities law and general corporate matters. He previously worked for four years in several roles as an accountant in a regional public accounting firm.

BOARD OF DIRECTORS FOLLOWING THE SEPARATION

The following table sets forth information with respect to those persons identified to date who are expected to serve on the board of directors of Versum (the “Board”) following the completion of the separation and distribution and is followed by biographical information on each such individual. Nominees for director will be presented to our sole stockholder, Air Products, for election prior to the separation.

Name	Age	Title
Seifollah Ghasemi	72	Chairman of the Board
Jacques Croisetière	62	Director
Guillermo Novo	54	Director, President and Chief Executive Officer
Yi Hyon Paik	61	Director
Thomas Riordan	66	Director
Susan Schnabel	54	Director
Alejandro Wolff	59	Director

Seifollah (Seifi) Ghasemi became Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc. in July 2014. Prior to this appointment, Mr. Ghasemi was an independent member of Air Products’ board of directors. From 2001-2014, Mr. Ghasemi served as Chairman and Chief Executive Officer of Rockwood Holdings Inc., a global leader in inorganic specialty chemicals and advanced materials, which was acquired by Albemarle Corporation in January 2015. From 1997-2001, he held leadership roles at GKN, a global industrial company, including positions as Director of the Main Board of GKN, plc, and Chairman and Chief Executive Officer of GKN Sinter Metals, Inc. and Hoeganes Corporation. Earlier in his career, Mr. Ghasemi spent nearly 20 years with The BOC Group (an industrial gas company which is now part of Linde AG) in positions including Director of the Main Board of BOC Group, plc; President of BOC Gases Americas; and Chairman and Chief Executive Officer of BOC Process Plants, Ltd. and Cryostar. Mr. Ghasemi earned his undergraduate degree from Abadan Institute of Technology and holds an M.S. degree in mechanical engineering from Stanford University.

Mr. Ghasemi has deep experience in the specialty chemicals industry. His prior executive leadership of an international chemicals company will provide the Board with broad experience in many of the challenges Versum will face, such as portfolio management, strategic planning, talent management, and international operations.

Jacques Croisetière will serve as a director on our Board. From August 2009 to December 2012 Mr. Croisetière was the Senior Vice President and Chief Financial Officer at Bacardi Limited. Before Bacardi Limited he worked at Rohm and Haas Company as the Executive Vice President, Chief Financial Officer and Chief Strategy Officer from April 2003 to April 2009, and before that was the Vice President, European Region Director and Director Ion Exchange Resins and Inorganic Specialty Solutions from July 1999 to March 2003. Mr. Croisetière earned a degree in Industrial Management from C.E.G.E.P. Ahuntsic, a degree in Accounting Science and a Bachelor of Science degree in Finance from University of Montreal, Hautes Etudes Commerciales.

As the former chief financial officer of multinational companies Mr. Croisetière brings extensive financial expertise and management experience, including experience in the specialty materials industry, to the Board.

Guillermo Novo will be the President and CEO of Versum and will be a member of its board of directors. He is currently Executive Vice President, Materials Technologies of Air Products. He has served in this role since October 2014. He joined Air Products in 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo was employed by Dow Chemical Company where he most recently served as group vice president, Dow Coating Materials, a large specialty chemicals business. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and over the next 24 years progressed through a variety of commercial, marketing, and general management positions, living in South America, the U.S., and Asia. In 1998, Mr. Novo was named a vice president at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company.

Mr. Novo has thirty years of experience in the specialty materials industry and will bring to the Board detailed insight into Versum’s customers, markets, operations and strategies.

Yi Hyon Paik will serve as a director on our Board. Until April 2016, Mr. Paik was the President and Chief Strategy Officer of Samsung SDI Company since 2014. Prior to Samsung SDI Company, he was the Executive Vice President and Head of Electronic Materials Business at Samsung Cheil Industries from 2010 to 2013. From 2009 to 2010 Mr. Paik worked at the Dow Chemical Company as the Business Group Vice President and Head of Electronic Materials Business. Before the Dow Chemical Company he served at the Rohm and Haas Company as the Business Group Vice President and President of Electronic Materials Business and before that as the Vice President and President of Microelectronics Business. Mr. Paik earned a Bachelor of Arts and Master in Chemistry from Seoul National University, a Ph.D. in Chemistry at the University of Pittsburgh and a Postdoctoral Fellow at Columbia University.

Mr. Paik will provide the Board with over 25 years of technical background and experience in multi-national companies and the electronic materials industry.

Thomas Riordan will serve as a director on our Board. Mr. Riordan served as the Chief Legal/Administrative Officer and Board Secretary of Rockwood Holdings, Inc. from 2000 to 2015 while also serving as the Senior Executive Vice President from 2014 to 2015, the Senior Vice President from 2005 to 2013 and before that as Vice President from 2000 to 2005. Before Rockwood Holdings, Inc. he worked at Laporte plc from 1989 to 2000 as the Vice President, US General Counsel while also serving as Administrative Officer from 1995 to 2000. Mr. Riordan earned a Bachelor of Arts and Master in Business Administration from Loyola University and a Juris Doctor from Northern Illinois University.

Mr. Riordan will provide the Board with the benefit of over 40 years of senior executive experience with global companies including human resources and specialty materials experience.

Susan Schnabel will serve as a director on our Board. Ms. Schnabel is the Co-Founder and Managing Partner of aPriori Capital Partners, an independent leveraged buyout fund advisor created in connection with the spin-off of DLJ Merchant Banking Partners (“DLJMBP”) from Credit Suisse (“CS”) in 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 1998 to 2014 where she served as a Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel formerly has served on the boards of numerous public companies including Neiman Marcus, STR Holdings, Rockwood Specialties and Shoppers Drug Mart. She also serves on the Harvard Business School Alumni Advisory Board, the Cornell University Trustee Council, US Olympic & Paralympic Foundation Board of Directors, and the board of directors of the Los Angeles Music Center Foundation. Ms. Schnabel earned a Bachelor of Science in Chemical Engineering from Cornell University and a Masters in Business Administration from Harvard Business School.

Ms. Schnabel will provide the Board with her extensive financial and management expertise, and significant board of directors experience.

Ambassador Alejandro D. Wolff was an Ambassador and Deputy Permanent U.S. Representative to the United Nations from 2005 to 2010. Ambassador Wolff is a 33-year veteran of the Department of State since joining as a Foreign Service Officer in 1979. He retired from the U.S. Department of State on August 23, 2013. He also served in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union in Brussels, and France from 2001 to 2005. His assignments in Washington included tours on the Policy Planning Staff from 1981 to 1982, in the Office of Soviet Union Affairs from 1988 to 1989, in the Office of the Under Secretary for Political Affairs from 1989 to 1991, as Deputy Executive Secretary of the Department from 1996 to 1998, and as the Executive Assistant to Secretaries of State Madeleine Albright and Colin Powell from 1998 to 2001. He was U. S. Ambassador to Chile since September 2010. Ambassador Wolff has been a Director of Albemarle Corporation since January 12, 2015. Ambassador Wolff has been an Independent Director of Rockwood Holdings, Inc., since August 28, 2013. Ambassador Wolff graduated Magna Cum Laude from the University of California at Los Angeles (UCLA).

Ambassador Wolff brings to the Board substantial experience in governmental and international affairs, and distinguished leadership experience.

Compensation of Directors

The Board will determine compensation to be paid to directors following the separation and distribution. Directors who are not employed by Versum are expected to receive an annual retainer. The Chairman and committee chairs are expected to receive an additional annual retainer for their services in that capacity. In addition to retainers, nonemployee directors are expected to receive an annual stock grant. We expect that the Board will adopt stock ownership guidelines for directors.

Director Independence

Upon the completion of the separation and distribution, all of Versum’s directors, except Mr. Ghasemi and Mr. Novo, are expected to qualify as independent under the NYSE corporate governance listing standards, and all Board committees are expected to be comprised exclusively of independent directors. The Board will make a determination of the independence of each director prior to the separation and distribution. In determining independence, the Board will consider whether each director has a material relationship with Versum that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board will consider all relevant facts and circumstances including, without limitation, transactions between Versum and the director, family members of the director, and organizations with which the director is affiliated.

Committees of the Board of Directors

Effective upon the completion of the separation and distribution, the Board will have 3 standing committees which will operate under written charters approved by the full Board: Audit, Corporate Governance and Nominating, and Compensation. In accordance with NYSE listing standards, all of the directors who serve on the Committees will be independent from Versum and its management within the NYSE guidelines. The charters of all the committees will be posted on the Versum website after the separation and distribution.

Audit Committee

The responsibilities of the Audit Committee will be more fully described in our Audit Committee charter and will include, among other duties:

•	Assisting the Board in its oversight responsibilities relating to the integrity of Versum’s financial statements, financial reporting process and systems of internal accounting and financial controls, including reviewing and discussing with management and Versum’s independent registered public accounting firm the annual audited financial statements, quarterly financial statements and other information to be included in Versum’s annual and quarterly filings.

•	Assisting the Board in its oversight responsibilities relating to the qualifications, independence, and performance of the independent registered public accounting firm and the performance of Versum’s internal audit department, including recommending the independent registered public accounting firm to be proposed for appointment by the stockholders as Versum’s independent registered public accounting firm, overseeing the work of the independent registered public accounting firm, reviewing the scope of the audit and the findings, and approving in advance the services of, and fees to be paid to, the independent registered public accounting firm.

•	Assisting the Board in its oversight of Versum’s legal and regulatory compliance, including reviewing with management any significant litigation, investigations or proceedings, and other legal matters that may have a material impact on Versum’s financial statements.

•	Reviewing Versum’s policies with respect to risk management and assessment.

The Audit Committee will consist entirely of independent directors, consistent with the independence requirements set forth in the NYSE listing standards and SEC Rule 10A under the Exchange Act. Each member of the Audit Committee will be financially literate as such qualification is interpreted by our Board in its business judgment. Additionally, at least one member of the Audit Committee will be an audit committee financial expert under SEC rules and the NYSE listing standards applicable to audit committees. The initial members of the Audit committee will be determined prior to the completion of the separation and distribution.

Corporate Governance and Nominating Committee

The responsibilities of the Corporate Governance and Nominating Committee will be more fully described in our Corporate Governance and Nominating Committee Charter and will include, among other duties:

•	Assisting the Board in fulfilling its responsibilities to ensure that the Board is operating effectively and Versum is governed in a manner consistent with the interests of our stockholders.

•	Monitoring and advising the Board regarding matters relating to Board structure, organization, leadership and other governance practices.

•	Evaluating the composition of the Board, planning for director succession and identifying, recruiting and proposing qualified nominees for election to the Board.

•	Reviewing Versum’s bylaws, certificate of incorporation, Board committee charters, codes of conduct, corporate governance guidelines, and other governance documents and making recommendations for changes.

•	Considering questions of independence and making determinations on the types of relationships that constitute material relationships between Versum and directors for purposes of determining director independence.

The Corporate Governance and Nominating Committee will consist entirely of independent directors, and we intend that each will meet the independence requirements set forth in the listing standards of NYSE. The initial members of the Corporate Governance and Nominating Committee will be determined prior to the completion of the separation and distribution.

Compensation Committee

The responsibilities of the Compensation Committee will be more fully described in our Compensation Committee Charter and will include, among other duties:

•	Establishing executive compensation policies.

•	Reviewing and approving the goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance against those goals and objectives and setting the CEO’s compensation level based on this evaluation.

•	Providing counsel and oversight on the selection, evaluation, development and compensation of Versum executives who are treated as “executive officers” for purposes of federal securities laws, and approving compensation for such executive officers, including establishing the compensation philosophy and strategy of Versum’s compensation of such executive officers.

•	Providing oversight for policies regarding management compensation and benefit programs including the design and administration of our incentive compensation and equity-based plans that are subject to approval by the Board and/or our stockholders, and the design and administration of our employee pension, savings, and welfare benefit plans worldwide.

•	Engaging and overseeing Compensation Committee consultants.

The Compensation Committee will consist entirely of independent directors, and we intend that each will meet the independence requirements set forth in the listing standards of the NYSE. The members of the Compensation Committee will also be “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code) and will meet the additional independence requirements applicable to Compensation Committee members under the SEC rules and NYSE listing standards. The initial members of the Compensation Committee will be determined prior to the completion of the separation and distribution.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended September 30, 2015, Versum was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as Versum’s executive officers were made by Air Products as described in “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance

We are committed to conducting our businesses in accordance with the highest level of ethical and corporate governance standards. We expect the Board to periodically review its corporate governance practices and take other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions we expect the Board to take to help ensure that our conduct earns the respect and trust of stockholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

In connection with the separation and distribution, the Board will adopt corporate governance guidelines that set forth the responsibilities of the Board and the qualifications and independence of its members and the members of its standing committees. In addition, in connection with the separation and distribution, the Board is expected to adopt, among other codes and policies, a code of conduct setting forth standards applicable to all of our employees, including our CEO and senior financial officers; policies prohibiting our employees from buying or selling instruments to hedge against decreases in the market value of our equity securities, and charters for each of our standing committees. All of these documents will be available on our website at www.versummaterials.com after the distribution.

Procedures for Approval of Related Person Transactions

We also expect that the Board will adopt a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. We expect that the policy will provide that the Board or a committee thereof will review all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which Versum was, is or will be a participant where the amount involved exceeds a threshold intended to exclude immaterial matters, and in which any related person had a direct or indirect interest.

Board Leadership Structure

The Board initially will adopt a structure in connection with the separation and distribution whereby the Chairman of the Board will be separate from the CEO. By having a separate chairman of the Board of Directors, the CEO can focus primarily on our business strategy and operations as we become a separate publicly traded company while the Chairman can lead the Board in the performance of its duties. Mr. Ghasemi will initially serve as non-executive Chairman of the Board. Our bylaws will provide that the Board will annually elect its Chairman and annually evaluate whether the CEO and Chairman roles should be separate. The Board also expects to appoint a presiding director to preside over executive sessions of the independent directors.

Qualification and Nominations of Directors

The Corporate Governance and Nominating Committee charter that is expected to be adopted in connection with the separation and distribution will provide that the Corporate Governance and Nominating Committee considers and recommends to the Board nominees for election to or for filling any vacancy on the Board in accordance with our by-laws, our governance guidelines, and the Corporate Governance and Nominating Committee’s charter. The Corporate Governance and Nominating Committee is expected to periodically review the requisite skills and characteristics of Board members as well as the size, composition, functioning and needs of the Board as a whole.

It is expected that, to be considered for Board membership, a nominee for director must be an individual of high personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be effective, in conjunction with the other nominees to our Board, in collectively serving the long-term interests of all of our stockholders. The Corporate Governance and Nominating Committee is also expected to consider Board members’ independence, the financial literacy of members of the Audit Committee, the qualification of Audit Committee members as “Audit Committee financial experts,” and the diversity, skills, background and experiences of members of the Board in the context of the needs of the Board. The Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Versum and our stockholders.

Whenever the Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to the Board is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the Committee, in care of the company’s Secretary. Stockholders who wish to directly nominate an individual for election as a director, without going through the Committee or using our proxy materials, must comply with the procedures in our by-laws.

Communication with Non-Management Members of our Board of Directors

Information for stockholders and other parties interested in communicating with our Board or our independent directors, individually or as a group, will be posted on our website after the separation and distribution. The company’s Secretary will forward communications relating to matters within our Board’s purview to the Chairman; and communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee. The company’s Secretary will not forward solicitations, junk mail or obviously frivolous or inappropriate communications, but will make them available to any independent director who requests them.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Versum is currently a wholly owned subsidiary of Air Products and Air Product’s senior management and the Management Development and Compensation Committee of Air Products’ Board of Directors (the “Air Products Committee”) determined Versum’s executive officers’ compensation for the fiscal year ending September 30, 2015 and prior years where applicable. While the Air Products Committee is expected to discuss and approve certain aspects of Versum’s executive compensation programs and policies, those programs remain subject to review and approval by the Compensation Committee of our Board (the “Versum Committee”).

This Compensation Discussion and Analysis focuses primarily on Air Products’ compensation policies and decisions for 2015 and the process for determining 2015 and 2016 compensation when Versum was part of Air Products. This Compensation Discussion and Analysis presents historical compensation information for the individuals below who are expected to be executive officers of Versum (collectively, the “Versum Executive Officers”):

Guillermo Novo, President and Chief Executive Officer;

George G. Bitto, Senior Vice President and Chief Financial Officer;

Patrick Loughlin, Senior Vice President Operations and Supply Chain; and

Michael W. Valente, Senior Vice President Law and Human Resources, General Counsel, and Secretary.

This Compensation Discussion and Analysis also outlines certain aspects of Versum’s anticipated post-separation and distribution executive compensation policies. After the separation and distribution, the Versum Committee will be responsible for Versum Executive Officer compensation.

ROLES OF THE COMMITTEE, MANAGEMENT, AND COMPENSATION CONSULTANT IN THE COMPENSATION PROCESS

The Air Products Committee is responsible to the Air Products board of directors and stockholders for establishment and oversight of the Air Products’ executive compensation program and for approving compensation levels of Air Products executive officers. For fiscal years 2015 and 2016, the Air Products Committee established overall compensation strategies and policies for Air Products’ executives; allocated executive compensation, including for the Air Products executive officers, among the various components of compensation; evaluated and approved performance measures and goals relevant to the incentive compensation of the Air Products executive officers, and approved direct compensation levels for Mr. Novo who is currently an Air Products executive officer. Each year, the Air Products Committee:

•	reviews and evaluates the appropriateness of the Air Products executive officer compensation program based on several factors, including competitiveness, of the program and alignment of compensation delivered under the program with Air Products’ performance;

•	reviews target performance levels and goal ranges in Air Products’ incentive plans relative to its strategic objectives, the long-term economics of its business, and the goal levels of its peers relative to their payouts;

•	reviews whether Air Products’ compensation program design encourages excessive risk taking;

•	approves peer groups for benchmarking compensation levels and practices;

•	reviews dilution and burn rates associated with Air Products’ equity compensation;

•	evaluates and approves changes to incentive compensation and benefit plans when needed;

•	approves Air Products executive officer incentive compensation payouts for the current year; and

•	addresses other specific issues regarding management development and compensation as needed.

The Air Products Committee has retained an external compensation consultant to provide independent advice, information, and analysis on executive compensation. The Air Products Committee has established several practices to ensure the external consultant’s independence, candor, and objectivity. The consultant is engaged by, has its compensation set by, and reports directly to the Air Products Committee; meets separately with the Air Products Committee with no members of management present; and consults with the Air Products Committee chairman in between meetings. Management reports fees paid for services performed by the consultant to the Air Products Committee at each meeting and the Air Products Committee approves in advance the services to be performed. The Air Products Committee currently retains Farient Advisors, LLC (“Farient”) as its external consultant. Farient has also advised the Air Products Corporate Governance and Nominating Committee on director compensation, but performs no other services for Air Products or its management. The Air Products Committee has assessed Farient’s independence and is not aware of any conflicts of interest raised by Farient’s work. Farient provided advice and analysis to the Air Products Committee on direct compensation for individual Air Products executive officers, peer group composition, incentive plan performance measures, compensation program design, and external trends and developments.

While the Air Products Committee determined overall compensation strategy and policies for Air Products’ executive officers and approved their compensation, it sought input from several executive officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically:

•	Air Products’ Human Resources staff worked with the Air Products Committee to develop the design of compensation programs and decision-making frameworks for determining compensation levels;

•	Air Products’ Chief Executive Officer provided input to the Air Products Committee on the forms of incentive compensation and performance measures that would best support his strategic goals for Air Products;

•	Air Products’ Chief Executive Officer provided the Committee perspective on the performance of other Air Products executive officers and developed and recommended compensation actions for the other executive officers, in consultation with Human Resources, and based on competitive market analysis received from external compensation consultants;

•	Air Products’ Chief Financial Officer provided background and recommendations to the Committee regarding Air Products’ key financial objectives and performance against them; and

•	Air Products’ Law and Human Resources staff provided technical advice and other support to the Committee.

These officers and employees attended portions of the Air Products Committee meetings; however, the Committee met in executive session both alone and with its external compensation consultant to reach final decisions about Air Products’ Chief Executive Officer and other executive officer compensation.

Going Forward

The Versum Committee will establish its own policies and processes for determining and assessing executive compensation. It is anticipated however, that key practices of the Air Products Committee such as benchmarking against a thoughtfully developed peer group, assessing compensation risk, and evaluating the alignment between pay and performance and other success factors for the program will be adopted by the Versum Committee.

It is also expected that the Versum Committee will rely, where appropriate, on the input and assistance of the Versum Executive Officers. It is expected that the Versum Committee will engage an independent compensation consultant and adopt a policy to ensure the continuing independence and accountability to the Committee of any advisor hired to assist the Committee in the discharge of its duties.

OVERVIEW OF EXECUTIVE OFFICER COMPENSATION

The overall objective of the Air Products executive officer compensation program is to attract and retain a talented management team and provide them with the right incentives to execute Air Products’ strategic objectives and maximize its stockholders’ investment in Air Products. The same principles that govern the compensation of all Air Products salaried employees apply to the compensation of Air Products executive officers:

•	Tie compensation to strategy and performance.

Air Products’ programs provide a range of incentive compensation opportunities that promote achievement of short-, medium-, and long-term strategic and financial objectives.

•	Link the interests of executive officers to the interests of stockholders.

Air Products’ executive officer compensation program is designed so that factors that impact the value of its stockholders’ investment in Air Products also impact its management team’s personal wealth.

•	Provide competitive total compensation for competitive performance.

Air Products seeks to offer compensation opportunities that are sufficient to attract talented and experienced managers who have a choice about where they work, and to discourage them from seeking other opportunities.

•	Reinforce succession planning process.

The overall compensation program for Air Products executive officers is managed to reinforce its succession planning process.

•	Foster nonfinancial corporate goals.

While financial results are the primary commitment Air Products makes to stockholders, its compensation program balances financial results with other Air Products values such as safety, sustainability, and ethical conduct. Accordingly, certain components of the program provide flexibility to recognize nonfinancial achievements or to reduce or recoup compensation where insufficient attention is paid to nonfinancial Air Products objectives.

•	Support actions needed to respond to changing business environments.

The Air Products Committee has provided some elements of compensation, such as severance benefits, that give the Air Products management team or board of directors tools to facilitate decisions about divestitures and restructurings, succession planning, or other significant corporate events that may impact the position or employment status of Air Products executive officers.

The Air Products executive officer compensation program emphasizes compensation opportunities that are linked to key performance indicators, such as earnings per share, EBITDA and stockholder returns. The majority of compensation provided to Air Products executive officers is dependent upon the achievement of short-, medium-, and long-term performance objectives and/or appreciation in the value of Air Products stock. In addition to these incentive opportunities, Air Products compensation programs provide Air Products executive officers a lesser amount of fixed elements, such as base salary and benefits, which are an essential part of a competitive compensation program. Air Products also provides severance and change in control arrangements to mitigate the impact of portfolio management actions, succession planning moves, and other corporate actions.

For fiscal year 2015, the Air Products Committee intended Air Products’ executive officer compensation programs to provide, on average, a compensation opportunity that approximates the median of similar companies. Individual components of compensation may be greater or lesser than the median, and actual compensation delivered may vary significantly from the target opportunity and the median based on Air Products’ performance and changes in its stock price.

In 2015, direct compensation was delivered to Air Products executive officers through the components listed in the table below, which provides a brief description of the principal types of direct compensation, how performance factors into each type of compensation, and the compensation program objectives served by each type. Detailed descriptions of the components of direct compensation and how the Air Products Committee determined compensation levels for fiscal year 2015 begin on page 134. Other major components of compensation such as retirement benefits are based on pre-existing programs available to broad employee populations and were not the subject of Air Products Committee decisions for fiscal year 2015.

Component	Description	How Amount Determined/ Performance Considerations	Objectives
Base Salary	Fixed cash payment.	Targeted at Market Median with adjustment based on level of responsibility, experience, and individual performance. (See “Setting Compensation Levels” below for an explanation of how the Air Products Committee views the Market Median.)	Provide competitive foundational pay.

Annual Incentive	Short-term incentive, cash payment.	Target value based on Market Median. Actual payout driven by earnings per share.	Promote achievement of short-term financial and strategic objectives.

Performance Shares	Deferred stock units that pay out upon achievement of performance targets. Delivered in shares of stock with dividend equivalents also payable on vesting.	Target value based on Market Median for long-term incentives. Actual payout determined based on relative total shareholder return performance.	Long-term value creation; align Air Products executive officers’ interests with stockholders.

Restricted Stock	Shares of stock that vest over 4 year period and pay dividends.	Target value based on Market Median for long-term incentives. Actual value determined by stockholder returns during vesting period.	Retention; align Air Products executive officers’ interests with stockholders.

Stock Options	Options to purchase shares of stock at market value on grant date. (Become exercisable over 3 years. Exercisable for 10 years.) 50% of net shares received must be held for 1 year after exercise.	Target value based on Market Median for long-term incentives. Actual value derived from stock price appreciation.	Motivate Air Products executive officers to drive long-term stock appreciation.

The Air Products Committee annually reviews and establishes the performance measures, target goals, and payout schedules used for the Annual Incentive Plan and the performance share component of the long-term incentive program. In determining actual performance against these metrics, the Air Products Committee decides whether to include or exclude the impact of items reported in Air Products’ financial statements that may distort underlying operating results for the current or a prior year. Adjustments from reported earnings avoid artificial inflation or deflation of awards due to unusual or non-operational items in the applicable period and align pay outcomes with how management and stockholders view the performance of the business.

Going Forward

It is expected that Versum’s executive compensation programs will be designed to ensure a strong linkage between pay and performance and to enable Versum to attract and retain the top talent needed to drive long-term success. Versum Executive Officer compensation may be tied to company, business unit and individual performance objectives or any combination thereof, and will be aligned with stockholder interests. Total compensation is expected to be targeted to the median of the relevant external market with the opportunity to earn above-median pay where results exceed expectations.

It is also expected that our executive compensation will be highly leveraged, with the majority of compensation at risk, and will reward executives for the achievement of financial and operational results aligned with the interests of our stockholders. The three primary components of our executive compensation program are expected to be: 1) base salary, 2) an “at risk” annual cash incentive, and 3) “at risk” long-term equity awards. Our executives are expected to receive benefits and perquisites generally consistent with those offered at Air Products. Versum also anticipates that executive stock ownership guidelines will be implemented.

SETTING COMPENSATION LEVELS

Benchmarking. The Air Products Committee believes that a threshold characteristic of reasonable compensation is that it be aligned with compensation provided by companies with which Air Products competes for talent. In preparation for determining fiscal year 2015 compensation, the Air Products Committee benchmarked executive officer compensation levels to evaluate the competitiveness of the Air Products executive officer compensation program and as a reference for establishing compensation levels for fiscal year 2015.

The Air Products Committee annually reviews and approves the peer groups used for benchmarking compensation. For purposes of assessing competitiveness and recommending compensation levels for fiscal year 2015, Air Products compiled survey data from Mercer and Towers Watson compensation databases on a market reference group of industrial companies with revenue of $7 to $13 billion (consistent with Air Products’ and Versum’s combined fiscal year 2014 revenue of $ 10.4 billion) (the “Survey Reference Group”). This Survey Reference Group is representative of the companies with which Air Products competes for talent and is used by Air Products for various compensation benchmarking purposes, not just executive officer compensation.

The Air Products Committee reviewed an assessment of Mr. Novo and other Air Products executive officers’ compensation levels relative to the Survey Reference Group based on similar functional responsibilities. The assessment identified median, 25th and 75th percentile levels for base salary, target annual incentive and target long-term incentives (together, “Total Direct Compensation”), and target Total Direct Compensation. Annual and long-term incentive levels reflected a three-year average to reduce volatility in results. Because the survey data was collected in mid-2014, the analysis was based on projected levels as of the beginning of Air Products’ 2015 fiscal year. Data are also adjusted to reflect revenue scope for line executive positions.

At the Air Products Committee’s request, Farient also compiles proxy data from a smaller group of companies that are competitors of the company or are similar to the company in that they are chemical or other industrial companies, with similar capital structures, asset intensity, operating margins, and long-term business models (“Peer Reference Group”). Peer Reference Group companies are generally similar in revenue size to Air Products; however certain larger companies are included based on proximity of business model. Data for these larger companies are size adjusted using regression analysis. The Air Products Committee used this reference group for benchmarking specific pay practices and for assessing alignment of pay with performance. In addition, the Air Products Committee used the Peer Reference Group to assess competitive compensation levels for Air Products’ Chief Executive Officer and Chief Financial Officer compensation. Because proxy data does not necessarily reflect similar positions to the other Air Products executive officers, only the Survey Reference Group is used to benchmark pay levels for them. The Peer Reference Group was used for benchmarking 2015 Air Products executive officer pay was:

3M Co.	Ecolab Inc.
Celanese Corp.	Illinois Tool Works, Inc.
Danaher Corp.	Parker-Hannifin Corp.
Dover Corp.	PPG Industries, Inc.
Du Pont (E. I.) De Nemours & Co.	Praxair, Inc.
Eastman Chemical Co.	Rockwell Automation Inc.
Eaton Corp.	TE Connectivity, Ltd

The Peer Reference Group is also used for determining Air Products’ relative total shareholder return performance for purposes of performance share payouts.

Overall, the Air Products Committee seeks to provide a Total Direct Compensation target opportunity for the Air Products executive officers that approximates the projected median level (the “Market Median”) for similar positions in the Survey Reference Group (and the Peer Reference Group for the Chief Executive Officer and Chief Financial Officer).1 Total Direct Compensation target opportunities may be established at greater or lesser than Market Median levels for individual Air Products executive officers based on performance factors, experience in the position, retention and succession planning considerations, or year-to-year swings in the survey reference data. For fiscal year 2015, total direct compensation opportunities for all Air Products executive officers, including Mr. Novo, approximated the Market Median. Within the Total Direct Compensation opportunity for any Air Products executive officer, individual components of compensation may be greater or lesser than the Market Median because the Air Products Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation. Actual compensation realized can vary significantly from the target opportunity for any component of compensation or for Total Direct Compensation based on Air Products’ or individual performance and Air Products’ stock price fluctuation.

As part of the process for determining Total Direct Compensation, the Air Products Committee also reviews tally sheets which detail the value, earnings, and accumulated potential payout of each element of an Air Products executive officer’s compensation in various employment termination scenarios. The tally sheets help the Committee consider the retention value of an executive officer’s accumulated compensation package, compare Air Products executive officers’ accumulated compensation, and understand the impact of its compensation decisions on various termination of employment scenarios.

Compensation levels for Air Products employees who are not executive officers, including Messrs. Bitto, Loughlin and Valente, were established under a grade based structure. Each employee position is assigned a grade level based on the complexity of and skills required to perform the position and the overall scope of responsibility of the position. Base salary ranges, target annual incentive award levels and target long-term incentive award levels are established for each grade level based on survey data from companies that include the Survey Reference Group and other companies of similar size and complexity to Air Products. Within the base salary range for each grade, individual base salaries are determined by the individual’s manager with advice from Air Products’ Human Resources personnel based on performance, experience in the position, retention risk, potential and other factors, and are subject to overall organizational budget limits for salary increases. Annual

[1]	Consistent with industry practice, the Air Products Committee considers Total Direct Compensation within 15% of median to be competitive with median. This margin allows for year-to-year swings in data than can occur based on a number of factors unrelated to underlying compensation strategy.

incentive targets are based on the percentage of base salary assigned to the specific grade level and long-term incentive values are fixed dollar ranges assigned to each grade level. Within the range, individual managers determine long-term incentive values for each employee, subject to overall budgets.

Going Forward

Versum anticipates that the process for setting Versum Executive Officer compensation levels will be similar to the process used by Air Products. Air Products has engaged Frederic W. Cook & Co. to assist in designing Versum’s anticipated executive compensation program. With the assistance of Frederic W. Cook & Co., an initial industry peer group has been developed to benchmark compensation in the markets in which Versum recruits for executive talent, and was reviewed and approved by the Air Products Committee subject to the approval of, and change by the Versum Committee after the distribution. The companies in the peer group were selected based on screening criteria that included similarity to Versum of revenue, market capitalization, international presence, research and development spending and EBITDA margin to Versum. The following peers were selected:

Advanced Energy Industries, Inc.	Minerals Technologies, Inc.
Albemarle Corporatin	MKS Instruments, Inc.
Cabot Microelectronics Corporation	NewMarket Corporation
Chemtura Corporation	Platform Specialty Products Corporation
Entegris, Inc.	Rogers Corporation
FEI Company	Sensient Technologies Corporation
GCP Applied Technologies, Inc.	Teradyne, Inc.
Hexcel Corporation	W.R. Grace & Co.
Ingevity Corporation

Following the separation, Versum’s Compensation Committee is expected to retain its own consultant to advise it on compensation planning decisions and will determine appropriate peer groups for bench marking.

FISCAL YEAR 2015 DIRECT COMPENSATION COMPONENTS

Within the competitive target value for each Air Products executive officer’s Total Direct Compensation established by the Air Products Committee, the Air Products Committee determines the individual compensation components of the program.

Base Salary. Base salary is generally targeted at the Market Median, with adjustment where the Air Products Committee believes appropriate for proficiency, performance, experience, and the uniqueness of the responsibilities held by certain executive officers. For fiscal year 2015, the base salaries of all Air Products’ executive officers, including Mr. Novo, approximated Market Median.

Annual Incentive Plan. The Air Products Committee intends that target annual incentive opportunities for Air Products executive officers under the Air Products Annual Incentive Plan approximate the Market Median. Targets may be established at greater or lesser levels for individual Air Products executive officers based on performance factors, internal equity, experience in the position, or year-to-year swings in the market data. Actual annual incentive awards may be above or below target depending upon Air Products’ fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well, and may exceed Market Median payouts. Actual annual incentive awards can range from 0% to 230% of target. Over the previous five years, Air Products executive officer awards have ranged from 50% to 208% of target.

Determination of annual incentive awards is a multi-step process which begins with establishing target opportunities. At the beginning of the fiscal year, the Air Products Committee determines Air Products executive officer target annual incentive awards as a percentage of each Air Products executive officer’s base salary based on the Survey Reference Group and Peer Reference Group competitive assessment. For Air Products employees who are not executive officers, target levels are determined by grade. For fiscal year 2015, the target award levels for the Versum Executive Officers were as follows:

Officer	% of Base Salary
G. Novo	75%
G. G. Bitto	45%
P. Loughlin	40%
M. Valente	40%

For fiscal year 2015, target annual incentive awards as a percentage of base salary for the Air Products executive officers, including Mr. Novo, approximated the Market Median. An executive officer’s actual award is determined by multiplying the target award by his or her individual payout factor.

As a first step in determining an Air Products executive officer’s individual payout factor, the Air Products Committee determines a payout factor which is derived from the performance measures, goal levels, and payout schedules established by the Air Products Committee at the beginning of the fiscal year. For fiscal year 2015, the Air Products Committee selected non-GAAP earnings per share targets as the performance measure for Air Products executive officers under the Annual Incentive Plan. The non-GAAP earnings per share targets were translated into business unit EBITDA targets for non-executive officer employees, including Messrs. Bitto, Loughlin and Valente.

Payout factors corresponding to the earnings per share levels are set out below. (Factors are interpolated between points.) See page 150 for a reconciliation to Air Products GAAP measures.

Air Products 2015 Non-GAAP Earnings per Share (% increase from 2014)	Payout Factor
<$5.91	0%
$5.91 (2%)	50%
$6.57 (14%)	100%
$6.79 (17.5%)	150%
$7.00 (21%)	200%

The payout factor range is 30 percentage points above or below the payout factor determined from the schedule above based on Air Products’ performance for the year. Actual payout factors can be adjusted within the range by the Air Products Committee based on safety and individual performance and other nonfinancial factors.

For fiscal year 2015, Air Products’ non-GAAP earnings per share for purposes of the annual incentive award was $6.88, based on non-GAAP continuing operations2. In determining fiscal year 2015 earnings per share, the Air Products Committee excluded certain non-recurring items and normalized for currency and foreign

[2]	Based on non-GAAP earnings per share of $6.57 adjusted for currency and foreign exchange impacts in excess of operating plan assumptions (.31). See page 150 for a reconciliation to Air Products GAAP measures.

exchange impacts that were not anticipated in the operating plan because of the extraordinary negative impact of currency fluctuation, which the management team cannot influence, on financial results for fiscal year 2015.

The unadjusted payout factor, based solely on the financial results, was 171%. The payout range determined under the formula was 141% to 201%. The Air Products Committee adjusted the payout factor to 200% for Mr. Novo to recognize the outstanding performance of the Materials Technologies business for 2015. The Materials Technologies business increased Adjusted EBITDA 19% for the year, Adjusted EBITDA Margin by 410 basis points, operating income by 26% and operating margin by 440 basis points. (See page 151 for a reconciliation to Air Products GAAP measures). The payout factor for the overall Materials Technologies business unit, determined by Air Products management, was also 200%, which applied to Messrs. Bitto, Loughlin and Valente.

Long-Term Incentives. The Air Products Committee believes long-term incentive compensation is a critical part of Air Products executive officer compensation because it creates alignment with stockholders and promotes achievement of longer term financial and strategic objectives. In recent years the Committee has selected three balanced components for the Air Products executive officers’ long-term incentives: stock options to directly reward executives for increases in stock price; restricted stock which links Air Products executive officers’ interests to stockholder returns and provides a retention incentive; and “performance shares” which are conditioned on performance over a three-year period to provide focus on medium-term goals (for fiscal year 2015 grants, relative total shareholder return). For fiscal year 2015, the mix of intended long-term incentive value for Air Products executive officers was 55% performance shares, 25% restricted stock, and 20% stock options. The Air Products Committee chose this mix of performance shares, restricted stock, and stock options to emphasize performance conditioned incentives while providing a balance of stock-based compensation contingent on outcomes of long-term and medium-term decision making and encouraging retention. Because all components of the long-term incentive opportunity are delivered in Air Products stock-based awards, they all become more or less valuable with changes in Air Products stock value that affect stockholders.

The Air Products Committee determined the level of long-term incentive grants for fiscal year 2015 at the beginning of the fiscal year. Prior to making the grants, the Air Products Committee established an intended long-term incentive value for each Air Products executive officer. It is the Air Products Committee’s intent that the long-term incentive value approximate the Market Median award and bring the Total Direct Compensation opportunity for each executive officer to approximately the Market Median level when combined with base salary and target Annual Incentive Plan awards. For fiscal year 2015, all intended long-term incentive values for Air Products executive officers, including Mr. Novo, approximated the projected Market Median. The actual value realized may differ significantly (up or down) from the intended value due to Air Products’ stock price performance over the life of the awards, stockholder returns in the case of performance shares and restricted stock, the extent to which performance, and timing of individual exercises in the case of stock options.

Long-term incentive values for Air Products employees who are not executive officers are established according to guidelines for long-term incentive values by grade level. Each year Air Products management reviews the competitive positioning of its global long-term incentive guidelines for employees who are not executive officers. For fiscal year 2015, Air Products engaged Mercer to compare its long-term incentive guidelines to market survey data to determine competitiveness. Where indicated, adjustments are made each year to maintain the competitiveness of the guideline levels. For fiscal year 2015 the long-term incentive grants for employees in graded positions were allocated in the same equity mix as the Air Products Committee determined for executive officers: 55% performance shares, 25% restricted stock units and 20% stock options.

Performance Shares.

2015 Performance Shares. The primary component of Air Products’ long-term incentive program for 2015 was performance shares. Performance shares entitle the recipient to receive one share of Air Products’ stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with overlapping three-year performance cycles. The awards are paid out at the end of the three-year period based on performance, if threshold performance goals are met.

Payouts of performance shares range from 0% to 215% of the target level of shares awarded. The target level is converted to shares based on the grant date closing market value of Air Products stock. The actual number of performance shares earned is determined by multiplying the target number of shares by a payout factor.

For fiscal year 2015, performance shares were granted conditioned upon the Air Products three-year Total Shareholder Return percentile rank compared to Total Shareholder Returns of Peer Reference Group members over the three-year performance period. “Total Shareholder Return” for this purpose is the increase or decrease in capital that would be experienced from purchasing a share of Air Products or Peer Reference Group member’s stock and holding it for the performance period, assuming that dividends are reinvested in Air Products’ or the Peer Group member’s stock on the ex-dividend date. The payout factor will be determined in accordance with the following schedule:

Company’s TSR Percentile Rank	Payout %
>75th %ile	200%*
50th %ile	100%
30th %ile	30%
<30th %ile	0%

*	The Committee may adjust the Payout Factor by up to 15 percentage points.

2015 Payout for FY2013-2015 Performance Shares. The Committee also established payout levels for performance shares granted in fiscal year 2013 which were tied to Air Products average return on capital employed net of cost of capital (“Net ROCE”) and earnings per share growth (“EPS Growth”) performance for fiscal years 2013-2015. The payout factor was determined using the formula below, reflecting performance during the three-year performance period:

67% Net ROCE Factor	+	33% EPS Growth Factor	=	Payout Factor

The Factor Schedule excerpted below applied to the fiscal year 2013 grants. The Committee reserved the discretion to adjust the payout level by up to 15 percentage points.

2013 Performance Shares Factor Schedule
Net ROCE (67%)		EPS Growth (33%)
ROCE over Cost of Capital	Payout %	EPS Growth	EPS Growth Factor
<0%	0%	0%	35%
0%	50%	4%	50%
3%	100%	7%	80%
5%	200%	9%	100%
		16%	200%

The EPS Growth and Net ROCE factors were determined using the Factor Schedule. The average Net ROCE over the performance period was 1.7% and the average EPS Growth was 7.1%, resulting in a calculated payout factor of 79% of the target shares. In determining performance, the Committee excluded certain items. See pages 150 and 151 for a reconciliation to Air Products GAAP measures. The Air Products Committee determined to use negative discretion to adjust the payout factor down to 64% to hold the management team accountable for the underperformance of certain investments made during the performance period.

Restricted Stock and Restricted Stock Units. Restricted stock awards are shares of Air Products common stock that possess voting and dividend rights but are subject to restrictions on transferability and forfeitable until vesting. The vesting conditions provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to Air Products’ stock value. Individual award amounts were determined by calculating the value (based on the closing market value of a share of Air Products’ stock on the grant date) to approximate 25% of the total intended long-term incentive value for the executive officer. Mr. Novo received a grant of restricted stock in fiscal year 2015.

Restricted stock units are deferred stock units that are subject to a four year vesting period. “Deferred stock units” are an award type provided under Air Products’ Long-Term Incentive Plan that entitle the holder to one share of Air Products’ stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Air Products’ stock from the grant date of a deferred stock unit until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on units that are forfeited. Generally, if the recipient’s employment terminates during the vesting period, the units will be forfeited. However, if the recipient’s employment terminates due to death, disability, or retirement one year or more after the grant date, the units will vest. Mr. Bitto and Mr. Loughlin received restricted stock units in fiscal year 2015.

Stock Options. Stock options were granted with an exercise price equal to the closing market value on the grant date, have a ten-year term, and vest ratably over the first three years of the term. Air Products executive officers are required to retain the equivalent of 50% of the net shares of Air Products stock received upon exercise for one year following exercise. In determining the number of stock options to grant, the Air Products Committee used a stock option valuation model provided by Mercer. The actual value realized is dependent on stock price appreciation at the time of exercise.

Granting Practices. Equity compensation awards to Air Products executive officers and other management employees under Air Products’ Long-Term Incentive Plan (except for off-cycle recruiting and retention awards) are granted as of the first NYSE business day in the month of December. Recruiting grants are generally issued as of the first day of employment and priced at the closing market value on that date. Off-cycle retention grants are made occasionally in response to extraordinary retention needs that arise during the year.

AIR PRODUCTS FISCAL YEAR 2016 COMPENSATION PROGRAM

Air Products conducted its annual advisory vote on executive compensation for its fiscal year 2015 executive officer compensation program at its Annual Shareholders’ Meeting in January 2016. Over 95% of Air Products’ outstanding shares were voted in favor of the program. As a result, Air Products retained the same overall structure for its 2016 executive compensation program and for its 2016 grade based compensation program. Within the overall structure, the Air Products Committee determined to change the Long-Term Incentive Plan award weighting to 60% performance shares and 40% restricted stock.

EMPLOYEE BENEFIT PLANS AND OTHER COMPENSATION PRACTICES AND POLICIES

Air Products’ employee benefit programs are offered to be competitive and to provide reasonable security for its executives and other employees. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including executives.

Retirement Benefits. Air Products executive officers participate in Air Products’ generally available U.S. salaried retirement programs. The company maintains qualified retirement programs for its salaried employees, including a defined benefit pension plan and a savings and profit sharing plan. Air Products also maintains a nonqualified pension plan and nonqualified deferred compensation plan in which the Air Products executive officers and other eligible employees participate. The plans are discussed in more detail below in the narrative accompanying the Pension Benefits table and the Nonqualified Deferred Compensation table.

Welfare Benefits. Air Products provides medical and dental coverage, life insurance, and disability insurance to Air Products executive officer under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

Severance and Change in Control Arrangements. Severance and change in control arrangements are provided to support major corporate and management transitions. The Air Products Committee believes these arrangements provide benefit to Air Products and its stockholders. The Air Products Committee periodically reviews these arrangements in depth for market competitiveness and appropriateness for Air Products’ business.

Severance. Mr. Novo participates in the Air Products Executive Separation Program. This program is intended to facilitate changes in the leadership team by establishing terms for the separation of an Air Products executive officer in advance, allowing a smooth transition of responsibilities when it is in the best interests of Air Products. The program provides severance benefits and accelerated vesting of certain long-term incentives upon involuntary termination other than for cause or voluntary termination for good reason.

In April 2016, Air Products adopted a Senior Management Severance Plan to provide a minimum level of severance benefit to senior management employees to facilitate the Company’s ability to recruit senior level talent. The Senior Management Severance Plan provides that employees at senior grade levels will receive no less than six months’ salary and bonus (determined based on a three year average) upon involuntary termination and will also receive six months of company provided continued coverage under the medical and dental plans. Messrs. Bitto, Loughlin and Valente participated in the regular Air Products’ Severance Plan until the adoption of the Senior Management Severance Plan in 2016, under which they participated thereafter.

Change in Control Arrangements. To enable the management team to negotiate effectively for stockholders without concern for their own future in the event of any actual or threatened change in control of Air Products, Air Products has entered individual change in control severance agreements for Air Products executive officers, including Mr. Novo. Mr. Novo’s agreement gives him specific rights and benefits if, following a change in control, his employment is terminated by Air Products without “cause” (as defined) or he terminates employment for “good reason” (as defined). Details of the agreements are described below on page 147.

Messrs. Bitto and Loughlin also participate in a special change in control severance plan for employees not covered by a change in control severance agreement. This plan was closed to new employees in June 2009, so Mr. Valente is not eligible to participate.

Recruiting and Retention Arrangements. Air Products from time to time provides special recruiting or retention incentives to address special needs. These may be off-cycle grants of stock based awards or cash awards which vest at the end of a retention period and/or recruiting awards intended to replace equity compensation provided by a previous employer that is forfeited by joining the company. During fiscal year 2015, Mr. Valente received a cash recruiting award of $300,000 that vested upon his completion of one year of service at Air Products. He also received a recruiting grant of long term incentive awards with an intended value of $100,000, allocated 55% performance shares, 25% restricted stock units and 20% stock options.

Executive Officer Stock Ownership. The Air Products Committee has approved ownership guidelines that require the company’s executives to achieve an ownership stake in Air Products that is significant in comparison with the executive’s salary. The ownership guidelines are six times base salary for the Chief Executive Officer and two to three times base salary for other Air Products executive officers. Messrs. Novo, Bitto and Loughlin were subject to these guidelines for 2015. The Air Products executive officers are expected to achieve the specified ownership level within five years of assuming their position. Air Products executive officers may count toward these requirements the value of shares owned, share equivalents held in their Retirement Savings Plan (401(k)) accounts, earned performance shares, restricted shares, and deferred stock units which are fully vested and held in Air Products’ nonqualified deferred compensation plan. Stock options and unearned performance shares are not counted. Messrs. Novo, Bitto and Loughlin are currently in compliance with this policy.

Hedging and Pledging Policy. It is the policy of Air Products that its executive officers and directors may not purchase or sell options on Air Products stock; engage in short sales with respect to Air Products stock; or trade in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Air Products stock. It is also the policy of Air Products that shares of Air Products stock owned by executive officers or directors may not be held in a margin account or pledged as collateral on a loan.

Clawback Policy. Air Products equity plans and agreements provide that awards may be cancelled and that certain gains will be “clawed back” (i.e., must be repaid to Air Products) if one of its executive officers engages in activity that is detrimental to Air Products, such as performing services for a competitor, disclosing confidential information, or violating Air Products policies. The Air Products Committee has also adopted a policy allowing the clawback of cash incentive payments and performance shares in the event an Air Products executive officer’s conduct leads to a restatement of Air Products’ financial results. The Air Products Committee may, in its discretion, seek to recoup any bonus or incentive compensation paid to an Air Products executive officer if (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the Air Products Committee determines that the Air Products executive officer engaged in misconduct that resulted in the requirement to restate, and (iii) a lower payment would have been made to the Air Products executive officer based upon the restated financial results.

Going Forward

Following the separation, the Versum Committee is expected to adopt appropriate benefits for Versum Executive Officers that are consistent with market practices and part of a competitive compensation program. These benefits may include severance and change in control arrangements that will facilitate major corporate transactions. It is also expected that the Versum Committee will adopt stock ownership, anti-hedging and pledging and clawback policies that are consistent with customary governance practices.

TREATMENT OF OUTSTANDING EQUITY AWARDS AT THE TIME OF SEPARATION

We expect Air Products equity incentive awards granted to employees under Air Products’ Long-Term Incentive Plan that are outstanding at the distribution date, other than restricted stock, will be adjusted using the following principles:

•	For each award recipient, the intent is to maintain the economic value of those awards before and after the separation date; and

•	Other than certain performance shares, treatment of which is described in more detail below, the terms of the equity awards, such as the vesting schedule, will generally continue unchanged.

The following table provides additional information regarding conversion of each type of Air Products equity award:

	Versum Employees	Air Products Employees
Stock Options	Air Products stock options will be converted into options to purchase Versum common stock, with the number and exercise price adjusted to maintain economic value, except as noted below.	The number and exercise price of Air Products stock options will be adjusted to maintain economic value.

Restricted Stock Units	Air Products restricted stock units will be replaced with Versum restricted stock units, with the number adjusted to maintain economic value, except as noted below.	The number of Air Products restricted stock units will be adjusted to maintain economic value.

Performance Shares	Performance shares will be replaced with Versum equity awards, with the number adjusted to maintain economic value, as described below.	The number of Performance shares will be adjusted to maintain economic value.

Air Products outstanding stock options and restricted stock unit awards held by Versum employees generally will be converted into Versum stock options and restricted stock unit awards as of the distribution date. Stock options held by Versum employees who are eligible for retirement from Air Products will remain Air Products stock options and will continue to be exercisable in accordance with their terms. Outstanding restricted stock unit awards held by retirement eligible Versum employees that vest only upon death, disability or retirement will vest and be paid out following the separation. Outstanding stock options and restricted stock unit awards to be converted into Versum awards will be converted into Versum awards with substantially the same terms and vesting conditions as the original Air Products options and restricted stock unit awards, except amounts, and exercise prices in the case of stock options will be adjusted so that the Versum options and restricted stock units retain the economic value of the corresponding Air Products awards at the time of separation. As a result of the adjustment, the precise number of Versum outstanding options and restricted stock unit awards will not be known until the separation date or shortly thereafter. For an estimate of the number of shares of Versum common stock our executive officers will have a right to acquire within 60 days after the conversion of Air Products outstanding options and restricted stock units, see footnote 3 in “Security Ownership of Certain Beneficial Owners and Management—Security ownership of Directors and Executive Officers.”

Air Products performance shares granted in fiscal year 2014 and held by Versum employees will be converted to Versum performance shares in an amount adjusted to maintain the economic value and will be paid out based upon Air Products’ performance at the earn out percentage determined by the Air Products Committee following the end of the year.

Air Products performance shares granted in 2015 and held by Versum employees will be converted to Versum awards in an amount adjusted to maintain the economic value of the number of Air Products 2015 performance shares and will be earned out based on the achievement of metrics to be determined by the Versum Committee, with due consideration given to Air Products’ relative Total Shareholder Return performance through the distribution date.

Air Products performance shares granted in 2016 and held by Versum employees will be converted into Versum awards and will be earned out based on the achievement of metrics to be determined by the Versum Committee.

Holders of Air Products restricted stock will receive one-half of a fully vested share of Versum common stock for every share of Air Products restricted stock held at the time of the distribution, as if such holder held fully vested Air Products common stock on the record date. Air Products directors who hold Air Products deferred stock units under the Deferred Compensation Program for Directors will be credited with one-half of a Versum deferred stock unit for each Air Products deferred stock unit.

VERSUM MATERIALS, INC. LONG-TERM INCENTIVE PLAN

Versum intends to adopt the Versum Materials, Inc. Long-Term Incentive Plan (the “LTIP”). The following is a summary of the principal terms of the LTIP, which is qualified in its entirety by reference to the full text of the LTIP, which is filed as an exhibit to the registration statement of which this information statement forms a part. The Versum equity-based awards into which the outstanding Air Products equity-based awards are converted upon separation will be issued pursuant to the LTIP and will reduce the shares authorized for issuance under the LTIP

Purpose of the LTIP

The purpose of the LTIP is to promote the interests of Versum and its stockholders by attracting and retaining highly-qualified officers, directors, and other key employees and independent contractors of Versum and its subsidiaries, motivating such individuals and aligning their interests with those of Versum and its stockholders by means of performance-related incentives to reward achievement of long-term performance goals and time-based incentives to reward continued service and enabling such individuals to participate in the long-term growth and financial performance of Versum.

Administration/Eligible Participants

The LTIP will be administered by the Versum Committee (or any other subcommittee appointed by the board of directors or the full board of directors), which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule thereto), “independent directors” within the meaning of the applicable principal national exchange listed company rules, and “outside directors” within the meaning of Section 162(m) of the Code. Additionally, the Versum Committee may delegate the authority to grant awards under the LTIP to any employee or group of employees of the Company or an affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the board of directors from time to time.

Eligible participants include employees, directors or independent contractors who are selected by the Versum Committee, in its sole discretion, to participate in the LTIP.

Number of Shares Authorized Under the LTIP

The LTIP authorizes the grant of awards to participants with respect to a maximum of 5,000,000 shares of our common stock, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of certain significant corporate events, which awards may be made in the form of:

•	non-qualified stock options;

•	stock options intended to qualify as incentive stock options under Section 422 of the Code (together with the non-qualified stock options, “options”);

•	stock appreciation rights; and

•	other stock-based awards, including restricted stock and/or restricted stock units and performance-based awards.

The maximum number of shares with respect to which options and stock appreciation rights, collectively, may be granted to any individual participant in the LTIP, other than any non-employee director in any calendar year may not exceed 750,000. The maximum number of shares with respect to which “other stock-based awards” and “performance-based awards,” collectively, may be granted to any individual participant in the LTIP, other than a non-employee director, in any calendar year may not exceed 375,000. The maximum cash award that may be granted to any individual participant in the LTIP, other than any non-employee director in any calendar year, may not exceed $5,000,000. The maximum number of shares with respect to which awards may be granted during any calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year, may not exceed $600,000 in total value, provided that the Versum Committee may make certain exceptions to this limit as the Versum Committee may determine in its discretion.

The issuance of shares or shares delivered in exchange for the payment of cash or other property upon the exercise of an award will reduce the total number of shares available under the LTI. Shares subject to awards which terminate or lapse without the payment of any consideration, shares withheld in payment of taxes or exercise prices, or shares subject to awards that are replaced, exchanged or otherwise forfeited may be granted again under the LTIP. Shares issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by Versum will not reduce the shares available under the LTIP, and available shares under a stockholder approved plan of an acquired company may be used for awards under the LTIP and will not reduce the LTIP’s share reserve.

Effective Date

The effective date of the LTIP will be the date it is adopted.

Limitations

No award may be granted under the LTIP after the tenth anniversary of the effective date, but awards granted prior to the tenth anniversary of the effective date may extend beyond that date.

Limits on Dividends and Dividend Equivalents

Unless the Versum Committee determines otherwise, no dividends or dividend equivalents will be payable with respect to any award unless the underlying award has become vested and payable. In addition, dividends or dividend equivalents with respect to any performance-based award will either not be paid, or will be accumulated subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend or dividend equivalent is accumulated. No dividend equivalents may be paid with respect to options or stock appreciation rights.

Terms and Conditions of Options

Options granted under the LTIP will be, as determined by the Versum Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related award agreements, and will be subject to such terms and conditions as the Versum Committee will determine.

Option Exercise Price

The option exercise price per share will be determined by the Versum Committee, but generally will not be less than 100% of the fair market value of a share on the date an option is granted. Furthermore, no incentive stock option may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of Versum or of any of its subsidiaries, unless:

•	the option exercise price per share for such incentive stock option is at least 110% of the fair market value on the date the incentive stock option is granted; and

•	the date on which such incentive stock option terminates is a date not later than the day preceding the fifth anniversary of the date on which the incentive stock option is granted.

Exercisability

Options granted under the LTIP will be exercisable at such time and upon such terms and conditions as may be determined by the Versum Committee, but in no event will an option be exercisable more than ten years after the date it is granted; provided, however, that (other than with respect to any incentive stock options or as would otherwise result in a violation of Section 409A of the Code and the guidance issued thereunder) to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or Versum’s insider trading policy from selling or otherwise disposing of shares that he or she would otherwise acquire upon exercise of such option, then such option will nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

Exercise of Options

Except as otherwise provided in the LTIP or in an award agreement, an option may be exercised for all or any part of the shares for which it is then exercisable. The exercise date of an option will be the later of the date a notice of exercise is received by Versum and, if applicable, the date payment is received by Versum pursuant to clauses (i), (ii), (iii) (iv) or (v) in the following sentence. The purchase price for the shares as to which an option is exercised will be paid to Versum as designated by the Versum Committee, pursuant to one or more of the following methods:

(i) in cash or its equivalent (e.g., by personal check);

(ii) in shares having a fair market value equal to the aggregate option exercise price for the shares being purchased and satisfying such other requirements as may be imposed by the Versum Committee; provided that such shares have been held by the participant for such period as established from time to time by the Versum Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles;

(iii) partly in cash and partly in such shares;

(iv) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to Versum an amount out of the proceeds of such sale equal to the aggregate option exercise price for the shares being purchased; or

(v) through net settlement in shares.

No participant will have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until the participant has given written notice of exercise of the option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the Versum Committee pursuant to the LTIP.

Incentive Stock Options

Incentive stock options will comply with the requirements of Section 422 of the Code (or any successor section thereto). To the extent required for “incentive stock option” status under section 422 of the Code, the aggregate fair market value (determined as of the time of grant) of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year under the LTIP or any other plan of the Company will not exceed $100,000 (or such other limit imposed by Section 422(d) of the Code). For purposes of applying this limitation, incentive stock options will be taken into account in the order granted.

Any participant who disposes of shares acquired upon the exercise of an incentive stock option either (i) within two years after the date of grant of such incentive stock option or (ii) within one year after the transfer of such shares to the participant, will notify the Company of such disposition and of the amount realized upon such disposition.

All options granted under the LTIP are intended to be non-qualified stock options, unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. If an option is intended to be an incentive stock option, and if for any reason such option (or portion thereof) will not qualify as an incentive stock option, then, to the extent of such non-qualification, such option (or portion thereof) will be regarded as a non-qualified stock option granted under the LTIP. In no event will any member of the Versum Committee, Versum or any of its affiliates (or their respective participants, officers or directors) have any liability to any participant (or any other person) due to the failure of an option to qualify for any reason as an incentive stock option.

Terms and Conditions of Stock Appreciation Rights

Grants

The Versum Committee may grant (i) a stock appreciation right independent of an option or (ii) a stock appreciation right in connection with an option, or a portion thereof. A stock appreciation right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option, (B) will cover the same number of shares covered by the related option (or such lesser number of shares as the Versum Committee may determine) and (C) will be subject to the same terms and conditions as such option except for such additional limitations as are contemplated below (or such additional limitations as may be included in an award agreement).

Terms

The exercise price per share of a stock appreciation right will be an amount determined by the Versum Committee, but in no event will such amount be less than 100% of the fair market value of a share on the date the stock appreciation right is granted; provided, however, that in the case of a stock appreciation right granted in conjunction with an option, or a portion thereof, the exercise price may generally not be less than the option exercise price of the related option.

Each stock appreciation right granted independent of an option will entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, multiplied by (ii) the number of shares covered by the stock appreciation right. Each stock appreciation right granted in conjunction with an option, or a portion thereof, will entitle a participant to surrender to Versum the unexercised option, or any portion thereof, and to receive from Versum in exchange therefore an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the option exercise price per share, multiplied by (ii) the number of shares covered by the option, or portion thereof, which is surrendered. Payment will be made in shares or in cash, or partly in shares and partly in cash (any such shares valued at such fair market value), all as will be determined by the Versum Committee.

Stock appreciation rights may be exercised from time to time upon actual receipt by Versum of written notice of exercise stating the number of shares with respect to which the stock appreciation right is being exercised. The date a notice of exercise is received by Versum will be the exercise date. No fractional shares will be issued upon exercise, but instead cash will be paid for a fraction or, if the Versum Committee should so determine, the number of shares will be rounded downward to the next whole share.

Limitations

The Versum Committee may impose, in its discretion, such conditions upon the exercisability of stock appreciation rights as it may deem fit, but in no event will a stock appreciation right be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in a violation of Section 409A of the Code and the guidance issued thereunder) to the extent a stock appreciation right would expire at a time when the holder of such stock appreciation right is prohibited by applicable law or Versum’s insider trading policy from selling or otherwise disposing of shares that he or she would otherwise acquire upon exercise of such stock appreciation right, then such stock appreciation right will nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

Terms and Conditions of Other Stock-Based Awards

The Versum Committee, in its sole discretion, may grant or sell awards of shares, awards of restricted stock, restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. Such other stock-based awards will be in such form, and dependent on such conditions, as the Versum Committee will determine, including, without limitation, the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other stock-based awards may be granted alone or in addition to any other awards granted under the LTIP. Subject to the provisions of the LTIP, the Versum Committee will determine to whom and when other stock-based awards will be made; the number of shares to be awarded under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares or a combination of cash and shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all shares so awarded and issued will be fully paid and non-assessable).

Performance-Based Awards

Notwithstanding anything to the contrary herein, certain other stock-based awards and certain cash awards may be granted in a manner which is intended to be deductible by Versum under Section 162(m) of the Code (or any successor section thereto) (“performance-based awards”). A participant’s performance-based award will be determined based on the attainment of written performance goals approved by the Versum Committee for a performance period established by the Versum Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

The performance goals, which must be objective, will be based upon one or more of the following criteria:

•	consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

•	net income;

•	operating income;

•	earnings per share;

•	book value per share;

•	return on stockholders’ equity;

•	expense management;

•	return on investment;

•	improvements in capital structure;

•	profitability of an identifiable business unit or product;

•	maintenance or improvement of profit margins;

•	stock price;

•	market share;

•	revenues or sales;

•	costs;

•	cash flow;

•	working capital;

•	strategic initiatives;

•	assets under management;

•	return on assets; and

•	total stockholder return.

The amount of the performance-based award determined by the Versum Committee for a performance period will be paid to the participant at such time as determined by the Versum Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Versum Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a performance-based award.

Cash Awards

The Versum Committee may grant awards that are denominated and payable solely in cash, and such cash awards shall be subject to the terms, conditions, restrictions and limitations determined by the Versum Committee in its sole discretion.

Nontransferability of Awards

Unless otherwise determined by the Versum Committee, an award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution. The Versum Committee (on such terms, conditions and limitations as it determines) may permit an award to be transferred or transferable to heirs, legatees, personal representatives or distributees of the participant, in each case, for no consideration and only to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code.

Change in Control

With respect to grants awarded under the LTIP, in the event of a change in control after the effective date of the LTIP, unless otherwise determined by the Versum Committee in the applicable award agreement:

•	provided that participant’s employment with the Company is terminated within 2 years of a change in control by the Company without cause or by the participant for good reason, any outstanding awards then held by the participant (i) will become immediately vested and/or exercisable on the date of termination, (ii) any performance periods in effect will end on that date and achievement of the applicable performance goals will be determined as of the date of the change in control (or, if actual performance is not determinable at such time, all applicable performance goals will be deemed achieved at target levels) and (iii) all awards that have been previously deferred will be settled in full (subject to compliance with Section 409A of the Code); and

•	the Versum Committee may, but will not be obligated to:

(1) cancel such awards for their intrinsic value (as determined in the sole discretion of the Versum Committee) which, in the case of options and stock appreciation rights, will equal the excess, if any, of the dollar value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights (and any such options or stock appreciation rights that have an aggregate exercise price that equals or exceeds such aggregate dollar value consideration will be cancelled for no consideration);

(2) provide that any options or stock appreciation rights having an exercise price per share that is greater than the per-share dollar value of the consideration to be paid in the change in control transaction to a holder of a share will be cancelled without payment of any consideration thereof;

(3) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the Versum Committee in its sole discretion; or

(4) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such options or stock appreciation rights will terminate and be of no further force and effect.

For the avoidance of doubt, not all awards will be required to be treated in a uniform manner.

Adjustments

In the event of any change in the outstanding shares after the effective date of the LTIP by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Versum Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:

•	the number or kind of shares or other securities issued or reserved for issuance pursuant to the LTIP or pursuant to outstanding awards;

•	the maximum number of shares for which options, stock appreciation rights, other stock-based awards and performance based awards may be granted during a calendar year to any participant;

•	the maximum dollar amount of a performance-based award that may be granted during a calendar year to any participant;

•	the option exercise price or exercise price of any stock appreciation right; and/or

•	any other affected terms of such awards.

Amendments to LTIP

The board of directors may amend, alter or discontinue the LTIP, but no amendment, alteration or discontinuation will be made:

•	without the approval of the stockholders of the Company, if such action would (subject to the adjustment provision) increase the total number of shares reserved for the purposes of the LTIP or change the maximum number of shares for which awards may be granted to any participant or otherwise be required to be approved by such stockholders under applicable law or applicable securities exchange listing requirements; or

•	without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award theretofore granted to such participant under the LTIP; provided, however, that the Versum Committee may amend the LTIP without the consent of any participant in such manner as it deems necessary to satisfy the requirements of the Code or other applicable laws.

Additionally, without stockholder approval other than certain specified adjustments;

•	no waiver, amendment or modification of an award may reduce the option price of any option or the exercise price of any stock appreciation right;

•	the Versum Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower option price or exercise price, as the case may be) or other award or cancel for cash any underwater options or stock appreciation rights; or

•	the Versum Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

New Plan Benefits

No awards have been granted, and no shares have been issued under the LTIP. Future grants under the LTIP will be made at the discretion of the Versum Committee and, accordingly, are not yet determinable, and the exact number of shares that will be subject to converted Versum equity awards is not yet determinable. In addition, the value of the awards granted under the LTIP will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the LTIP.

Section 409A of the Code

Notwithstanding other provisions of the LTIP or any award agreements thereunder, no award will be granted, deferred, accelerated, extended, paid out or modified under the LTIP in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a participant. In the event that it is reasonably determined by the Versum Committee that, as a result of Section 409A of the Code, payments in respect of any award under the LTIP may not be made at the time contemplated by the terms of the LTIP or the relevant award agreement, as the case may be, without causing the participant holding such award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the participant incurring any tax liability under Section 409A of the Code.

Federal Income Tax Consequences Relating to Awards Under the LTIP

The following summary of the federal income tax consequences of awards under the LTIP (and exercise, where applicable, of awards under the LTIP) is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

Certain United States Federal Income Tax Consequences of Options and Stock Appreciation Rights

Certain of the United States federal income tax consequences to holders of non-qualified and incentive stock options and the company of options granted under the LTIP are set forth in the following summary:

A participant to whom an incentive stock option that qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the participant’s company upon the grant or exercise of such incentive stock option. However, upon the exercise of an incentive stock option, special alternative minimum tax rules may apply for the participant.

When the participant sells shares of the Company’s common stock acquired through the exercise of an incentive stock option more than one year after the date the participant receives such shares upon the exercise of such incentive stock option and more than two years after the date of grant of such incentive stock option, the participant will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the incentive stock option exercise price of the incentive stock option. If the participant does not hold such shares for this period, when the participant sells such shares, the participant will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and Versum will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An individual to whom an option that is not an incentive stock option (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such individual exercises such non-qualified option, the individual will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of option exercise, of the shares the individual receives over the option exercise price. The tax basis of such shares to such individual will be equal to the option exercise price paid plus the amount includable in the individual’s gross income, and the individual’s holding period for such shares will commence on the day after which the individual recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, Versum will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the individual. Any such compensation includable in the gross income of a participant in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

The federal income tax consequences of stock appreciation rights are similar to the tax consequences of the non-qualified options described above.

Certain United States Federal Income Tax Consequences of Restricted Stock, Other Stock-Based Awards and Cash Awards

The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the LTIP of the Company or to describe tax consequences based on particular circumstances and does not address the consequences of all possible forms of awards that may be granted under the LTIP. It is based on United States federal income tax law and interpretational authorities as of the date of this proxy statement, which is subject to change at any time.

Generally, Versum receives a deduction and a participant recognizes taxable income equal to the fair market value of the restricted stock at the time or times that restrictions on shares awarded lapse, unless the participant elects to recognize the full fair market value of the restricted stock awarded as income immediately upon grant of the shares, by so electing not later than 30 days after the date of grant by Versum to the participant of a restricted stock award as permitted under Section 83(b) of the Code (such an election, a “Section 83(b) election”). In the event the participant makes such an election, the participant is taxed at ordinary income tax rates, and Versum is entitled to a deduction for an equivalent amount at the same time. Upon disposition by a participant of any restricted shares following the lapse of any restrictions, any difference between the participant’s tax basis in the shares (e.g., the amount of the ordinary income recognized, if any, by the participant upon either the making of the Section 83(b) election or upon the lapsing of the restrictions, as applicable) and the amount realized on the participant’s disposition of shares is treated as short-term or long-term capital gain or loss. Whether or not a participant recognizes a short-term or long-term capital gain or loss depends upon whether the participant held our shares before disposition thereof for less than or more than one year after the earlier to occur of the date the participant made the Section 83(b) election or the lapsing of the restrictions on the relevant shares, as applicable, and whether or not the participant recognized a gain or loss upon such disposition.

Cash and/or the fair market value of stock received by participants in connection with any part of a stock-based award (i.e., a restricted stock unit) or a cash award will generally be taxable as ordinary income to those participants in the year in which cash and/or stock, as applicable, is actually received for such award, and Versum will be entitled to a corresponding tax deduction.

VERSUM MATERIALS, INC. SHORT-TERM INCENTIVE PLAN

Versum intends to adopt the Versum Materials, Inc. Short-Term Incentive Plan (the “STIP”). The following is a summary of the principal terms of the STIP, which is qualified in its entirety by reference to the full text of the STIP, which is filed as an exhibit to the registration statement of which this information statement forms a part.

Background and Purpose of the STIP

The STIP permits Versum to provide performance-based bonuses to certain executive officers and key employees of the Company that will are intended to be deductible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

In general, Section 162(m) of the Code disallows a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million for a taxable year paid to any individual who, on the last day of the taxable year, is the chief executive officer or is among its three other most highly compensated officers (excluding the principal financial officer). Certain compensation is not subject to this deduction limit, including compensation that is paid solely on account of the attainment of one or more pre-established, objective performance goals (performance-based compensation). For compensation to qualify for the performance-based compensation exception, in addition to other requirements, the material terms under which the performance-based compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the stockholders of the corporation prior to the payment of any award under the plan.

The STIP is intended to provide performance-based incentive compensation within the meaning of Section 162(m) of the Code. Participation in the STIP is not exclusive, and the STIP does not limit the ability of the board of directors to adopt any additional short-term incentive plan or to pay any other compensation, including any additional bonus or performance-based stock-based award, to certain executive officers and key employees. It is possible that any such additional bonus would not be considered performance-based compensation or would not be deductible.

Description of the STIP

Administration/Eligible Participants

The STIP is administered and interpreted by the Versum Committee; provided, however, that the board of directors may, in its sole discretion, take any action designated to the Versum Committee as it may deem necessary. The STIP is intended to be administered and interpreted in a manner which will cause awards granted thereunder to qualify as “performance-based compensation” under Section 162(m) of the Code to the extent so intended. Any determination made by the Versum Committee under the STIP shall be final and conclusive and binding upon all parties, including Versum, its shareholders and the participants of the STIP. The Versum Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of Versum, a subsidiary or affiliate or any other service recipient) as it may deem desirable for the administration of the STIP and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the STIP, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by Versum. No member or former member of the board of directors or the Versum Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the STIP other than as a result of such individual’s willful misconduct.

The Versum Committee may delegate its authority under the STIP; provided that, to the extent Section 162(m) of the Code is applicable to Versum and the STIP, the Versum Committee shall not delegate its authority with respect to any “covered employee” (within the meaning of Section 162(m) of the Code) of Versum or any other individual who the board of directors or the Versum Committee reasonably believes may become a covered employee if it would cause any award due to be payable under the STIP intended to be qualified as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify; provided, further, that, for purposes of establishing performance goals, any such delegation must be to a committee comprising solely of two or more “outside directors” (within the meaning of Section 162(m) of the Code).

Establishing Bonus Opportunities

Under the STIP, the Versum Committee will establish objective performance goals that must be satisfied in order for a participant to receive a bonus for the given performance period. The performance goals based on one or more of the objective performance factors listed below, will be established by the Versum Committee while the outcome of the performance period is still substantially uncertain and not later than 90 days after the commencement of the period to which the performance goals relate (or such other date as may be required or permitted under Section 162(m) of the Code to the extent applicable).

Objective Performance Goals

Under the STIP, the objective performance goals, which may differ for each participant, must be based on absolute, relative or comparative achievement of one or more of the following: earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); net income; operating income; earnings per share; book value per share; return on stockholder’s equity; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; stock price; market share; revenues or sales; costs; cash flow; working capital; return on assets; assets under management; total return; and strategic initiatives. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions or units or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies of indices, or any combination thereof, all as the Versum Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the Versum Committee may adjust, modify or amend the above business criteria either in establishing any performance goal or in determining the extent to which any performance goal has been achieved. Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Versum Committee shall have the authority to make adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, foreign exchange gains and losses, a change in the fiscal year of the Company, acquisitions or dispositions, asset write downs, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses or impairments, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment or a business or related to a change in generally accepted accounting principles, or as the Versum Committee determines to be appropriate to reflect measurement of the performance of the Company or its operating units, as applicable, and to otherwise satisfy the objectives of the STIP. The maximum amount of an award to any participant with respect to a fiscal year of the Company shall be $4,000,000.

Committee Certification

At the end of the applicable performance period, the Versum Committee must certify the attainment of the applicable performance goals prior to payment of any bonus under the STIP, and may reduce (but not increase) the amount of any bonus.

Payment

Payment of any bonus amount under the STIP will be made to each participant as soon as practicable after the Versum Committee certifies in writing that one or more of the applicable performance objectives have been attained, unless the participant has submitted a valid election to defer receipt of the bonus in accordance with the terms and conditions of any deferred compensation plan approved by the Versum Committee. Notwithstanding the foregoing, payment of any bonus must in all instances either satisfy the conditions of an exception from Section 409A of the Code or comply with the requirements Section 409A of the Code. In the absence of terms regarding the timing of payment, such payment will occur no later than the 15th day of the third month of the calendar year following the calendar year in which the participant’s right to payment ceased being subject to a substantial risk of forfeiture. Only participants actively at work at the time of the bonus payment (and who have not given or received notice of termination) will be eligible to receive a bonus.

Form of Payment

All bonuses payable under the STIP may be made in cash, shares or share units under the LTIP, or any combination of the foregoing, as determined by the Versum Committee.

Termination of Employment

If a participant dies or becomes disabled prior to the last day of the applicable performance period for which the bonus is payable, such participant may receive an annual bonus equal to the bonus otherwise payable, pro-rated for the number of days in the performance period prior to the date of the participant’s death or disability, to such participant based upon actual Company performance for the applicable performance period, as determined by the Versum Committee. Other than as provided above and unless otherwise determined by the Versum Committee, no bonuses will be payable under the STIP to any participant whose employment with the Company terminates prior to the last day of the applicable performance period.

Change in Control

The Versum Committee may, in its absolute discretion, provide for bonuses to be payable upon the occurrence of a “change in control” (as such term may be defined and amended from time to time by the Versum Committee or the board of directors).

Effectiveness of the STIP

The STIP will become effective on the date on which it is adopted.

Amendment and Termination

The board of directors or the Versum Committee may amend, suspend, discontinue or terminate the STIP, except that (i) any amendments must comply with the applicable requirements for exemption, to the extent necessary, under Section 162(m) of the Code, and (ii) no amendment, suspension, discontinuance or termination can materially adversely affect the rights of any participant in respect of any calendar year which has already commenced as of the date such action is taken.

EXECUTIVE COMPENSATION TABLES

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(B)	Option Awards(C)	Non-Equity Incentive Plan Compen- sation(D)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(E)	All Other Compen- sation(F)	Total
G. Novo	2015	$465,000		$843,379	$182,789	$698,000	$3,025	$45,112	$2,237,305
President and Chief Executive Officer

G.G. Bitto	2015	$357,713		$302,972	$65,603	$323,700	$264,138	$11,451	$1,325,578
Senior Vice President and Chief Financial Officer

P.F. Loughlin	2015	$270,695		$174,802	$37,859	$218,300	$156,294	$8,666	$866,617
Senior Vice President, Operations and Supply Chain

M.W. Valente	2015	$98,077		$97,471	$21,012	$80,300	$14	$6,664	$303,538
Senior Vice President Law and Human Resources, General Counsel and Secretary(A)

(A)	Mr. Valente joined Air Products on June 1, 2015, so the amounts in the table reflect partial year compensation for him.
(B)	This column shows the grant date fair value of restricted stock, restricted stock units and performance shares granted in 2015. Generally, the expense for these awards is recognized over the vesting or performance period, unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be recognized entirely in the year of grant. The calculation of these amounts disregards any estimate of forfeitures related to time-based conditions. The valuation models and assumptions applicable to these grant date fair values are set forth in Note 19, Share-Based Compensation, to Air Products’ audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC on November 24, 2015. The amounts shown may not correspond to the actual value that may be realized. The grant date fair values of the performance shares are based upon probable outcomes of market-based performance conditions as stipulated in the grants. If, at the grant date, the probable outcome of the performance conditions was 215% of the target number of shares (the maximum potential payout), the grant date fair values of the performance shares would increase from the amounts included in this column with respect to the performance shares by 59.3%. Maximum values are displayed in the table below. For more information on awards made in fiscal year 2015, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table on pages 136 and 138, respectively.

2015 Performance Shares

Officer	Value Included	Maximum Value
G. Novo	$630,990	$1,004,970
G. G. Bitto	$226,604	$360,909
P. F. Loughlin	$130,711	$208,181
M. W. Valente	$72,552	$115,553

(C)	This column shows the grant date fair value of stock options granted in fiscal year 2015, disregarding any estimate of forfeitures relating to time-based vesting. The assumptions for the valuation determination are set forth in Note 19 to Air Products’ audited financial statements included in its Form 10-K filed with the SEC on November 24, 2015. Additional information regarding these awards is set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables and accompanying footnotes.
(D)	Amounts in this column reflect Annual Incentive Plan awards. At their election, participants may defer awards received under this Plan. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.
(E)	Amounts in this column reflect the annual change in the actuarial present value of each officer’s accumulated tax qualified and nonqualified pension benefits and interest considered to be above market interest credited to their Deferred Compensation Plan balances.

The pension accrual amounts represent the difference between the September 30, 2014 and September 30, 2015 actuarial present value of accumulated benefits under Air Products’ tax qualified and nonqualified pension plans for Mr. Bitto and Mr. Loughlin. Messrs. Novo and Valente are not eligible for these plans. These amounts are as follows:

G. G. Bitto	$257,857
P. F. Loughlin	$152,293

Interest is calculated for the Air Products Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate Air Products pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above market interest, even though it is based on a market average for corporate bonds. The amounts included as above market interest were as follows:

G. Novo	$3,025
G. G. Bitto	$6,281
P. F. Loughlin	$4,001
M. W. Valente	$14

(F)	Amounts shown in this column are as follows:

	Contributions Under Defined Contribution Plans	Group Term Life Insurance Premiums
G. Novo	$44,175	$937
G. G. Bitto	$10,731	$720
P. F. Loughlin	$8,121	$545
M. W. Valente	$6,462	$202

2015 GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date	Estimated Future Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
G. Novo	Annual Incentive Plan		0	$348,750	$802,125
	Performance Shares	12/1/2014				0	3,244	6,975				$630,990
	Stock Options	12/1/2014								4,915	$144.09	$182,789
	Restricted Shares	12/1/2014							1,474			$212,389

G. G. Bitto	Annual Incentive Plan		0	$161,825	$372,198
	Performance Shares	12/1/2014				0	1,165	2,505				$226,604
	Stock Options	12/1/2014								1,764	$144.09	$65,603
	Restricted Stock Units	12/1/2014							530			$76,368

P. F. Loughlin	Annual Incentive Plan		0	$109,134	$251,008
	Performance Shares	12/1/2014				0	672	1,445				$130,711
	Stock Options	12/1/2014								1,018	$144.09	$37,859
	Restricted Stock Units	12/1/2014							306			$44,092

M. W. Valente	Annual Incentive Plan		0	$40,000	$92,253
	Performance Shares	6/1/2015				0	373	802				$72,552
	Stock Options	6/1/2015								565	$147.45	$21,012
	Restricted Stock Units	6/1/2015							169			$24,919

The Grants of Plan-Based Awards table reports the dollar value of cash (nonequity) incentive awards and the number and value of equity awards granted during fiscal year 2015. With regard to cash incentives, this table reports the range of potential value that could have been obtained; whereas the Summary Compensation Table reports the actual value realized for fiscal year 2015. Equity values represent the grant date values of the awards determined under FASB ASC Topic 718 for purposes of financial statement reporting, which are based on probable outcomes.

Nonequity Incentive Plan Awards—Annual Incentive Plan. Annual Incentive Plan awards are based on performance for the fiscal year. The Air Products Committee approves performance measures and goals and payout schedules prior to or at the beginning of the fiscal year. Following the end of the fiscal year, the Air Products Committee determines the range of actual amounts that can be paid out under a formula which reflects Air Products’ performance against the approved performance goals. Individual awards are determined by the Air Products Committee within the range, based on individual performance. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as 0. For more information on fiscal year 2015 targets and the award determination, see pages 113 to 116.

Equity Incentive Plan Awards—Performance Shares. The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose earn out is conditioned on Air Products’ total shareholder return during a three year performance period relative to the Peer Reference Group. “Deferred stock units” are an award type provided under the Air Products Long-Term Incentive Plan that entitle the holder to the value of one share of Air Products stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Air Products stock from the grant date of a deferred stock unit until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on units that are forfeited.

The performance shares reflected in the table have a three-year performance cycle which will be completed at the end of fiscal year 2017. The number of performance shares that will be paid out is based on the formula described on pages 115 to 117. Performance shares are generally forfeited if employment is voluntarily terminated during the performance period. If employment is terminated due to death, disability, or retirement one year or more after the grant date, a pro-rata portion of any performance share payout will be paid upon completion of the performance period. Upon involuntary termination without cause, a prorated portion of the performance share payout is received at the end of the performance period. Upon a termination covered by the Executive Separation Program described on pages 144 and 145, the terms of that program regarding treatment of equity compensation will apply.

Other Stock Awards—The Other Stock Awards reflected in the table are shares of restricted stock and restricted stock units.

Restricted Stock Awards and Restricted Stock Units. Shares of restricted stock are shares of Air Products stock that are issued in an Air Products executive officer’s name subject to restrictions on transferability. The shares may be voted but the Air Products executive officer may not sell or transfer restricted stock during the vesting period. Dividends are paid on the restricted stock during the vesting period. Restricted stock granted in fiscal year 2015 is subject to a four-year vesting period. Generally, if an Air Products executive officer’s employment terminates during the vesting period, the stock will be forfeited. However, if an Air Products executive officer’s employment terminates due to death, disability, or retirement one year or more after the grant date, the stock will vest. If an Air Products executive officer’s employment termination is covered by the Executive Separation Program described on pages 144 and 145, the terms of that Program regarding treatment of equity compensation will apply.

Restricted Stock Units are deferred stock units that vest four years after the grant date. If an executive officer’s employment terminates due to death, disability or retirement, one year or more after the grant date, the units will vest. Upon involuntary termination without cause, a pro rata portion of the units will vest. Restricted stock units entitle the holder to one share of Air Products stock and dividend equivalents upon vesting. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of stock from the grant date to the vesting date.

Stock Options. The options reflected in the table have an exercise price equal to the closing market value of Air Products’ stock on the grant date. They become exercisable in one-third increments on the first three anniversaries of grant, and generally remain exercisable until ten years after the grant date; however, except as described below, exercisable options generally expire ninety days after voluntary termination of employment and 180 days after involuntary termination without cause, and non-exercisable options are forfeited. Options granted more than one year prior to termination due to death, disability, or retirement continue to become and remain exercisable for their full term. If a termination is covered by the Executive Separation Program described on pages 144 and 145, the terms of that Program regarding treatment of equity compensation will apply. Options are subject to forfeiture for engaging in specified activities such as competing with the company. Upon exercise of the options, actively employed Air Products executive officers must retain the equivalent of 50% of the net shares received (after deducting the exercise price, taxes, and commissions) for a one-year period.

Air Products equity compensation awards granted under Air Products’ Long-Term Incentive Plan will generally be adjusted in connection with the distribution to maintain their economic value before and after the distribution. The number and exercise price (if any) of Air Products stock options, restricted stock units and performance shares held by Air Products employees following the distribution will be adjusted to maintain the economic value of such awards. Air Products stock options, restricted stock units and performance shares held by Versum employees following the distribution will generally be converted into new Versum equity compensation awards, with the number and exercise price (if any) of such awards adjusted to maintain the economic value of such awards, but will otherwise remain subject to the same vesting and other terms and conditions applicable to the corresponding Air Products equity compensation awards prior to the distribution. Holders of Air Products restricted stock will receive one-half of a fully vested share of Versum common stock for every share of Air Products restricted stock held at the time of the distribution, as if such holder held fully vested Air Products common stock on the record date. Air Products directors who hold Air Products deferred stock units under the Deferred Compensation Program for Directors will be credited with one-half of a Versum deferred stock unit for each Air Products deferred stock unit. For more information regarding the treatment of Air Products equity compensation awards in connection with the distribution, see the section entitled “Treatment of Outstanding Equity Awards at the Time of Separation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Officer						Stock Awards
	Option Awards(A)					Number of Shares or Units of Stock Held That Have Not Vested (#)(B)	Market Value of Shares or Units of Stock Held That Have Not Vested(C)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(D)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(C)
	Option Grant Date	Number of Shares Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
		Exercisable	Unexercisable
G. Novo						8,120	$1,035,950	8,925	$1,138,652
	09/12/2012	9,993		$83.39	09/12/2022
	12/03/2012	10,660	5,330	$81.57	12/03/2022
	09/12/2013	5,482	2,742	$105.73	09/12/2023
	12/02/2013	4,220	8,442	$107.69	12/02/2023
	12/01/2014		4,915	$144.09	12/01/2024
G.G. Bitto						10,211	$1,302,719	3,520	$449,082
	10/02/2006	6,000		$67.23	10/02/2016
	10/01/2007	5,800		$98.85	10/01/2017
	10/01/2008	10,213		$66.90	10/01/2018
	12/01/2009	5,859		$83.60	12/01/2019
	12/01/2010	5,557		$86.39	12/01/2020
	12/01/2011	6,353		$82.64	12/01/2021
	12/03/2012	4,478	2,239	$81.57	12/03/2022
	12/02/2013	2,060	4,120	$107.69	12/02/2023
	12/01/2014	0	1,764	$144.09	12/01/2024
P.F. Loughlin						2,072	$264,346	1,913	$244,061
	10/02/2006	3,000		$67.23	10/02/2016
	10/01/2007	3,100		$98.85	10/01/2017
	10/01/2008	5,919		$66.90	10/01/2018
	12/01/2009	3,906		$83.60	12/01/2019
	12/01/2010	3,658		$86.39	12/01/2020
	12/01/2011	3,984		$82.64	12/01/2021
	12/03/2012	3,109	1,555	$81.57	12/03/2022
	12/02/2013	985	1,970	$107.69	12/02/2023
	12/01/2014		1,018	$144.09	12/01/2024
M.W. Valente						169	$21,561	746	$95,175
	06/01/2015	0	565	$147.45	06/01/2025

(A)	Grant dates for all stock options are shown in the first column. All stock options become exercisable in three consecutive, equal annual installments on the first, second, and third anniversary of the grant date. Stock options are subject to special vesting rules upon a change in control of Air Products.
(B)	This column reflects unvested restricted stock and other deferred stock units described below that entitle the holder to a share of Air Products stock and dividend equivalents accumulated since the date of grant upon vesting.

Restricted Stock. Restricted stock granted to Mr. Novo reflected in this column is as follows:

Date of Grant	Amount	Date Vesting
December 1, 2012	1838	December 1, 2016
December 1, 2013	1741	December 1, 2017
December 1, 2014	1474	December 1, 2018

Restricted stock is forfeited upon termination of employment other than death, disability, or retirement and is subject to special vesting rules for terminations covered by the Executive Separation Program described on pages 144 and 145 or upon a change in control of Air Products.

Deferred Stock Units. This column reflects four kinds of deferred stock units: (i) deferred stock units that vest upon death, disability, or retirement (“career-vesting deferred stock units”); (ii) earned performance shares granted in fiscal year 2013 that vested on December 1, 2015; (iii) special retention and recruiting grants; and (iv) four-year vesting restricted stock units; i.e. deferred stock units that vest four years after the grant date. All deferred stock units are subject to special vesting rules for involuntary terminations or upon a change in control.

(i)	The number of career vesting deferred stock units shown is 1,300 for Mr. Bitto.

(ii)	Fiscal year 2013 earned performance shares are as follows:

Officer	Number of Units
G. Novo	1,176
G. G. Bitto	495
P. F. Loughlin	344

(iii)	This column also reflects special recruiting grants of 1891 deferred stock units granted to Mr. Novo, and 169 deferred stock units granted to Mr. Valente. These units are forfeited upon termination of employment other than due to death or disability prior to vesting. Mr. Novo’s units were granted in fiscal year 2013 and will vest in September 2016. Mr. Valente’s units will vest on June 1, 2019.

This column also reflects special retention grants made to Mr. Bitto of 3,000 restricted stock units on December 2, 2013 and 2,500 restricted stock units on February 1, 2013. These units vest on December 2, 2015 and February 1, 2017, respectively. Retention grants generally are forfeitable upon termination of employment prior to vesting except for death or disability.

(iv)	This column also reflects four-year vesting restricted stock units granted to Mr. Bitto and Mr. Loughlin as follows:

		Number of Units
Date of Grant	Date Vesting	Bitto	Loughlin
December 1, 2011	December 1, 2015	763	478
December 1, 2012	December 1, 2016	773	537
December 1, 2013	December 1, 2017	850	407
December 1, 2014	December 1, 2018	530	306

(C)	These amounts are based on the 2015 fiscal year-end NYSE closing market price of Air Products’ stock, $127.58.
(D)	This column reflects performance shares granted in fiscal years 2014 and 2015. These shares are conditioned upon performance during three-year cycles ending on September 30, 2016 and September 30, 2017, respectively. These awards will earn out and be paid following the end of the relevant performance period as indicated in the chart below. The values and numbers of shares for the fiscal year 2014 awards are shown at the target level based on current expectations that performance will be beneath the target level. The 2015 awards are shown at maximum level based upon performance as of September 30, 2015 exceeding target.

	End of Performance Period
Officer	09/30/2016	09/30/2017
G. Novo	2437	6488
G. G. Bitto	1190	2330
P. F. Loughlin	569	1344
M. W. Valente	N/A	746

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#) (A)	Value Realized On Vesting(B)
G. Novo	0	$0	2,398	$325,217
G. G. Bitto	4,534	$393,597	1,130	$157,227
P. F. Loughlin	3,100	$279,868	730	$101,680
M. W. Valente	0	$0	0	$0

(A)	The shares in this column include restricted stock units granted to Mr. Novo in fiscal year 2012 which vested in September 2015 and restricted stock units granted to Mr. Bitto and Mr. Loughlin on December 1, 2011 that vested on December 1, 2015.
(B)	The following dividend equivalents were paid on the performance share awards and the restricted stock units, but are not included in the Value Realized:

Officer	Dividend Equivalents Paid
G. Novo	$21,150
G. G. Bitto	$10,918
P. F. Loughlin	$7,073

2015 PENSION BENEFITS

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
G. Novo	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	0	$0	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	0	$0	$0
G. G. Bitto	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	28.4567	$1,164,220	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	28.4567	$1,090,451	$0
P. F. Loughlin	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	26.9135	$997,894	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	26.9135	$622,854	$0
M. W. Valente	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	0	$0	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	0	$0	$0

The table above illustrates the actuarial present value of accrued pension benefits for the Executive Officers under defined benefit plans as of September 30, 2015. Actuarial present values are complex calculations that rely on many assumptions. Air Products has calculated the amounts shown above generally using the same assumptions used in determining the pension cost recognized in its financial statements which are described in Air Products’ Form 10-K filed with the SEC on November 24, 2015 in Footnote 16, “Retirement Benefits”, to the consolidated financial statements and under “Critical Accounting Policies and Estimates” in the Management Discussion and Analysis. However, in accordance with SEC requirements, these values are calculated assuming payment begins the earliest date the Executive Officer can receive an unreduced early retirement benefit. Actual fiscal year 2015 annual incentive awards were used in the calculation; whereas the value in the financial statements is based on estimated annual incentive awards.

The Air Products Pension Plan for Salaried Employees (“Salaried Pension Plan”) is a funded, tax qualified defined benefit plan funded entirely by Air Products. All U.S. salaried employees hired before October 1, 2004 are eligible to participate; however, participants as of January 1, 2005 were given the opportunity to make a one-time election to prospectively receive their primary retirement benefit under Air Products’ qualified defined contribution plan, the Retirement Savings Plan. (Mr. Novo and Mr. Valente are not eligible for this Plan). Benefits under the Plan are paid after retirement in the form of a monthly annuity. Participants may select from monthly payments for their lifetime or smaller monthly payments for their life and the life of a beneficiary.

The amount of the benefit under the Salaried Pension Plan is based on the following formula:

1.184% x Years of Service (not to exceed 35) x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service (not to exceed 35) x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service (in excess of 35) x Average Monthly Compensation

“Average Monthly Compensation” is the average monthly compensation for the 36 months (or 3 years) during which the participant’s compensation was the highest during the ten years preceding retirement; generally this is the participant’s average base salary for the three years preceding retirement. The “Average Social Security Maximum Taxable Wage Base” is the average of the U.S. Social Security Wage Bases over a 35-year period.

Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The Normal Retirement Age under the Salaried Pension Plan is age 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for the number of years prior to their attaining age 62. Participants who were age 50 on or before January 1, 2005 are eligible for early retirement at age 55 with no reduction in benefit if the sum of their age and credited service under the Plan equals 80 or more at the time of retirement. Participants who had not attained age 50 on January 1, 2005 may receive the portion of their benefit accrued on that date unreduced upon retirement at age 55 or later if the sum of their age and credited service under the Plan equals 80 or more at the time of retirement.

Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan, and compensation which can be considered in calculating the benefits, are limited. The Supplementary Pension Plan of Air Products and Chemicals, Inc. (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Annual Incentive Plan awards.

Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of executive officers and certain other executives, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.

2015 NONQUALIFIED DEFERRED COMPENSATION

Amounts shown in this table are provided under Air Products’ nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY(A)	Registrant Contributions in Last FY(B)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
G. Novo	$119,380	$28,437	$12,883	$0	$369,297
G. G. Bitto	$50,595	$9,487	$27,210	$0	$699,515
P. F. Loughlin	$84,821	$4,973	$13,935	$0	$507,814
M. W. Valente	$6,923	$2,769	$50	$0	$9,742

(A)	All amounts reported in this column were voluntary deferrals of base salary or Annual Incentive Plan awards by the executive officers. These amounts are also reported in the Summary Compensation Table.
(B)	Amounts reported in this column are matching credits based on each officer’s voluntary deferrals of base salary. In the case of Mr. Novo and Mr. Valente, a contribution credit of a percentage of their base salaries in excess of tax law limits on Retirement Savings Plan contributions and their Annual Incentive Plan awards is also included because they receive their primary retirement benefit under Air Products’ defined contribution plans rather than the pension plans. The percentage is based on years of service and for fiscal year 2015 was 4% in the case of Mr. Novo and Mr. Valente. These amounts are also reported in the Summary Compensation Table.

Air Products provides the tax qualified Retirement Savings Plan (the “RSP”) to all U.S.-based salaried employees of Air Products. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan is intended to make up, out of general assets of Air Products, an amount substantially equal to the benefits an employee did not receive under the RSP due to these limits. U.S. employees who participate in the Annual Incentive Plan, including all the Versum Executive Officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 16 percent of base salary on a before-tax basis (offset by amounts deferred under the RSP). The Deferred Compensation Plan provides a matching credit in the same amounts as matching contributions under the RSP; i.e., 75 percent of the first three percent of base salary deferred by participants and 25 percent of the next three percent of base salary deferred. In addition to base salary, Plan participants may also elect to defer Annual Incentive Plan awards. No matching credit is provided for these deferrals.

For employees who receive their primary retirement benefit under Air Products’ defined contribution plans rather than the pension plans, the RSP provides an enhanced matching contribution of 75% of elective deferrals up to 4% of base salary and 50% of elective deferrals of an additional 2% of base salary; and a defined contribution primary retirement benefit contribution of 4 to 6% of base salary, depending on years of service, The Air Products Deferred Compensation Plan provides a comparable matching credit and primary retirement benefit credit for base salary to the extent not covered under the RSP due to tax law limits, and a primary retirement benefit credit of 4 to 6% for Annual Incentive Plan awards. The primary retirement contributions and credits vest ratably over the participant’s first five years of service for Air Products.

Participants may elect to have their Air Products Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Air Products stock, and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Air Products stock alternative, his account balance will be distributed in shares of Air Products stock, except for dividend equivalents.

Participants can elect to receive payments of their Air Products Deferred Compensation Plan balances in one to ten annual installments following termination from service. Executive officers and certain other executives cannot commence distribution until six months following termination to comply with tax laws.

Potential Payments Upon Termination or Change in Control

Termination Prior to Change in Control

Potential payments to Air Products executive officers upon termination other than a change in control vary depending on the exact nature of the termination and, generally, whether the executive officer is retirement eligible at the time of the termination. Retirement eligibility for Air Products’ U.S. employees, including executive officers, generally occurs upon the attainment of age 55 after completing at least five years of service to Air Products. Mr. Bitto and Mr. Loughlin are eligible for retirement.

The following discussion explains potential payments to the Versum Executive Officers under various termination scenarios.

Voluntary Termination Other Than Retirement

A voluntary termination by Mr. Bitto or Mr. Loughlin would be a retirement discussed below. If Mr. Novo or Mr. Valente voluntarily terminated employment with Air Products prior to retirement eligibility, like all salaried employees of Air Products, he would receive any unpaid salary and accrued vacation, vested RSP balances and nonqualified deferred compensation, and earnings thereon.

Air Products’ Annual Incentive Plan participants generally must remain employed until the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year. Therefore, if Mr. Novo or Mr. Valente voluntarily terminated, he would forfeit any Annual Incentive Plan award for the fiscal year of termination, unless he terminated on the last day of the year. If he had voluntarily terminated on September 30, 2015, he would be eligible for a fiscal year 2015 Annual Incentive Plan award in an amount, if any, determined by the Air Products Committee in its discretion.

Outstanding awards under the Air Products Long-Term Incentive Plan would generally be forfeited by Mr. Novo or Mr. Valente upon a voluntary termination, including all unexercisable stock options, all restricted stock, restricted stock units and all performance shares, whether or not earned. Exercisable stock options would continue to be exercisable for 90 days following termination and then, if unexercised, would be forfeited.

Retirement

Upon retirement, Mr. Bitto and Mr. Loughlin would be entitled to unpaid salary and accrued vacation, their qualified and nonqualified pension, vested RSP balances and nonqualified deferred compensation described above, and retiree medical benefits on the same terms as for all salaried employees meeting age and service conditions. They could also receive, in the discretion of the Air Products Committee, an Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they would receive the following treatment of their outstanding long-term incentive awards:

•	All outstanding stock options which were granted one year or more prior to retirement continue to become exercisable in accordance with the normal schedule as if the participant remained employed, and will be exercisable for the normal term. Options granted less than one year prior to retirement are forfeited.

•	Four year vesting restricted stock units awarded at least one year prior to grant vest upon retirement and are paid at the end of the four year period. Retention grants of restricted stock units would be forfeited upon retirement.

•	Career-vesting deferred stock units and all dividend equivalents thereon would vest and be paid six months after retirement. Career-vesting deferred stock units comprise several types of awards granted that vest upon death, disability, or retirement.

•	All earned performance shares and dividend equivalents thereon would be paid on the normal schedule (except career-vesting performance shares). A pro-rata portion of unearned performance shares awarded at least one year prior to retirement and associated dividend equivalents would be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met. Performance shares awarded less than one year prior to retirement would be forfeited.

Estimated Payments Upon Retirement

As of September 30, 2015

The table below shows the value of outstanding long-term incentive awards that would have vested upon Mr. Bitto’s and Mr. Loughlin’s retirement from Air Products as of September 30, 2015, and the value of awards that would have been forfeited. Amounts are based on the closing price of a share of Air Products stock as of September 30, 2015 ($127.58). Mr. Novo and Mr. Valente were not eligible for retirement on September 30, 2015, so no amounts are shown for them.

Officer	Unvested Stock Options(A)	Restricted Stock Units	Career-Vesting Deferred Stock Units	Performance Shares(B)	Value of Awards Forfeited
G. G. Bitto	$184,963	$323,476	$194,606	$172,707	$944,999
P. F. Loughlin	$110,714	$193,118	$0	$97,149	$127,111

(A)	Options granted in fiscal year 2015 would be forfeited.
(B)	Actual payouts are shown for performance shares granted in fiscal year 2013. Unearned performance shares are shown at the target payout level. Amounts include accumulated dividend equivalents. Performance shares granted in fiscal year 2015 and a prorated portion of the fiscal year 2014 grants would be forfeited.

Executive Separation Program

The Air Products Committee established the Executive Separation Program (the “Separation Program”) for Air Products executive officers to facilitate changes in the leadership team and recruiting of senior executives. During fiscal year 2015, Mr. Novo was covered by this Separation Program. An Air Products executive officer becomes eligible for program benefits upon involuntary termination of employment other than for “Cause” or upon voluntary termination for “Good Reason”. Termination of employment due to a divesture, transfer, or spin-off of a business unit is not covered by the program if the executive officer continues to be employed by the divested, transferred, or spun-off unit. A termination for Cause occurs upon the Officer’s failure to substantially perform his duties after demand therefor, willful misconduct, certain illegal acts, insubordination, dishonesty, or violation of Air Products’ Code of Conduct. “Good Reason” includes:

•	A material adverse change in the officer’s position, material diminution of his duties or authority, or assignment to him of duties or responsibilities inconsistent with his status;

•	A decrease in the officer’s salary or a material reduction in, benefits, or annual incentive compensation opportunities if not similarly applied to other highly compensated employees; or

•	A relocation of the officer’s principal workplace more than 50 miles from the existing location.

Benefits under the Separation Program are contingent upon the officer’s continuing to perform the duties typically related to his position (or such other position as the Air Products board of directors reasonably requests) until termination, and assistance in the identification, recruitment, and/or transitioning of his successor. The officer also is required to sign a general release of claims against Air Products and a two-year noncompetition, nonsolicitation, and nondisparagement agreement. If all these requirements are met, the Air Products executive officer is entitled to cash benefits as follows:

•	A cash severance payment of one time the executive officer’s annual base salary and average annual incentive award for the three of the last five years for which his award was highest;

•	A bonus for the year of termination equal to a pro-rata portion of the executive officer’s average annual incentive award for the three of the last five years for which his award was highest or if less, the number of years he received awards;

•	Outplacement assistance;

•	For Mr. Novo, and other Air Products executive officers who receive their primary retirement benefit under Air Products’ defined contribution plans, a cash payment equal to the additional (nonmatching) contributions and credits he would have received under the RSP and the Deferred Compensation Plan, respectively, had he remained employed an additional year, assuming base salary remained the same and the Annual Incentive Plan award was the higher of his most recent awards or the average of his last three awards.

Noncash benefits are also provided or maintained under the Separation Program as follows:

•	Air Products pays the cost of continued coverage under Air Products’ medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Air Products executive officers and their dependents for one year following termination. (Retirement eligible executive officers participate in the medical plan on the same basis as other salaried retirees at no incremental cost to Air Products.)

•	Nonretirement eligible Air Products executive officers forfeit unexercisable stock options. Their exercisable options remain in effect for the normal term. Retirement provisions described above apply to the stock options of retirement eligible Air Products executive officers.

•	A pro-rata portion of four-year vesting restricted stock and recruiting and retention grants of deferred stock units vest. The remaining four-year vesting restricted stock and recruiting and retention grant deferred stock units are forfeited. However, retirement provisions described above apply to outstanding restricted stock held by retirement eligible Air Products executive officers if more favorable.

•	Career-vesting restricted stock and deferred stock units become fully vested.

•	A pro-rata portion of unearned performance shares based on actual performance at the end of the performance period vest and are paid at the end of the performance period and the remainder are forfeited. The unforfeited shares are paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met.

Enhanced benefits during Air Products’ Chief Executive Officer search and transition. Special temporary provisions were added to the Executive Separation Program during fiscal year 2014 to enhance retention and engagement of Air Products executive officers during Air Products’ Chief Executive Officer search and transition. Under these provisions, Mr. Novo would receive enhanced treatment of outstanding Long-Term Incentive Awards upon a termination of employment covered by the Separation Program between December 1, 2013 and January 31, 2016. All outstanding stock options would be vested and exercisable for their full term; restricted stock and deferred stock units that are subject to time-based vesting would be vested and paid according to their terms; and deferred stock units subject to performance-based vesting would be vested and earned at the level determined on behalf of Air Products for other employees receiving such awards for the performance period and paid according to their terms. No awards would be forfeited. For purposes of this enhanced treatment of Long-Term Incentive Plan awards, certain changes are excluded from the definition of Good Reason including relocation and certain changes in position. In addition, Air Products provided a special retention agreement to Mr. Novo to ensure his retention during this period. The agreement covered the period from January 10, 2014 until December 1, 2015 and entitled him to a one-time cash award of $1 million if he satisfied certain conditions, including remaining employed throughout the covered period. The agreement also provided for payment of the cash award if he was involuntarily terminated during the period other than for Cause or voluntarily terminated for Good Reason.

Regular Severance Plan. Under the regular Air Products Severance Plan, which generally applies to Air Products employees other than executive officers, salaried exempt employees who are involuntarily terminated without cause receive a cash severance benefit of two times the sum of annual base salary and the average of the most recent three or fewer awards made under the Annual Incentive Plan, divided by 52, for each year of service (as defined in the plan). The Severance Plan does not apply to terminations due to divestiture or separation through a pro rata distribution to stockholders of a unit, facility or business or certain other corporate transactions.

In addition, Long-Term Incentive Plan awards are subject to special treatment upon involuntary termination without cause as follows:

•	Exercisable stock options remain exercisable for 180 days. Non-exercisable options are forfeited.

•	A pro rata portion of performance shares and restricted stock units granted in fiscal year 2015 or later are retained and paid out at the normal time.

•	Restricted stock units granted before fiscal year 2015 are paid out in full in cash without dividend equivalents.

Estimated Payments on Involuntary Severance

As of September 30, 2015

The table below shows estimated cash payments that would have been made to Versum Executive Officers upon an involuntary termination on September 30, 2015, and the estimated value of long-term incentive awards that would have vested upon the termination.

			Retirement Plan Payment(B)		Long-Term Incentive Plan(A)
Officer	Severance Benefit	Pro-rata Bonus		Benefits(C)	Stock Options(D)	Restricted Stock	Deferred Stock Units(E)	Performance Shares(F)
G. Novo	$1,648,188	$183,188	$25,928	$36,169	$473,035	$644,662	$252,827	$905,373
G. G. Bitto	$459,945	$0	$0	$17,100	$0	$0	$413,321	$50,472
P. F. Loughlin	$345,935	$0	$0	$17,100	$0	$0	$8,286	$29,113
M. W. Valente	$11,538	$0	$0	$17,100	$0	$0	$1,808	$5,387

(A)	The value of Mr. Bitto’s and Mr. Loughlin awards that would have vested upon voluntary termination due to retirement eligibility are not shown.
(B)	Payment in lieu of Company contributions and credits under the RSP and Deferred Compensation Plan.
(C)	For Mr. Novo includes the cost of COBRA payments for Air Products’ medical and dental plans. For all, includes the value of outplacement benefits estimated based on current arrangements for these services.
(D)	Stock options are shown at their intrinsic value based on the September 30, 2015 closing price of $127.58. The amount does not include exercisable stock options which could be exercised on voluntary termination.
(E)	These amounts reflect the value of time-based deferred stock units such as four-year restricted stock units and recruiting and retention grants, and dividend equivalents thereon.
(F)	Performance shares are reflected at the target payout level. Amounts include accumulated dividend equivalents.

Termination for Cause

Upon involuntary termination for cause, Air Products executive officers who are not retirement eligible would receive only unpaid salary and accrued vacation, qualified and nonqualified pension and deferred compensation. If a retirement eligible employee is terminated for cause, it is treated as a retirement.

Death or Disability

Upon termination due to death or disability of an Air Products executive officer, in addition to insurance, continuation of medical benefits, and other benefits provided to all salaried employees and their families to help with these circumstances, the Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:

•	All stock options that have been outstanding for at least a year at the time of termination continue to be and become exercisable on the normal schedule as if the employee had remained active. All other stock options are forfeited.

•	All restrictions on restricted stock outstanding for at least one year are removed. All other restricted stock is forfeited.

•	All earned but deferred performance shares, all career-vesting deferred stock units, and retention and recruiting grants of deferred stock units outstanding more than one year are paid out.

•	A prorated portion of unearned performance shares outstanding for at least one year continues to earn out and be payable as if the employee had remained active. All other unearned performance shares are forfeited.

•	Air Products executive officers may also be eligible for an Annual Incentive Plan Award at the discretion of the Air Products Committee.

Change in Control Arrangements

Air Products provides individual change in control severance agreements for all Air Products executive officers including Mr. Novo. For purposes of the agreements, a change in control occurs upon a 30% stock acquisition by a person not controlled by Air Products, a greater than 50% change in membership on Air Products’ board of directors during any two-year period unless approved by two-thirds of directors still in office who were directors at the beginning of the period, or other events determined by Air Products’ board of directors.

The severance agreements give Air Products executive officers specific rights and certain benefits if, within two years after a change in control, employment is terminated by Air Products without Cause (as defined below) or the officer terminates employment for Good Reason (as defined below). In such circumstances the Air Products executive officer would be entitled to:

•	A cash severance payment equal to two times (three times for the Chief Executive Officer) the sum of his annual base salary and target bonus under the Annual Incentive Plan;

•	A cash payment of a pro-rata target bonus for the year;

•	A cash payment equal to two (three for the Chief Executive Officer) times the value for the most recent fiscal year of Air Products’ matching contributions and/or credits on his behalf under the RSP and the Deferred Compensation Plan;

•	For Air Products executive officers who receive their primary retirement benefit from Air Products’ defined contribution plans, including Mr. Novo, a cash payment equal to the additional primary retirement benefit contributions and credits he would have received under the RSP and the Deferred Compensation Plan, respectively, had he remained employed for an additional two years (three for the Chief Executive Officer) at the same base salary and the higher of his most recent Annual Incentive Plan award or the average such award for the three full fiscal years preceding the Change in Control; and

•	Continuation of medical, dental, disability, and life insurance benefits for a period of up to two years, and provision of outplacement services and legal fees.

Also, each severance agreement provides for indemnification of the Air Products executive officer if he becomes involved in litigation because he or she is a party to the agreement.

A termination for “Cause” occurs under the agreements upon the Air Products executive officer’s willful failure to perform his duties or willful misconduct. “Good Reason” includes:

•	A material adverse change in position;

•	A decrease in salary, benefits, or incentive compensation if not applied to other highly compensated employees; or

•	Relocation of the Air Products executive officer’s principal workplace more than 50 miles from the existing location.

Air Products also sponsors a Special Severance Plan which provides enhanced severance benefits upon termination following a change in control to employees who were most recently hired on or before June 1, 2009 who do not have an individual change in control severance agreement with the Company. Mr. Bitto and Mr. Loughlin are eligible for this Plan. Under this Plan, Mr. Bitto and Mr. Loughlin would receive, upon termination following a change in control, a cash severance benefit of 4 times weekly pay, which includes base salary plus the average of their last three Annual Incentive Plan awards divided by 52; and a payment equal to the difference between the actuarial present value of the employee’s pension benefit on the date of termination and the actuarial present value of the benefit if he had continued to be employed by Air Products for five years from the date of the change in control. The Plan also provides for continued medical, dental and life insurance coverage for one year and outplacement benefits. For purposes of this plan, a change in control occurs upon the acquisition by one person of 20% or more of Air Products stock, with certain exceptions; or a more than 50% change in the membership of the Air Products board of directors within a two year period unless approved by two thirds of the remaining directors; or any other event the Air Products Board determines is a change in control.

Air Products’ Long-Term Incentive Plan provides change in control protections for all participants for awards granted, prior to October 1, 2014. Specifically, upon a change in control (as defined by the Plan):

•	All outstanding stock options become exercisable and remain exercisable for their full term on the earlier of the change in control or six months after the grant date.

•	Restrictions lapse on all restricted stock.

•	All forms of deferred stock units, except unearned performance shares and related dividend equivalents, will fully vest and be paid immediately. A pro-rata portion of unearned performance shares and related dividend equivalents will be paid out in shares at the target performance level.

The Air Products Committee, in its discretion, may pay out the value of stock options, restricted stock, and deferred stock units in cash.

For awards granted on or after October 1, 2014, Air Products’ Long-Term Incentive Plan provides for “double trigger” vesting upon a change in control of Air Products instead of automatic vesting on an accelerated basis upon a change in control (“single trigger vesting”). These awards will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For the double trigger provisions to apply; the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as the existing award; performance conditioned awards must be replaced by time based vesting awards; and the replacement awards must provide that if the participant is terminated without Cause or voluntarily terminates for Good Reason within 24 months following the change in control, the award will vest immediately upon termination. The amendments also provide that, pursuant to an agreement associated with a change in control or in the discretion of the Air Products board of directors or an appropriate committee thereof, awards may be settled for cash at the change in control price.

Finally, accrued benefits under the Air Products nonqualified pension and deferred compensation plans would be paid out upon a change in control, and Air Products has established grantor trusts to pay benefits to employees under these plans upon a change in control. The trusts are secured by an agreement to contribute Air Products stock and are to be funded upon a change in control.

Estimated Payments Upon Change in

Control On September 30, 2015

The table below shows additional amounts that would be payable under the change in control severance agreements and the special change in control severance plan if the Versum Executive Officer were terminated following a change in control.

Officer	Severance	Pro-rata Bonus	Matching Contribution Payment	Retirement Plan Payment(A)	Outplacement	Benefits(B)
G. Novo	$2,627,500	$348,750	$37,200	$51,855	$17,100	$34,727
G. G. Bitto	$1,026,032	$0	$0	$0	$17,100	$1,831
P. F. Loughlin	$718,480	$0	$0	$0	$17,100	$0
M. W. Valente	$11,538	$0	$0	$0	$17,100	$1,656

(A)	Includes payment in lieu of Air Products nonmatching contributions and credits under the RSP and Deferred Compensation Plan for Mr. Novo.

(B)	Includes continuation of medical, dental, and life insurance benefits, and disability benefits for Mr. Novo. On September 30, 2015, Mr. Bitto and Mr. Loughlin were currently eligible for retiree medical benefits upon any termination of employment on the same basis as other retirement eligible salaried employees; so there would be no incremental medical benefit to them. Reflects payments for dental and life insurance for Mr. Bitto and Mr. Loughlin.

The table below shows the estimated value of long-term incentive awards that would have automatically vested upon a change in control occurring on September 30, 2015, whether or not the executive officer was terminated. These acceleration provisions apply to all Long-Term Incentive Plan participants. In the case of Mr. Bitto and Mr. Loughlin, who were retirement eligible on September 30, 2015, most of these amounts would be vested on voluntary termination, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control. For Mr. Novo, most of the amounts shown would become vested or payable if his active employment continued without a change in control, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control awards granted. Fiscal year 2015 awards, which are shown in the Grants of Plan Based Awards Table, would not automatically vest upon change in control if they were replaced by comparable awards, but would vest if the Versum Executive Officer was terminated within 2 years of the change in control.

Officer	Unvested Stock Options(A)	Restricted Stock	Performance Shares	Other Deferred Stock Units
G. Novo	$473,035	$456,609	$465,591	$252,827
G. G. Bitto	$184,963	$0	$210,448	$1,060,246
P. F. Loughlin	$110,714	$0	$123,351	$193,118
M. W. Valente	$0	$0	$0	$0

(A)	Options are shown at their intrinsic value based upon the September 30, 2015 closing price of $127.58.

AIR PRODUCTS RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP MEASURES

	Air Products Diluted EPS from Continuing Operations	Air Products Diluted EPS Growth vs PY
2012 GAAP	$4.66
Business restructuring and cost reduction actions	1.03
Gain on previously held equity interest	(.25)
Q1 Spanish tax settlement	.20
Q2 Spanish tax ruling	(.27)

2012 Non-GAAP Measure	$5.37

2013 GAAP	$4.73	1.5%
Business restructuring and cost reduction actions	.74
Advisory costs	.03

2013 Non-GAAP Measure	$5.50	2.4%

2014 GAAP	$4.59	(3.0)%
Business restructuring and cost reduction actions	.04
Pension settlement loss	.02
Goodwill and intangible asset impairment charge	1.27
Chilean tax rate change	.10
Tax election benefit	(.24)

2014 Non-GAAP Measure	$5.78	5.1%

2015 GAAP	$5.88	24.3%
Business restructuring and cost reduction actions	.71
Pension settlement loss	.06
Business separation costs	.03
Gain on previously held equity interest	(.05)
Gain on land sales	(.13)
Loss on early retirement of debt (A)	.07

2015 Non-GAAP Measure	$6.57	13.7%

GAAP 3 Year Average		7.6%
Non-GAAP 3 Year Average		7.1%

2015 Non-GAAP Measure	$6.57

Currency and foreign exchange impact	.41

2015 Non-GAAP Measure, excluding currency impact	$6.98

(A)	Income from continuing operations before tax impact of $16.6.

Air Products Materials Technologies Segment as reported at September 30, 2015

Adjusted EBITDA

	2015	2014
Sales	2,087.1	2,064.6

Operating Income	$476.7	$379.0
Add: Depreciation and amortization	92.8	99.1
Add: Equity affiliates’ income	2.2	2.6

Adjusted EBITDA	$571.7	$480.7

Change from prior year	91.0
% change from prior year	18.9%

EBITDA Margin	27.4%	23.3%
Change from prior year	410 basis points

Air Products

Return on capital employed (ROCE)

	2015	2014	2013
Earnings before-tax GAAP(A)	$1,853.6	$1,479.6	$1,492.2
Business restructuring and cost reduction actions	207.7	12.7	231.6
Pension settlement loss	21.2	5.5	—
Goodwill and intangible asset impairment charge		310.1	—

Advisory costs		—	10.1
Business separation costs	7.5	—	—
Gain on previously held equity interest	(17.9)
Gain on land sales	(33.6)	—	—
Earnings Before-Tax Non-GAAP	$2,038.5	$1,807.9	$1,733.9
Non-GAAP tax adjustment	493.3	434.8	419.7

Earnings After-Tax Non-GAAP	$1,545.2	$1,373.1	$1,314.2

	2015	2014	2013
Earnings after-tax non-GAAP	$1,545.2	$1,373.1	$1,314.2
Five-quarter average total capital(B)	13,725.4	14,019.4	13,024.9

ROCE Non-GAAP	11.3%	9.8%	10.1%

	2014	2014	2013
ROCE Non-GAAP	11.3%	9.8%	10.1%
Cost of Capital	9.0%	9.0%	8.0%

ROCE Spread	2.3%	0.8%	2.1%

Non-GAAP 3 Year Average	1.7%

(A)	Consists of operating income and equity affiliates’ income, after tax at our quarterly effective tax rate.
(B)	Consists of total debt, total equity, and redeemable noncontrolling interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation, all of the outstanding shares of our common stock will be owned beneficially and of record by Air Products. The following tables set forth information with respect to the expected beneficial ownership of our common stock after the separation and distribution by: (1) each person known to us who will beneficially own more than 5% of our common stock, (2) each expected director and named executive officer and (3) all of our expected directors and executive officers as a group. Except as noted below, we based the share amounts on each person’s beneficial ownership of Air Products common stock or common stock derivatives on August 1, 2016, giving effect to a distribution ratio of one share of our common stock for every two shares of common stock of Air Products. Immediately following the distribution, we estimate that approximately 110 million shares of common stock will be issued and outstanding based on Air Products common stock expected to be outstanding as of the record date. The actual number of our outstanding shares of common stock following the distribution will be determined on September 21, 2016, the record date. The address of each director, director nominee and executive officer shown in the table below is c/o Versum Materials, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195.

Security Ownership of Certain Beneficial Owners.

Based on the information filed by stockholders of Air Products on Schedules 13D and 13G, reporting beneficial ownership of Air Products common stock as of the date of the event which required such filing, we anticipate the following stockholders will beneficially own more than five percent of our common stock immediately following the distribution.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Pershing Square Capital Management, L.P.(1) 888 Seventh Avenue 42nd Floor New York, NY 10019	10,274,538	9.5%
State Farm Mutual Automobile Insurance Company (“State Farm”)(2) One State Farm Plaza Bloomington, IL 61710	7,742,855	7.2%
The Vanguard Group (“Vanguard”)(3) 100 Vanguard Boulevard Malvern, PA 19355	6,460,878	6.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,625,205	5.2%

(1)	Based on information set forth in Amendment No. 2 to Schedule 13D filed with the SEC jointly by Pershing Square Capital Management L.P.; PS Management GP, LLC; Pershing Square GP, LLC; PS V GP LLC; and William A. Ackman (together, “Pershing Square”) reporting the beneficial ownership of shared power to vote or direct the vote and to dispose or direct the disposition of 20,549,076 shares of Air Products common stock. This amount includes 7,601,140 shares of Air Products common stock and 12,947,936 American-style over the counter call options.
(2)	In the aggregate, State Farm reported sole voting and dispositive power over 15,393,100 shares of Air Products common stock and shared voting and dispositive power over 92,610 shares.
(3)	In the aggregate, Vanguard reported sole voting power over 368,907 shares, shared voting power over 20,800 shares, sole power to direct disposition of 12,530,069 shares, and shared power to direct disposition of 391,687 shares of Air Products common stock.
(4)	In the aggregate, Black Rock reported sole voting power over 9,340,826 shares and sole dispositive power over 11,250,410 shares of Air Products common stock.

Security Ownership of Management.

The table below provides information regarding beneficial ownership by Versum Executive Officers and our expected directors based on their ownership of Air Products common stock and common stock derivatives as of August 1, 2016. None of the directors or Versum Executive Officers are expected to own one percent or more of Versum’s common stock.

Name of Beneficial Owner	Common Stock(1)	Right to Acquire		Total
G.G. Bitto	59	—	(2)	59
J. Croisetiere	0	0		0
S. Ghasemi	157,466	—	(2)	157,466
P. F. Loughlin	1,383	—	(2)	1,383
G. Novo	5,570	—	(2)	5,570
Y. H. Paik	0	0		0
T. J Riordan	0	0		0
S. C. Schnabel	0	0		0
M. W. Valente	145	—	(2)	145
A. D. Wolff	0	0		0

(1)	Certain Executive Officers and Directors hold Air Products’ restricted stock which we reflected as projected Versum common stock ownership in this column. Restricted stock entitles the holder to receive dividends, including in-kind dividends, distributed with respect to Air Products common stock. The individuals in the table hold the following number of shares of Air Products restricted stock:

Name	Shares
S. Ghasemi	44,612
G. Novo	7,497

This column also includes Versum common stock that would be held by Executive Officers through Air Products’ qualified 401(k) plan following the separation.

(2)	The Executive Officers and Mr. Ghasemi have the right to acquire the following number of Air Products shares within 60 days by exercising outstanding stock options granted under the Air Products’ Long-Term Incentive Plan.

Name	Shares
G. Bitto	45,207
S. Ghasemi	116,346
P. Loughlin	27,540
G. Novo	15,561
M. Valente	188

Options held by Messrs. Novo and Valente will be converted to Versum stock options after the separation and the number of optioned shares and the exercise price will be adjusted to preserve their value. The adjustments will be based on the trading price of Air Products common stock pre and post separation and Versum common stock post separation and cannot be determined as of the date of filing. Options held by Mr. Ghasemi and, due to retirement eligibility, Messrs. Bitto and Loughlin, will remain options to purchase Air Products common stock and will not result in beneficial ownership of Versum common stock unless they are exercised prior to the distribution date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

We expect that the Board will adopt a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. We expect that the policy will provide that the Board or a committee thereof will review all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which Versum was, is or will be a participant where the amount involved exceeds a threshold intended to exclude immaterial materials, and in which any related person has a direct or indirect interest.

All related person transactions described in this section occurred prior to the adoption of this policy and were not subject to review and approval procedures adopted by the Versum Board.

Our Relationship with Air Products Following the Separation

Following the separation, we and Air Products will operate separately, each as an independent public company. Prior to the separation, we and Air Products will enter into certain agreements that will effect the separation, provide a framework for our relationship with Air Products after the separation and provide for the allocation between us and Air Products of Air Products’ assets, employees, liabilities and obligations (including investments, property, employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after Versum’s separation from Air Products and will govern certain relationships between Air Products and Versum after the separation and distribution. The following is a summary of the terms of the material agreements that we intend to enter into with Air Products prior to the separation. When used in this section, “distribution date” refers to the date on which Air Products distributes our common stock to the holders of Air Products’ common shares.

To the extent they are material, the agreements described below will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect following the separation have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to our separation from Air Products.

The Separation Agreement

We intend to enter into a Separation Agreement with Air Products prior to the distribution of our common stock to Air Products stockholders. The Separation Agreement will set forth, among other things, our agreements with Air Products regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with Air Products following the separation. This summary of the Separation Agreement is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this information statement.

Recapitalization; Contribution of Assets and Assumption of Liabilities. The Separation Agreement will identify assets, contracts and liabilities to be transferred to or assumed by us or to be retained by Air Products as part of the internal reorganization transactions described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the Separation Agreement. The Separation Agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and Air Products retain the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation.

The Separation Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Air Products. In particular, the Separation Agreement will provide that, subject to the terms and conditions contained in the Separation Agreement:

•	All of the assets, including the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets exclusively relating to our business, as well as certain additional assets, will be retained by or transferred to us or one of our subsidiaries, subject to certain exceptions and except as set forth in one of the other agreements described below.

•	All of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) primarily related to, arising out of or resulting from our business will be retained by or transferred to us or one of our subsidiaries, except as set forth in one of the other agreements described below.

•	Liabilities (whether accrued, contingent or otherwise) relating to environmental matters, including liabilities relating to remediation, hazardous substances and off-site liability arising from or related to our business, property or assets; and any such liabilities related to predecessor operations of Air Products’ Electronic Materials business, will be retained by or transferred to us or one of our subsidiaries.

•	Liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from infringement, misappropriation or other violations of any intellectual property relating to the conduct of our business will be retained by or transferred to us or one of our subsidiaries.

•	Liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the SEC, to the extent the liability arising therefrom related to matters related to our business, will be retained by or transferred to us or one of our subsidiaries.

•	We will generally assume all other liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from disclosure documents filed with or furnished to the SEC that are related to the separation (including the Form 10 and this information statement).

•	Except as expressly set forth in the Separation Agreement or any other agreements, each party shall be responsible for its own internal fees, costs and expenses incurred following the distribution date, including any costs and expenses relating to such party’s disclosure documents filed following the distribution date.

•	All assets and liabilities (whether accrued, contingent or otherwise) of Air Products’ remaining businesses will be retained by or transferred to Air Products or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in one of the other agreements described below and except for other limited exceptions that will result in us retaining or assuming certain other specified liabilities.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the Employee Matters Agreement, is solely covered by the Tax Matters Agreement.

Except as may expressly be set forth in the Separation Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest; that any necessary consents or governmental approvals are not obtained; and that any requirements of laws or judgments are not complied with. In general, neither we nor Air Products will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation Agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances; Separation of Guarantees. To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation Agreement have not been consummated on or prior to the date of the distribution, the parties will agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and other transaction agreements. Additionally, we and Air Products will use commercially reasonable efforts to remove us as a guarantor of liabilities (including surety bonds) retained by Air Products and its subsidiaries and to remove Air Products and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by us.

The Distribution. The Separation Agreement will govern the rights and obligations of the parties regarding the proposed distribution and certain actions that must occur prior to the proposed distribution. Air Products will cause its agent to distribute to its stockholders that hold shares of Air Products’ common stock as of the applicable record date all the issued and outstanding shares of our common stock. Air Products will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions to the Distribution. The Separation Agreement will provide that the distribution is subject to the satisfaction (or waiver by Air Products) of certain conditions. For more information, see “The Separation and Distribution—Conditions to the Distribution.” Air Products may, in its sole discretion, determine the record date, the distribution date and the terms of the distribution and may at any time prior to the completion of the distribution decide to abandon or modify the distribution. Air Products has informed us that, to the extent the board of directors of Air Products determines to waive, or take any action to amend or modify, any condition in a manner that is material or abandon the distribution, Air Products will issue a press release publicly announcing such decision.

Shared Contracts. Certain shared contracts are to be assigned or amended to facilitate the separation of our business from Air Products. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the separation is complete.

Release of Claims; Indemnification. Except as otherwise set forth in the Separation Agreement or any ancillary agreement, each party to the Separation Agreement will assume the liability for, and, with limited exceptions, control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of distribution.

The Separation Agreement will provide for cross-indemnities that, except as otherwise provided in the Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the Separation Agreement with us and financial responsibility for the obligations and liabilities allocated to Air Products under the Separation Agreement with Air Products. Specifically, each party will, with limited exceptions, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its and their officers, directors, employees and agents for any losses arising out of or due to:

•	the liabilities or alleged liabilities each party assumed or retained pursuant to the Separation Agreement;

•	the operation of each such party’s business, whether prior to, at, or after the distribution; and

•	any breach by us or Air Products of any provision of the Separation Agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.

Additionally, Versum will indemnify, defend and hold harmless Air Products, its affiliates and subsidiaries and each of its and their officers, directors, employees and agents for any losses arising out of or due to environmental sites associated with the former Electronics Materials business of Air Products. Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The Separation Agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the Tax Matters Agreement.

Legal Matters. Except as otherwise set forth in the Separation Agreement or any ancillary agreement (or as otherwise described above), each party to the Separation Agreement will assume the liability for, and, with limited exceptions, control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of distribution.

Cash Distribution. The Separation Agreement will provide that, prior to the distribution, we will make a cash distribution to Air Products, funded primarily by third-party indebtedness that we will incur prior to the date of the distribution. The completion of the cash distribution will be a condition to the consummation of the separation under the Separation Agreement.

Dispute Resolution. If a dispute arises between us and Air Products under the Separation Agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the Separation Agreement, the dispute will be resolved through binding arbitration.

Term/Termination. Prior to the distribution, Air Products has the unilateral right to terminate or modify the terms of the Separation Agreement. After the effective time of the distribution, the term of the Separation Agreement is indefinite and it may only be terminated with the prior written consent of both Air Products and us.

Other Matters Governed by the Separation Agreement. Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

We intend to enter into Transition Services Agreements pursuant to which Air Products will provide certain transition services to us and we will provide certain transition services to Air Products. Each party will provide such services for a limited time, generally for no longer than 12 to 24 months following the date of the distribution, for specified fees, which are at cost for services provided by third parties and at cost plus approximately 5% percent for services provided by either us or Air Products, as applicable.

Tax Matters Agreement

We intend to enter into a Tax Matters Agreement with Air Products prior to the distribution that will generally govern Air Products’ and Versum’s respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the contribution, the distribution or certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for any tax period ending on or before the distribution date, as well as tax periods beginning after the distribution date.

In addition, the Tax Matters Agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the contribution, the distribution and certain related transactions. The Tax Matters Agreement will provide special rules that allocate tax liabilities in the event the contribution, the distribution, or certain related transactions fail to qualify as tax-free for U.S. federal income tax purposes. In general, Versum is liable for taxes incurred by Air Products that may arise if Versum takes, or fails to take, as the case may be, certain actions that may result in the contribution, the distribution or certain related transactions failing to qualify as tax-free for U.S. federal income tax purposes.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with Air Products prior to the distribution that will govern the compensation and employee benefit obligations with respect to our current and former employees and those of Air Products. The Employee Matters Agreement will allocate liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the distribution including, without limitation, the treatment of outstanding Air Products’ equity awards, other outstanding incentive compensation awards, deferred compensation obligations and retirement and welfare benefit obligations.

Intellectual Property Agreements

We intend to, or certain of our subsidiaries will, enter into certain agreements with Air Products with respect to intellectual property. There will be a two-way cross-license between Air Products and one of our affiliates, whereby Versum will cause one of our affiliates to exclusively license to Air Products certain patents for a defined field of use. Correspondingly, Air Products will exclusively license certain patents to one of our affiliates for a defined field of use. Air Products will also grant Versum or one of our affiliates a license under various Engineering Standards developed and owned by it as well as Safety, Health and Environmental Standards and Policies developed and owned by it, for a limited period of time in order to allow us to continue our operations and develop our own Standards and Policies. There may be other intellectual property subject to the licensing agreements, such as trademarks, the continued use by Versum of Air Products’ name in certain jurisdictions until regulatory permits can be changed, and possibly additional know-how, the specifics of which are being determined. The terms and conditions of any such agreements will be specified in each such agreement and described in subsequent amendments to this information statement to the extent they are material.

Commercial Agreements

We intend to enter into certain commercial agreements with Air Products, including leases and utility, supply and toll manufacturing contracts, the terms and conditions of which will be specified in each such agreement and described in subsequent amendments to this information statement to the extent they are material.

Shared Directors/Employees

Following the distribution, Seifollah Ghasemi, who currently serves, and following the distribution will continue to serve, as Chairman, President and Chief Executive Officer of Air Products, will also serve as a director of Versum and our non-executive Chairman.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the U.S. federal income tax consequences to Air Products stockholders in connection with the contribution, the distribution and certain related transactions. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations of those authorities, in each case as in effect as of the date of this information statement, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the contribution, the distribution and certain related transactions will be consummated in accordance with the Separation Agreement and as described in this information statement. This summary is limited to Air Products stockholders that are U.S. Holders (as defined below) that hold their Air Products common stock as a capital asset within the meaning of the Code. A “U.S. Holder” is a beneficial owner of Air Products common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

This summary does not discuss all tax considerations that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the consequences to U.S. Holders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons who acquired Air Products common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	persons owning Air Products common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	persons who are subject to the alternative minimum tax;

•	a partnership or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	persons who own Air Products common stock through a partnership or any other entity treated as a partnership for U.S. federal income tax purposes; or

•	persons who hold Air Products common stock through a tax-qualified retirement plan.

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Air Products common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences of the distribution to it.

EACH STOCKHOLDER IS URGED TO CONSULT THE STOCKHOLDER’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION TO THAT STOCKHOLDER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL OR NON-U.S. TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Air Products expects to receive an opinion from Skadden, tax counsel to Air Products, to the effect that, among other things, the contribution and distribution should qualify as a transaction that generally is tax-free to Air Products and its stockholders under Sections 355 and 368(a)(1)(D) of the Code.

Assuming that the distribution qualifies under Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes:

•	subject to the discussion below regarding Section 355(e) of the Code, no gain or loss will be recognized by Air Products on the distribution;

•	an Air Products stockholder will not recognize any gain or loss for U.S. federal income tax purposes and no amount will be includible in income for U.S. federal income tax purposes as a result of the receipt of Versum common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares of Versum common stock (as described below);

•	an Air Products stockholder’s aggregate tax basis in such stockholder’s Air Products common stock following the distribution and in Versum common stock received in the distribution (including any fractional share interest in Versum common stock for which cash is received) will equal such stockholder’s tax basis in its Air Products common stock immediately before the distribution, allocated between the Air Products common stock and Versum common stock (including any fractional share interest in Versum common stock for which cash is received) in proportion to their fair market values on the distribution date;

•	an Air Products stockholder’s holding period for Versum common stock received in the distribution (including any fractional share interest in Versum common stock for which cash is received) will include the holding period for that stockholder’s Air Products common stock; and

•	an Air Products stockholder who receives cash in lieu of a fractional share of Versum common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Air Products stockholder’s adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the stockholder’s holding period for its Air Products common stock exceeds one year at the time of the distribution. The deductibility of capital losses is subject to limitations.

Air Products stockholders that have acquired different blocks of Air Products common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and their holding period of, shares of Versum common stock distributed with respect to such blocks of Air Products common stock.

U.S. Treasury Regulations require holders of Air Products common stock who receive Versum common stock in the distribution who, immediately prior to the distribution, own (i) at least 5% of the total outstanding stock of Air Products, or (ii) securities of Air Products with an aggregate tax basis of $1 million or more, to attach a statement setting forth certain information related to the distribution to their U.S. federal income tax returns for the year in which the distribution occurs.

An opinion of counsel is not binding on the IRS, or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Neither Air Products nor Versum has requested, or intends to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the contribution, the distribution and certain related transactions. If any of the facts, representations, assumptions or undertakings described or made in connection with the tax opinion are not correct, are incomplete or have been violated, Air Products’ ability to rely on the tax opinion could be jeopardized. Neither we nor Air Products are aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

If, notwithstanding the conclusions we expect to be included in the tax opinion, the IRS were successful in asserting that the contribution and the distribution do not qualify for tax-free treatment for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, Air Products and its stockholders would be subject to significant U.S. federal income tax liability. In general, Air Products would recognize gain in an amount equal to the excess, if any, of the fair market value of Versum’s common stock distributed to Air Products stockholders on the distribution date over Air Products’ tax basis in such shares. Air Products would also recognize gain with respect to the receipt of certain Versum debt and cash in connection with the contribution and distribution. In addition, each Air Products stockholder that receives shares of Versum’s common stock in the distribution would be treated as receiving a taxable distribution from Air Products in an amount equal to the fair market value of Versum’s common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of Air Products’ current and accumulated earnings and profits, including Air Products’ taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in the Air Products stock and thereafter treated as capital gain from the sale or exchange of Air Products stock. Also, if the IRS were successful in taking this position, Versum may be required to indemnify Air Products under the circumstances set forth in the Tax Matters Agreement, and such indemnification obligation could materially adversely affect Versum’s financial position.

Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to Air Products (but not Air Products’ stockholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50 percent or greater interest by vote or value, in Air Products or Versum. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to an analysis of the facts and circumstances of a particular case. If an acquisition or issuance of Air Products common stock or Versum common stock triggers the application of Section 355(e) of the Code, Air Products would recognize gain as described above. Depending on the circumstances, Versum may be required to indemnify Air Products for any resulting taxes and related expenses, which amounts could be material. For more information on the Tax Matters Agreement between Air Products and Versum, see “Certain Relationships and Related Person Transactions—Our Relationship with Air Products Following the Separation—Tax Matters Agreement.”

FINANCING ARRANGEMENTS

At or shortly prior to the time of the distribution, we expect to incur approximately $1.0 billion of new third-party indebtedness, $975 million of which will be distributed, in cash or in-kind, to Air Products in partial consideration for the contribution of assets to us in connection with the separation. The amount distributed to Air Products will include approximately $550 million of the proceeds of the Term Facility (as defined below) and the in-kind distribution of the unsecured senior notes described below.

Senior Credit Facilities

We intend to enter into certain senior secured credit facilities, which we expect will be comprised of (i) a senior secured first lien term loan B facility in an aggregate principal amount of $575 million (the “Term Facility”, and the loans thereunder, the “Term Loans”) and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $200 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Credit Facilities”). We intend to use the proceeds of the Term Facility to fund, in part, the consideration paid to Air Products for its contribution of assets to us in connection with the separation. The Revolving Facility will be used to provide funds for our ongoing working capital requirements after the separation and for general corporate purposes. A portion of the Revolving Facility is expected to be available in certain agreed upon currencies other than US dollars and the Revolving Facility is expected to have a sublimit for swingline loans in US dollars and issuances of letters of credit in US dollars and other certain agreed upon currencies.

Borrowings under the Term Facility are expected to bear interest at a rate per annum of, at our option, LIBOR (adjusted for statutory reserve requirements) (“Adjusted LIBOR”) or an alternate base rate (“ABR”) (in each case, subject to a minimum floor), plus an applicable margin. Borrowings under the Revolving Facility are expected to bear interest at a rate per annum of, at our option, Adjusted LIBOR or ABR, plus an applicable margin, and after delivery of the financial statements for the first full fiscal quarter after the closing of the separation, margins based on first lien net leverage ratios to be mutually agreed with the lenders. A commitment fee on the unused portion of the Revolving Facility is expected to be payable quarterly in arrears. Letter of credit fees are expected to be payable on outstanding letters of credit under the Revolving Facility and fronting fees equal to a percentage to be agreed are expected to be payable to the issuing banks. The Term Facility will be available in one drawing on or before the closing date of the separation and is expected to mature on the seventh anniversary of such date, subject to extension thereof by any lenders who agree to extend such maturity with respect to Term Loans held by them, amortizing quarterly at an expected rate of 1.00% per annum on the original principal amount of the Term Facility. The Revolving Facility will be available over the expected term of 5 years, subject to extension thereof by lenders who agree to extend such maturity with respect to Revolving Facility commitments held by them, and loans thereunder may be borrowed, repaid and reborrowed at any time during such term.

The Senior Credit Facilities are expected to allow for incremental term loan facilities, incremental revolving credit facilities, or increases to the existing commitments under the Senior Credit Facilities (collectively, the “Incremental Facilities”) in an aggregate principal amount for all such increases and incremental facilities not exceeding the sum of an amount to be agreed plus an unlimited additional amount, provided the first lien net leverage ratio (to be defined), on a pro forma basis, is less than or equal to a level to be agreed (the “Incremental Cap”). We expect the Senior Credit Facilities to permit us to issue notes or borrow loans up to the Incremental Cap as an alternative to the Incremental Facilities provided they are unsecured or secured by the same collateral securing the Senior Credit Facilities on a pari passu or junior basis, and subject to other terms and conditions. The Senior Credit Facilities are also expected to further permit us to refinance or replace loans under the Senior Credit Facilities with new term facilities or revolving facilities under the Senior Credit Facilities or with one or more additional series of senior unsecured notes or loans or notes or loans that will be secured by the same collateral on a pari passu or junior basis with the Senior Credit Facilities, subject to certain terms and conditions.

Loans under the Term Facility are expected to be mandatorily repayable upon the occurrence of certain events. These include non-ordinary course asset sales or other dispositions of property (subject to customary exceptions and reinvestment rights) and issuances of debt by us and our restricted subsidiaries (other than certain permitted debt). Further, the Senior Credit Facilities are expected to provide that, commencing with our fiscal year ending on September 30, 2017, a percentage to be mutually agreed of excess cash flow (to be defined) will be used to prepay the Term Facility, with step-downs upon achievement of leverage ratios to be mutually agreed. We are expected to be able to voluntarily prepay the Term Facilities or reduce the unutilized commitment of the Revolving Facility at any time, in minimum amounts to be mutually agreed, without premium or penalty other than the prepayment premium described below and customary breakage costs. We expect the Senior Credit Faciltiies to provide that, in the event all or any portion of the Term Facility is repriced or refinanced prior to date to be mutually agreed, in a transaction where the primary purpose of which is to reduce the effective interest cost or weighted average yield of the Term Facility (other than in connection with a change of control (to be defined)), a premium shall be payable equal to 1.00% of the amount of such loans to be repaid or refinanced.

Lenders under the Revolving Facility are expected to have the benefit of a maximum first lien net leverage ratio (to be defined). The Senior Credit Facilities are also expected to contain negative covenants, for the benefit of lenders under both the Term Facility and the Revolving Facility, which place restrictions, subject to customary exceptions and baskets to be mutually agreed, on the incurrence of debt, the granting of liens, fundamental changes in our business, the making of investments, sale of assets, mergers and acquisitions, the making of restricted payments, transactions with our affiliates, entering into restrictive agreements, making changes to our fiscal year, violating laws, and modifying our governing documents in a manner materially adverse to the lenders. Further, the Senior Credit Facilities are expected to obligate us to undertake certain actions, including delivering notices of default and certain other events that would reasonably be expected to have a material adverse effect, complying with laws, paying our taxes, preserving our existence, maintaining our properties and insurance, and delivering audited and unaudited financial statements at agreed times.

The Senior Credit Facilities are expected to provide for customary events of default including nonpayment, misrepresentation, breach of covenants, cross-default and cross-acceleration, material judgments, ERISA events, invalidity of loan documents, change of control and bankruptcy or insolvency.

Funding under the Senior Credit Facilities is expected to be subject to customary conditions precedent to be set forth in the definitive documentation for the Senior Credit Facilities.

The Senior Credit Facilities are expected to be guaranteed by all of the direct or indirect wholly-owned domestic restricted subsidiaries and secured by substantially all of the assets of our Company and our subsidiary guarantors, in each case, subject to customary exceptions to be mutually agreed.

The foregoing summarizes some of the currently expected terms of our Senior Credit Facilities. However, the foregoing summary does not purport to be complete, and the terms of the Senior Credit Facilities have not yet been finalized. There may be changes to the expected size and other terms of the Senior Credit Facilities, some of which may be material.

Unsecured Senior Notes

Prior to the separation and distribution, we anticipate that we will distribute in-kind to Air Products unsecured senior notes with a term of eight years in a total aggregate principal amount of up to approximately $425 million, which will be partial consideration for the contribution of assets to us by Air Products in connection with the separation. Versum will not receive any cash proceeds from these notes. We expect that Air Products will exchange these notes for its outstanding debt.

We anticipate that the notes will be guaranteed, jointly and severally, on a senior basis, by our wholly owned domestic subsidiaries that will guarantee the Senior Credit Facilities. The notes and the related guarantees will be our and the guarantors’ general senior obligations and will rank pari passu with all of our and the guarantors’ existing and future senior indebtedness, including the Senior Credit Facilities, and senior in right of payment to any of our and the guarantors’ existing and future subordinated indebtedness. The notes are expected to be effectively junior to any secured indebtedness, including the Senior Credit Facilities, to the extent of the value of the assets securing such indebtedness and structurally subordinated to all of our non-guarantor subsidiaries’ existing and future indebtedness and other liabilities. The notes are expected to have terms customary for high yield senior notes of this type, including covenants relating to our ability to sell assets, pay dividends and make other distributions, redeem or repurchase our capital stock, incur additional debt and issue capital stock, create liens, consolidate, merge or sell substantially all of our assets, enter into certain transactions with our affiliates, make loans, investments or advances, repay subordinated indebtedness and undergo a change in control, and customary provisions regarding optional redemption and events of default (subject in certain cases to customary grace and cure periods), which may include, among others, nonpayment of principal or interest; breach of other covenants or agreements in the indenture governing the notes; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency.

The foregoing summarizes some of the currently expected terms of our notes. However, the foregoing summary does not purport to be complete, and the terms of the notes have not yet been finalized. There may be changes to the expected principal amount and terms of the notes and related guarantees, some of which may be material. Nothing in this summary or otherwise herein shall constitute or be deemed to constitute an offer to sell or the solicitation of an offer to buy the notes. The foregoing description and the other information in this information statement regarding the potential offering of notes is included in this information statement solely for informational purposes. Nothing in this information statement should be construed as an offer to sell, or the solicitation of an offer to buy, any such notes.

DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation and by-laws will be amended and restated prior to the separation. The following is a summary of the material terms of our capital stock that will be contained in the amended and restated certificate of incorporation and by-laws, and is qualified in its entirety by reference to these documents. You should refer to our amended and restated certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this information statement is a part, along with the applicable provisions of Delaware law. Prior to the distribution date, Air Products, as our sole stockholder, will approve and adopt our amended and restated certificate of incorporation, and our Board will approve and adopt our by-laws. For more information on how you can obtain our amended and restated certificate of incorporation and our by-laws, see “Where You Can Find More Information.” We urge you to read our amended and restated certificate of incorporation and our by-laws in their entirety.

Authorized Capital Stock

Immediately following the distribution, our authorized capital stock will consist of 250,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share.

Versum expects that, immediately following the distribution, there will be approximately 6,064 registered stockholders of its common stock based upon Air Products’ 6,064 registered stockholders as of August 1, 2016. Versum does not expect that there will be any shares of its preferred stock outstanding at the time of the distribution.

Common Stock

Immediately following the distribution, Versum expects that approximately 108,365,057 shares of its common stock will be issued and outstanding based upon 216,730,114 shares of Air Products common stock being outstanding as of August 1, 2016.

Voting Rights

The holders of common stock are entitled to one vote for each share of capital stock having voting power held by such stockholder. All corporate actions, including uncontested elections of directors, are decided by a majority vote by holders of our common stock.

Quorum

The holders of our common stock entitled to cast a majority of votes at a stockholders’ meeting constitute a quorum at such meeting.

Election of Directors

Directors are generally elected each year by a majority of the votes cast by holders of our common stock. However, directors are elected by a plurality of the votes cast by holders of our common stock in the case of elections held at a stockholders’ meeting for which our corporate secretary has received a notice or otherwise has become aware, prior to such meeting, that a holder of our common stock has nominated a person for election to our board of directors (in other words, the number of nominees exceeds the number of directors to be elected). A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a director’s election.

Dividends and Liquidation Rights

Holders of common stock are entitled to dividends as may be declared by our board of directors whenever full accumulated dividends for all past dividend periods and for the current dividend period have been paid, or declared and set apart for payment, on then outstanding preferred stock. Upon liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, our remaining assets and funds will be divided and paid to holders of our common stock according to their respective shares after payments have been made to holders of our preferred stock.

Miscellaneous

The shares of our common stock will be fully paid and non-assessable upon issuance and payment therefor. Holders of Versum common stock do not have any preemptive rights to subscribe for additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our amended and restated certificate of incorporation will authorize our Board, without further action by our stockholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Versum through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of the common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board has no present intention to issue any shares of preferred stock.

Miscellaneous

The shares of our preferred stock will be fully paid and non-assessable upon issuance and payment therefor. Unless otherwise stated in the certificate of designations, holders of preferred stock do not have any preemptive rights to subscribe for any additional shares of preferred stock or other obligations convertible into or exercisable for shares of preferred stock that we may issue in the future. Unless otherwise stated in the certificate of designations, there are no redemption or sinking fund provisions applicable to our preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-laws

The provisions of the DGCL contain, and our amended and restated certificate of incorporation and our by-laws will contain, provisions that could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

State Takeover Legislation

Upon the completion of the distribution, we will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include (i) any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (ii) the affiliates and associates of any such person.

The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Stockholder Action by Written Consent

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our amended and restated certificate of incorporation will expressly eliminate the right of its stockholders to act by written consent and, as such, stockholder action must take place at the annual or a special meeting of Versum stockholders.

Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated by-laws will provide that special meetings of the stockholders of Versum may be called only by the chairman of the board of directors or by a majority of the whole board of directors.

No Cumulative Voting

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our amended and restated certificate of incorporation will not authorize cumulative voting.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Our by-laws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors. Generally, such proposal shall be made not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting. For purposes of the first annual meeting, proposals shall be made not later than the close of business on December 8, 2016, nor earlier than the close of business on November 8, 2016.

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Size of Versum’s Board

Our amended and restated certificate of incorporation and by-laws will provide that the number of directors on our Board will be not less than five, nor more than fifteen, with the exact number of directors to be fixed exclusively by the Board.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise. Our amended and restated certificate of incorporation and our by-laws will provide that vacancies occurring in our Board for any cause may be filled by vote of a majority of our whole Board. The remaining directors may elect a successor to hold office for the unexpired term of the director whose place is vacant and until the election of his successor.

Undesignated Preferred Stock

The authority that our Board will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Versum through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitation of Liability for Directors, Indemnification of Directors and Officers and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Under the provisions of our amended and restated certificate of incorporation and by-laws, each person who is or was one of our directors or officers shall be indemnified by us as of right to the full extent permitted by the DGCL.

Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against such person because they are or were one of our directors or officers, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, except that if they are adjudged to be liable for negligence or misconduct in the performance of their duty to us, they cannot be made whole even for expenses unless the court determines that they are fairly and reasonably entitled to indemnity for such expenses.

Under our amended and restated certificate of incorporation and by-laws, the right to indemnification includes the right to be paid by us the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by us of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on us.

We expect to maintain liability insurance for our directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for our directors and officers.

The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit Versum and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our amended and restated certificate of incorporation will provide that unless the Board otherwise determines or consents in writing, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of us, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or by-laws, or any action asserting a claim against us or any of our directors or officers governed by the “internal affairs doctrine” under Delaware state corporate law. However, if (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another court sitting in the State of Delaware.

Sale of Unregistered Securities

In connection with the distribution, we will issue to Air Products one share of common stock, par value $1.00 per share, for every share of Air Products common stock outstanding on the record date pursuant to Section 4(a)(2) of the Securities Act. We will not register the issuance of the issued shares under the Securities Act because such issuance will not constitute a public offering.

Listing

We intend to apply to list our shares of common stock on the NYSE under the symbol “VSM”.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for our common stock will be Broadridge Corporate Issuer Solutions, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Auditors

The Board of Directors and Shareholders of

Air Products and Chemicals, Inc.:

We have audited the accompanying combined balance sheets of Air Products and Chemicals, Inc. (Air Products) Electronics Materials business, as defined in Note 1 (collectively Versum Materials, LLC or the Company) as of September 30, 2015 and 2014, and the related combined income statements, combined comprehensive income statements, combined statements of cash flows and the combined statements of changes in Air Products invested equity and noncontrolling interests for each of the years in the three-year period ended September 30, 2015. In connection with our audits of the combined financial statements, we also have audited the financial statement schedule II for the years ended September 30, 2015, 2014 and 2013. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Versum Materials, LLC as of September 30, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule II for the years ended September 30, 2015, 2014 and 2013, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 22, 2016

The Annual Combined Financial Statements

Versum, a business of Air Products and Chemicals, Inc.

ANNUAL COMBINED INCOME STATEMENTS

Year ended September 30 (Millions of dollars)	2015	2014	2013
Sales	$1,009.3	$942.5	$852.8
Cost of sales	616.5	638.9	625.1
Selling and administrative	109.6	109.5	113.9
Research and development	40.7	38.4	34.6
Business restructuring and cost reduction actions	21.6	1.3	132.6
Other income (expense), net	1.1	6.8	6.9

Operating Income (Loss)	222.0	161.2	(46.5)
Equity affiliates’ income	1.0	1.7	2.1
Interest expense	.1	.3	.3

Income (Loss) Before Taxes	222.9	162.6	(44.7)
Income tax provision	31.7	31.9	29.1

Net Income (Loss)	191.2	130.7	(73.8)
Less: Net Income Attributable to Noncontrolling Interests	7.1	7.1	6.8

Net Income (Loss) Attributable to Versum	$184.1	$123.6	$(80.6)

The accompanying notes are an integral part of these statements.

Versum, a business of Air Products and Chemicals, Inc.

ANNUAL COMBINED COMPREHENSIVE INCOME STATEMENTS

Year ended September 30 (Millions of dollars)	2015	2014	2013
Net Income (Loss)	$191.2	$130.7	$(73.8)

Other Comprehensive Loss, net of tax
Translation adjustments, net of tax of $0.7, $0, and $0.2	(48.4)	(3.9)	(3.4)

Total Other Comprehensive Loss	(48.4)	(3.9)	(3.4)

Comprehensive Income (Loss)	142.8	126.8	(77.2)

Net Income Attributable to Noncontrolling Interests	7.1	7.1	6.8
Other Comprehensive Loss Attributable to Noncontrolling Interests	(2.1)	(.9)	(.2)

Comprehensive Income (Loss) Attributable to Versum	$137.8	$120.6	$(83.8)

The accompanying notes are an integral part of these statements.

Versum, a business of Air Products and Chemicals, Inc.

ANNUAL COMBINED BALANCE SHEETS

September 30 (Millions of dollars)	2015	2014
Assets
Current Assets
Cash and cash items	$17.8	$49.6
Trade receivables, net	127.1	130.8
Inventories	124.0	130.3
Contracts in progress, less progress billings	9.7	31.4
Prepaid expenses	5.8	4.2
Other current assets	10.6	11.7

Total Current Assets	295.0	358.0

Investment in net assets of and advances to equity affiliates	12.5	14.1
Plant and equipment, net	301.1	351.9
Goodwill	167.0	184.2
Intangible assets, net	81.6	90.8
Other noncurrent assets	30.2	35.0

Total Noncurrent Assets	592.4	676.0

Total Assets	$887.4	$1,034.0

Liabilities, Air Products’ Invested Equity, and Noncontrolling Interests
Current Liabilities
Payables and accrued liabilities	$87.9	$87.3
Accrued income taxes	1.7	6.4
Current portion of long-term debt	—	.7

Total Current Liabilities	89.6	94.4

Long-term debt	—	4.4
Deferred tax liabilities	39.9	40.2
Other noncurrent liabilities	17.2	21.6

Total Noncurrent Liabilities	57.1	66.2

Total Liabilities	146.7	160.6

Commitments and Contingencies—See Note 12
Air Products’ net investment	741.5	822.5
Accumulated other comprehensive income (loss)	(32.8)	13.5

Total Air Products’ Invested Equity	708.7	836.0
Noncontrolling Interests	32.0	37.4

Total Air Products’ Invested Equity and Noncontrolling Interests	740.7	873.4

Total Liabilities, Air Products’ Invested Equity, and Noncontrolling Interests	$887.4	$1,034.0

The accompanying notes are an integral part of these statements.

Versum, a business of Air Products and Chemicals, Inc.

ANNUAL COMBINED STATEMENTS OF CASH FLOWS

Year ended September 30 (Millions of dollars)	2015	2014	2013
Operating Activities
Net income (loss)	$191.2	$130.7	$(73.8)
Less: Net income attributable to noncontrolling interests	7.1	7.1	6.8

Net income (loss) attributable to Versum	184.1	123.6	(80.6)
Adjustments to reconcile income (loss) to cash provided by operating activities:
Depreciation and amortization	56.9	59.5	56.9
Deferred income taxes	(.4)	3.4	(3.1)
Undistributed earnings of unconsolidated affiliates	(.5)	(.9)	(2.0)
Gain on sale of assets	(.6)	(.2)	(4.9)
Share-based compensation	4.7	4.6	4.3
Write-down of long-lived assets associated with restructuring	7.2	—	67.1
Other adjustments	6.9	2.0	9.4
Working capital changes that provided (used) cash:
Trade receivables	(3.4)	(5.0)	2.9
Inventories	(.7)	5.2	35.7
Contracts in progress, less progress billings	20.7	(18.3)	2.6
Payables and accrued liabilities	4.1	8.9	(143.2)
Other working capital	(4.6)	6.1	(.3)

Cash Provided by (Used for) Operating Activities	274.4	188.9	(55.2)

Investing Activities
Additions to plant and equipment	(22.1)	(24.3)	(30.2)
Proceeds from sale of assets	2.4	4.2	5.8

Cash Used for Investing Activities	(19.7)	(20.1)	(24.4)

Financing Activities
Payments on long-term debt	(5.1)	(1.6)	(1.2)
Net transfers (to) from Air Products	(270.4)	(214.1)	126.1
Dividends paid to noncontrolling interests	(9.8)	(5.0)	(3.4)

Cash (Used for) Provided by Financing Activities	(285.3)	(220.7)	121.5

Effect of Exchange Rate Changes on Cash	(1.2)	1.8	1.6

Increase (Decrease) in Cash and Cash Items	(31.8)	(50.1)	43.5
Cash and Cash items—Beginning of Year	49.6	99.7	56.2

Cash and Cash items—End of Period	$17.8	$49.6	$99.7

The accompanying notes are an integral part of these statements.

Versum, a business of Air Products and Chemicals, Inc.

ANNUAL COMBINED STATEMENTS OF CHANGES IN AIR PRODUCTS’ INVESTED EQUITY AND NONCONTROLLING INTERESTS

(Millions of dollars)	Air Products’ Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Air Products’ Invested Equity	Noncontrolling Interests	Total
Balance September 30, 2012	$858.8	$19.7	$878.5	$32.8	$911.3

Net income (loss)	(80.6)	—	(80.6)	6.8	(73.8)
Other comprehensive loss	—	(3.2)	(3.2)	(.2)	(3.4)
Share-based compensation	4.3	—	4.3	—	4.3
Dividends to noncontrolling interests	—	—	—	(3.4)	(3.4)
Net transfers from Air Products	125.9	—	125.9	.2	126.1

Balance September 30, 2013	$908.4	$16.5	$924.9	$36.2	$961.1

Net income	123.6	—	123.6	7.1	130.7
Other comprehensive loss	—	(3.0)	(3.0)	(.9)	(3.9)
Share-based compensation	4.6	—	4.6	—	4.6
Dividends to noncontrolling interests	—	—	—	(5.0)	(5.0)
Net transfers to Air Products	(214.1)	—	(214.1)	—	(214.1)

Balance September 30, 2014	$822.5	$13.5	$836.0	$37.4	$873.4

Net income	184.1	—	184.1	7.1	191.2
Other comprehensive loss	—	(46.3)	(46.3)	(2.1)	(48.4)
Share-based compensation	4.7	—	4.7	—	4.7
Dividends to noncontrolling interests	—	—	—	(9.8)	(9.8)
Net transfers to Air Products	(269.8)	—	(269.8)	(.6)	(270.4)

Balance September 30, 2015	$741.5	$(32.8)	$708.7	$32.0	$740.7

The accompanying notes are an integral part of these statements.

NOTES TO THE ANNUAL COMBINED FINANCIAL STATEMENTS

(Millions of dollars)

1.	BASIS OF PRESENTATION

On September 16, 2015, the Air Products and Chemicals, Inc. (“Air Products”) Board of Directors announced its intention to separate Air Products’ Materials Technologies business, which contained two divisions, Electronic Materials and Performance Materials, into a newly formed company, Versum Materials, LLC. On May 6, 2016, Air Products entered into a definitive agreement to sell the Performance Materials division. As a result, Air Products now intends to only transfer its Electronic Materials division to Versum Materials, LLC. Accordingly, the annual combined financial statements have been revised for the change to the reporting entity from those contained in the preliminary information statement included as an exhibit to a Form 10 filed on December 18, 2015 and subsequently amended on February 2, 2016. This change resulted in a decrease to net income attributable to Versum of $123.8, $130.2, and $156.4 for the fiscal years ended September 30, 2015, 2014, and 2013, respectively, and a decrease to other comprehensive loss of $24.2, $7.4, and $0.9 for the fiscal years ended September 30, 2015, 2014, and 2013, respectively, from the previously filed annual combined financial statements.

Versum Materials, LLC is expected to be converted from a limited liability company to a Delaware corporation (Versum Materials, Inc.) prior to separation. Subsequent to the satisfaction of specific conditions, the separation of the entity will be accomplished by way of distribution to holders of shares of Air Products common stock of all of the shares of common stock of Versum Materials, Inc. (“we,” “our,” “us,” the “company,” or “Versum”). The accompanying annual combined financial statements of Versum, a business of Air Products, have been prepared on a standalone basis and are derived from Air Products’ consolidated financial statements and accounting records where Electronic Materials is a division of Air Products. The annual combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Versum. All significant intercompany transactions and balances have been eliminated in the preparation of the accompanying annual combined financial statements. Transactions between Versum and Air Products are reflected in the annual combined balance sheets as “Air Products’ net investment” and in the annual combined statements of cash flows as a financing activity in “Net transfers (to) from Air Products.”

We are a global business that provides innovative solutions for specific customer applications within niche markets based upon expertise in specialty materials. Our business employs applications technology to provide solutions to the semiconductor industry through chemical synthesis, analytical technology, process engineering, and surface science. We are comprised of two primary operating segments, Materials and Delivery Systems and Services, under which we will manage our operations and assess performance, and a Corporate segment.

Air Products provides us with centrally managed services and corporate functions. Accordingly, certain shared costs including but not limited to administrative expenses for information technology, general services, human resources, legal, accounting and other services, have been allocated to us and are reflected as expenses in the annual combined financial statements. Expenses have been allocated on the basis of direct usage when identifiable, with the remainder allocated on the basis of fixed costs, revenue, operating income or headcount. We consider the expense allocation methodology and results to be reasonable and consistently applied for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as an independent public company or of the costs we will incur in the future.

The annual combined balance sheets of Versum include Air Products’ assets and liabilities that are specifically identifiable or otherwise will be transferred to us, including subsidiaries and affiliates in which Air Products has a controlling financial interest. Also included within our combined financial statements are the results of certain product lines which have historically been managed by us but will be retained by Air Products after the separation. These product lines represented approximately 3% and 4% of annual combined sales and operating income, respectively, for fiscal year 2015. Air Products performs cash management and other treasury-related functions on a centralized basis for nearly all of its legal entities. Substantially all cash generated by our business is remitted to Air Products and therefore accounted for through Air Products’ net investment in the annual combined financial statements. Accordingly, Air Products has not allocated any centrally managed cash and cash items to us in the annual combined financial statements. Air Products’ debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt, and Air Products’ borrowings were not directly attributable to us. There were no other financing arrangements between us and Air Products during the periods presented.

The annual combined balance sheets include cash and cash items and debt which are assets and liabilities of legal entities whose operations are specific to Versum.

2.	MAJOR ACCOUNTING POLICIES

Estimates and Assumptions

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes, including allocations of costs during the reporting period. Management’s estimates are based on historical experience, facts and circumstances available at the time, and various other assumptions that are believed to be reasonable. Actual results could differ from those estimates.

Revenue Recognition

Revenue from product sales is recognized as risk and title to the product transfer to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured. Sales returns and allowances are generally not a business practice in the industry.

We use both the completed contract and percentage-of-completion methods to record revenue from equipment sale contracts. The completed contract method is used in circumstances in which financial position and results of operations are not materially different from those resulting from use of the percentage-of-completion method, e.g., certain short-term contracts. We use the percentage-of-completion method when we can make reasonably dependable estimates of progress toward completion and performance is expected.

Under the percentage-of-completion method, revenue from the sale of major equipment is recognized primarily based on labor hours incurred to date compared with total estimated labor hours. Under the completed contract method, revenue and cost is recognized when the equipment is completed and transferred to the customer. Changes to estimated labor hours under the percentage-of-completion method or anticipated losses under either method, if any, are recognized in the period determined.

Revenue from on-site services are generally fixed monthly fee arrangements for which we recognize revenue as the services are performed.

Amounts billed for shipping and handling fees are classified as sales in the combined income statements.

Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue-producing transactions are presented on a net basis and excluded from sales in the combined income statements. We record a liability until remitted to the respective taxing authority.

Cost of Sales

Cost of sales predominantly represents the cost of tangible products sold. These costs include labor, raw materials, depreciation, production supplies, and materials packaging costs. Costs incurred for shipping and handling are also included in cost of sales.

Depreciation

Depreciation is recorded using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its expected economic useful life. The principal lives for major classes of plant and equipment are summarized in Note 7, Plant and Equipment, Net.

Selling and Administrative

The principal components of selling and administrative expenses are compensation, advertising, and promotional costs.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses include employee costs, materials, contract services, research agreements, and other external spending related to the discovery and development of new products, enhancement of existing products and regulatory approval of new and existing products.

Postemployment Benefits

We provide termination benefits to employees as part of ongoing benefit arrangements and record a liability for termination benefits when probable and estimable. These criteria are met when management, with the appropriate level of authority, approves and commits to its plan of action for termination; the plan identifies the employees to be terminated and their related benefits; and the plan is to be completed within one year. We typically do not provide one-time benefit arrangements of significance.

Fair Value Measurements

We are required to measure certain assets and liabilities at fair value, either upon initial measurement or for subsequent accounting or reporting. For example, fair value is used in the initial measurement of net assets acquired in a business combination; on a recurring basis in the measurement of derivative financial instruments; and on a nonrecurring basis when long-lived assets are written down to fair value when held for sale or determined to be impaired. Fair value is defined as an exit price, i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

We did not have any material assets or liabilities measured at fair value for the periods presented in the combined financial statements. The carrying amounts reported in the combined balance sheets for cash and cash items, trade receivables, payables and accrued liabilities, and short-term borrowings approximate fair value due to the short-term nature of these instruments.

Financial Instruments

We address certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. The hedging relationship between the underlying financial exposures and the related hedging instrument is documented on the date the derivative is entered into with the counterparty. We periodically use forward exchange contracts to hedge a highly anticipated foreign currency transaction such as the purchase of plant and equipment. Derivatives such as these that specifically hedge exposures for Versum are included in the combined financial statements. The fair values of these hedging instruments were not material for the periods presented.

We also enter into derivative contracts to hedge exposures at the corporate level, such as interest rate swaps to manage the interest rate mix of third party debt or forward exchange contracts to hedge intercompany loans denominated in a foreign currency. Because these activities represent activities that are managed at the total company level and are not specific to any of the businesses, the impacts of these transactions were not included in the combined financial statements.

Foreign Currency

Since we do business in many foreign countries, fluctuations in currency exchange rates affect our financial position and results of operations.

In most of our foreign operations, the local currency is considered the functional currency. Foreign subsidiaries translate their assets and liabilities into U.S. dollars at current exchange rates in effect at the end of the fiscal period. The gains or losses that result from this process are shown as translation adjustments in accumulated other comprehensive income (loss) in the Air Products’ invested equity section of the balance sheet.

The revenue and expense accounts of foreign subsidiaries are translated into U.S. dollars at the average exchange rates that prevail during the period. Therefore, the U.S. dollar value of these items on the income statement fluctuates from period to period, depending on the value of the dollar against foreign currencies. Some transactions are made in currencies different from an entity’s functional currency. Gains and losses from these foreign currency transactions are generally included in other income (expense), net on our combined income statements as they occur.

Litigation

Accruals for litigation are made when the information available indicates that it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency includes estimates of potential damages and other directly related costs expected to be incurred. Litigation liabilities and expenditures included in the combined financial statements were not material for the periods presented.

Share-Based Compensation

Our employees participated in Air Products’ share-based compensation plans, which include stock options, deferred stock units, and restricted stock. The combined financial statements include share-based compensation expense associated with our employees and Air Products’ costs that have been allocated to us based on awards and terms previously granted. The grant-date fair value of these awards is expensed over the vesting period during which employees perform related services. Expense recognition is accelerated for retirement-eligible individuals who would meet the requirements for vesting of awards upon their retirement. The Black Scholes model was utilized to value stock option awards. The grant date fair value of the deferred stock units tied to a market condition is estimated using a Monte Carlo simulation model. For the years ended September 30, 2015, 2014, and 2013, share-based compensation expense of $4.7, $4.6, and $4.3, respectively, was included in the combined financial statements.

Income Taxes

Certain of our operations included in our combined financial statements are divisions of legal entities included in Air Products consolidated US federal and state income tax returns, or tax returns of non-US subsidiaries of Air Products. The provision for income taxes and related balance sheet accounts of such entities have been prepared and presented in the combined financial statements based on a stand-alone basis separate from Air Products. Differences between our separate return income tax provision and cash flows attributable to income taxes for operations that were divisions of legal entities have been recognized as capital contributions from, or dividends to, Air Products, within Air Products’ net investment. As a stand-alone entity, our deferred taxes and effective tax rate may differ from those in historical periods.

We account for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities measured using enacted tax rates. The cumulative impact of a change in tax rates or regulations is included in income tax expense in the period that includes the enactment date.

A tax benefit for an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination based on its technical merits. This position is measured as the largest amount of tax benefit that is greater than 50% likely of being realized. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

The majority of the accrued U.S. federal, state, and foreign income tax balances are treated as settled with Air Products as of the end of each year. Therefore, they are included in Air Products’ net investment in the combined financial statements.

Noncontrolling Interests

We consolidate investments that we control but do not wholly own. The combined financial statements include all assets, liabilities, revenues, and expenses of our joint venture in Taiwan for which we have a 74% ownership interest during the periods presented in the annual combined financial statements. The ownership interests held by third party noncontrolling partners are presented as noncontrolling interests in our combined balance sheets. Any net income or loss attributed to the noncontrolling partners is presented as such in the combined income statements. The activity for noncontrolling interests for the years ended September 30, 2015, 2014 and 2013 is presented in the combined statements of changes in Air Products’ invested equity and noncontrolling interests.

Cash and Cash Items

Cash and cash items generally include cash, time deposits, and certificates of deposit acquired with an original maturity of three months or less for our foreign entities. Cash is managed centrally and most cash generated by our business was remitted to Air Products. Such centralized cash management transactions relating to our business are reflected through Air Products’ net investment. Accordingly, none of the centrally managed cash at the Air Products’ corporate level has been reflected in our combined financial statements.

Trade Receivables, net

Trade receivables comprise amounts owed to us through our operating activities and are presented net of allowances for doubtful accounts. The allowances for doubtful accounts represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations. A provision for customer defaults is made on a general formula basis when it is determined that the risk of some default is probable and estimable but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience, and existing economic conditions. The allowance also includes amounts for certain customers where a risk of default has been specifically identified, considering factors such as the financial condition of the customer and customer disputes over contractual terms and conditions. Allowance for doubtful accounts were $.8 and $2.2 as of fiscal year end September 30, 2015 and 2014, respectively. Provisions to the allowance for doubtful accounts charged against income were not material in fiscal 2015, 2014, and 2013.

Inventories

Inventories are stated at the lower of cost or market. We write down our inventories for estimated obsolescence or unmarketable inventory based upon assumptions about future demand and market conditions.

We utilize the last-in, first-out (“LIFO”) method for determining the cost of inventories in the United States. Inventories outside of the United States are accounted for on the first-in, first-out (“FIFO”) method, as the LIFO method is not generally permitted in the foreign jurisdictions we operate.

Equity Investments

The equity method of accounting is used when we exercise significant influence but do not have operating control, generally assumed to be 20% – 50% ownership. Under the equity method, original investments are recorded at cost and adjusted by our share of undistributed earnings or losses of these companies. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. The combined financial statements include our investment in and proportionate share of the income from our 20% owned equity affiliate, Daido Air Products Electronics, Inc. During the first quarter of 2016, we sold our investment in this affiliate. Refer to Note 16, Subsequent Events, for additional information.

Plant and Equipment

Plant and equipment is stated at cost less accumulated depreciation. Construction costs, labor, and applicable overhead related to installations are capitalized. Expenditures for additions and improvements that extend the lives or increase the capacity of plant assets are capitalized. The costs of maintenance and repairs of plant and equipment are charged to expense as incurred.

Fully depreciated assets are retained in the gross plant and equipment and accumulated depreciation accounts until they are removed from service. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.

Impairment of Long-Lived Assets

Long-lived assets are grouped for impairment testing at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other assets and liabilities and are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. We assess recoverability by comparing the carrying amount of the asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If an asset group is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset group’s carrying amount exceeds its fair value. Long-lived assets to be sold are reported at the lower of carrying amount or fair value less cost to sell.

Goodwill

Business combinations are accounted for using the acquisition method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair market value of the net assets acquired, including identified intangibles, is recorded as goodwill. Preliminary purchase price allocations are made at the date of acquisition and finalized when information needed to affirm underlying estimates is obtained, within a maximum allocation period of one year.

Goodwill is subject to impairment testing at least annually. In addition, goodwill is tested more frequently if a change in circumstances or the occurrence of events indicates that potential impairment exists.

Intangible Assets

Intangible assets with determinable lives primarily consist of customer relationships and purchased patents and technology. The cost of intangible assets with determinable lives is amortized on a straight-line basis over the estimated period of economic benefit. Amortizable lives are adjusted whenever there is a change in the estimated period of economic benefit. No residual value is estimated for intangible assets.

Retirement Benefits

Air Products sponsors defined benefit pension plans, defined contribution plans, and other post-employment benefit plans that are shared amongst its businesses. Participation of our employees in these plans is reflected in the combined financial statements as though Versum participates in a multiemployer plan with Air Products. A proportionate share of cost is reflected in these combined financial statements, primarily within selling and administrative expenses. Assets and liabilities of such plans are retained by Air Products.

Air Products’ Net Investment

Air Products’ net investment in our business is presented as “Air Products’ net investment” in lieu of stockholders’ equity, as a stand-alone legal and capital structure did not exist for the historical periods presented.

3.	NEW ACCOUNTING GUIDANCE

Accounting Guidance Implemented

Balance Sheet Classification of Deferred Taxes

In November 2015, the Financial Accounting Standards Board (“FASB”) issued guidance to simplify the presentation of deferred income taxes by requiring that all deferred tax liabilities and assets be classified as noncurrent on the balance sheet. We adopted this guidance in fiscal year 2016 on a retrospective basis. Accordingly, our annual combined balance sheets incorporates our adoption of this guidance to conform to the presentation in our interim combined balance sheets.

New Accounting Guidance to be Implemented

Discontinued Operations

In April 2014, the Financial Accounting Standards Board (“FASB”) issued an update to change the criteria for determining which disposals qualify as a discontinued operation and to expand related disclosure requirements. Under the new guidance, a disposal is required to be reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on operations and financial results. This guidance will be effective prospectively for new disposals and new disposal groups classified as held for sale beginning in fiscal year 2016, with early adoption permitted.

Revenue Recognition

In May 2014, the FASB issued guidance based on the principle that revenue is recognized in an amount expected to be collected and to which the entity expects to be entitled in exchange for the transfer of goods or services. In August 2015, the FASB deferred the effective date by one year, while providing the option to early adopt the standard on the original effective date. Accordingly, we will have the option to adopt the standard in either fiscal year 2018 or 2019. The guidance can be adopted either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We are currently evaluating the adoption alternatives and impact that this update will have on our combined financial statements.

Going Concern

In August 2014, the FASB issued guidance regarding management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year of the issuance of the financial statements. If substantial doubt exists, additional disclosures would be required. This guidance will be effective beginning in the fourth quarter of fiscal year 2017, with early adoption permitted. This guidance is not expected to have a significant impact on our combined financial statements.

Debt Issuance Costs

In April 2015, the FASB issued guidance requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt instead of as a separate deferred asset. In August 2015, the FASB issued an update to incorporate the U.S. Securities and Exchange Commission (“SEC”) Staff guidance which allows debt issuance costs associated with a line-of-credit arrangement to be presented as a deferred asset that is subsequently amortized over the term of the arrangement, regardless of whether there are any outstanding borrowings. This guidance is effective beginning in fiscal year 2017, with early adoption permitted, and must be applied retrospectively. This guidance is not expected to have a significant impact on our combined financial statements.

Defined Benefit Measurement Date

In April 2015, the FASB issued an update to provide a practical expedient on the measurement date of defined benefit plan assets and obligations including interim remeasurements related to significant events. The guidance is effective prospectively beginning in fiscal year 2017, with early adoption permitted. The guidance will not have a significant impact on our combined financial statements.

Measurement of Inventory

In July 2015, the FASB issued guidance to simplify the measurement of inventory recorded using either the FIFO or average cost basis by changing the subsequent measurement guidance from lower of cost or market to the lower of cost or net realizable value. Inventory measured using LIFO is not impacted. The guidance is effective for us beginning in fiscal year 2018 and will be applied prospectively, with early adoption permitted. This guidance is not expected to have a significant impact on our combined financial statements.

Business Combination Adjustments

In September 2015, the FASB issued guidance to simplify the accounting for adjustments made to provisional amounts initially recognized in a business combination. Instead of reflecting the adjustment retrospectively, the guidance now requires changes to provisional amounts be recognized in the reporting period in which the adjustments are determined. This guidance will be effective prospectively beginning in fiscal year 2017, with earlier application permitted.

4.	RELATED PARTY TRANSACTIONS

Air Products provides us with centrally managed services and corporate functions. Accordingly, certain shared costs including but not limited to administrative expenses for information technology, general services, human resources, legal, accounting and other services, have been allocated to us and are primarily reflected as expenses in the Corporate segment in the combined financial statements. Expenses have been allocated on the basis of direct usage when identifiable, with the remainder allocated on the basis of fixed costs, revenue, operating income, or headcount. We consider the expense allocation methodology and results to be reasonable and consistently applied for all periods presented.

Total costs allocated to us in the combined income statements are summarized below:

	2015	2014	2013
Cost of sales	$3.6	$4.6	$4.8
Selling and administrative	17.8	19.3	19.2
Research and development	1.4	1.9	1.7
Business restructuring and cost reduction actions	3.5	.2	2.1

Total Allocated Costs	$26.3	$26.0	$27.8

These allocated costs are reflected in “Air Products’ net investment” and in the combined statements of cash flows as a financing activity in “Net transfers (to) from Air Products.” It is impracticable to quantify the amount of expenses that Versum would have incurred on a stand-alone basis for the periods presented.

Air Products performs cash management and other treasury-related functions on a centralized basis for nearly all of its legal entities. Substantially all cash generated by our business is remitted to Air Products.

Certain of our employees participate in share-based compensation and retirement benefit plans that are sponsored and administered by Air Products or its affiliates. The costs of these plans associated with our employees are included in the combined financial statements, but excluded from the table of allocated costs above. Our combined balance sheets do not include the share-based compensation instrument.

Approximately 2% of our combined sales during each of the years in the three year period ending September 30, 2015, were to our equity affiliate, Daido Air Products Electronics, Inc.

5.	BUSINESS RESTRUCTURING AND COST REDUCTION ACTIONS

The charges we record for business restructuring and cost reduction actions have been excluded from segment operating income.

Business Realignment and Reorganization

On September 18, 2014, Air Products announced plans to reorganize, including realignment of its businesses in new reporting segments and other organizational changes, effective as of October 1, 2014. As a result of this reorganization, we incurred severance and other charges.

In fiscal year 2015, we recognized an expense of $21.6. Severance and other benefits totaled $14.4, including an allocation of expenses incurred by the parent, and related to the elimination of approximately 260 positions. Asset actions totaled $7.2 and primarily related to the exit of a product line (onsite ammonia) in the Materials segment, which resulted in the write-down of assets to fair value based on internal estimates, and adjustments to expenses recorded for the 2013 plan actions discussed below. In the second quarter of 2016, we sold the onsite ammonia assets for $17.1 which resulted in a before-tax gain of $1.4. The 2015 charges related to the segments as follows: $12.3 in Materials, $5.8 in Delivery Systems and Services, and $3.5 in Corporate.

During the fourth quarter of fiscal year 2014, we incurred severance and other charges of $1.3 relating to the elimination of certain positions.

The following table summarizes the carrying amount of the accrual for the business realignment and reorganization at September 30, 2015:

	Severance and Other Benefits	Asset Actions/Other	Total
2014 Charge	$1.3	$—	$1.3
Cash payments(A)	(.4)	—	(.4)

September 30, 2014	$.9	$—	$.9

2015 Charge	14.4	7.2	21.6
Cash payments(A)	(11.2)	—	(11.2)
Noncash expenses	—	(7.2)	(7.2)

September 30, 2015	$4.1	$—	$4.1

(A)	Cash payments include an allocation of severance and other benefits of Air Products’ employees within its Corporate and other segment which were paid by the parent.

2013 Plan

In 2012, we completed an assessment of our position in the photovoltaic (PV) market. Our assessment indicated that market capacity to produce silane was expected to exceed demand for the foreseeable future. As a result, we recorded an accrual of $93.5 for an offer we made to terminate a long-term take-or-pay contract to purchase silane. A final settlement was reached with the supplier in 2013, resulting in an incremental contract actions charge in 2013.

In total, we recorded an expense of $132.6 in fiscal year 2013 reflecting actions to better align our cost structure with market conditions, including asset and contract actions for continued weakness in the photovoltaic (PV) and light-emitting diode (LED) markets. The asset actions included permanently shutting down production assets of product lines where capacity exceeded our expectations for demand. A majority of the assets were located in North America. Additionally, we wrote down our remaining silane distribution assets as we terminated the long-term take-or-pay contract and exited the product line. The 2013 charge related to the segments as follows: $128.4 in Materials, $2.1 in Delivery Systems and Services, and $2.1 in Corporate.

The following table summarizes the carrying amount of the accrual for the 2013 plan:

	Severance and Other Benefits	Asset Actions	Contract Actions/Other	Total
September 30, 2012	$1.1	$—	$134.4	$135.5

2013 Charge	6.1	67.1	59.4	132.6
Cash payments(A)	(3.9)	—	(193.8)	(197.7)
Noncash expenses	—	(67.1)	—	(67.1)

September 30, 2013	$3.3	$—	$—	$3.3

Cash payments(A)	(3.3)	—	—	(3.3)

September 30, 2014	$—	$—	$—	$—

(A)	Cash payments include an allocation of severance and other benefits of Air Products’ employees within its Corporate and other segment which were paid by the parent.

6.	INVENTORIES

The components of inventories are as follows:

	2015	2014
Inventories at FIFO cost
Finished goods	$98.5	$103.1
Work in process	7.8	11.0
Raw materials, supplies and other	28.7	24.2

	135.0	138.3
Less: Excess of FIFO cost over LIFO cost	(11.0)	(8.0)

Inventories	$124.0	$130.3

Inventories valued using the LIFO method comprised 33.4% and 31.8% of combined inventories before LIFO adjustment at September 30, 2015 and 2014, respectively. Liquidation of LIFO inventory layers in 2015, 2014, and 2013 did not materially affect the results of operations.

First-in, first-out (FIFO) cost approximates replacement cost.

7.	PLANT AND EQUIPMENT, NET

The major classes of plant and equipment are as follows:

September 30	Useful Life in years	2015	2014
Land		$22.8	$24.3
Buildings	30	150.6	150.7
Machinery and Equipment
Production facilities	10 to 15	464.6	494.8
Distribution and other(A)	5 to 25	272.7	296.5

Total machinery and equipment		737.3	791.3
Construction in progress		9.3	12.1

Plant and equipment, at cost		920.0	978.4
Less: accumulated depreciation		618.9	626.5

Plant and equipment, net		$301.1	$351.9

(A)	The depreciable lives for various types of distribution equipment are 10 to 25 years for cylinders, depending on the nature and properties of the product, and generally 20 years for other distribution equipment such as tanks and trailers.

Depreciation expense was $48.1, $48.3, and $46.4 in 2015, 2014, and 2013, respectively.

8.	GOODWILL

Changes to the carrying amount of goodwill by segment are as follows:

	Materials	Delivery Systems and Services	Total
Balance at September 30, 2013	$167.9	$18.3	$186.2
Currency translation adjustment	(1.9)	(.1)	(2.0)

Balance at September 30, 2014	$166.0	$18.2	$184.2
Currency translation adjustment	(15.4)	(1.8)	(17.2)

Balance at September 30, 2015	$150.6	$16.4	$167.0

Goodwill is subject to impairment testing in the fourth quarter of each fiscal year and whenever events and changes in circumstances indicate that the carrying value of goodwill might not be recoverable.

We allocated goodwill to our three reporting units based on the relative fair values of the reporting units within their respective segment as of September 30, 2012. We conducted impairment tests beginning October 1, 2012 and for fiscal years 2013 through 2015 and determined that there was no goodwill impairment in any of the periods tested. As of the fourth quarter of 2015, the fair value of each reporting unit exceeded its carrying value.

9.	INTANGIBLE ASSETS

The table below provides details of acquired intangible assets:

	September 30, 2015			September 30, 2014
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$79.6	$(15.5)	$64.1	$80.6	$(12.4)	$68.2
Patents and technology	46.4	(30.6)	15.8	50.5	(29.8)	20.7
Other	3.1	(1.4)	1.7	3.2	(1.3)	1.9

Total Intangible Assets	$129.1	$(47.5)	$81.6	$134.3	$(43.5)	$90.8

The intangible assets primarily pertain to the Materials segment and have a remaining useful life of approximately 18 years for customer relationships and 6 years for patents and technology.

Amortization expense for intangible assets was $8.8, $11.2, and $10.5 in 2015, 2014, and 2013, respectively.

Projected annual amortization expense for intangible assets as of September 30, 2015 is as follows:

2016	$7.7
2017	7.6
2018	6.6
2019	5.4
2020	5.3
Thereafter	49.0

Total	$81.6

10.	LEASES

Lessee Accounting

Operating leases principally relate to real estate and also include distribution equipment and vehicles. Certain leases include escalation clauses, renewal, and/or purchase options. Rent expense is recognized on a straight-line basis over the minimum lease term. Rent expense under operating leases, including month-to-month agreements, was $8.4 in 2015, $9.1 in 2014, and $8.5 in 2013.

At September 30, 2015, minimum payments due under leases are as follows:

Operating Leases
2016	$5.4
2017	4.9
2018	4.3
2019	3.6
2020	3.5
Thereafter	3.3

Total	$25.0

11.	RETIREMENT BENEFITS

Air Products offers various long-term benefits to its employees. Where permitted by law, Air Products reserves the right to change, modify or discontinue the plans.

Air Products sponsors defined benefit pension plans and defined contribution plans that are shared amongst its businesses. Participation of our employees in these plans is reflected in the combined financial statements as though we participate in a multiemployer plan with Air Products. Upon finalization of our retirement plans, we estimate that net benefit obligations in the range of $20 to $25 are to be transferred to Versum. These estimates are subject to change based on finalization of retirement benefit plan actions and the population of plan participants transferring to Versum.

Defined Benefit Pensions

The principal Air Products’ defined benefit pension plans are the U.S. salaried pension plan and the U.K. pension plan. These plans were closed to new participants in 2005 and 2011, respectively, and were replaced with defined contribution plans.

Air Products has both funded and unfunded noncontributory defined benefit pension plans covering eligible U.S. employees hired before 2005. The benefits under these plans are based primarily on years of service and compensation during active employment. Air Products’ funding policy is consistent with the funding requirements of federal laws and regulations.

Pension coverage for employees of certain of Air Products non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded.

Defined benefit pension costs of $12, $12 and $15 were included in the combined financial statements for the years ended September 30, 2015, 2014, and 2013, respectively, based on percent of salary for U.S. employees and active employee headcount in other jurisdictions. No contributions were made on our behalf in these periods.

Defined Contribution Plan

Air Products sponsors several defined contribution plans which cover substantially all U.S. employees and certain non-U.S. employees. The principal defined contribution plan is the U.S. Retirement Savings Plan (“RSP”). The RSP includes a non-leveraged employee stock ownership plan (“ESOP”). The balance of the RSP is a qualified defined contribution plan including a 401(k) elective deferral component. A substantial portion of U.S. employees are eligible and participate. Air Products makes a core contribution to the RSP for certain eligible employees who do not receive their primary retirement benefit from the defined benefit pension plans, with core contributions based on a percentage of pay that is dependent on years of service. Air Products also makes matching contributions as a percentage of employee contributions including an enhanced contribution for certain eligible employees that do not participate in the defined benefit pension plans.

Air Products contributed $4.5, $2.8 and $2.4 to the U.S. plan on behalf of our employees for the years ended September 30, 2015, 2014, and 2013, respectively. The allocations were based on specific identification of contributions to participants in the plan. Contributions to non-U.S. plans were not material.

12.	COMMITMENTS AND CONTINGENCIES

Litigation

We are involved in various legal proceedings, including commercial, environmental, health, safety, and product liability matters. Versum does not currently believe that there are any legal proceedings, individually or in the aggregate, that are reasonably possible to have a material impact on its financial condition, results of operations, or cash flows.

Unconditional Purchase Obligations

We have unconditional purchase obligations of approximately $11 for plant and equipment purchases. Otherwise, there are no material obligations.

13.	INCOME TAXES

For purposes of the combined financial statements, our income tax expense and deferred tax balances have been estimated as if we filed income tax returns on a stand-alone basis separate from Air Products.

The following table summarizes the income of U.S. and foreign operations before taxes:

	2015	2014	2013
Income Before Taxes
United States	$41.7	$6.9	$(125.3)
Foreign	181.2	155.7	80.6

Total	$222.9	$162.6	$(44.7)

The following table shows the components of the provision for income taxes:

	2015	2014	2013
Current Tax Provision
Federal	$—	$—	$—
State	0.5	0.5	0.4
Foreign	31.6	28.0	31.8

	32.1	28.5	32.2

Deferred Tax Provision
Federal	1.4	0.9	1.9
State	0.1	0.2	0.1
Foreign	(1.9)	2.3	(5.1)

	(0.4)	3.4	(3.1)

Income Tax Provision	$31.7	$31.9	$29.1

A reconciliation of the differences between the United States federal statutory tax rate and the effective tax rate is as follows:

(Percent of income before taxes)	2015	2014	2013
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	0.6%	0.0%	3.5%
Foreign tax differentials	(12.5)%	(13.8)%	11.3%
Foreign tax holiday	(4.3)%	(3.0)%	7.1%
U.S. taxes on foreign earnings	(0.9)%	(0.3)%	2.8%
U.S. research credit	(0.3)%	(0.1)%	2.2%
Valuation allowance	(2.8)%	1.8%	(127.7)%
Other	(0.6)%	—%	0.7%

Effective Tax Rate	14.2%	19.6%	(65.1)%

We recorded a valuation allowance in 2012 and 2013 against U.S. deferred tax accounts resulting primarily from restructuring charges taken in those periods, including deferred tax assets for net operating loss and tax credit carryforwards derived from the stand-alone basis calculation, as we determined that it was more likely than not that these deferred tax assets would not be realized. For additional information on the pre-tax charge, refer to Note 5, Business Restructuring and Cost Reduction Actions.

Foreign tax differentials represent the differences between foreign earnings subject to foreign tax rates lower than the U.S. federal statutory tax rate of 35.0%. Foreign earnings are subject to local country tax rates that are generally below the 35.0% U.S. federal statutory rate. As a result, our effective non-U.S. tax rate is typically lower than the U.S. statutory rate. If foreign pre-tax earnings increase relative to U.S. pre-tax earnings, this rate difference could increase. The jurisdictions in which we earn pre-tax earnings subject to lower foreign taxes than the U.S. statutory rate include South Korea, China, Taiwan, and Singapore. As more than 60% of the undistributed earnings are in countries with a statutory tax rate of 20% or higher, we do not generate a disproportionate amount of taxable income in countries with very low tax rates. U.S. taxes on foreign earnings are a tax benefit primarily due to foreign tax credits on the repatriation of foreign earnings to the U.S.

We have certain foreign subsidiaries that were granted a seven year tax holiday the majority of which expire during the year ending September 30, 2017. The tax benefit of the holiday is reduced by 50% in the last two years of the holiday period. The net benefit of this tax holiday was $9.6, $4.9, and $3.2 in 2015, 2014 and 2013, respectively.

The majority of the accrued U.S. federal, state and foreign current income tax balances are treated as settled with Air Products as of the end of each year. Therefore, they are included in Air Products’ net investment in the combined financial statements. Income tax payments made directly by certain foreign subsidiaries, net of refunds, were $14.3 in 2015, $7.2 in 2014, and $5.8 in 2013.

The significant components of deferred tax assets and liabilities are as follows:

September 30	2015	2014
Gross Deferred Tax Assets
Tax loss carryforwards	$57.3	$83.9
Tax credit carryforwards	49.6	36.2
Retirement benefits and compensation accruals	7.8	7.0
Reserves and accruals	7.7	3.4
Other	1.8	0.0
Valuation allowance	(77.7)	(83.3)

Deferred Tax Assets	46.5	47.2

Gross Deferred Tax Liabilities
Intangible assets	41.9	39.7
Plant and equipment	24.5	26.9
Unremitted earnings of foreign entities	4.3	3.9
Partnership investments	1.4	2.9
Other	6.7	5.8

Deferred Tax Liabilities	78.8	79.2

Net Deferred Income Tax Liability	$32.1	$32.0

Deferred tax assets and liabilities are included within the combined financial statements as follows:

September 30	2015	2014
Other noncurrent assets	$7.8	$8.2

Deferred tax liabilities	$39.9	$40.2

Net Deferred Income Tax Liability	$32.1	$32.0

The federal loss carryforward as of September 30, 2015 was $128.5 and expires between 2033 and 2034. The federal foreign tax credit carryforward as of September 30, 2015 was $43.6 and expires between 2021 and 2025. The federal research credit carryforward as of September 30, 2015 was $2.4 and expires between 2031 and 2035. State loss carryforwards as of September 30, 2015 were $138.3 million and expire between 2018 and 2034. Gross foreign loss carryforwards as of September 30, 2015 were $60.3. Foreign loss carryforwards of $41.8 have expiration periods between 2017 and 2025; the remaining have unlimited carryforward periods.

The federal and state tax carryforwards and credits resulting from the stand-alone basis calculation were utilized against Air Products income and are not available as future deductions on tax returns. As such they will not be transferred as part of the separation from Air Products. Due to provisions of local tax law, certain foreign carryforwards also may not be transferred as part of the separation from Air Products.

The valuation allowance as of September 30, 2015 is primarily related to the tax benefit of the federal, state and foreign loss carryforwards and federal tax credit carryforwards. The $5.6 decrease in the valuation allowance was primarily due to the utilization of federal, state and foreign loss carryforwards against taxable income. If events warrant the reversal of the $77.7 valuation allowance, it would result in a reduction of tax expense. We believe it is more likely than not that future earnings and reversal of deferred tax liabilities will be sufficient to utilize our deferred tax asset, net of existing valuation allowance, at September 30, 2015.

We record U.S. income taxes on the undistributed earnings of our foreign subsidiaries and corporate joint ventures unless those earnings are indefinitely reinvested outside of the U.S. These cumulative undistributed earnings that were considered to be indefinitely reinvested in foreign subsidiaries and corporate joint ventures amounted to $473.7 as of September 30, 2015. An estimated $98 in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends after payment of all deferred taxes.

A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

Unrecognized Tax Benefits	2015	2014	2013
Balance at beginning of year	$16.0	$21.6	$20.0
Additions for tax positions of the current year	1.6	2.0	2.9
Additions for tax positions of prior years	0.1	0.4	1.8
Reductions for tax positions of prior years	(4.7)	(2.8)	(0.9)
Statute of limitations expiration	(2.7)	(5.2)	(2.2)

Balance at End of Year	$10.3	$16.0	$21.6

At September 30, 2015 and 2014, we had $10.3 and $16 of unrecognized tax benefits, excluding interest and penalties, of which $10 and $15.6, respectively, would impact the tax rate, if recognized.

Interest and penalties related to unrecognized tax benefits are recorded as a component of income tax expense and were not material in 2015, 2014, and 2013.

We are currently under examination in a number of tax jurisdictions, some of which may be resolved in the next twelve months. As a result, it is reasonably possible that a change in the unrecognized tax benefits may occur during the next twelve months. However, quantification of an estimated range cannot be made at this time.

We generally remain subject to examination in the following major tax jurisdictions for the years indicated below:

Major Tax Jurisdiction	Open Tax Years
United States	2011-2015
China	2010-2015
South Korea	2010-2015
Taiwan	2010-2015

14.	SUPPLEMENTAL INFORMATION

Payables and Accrued Liabilities	2015	2014
Trade creditors	$36.6	$56.7
Customer advances	8.0	6.0
Accrued payroll and employee benefits	33.9	17.2
Severance and other costs associated with business restructuring and cost reduction actions	4.1	0.9
Other	5.3	6.5

	$87.9	$87.3

Other Noncurrent Liabilities September 30	2015	2014
Employee benefits	$2.4	$1.4
Contingencies related to uncertain tax positions	10.3	16.0
Other	4.5	4.2

	$17.2	$21.6

15.	SEGMENT AND GEOGRAPHIC INFORMATION

We are comprised of two primary operating segments, Materials and Delivery Systems and Services, under which we will manage our operations and assess performance, and a Corporate segment. Our segments are differentiated by the types of products sold.

Materials

The Materials operating segment is an integrated provider of specialty materials for the high-growth electronics industry, focusing on the integrated circuit and flat-panel display markets. This segment provides the global semiconductor industry with high purity process materials for deposition, metallization, chamber cleaning and etching, chemicals mechanical planarization slurries, organosilanes, organometalics and liquid dopants for thin film deposition, and formulated chemical products for post-etch cleaning primarily for the manufacture of silicon and compound semiconductors and thin film transistor liquid crystal displays. The majority of our sales to the semiconductor industry are to large scale multinational companies.

Delivery Systems and Services

The Delivery Systems and Services operating segment designs, manufactures, installs, operates, and maintains chemical and gas delivery and distribution systems for specialty gases and chemicals delivered directly to our customers’ manufacturing tools. In addition, the business provides turnkey installation services during facility construction and startup as well as onsite operating services.

Corporate

The Corporate segment includes certain administrative costs that have been allocated to us such as information technology, general services, human resources, legal, accounting, and other services, as well as foreign exchange gains and losses, and other income and expense that cannot be directly associated with operating segments. Corporate assets primarily include cash and deferred tax assets.

Customers

For the fiscal years ended September 30, 2015, 2014, and 2013, three customers accounted for 10% or more of combined sales from both the Materials and Delivery Systems and Services segments. In 2015, these customers accounted for 21%, 13% and 11% of our combined sales. In 2014, these customers accounted for 19%, 14% and 11% of our combined sales. In 2013, these customers accounted for 17%, 15%, and 14% of our combined sales. No other customer accounted for more than 10% of combined sales in any period.

Accounting Policies

The accounting policies of the segments are the same as those described in Note 2, Major Accounting Policies. We evaluate the performance of segments based upon reported segment operating income. Intersegment sales are not material and are recorded at selling prices that approximate market prices.

Segment

(Millions of Dollars)	2015	2014	2013
Sales
Materials	$743.4	$640.0	$628.4
Delivery Systems and Services	265.9	302.5	224.4

Combined Total	$1,009.3	$942.5	$852.8

Operating Income (Loss)
Materials	$213.7	$124.6	$83.3
Delivery Systems and Services	49.1	57.6	19.8
Corporate	(19.2)	(19.7)	(17.0)

Segment Total	$243.6	$162.5	$86.1

Business restructuring and cost reduction actions	(21.6)	(1.3)	(132.6)

Combined Total	$222.0	$161.2	$(46.5)

Depreciation and Amortization
Materials	$48.1	$52.7	$54.9
Delivery Systems and Services	8.3	6.3	1.4
Corporate	.5	.5	.6

Combined Total	$56.9	$59.5	$56.9

Equity Affiliates’ Income
Materials	$1.0	$1.7	$2.1

Combined Total	$1.0	$1.7	$2.1

Total Assets
Materials	$754.8	$828.1	$876.0
Delivery Systems and Services	92.7	137.0	127.0
Corporate	39.9	68.9	109.8

Combined Total	$887.4	$1,034.0	$1,112.8

Investment in Net Assets of and Advances to Equity Affiliates
Materials	$12.5	$14.1	$14.1

Combined Total	$12.5	$14.1	$14.1

Expenditures for Long-Lived Assets
Materials	$21.2	$17.9	$21.9
Delivery Systems and Services	.8	6.0	8.3
Corporate	.1	.4	—

Combined Total	$22.1	$24.3	$30.2

Sales by Product Group

	2015	2014	2013
Process Materials	$387.3	$321.8	$325.0
Advanced Materials	356.1	318.2	303.4
Equipment and Installations	208.3	244.1	167.4
Site Services	57.6	58.4	57.0

Total	$1,009.3	$942.5	$852.8

Geographic Information

Sales to External Customers	2015	2014	2013
United States	$361.3	$330.3	$328.2
Taiwan	236.3	228.0	212.0
South Korea	220.3	184.3	124.8
China	70.9	76.9	68.3
Europe	69.2	70.3	67.8
Asia, excluding China, Taiwan, and South Korea	51.3	52.7	51.7

Total	$1,009.3	$942.5	$852.8

Long-Lived Assets(A)	2015	2014	2013
United States	$139.9	$153.9	$165.6
South Korea	105.0	122.0	128.2
Taiwan	39.7	43.7	43.5
Asia, excluding Taiwan and South Korea	16.4	31.4	37.0
Europe	.1	.9	3.1

Total	$301.1	$351.9	$377.4

(A)	Long-lived assets include plant and equipment, net.

Geographic information is based on country of origin. Included in United States revenues are export sales to third-party customers of $54.2 in 2015, $58.1 in 2014, and $61.9 in 2013.

16.	SUBSEQUENT EVENTS

In connection with the preparation of the annual combined financial statements, Versum evaluated subsequent events after the balance sheet date of September 30, 2015 through the date these financial statements were available to be issued on July 22, 2016 and included the subsequent events disclosed below:

In December 2015, we sold our investment in our equity affiliate, Daido Air Products Electronics, Inc., for $15.9, which resulted in a before-tax gain of $.7 during the first quarter of 2016. The carrying value at the time of sale included a $12.8 investment in net assets of and advances to equity affiliates and a $2.4 foreign currency translation loss that had been deferred in accumulated other comprehensive loss. In addition, the income tax provision, before the valuation allowance, for the first quarter of 2016 will include an expense of $5.3 as a result of the sale. In fiscal 2015, we recorded $1.0 of equity affiliates’ income related to this investment.

In January 2016, we sold two onsite ammonia plants for $17.1, which resulted in a before-tax gain of $1.4 during the second quarter of 2016. This gain is reflected in business restructuring and cost reduction actions on our interim combined income statement. The income tax provision includes an expense of $1.5 as a result of the sale.

In June 2016, Air Products’ subsidiary in South Korea declared a dividend in anticipation of the separation of the Electronic Materials business from the Industrial Gas business in South Korea. This will result in the repatriation of a portion of Air Products foreign earnings to the U.S. in July 2016. After accounting for Versum’s proportionate share of the earnings and a reduction of existing deferred tax liabilities, we expect the income tax provision, before the valuation allowance, for Versum to include an expense of $4.0 during the third quarter of 2016 as a result of the dividend being declared.

SCHEDULE II

COMBINED

VERSUM, A BUSINESS OF AIR PRODUCTS AND CHEMICALS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended September 30, 2015, 2014, and 2013

	Balance at Beginning of Period	Change Charged to Expense	Other Changes(A)	Balance at End of Period
	(in millions of dollars)
Year Ended September 30, 2015
Allowance for doubtful accounts	2.2	.1	(1.5)	.8
Allowance for deferred tax assets	83.3	(4.9)	(.7)	77.7

Year Ended September 30, 2014
Allowance for doubtful accounts	7.9	.4	(6.1)	2.2
Allowance for deferred tax assets	67.1	16.1	.1	83.3

Year Ended September 30, 2013
Allowance for doubtful accounts	8.7	1.3	(2.1)	7.9
Allowance for deferred tax assets	4.5	62.0	.6	67.1

(A)	Primarily write-offs of uncollectible trade receivable accounts. Includes impact of foreign currency translation adjustments.

The Interim Combined Financial Statements

Versum, a business of Air Products and Chemicals, Inc.

INTERIM COMBINED INCOME STATEMENTS (UNAUDITED)

(Millions of dollars)	Nine Months Ended June 30
	2016	2015
Sales	$721.7	$776.9
Cost of sales	400.8	476.8
Selling and administrative	76.6	83.0
Research and development	32.4	29.0
Business restructuring and cost reduction actions (gains)	(1.6)	14.5
Other income (expense), net	2.4	.5

Operating Income	215.9	174.1
Equity affiliates’ income	.2	.7
Interest expense	—	.1

Income Before Taxes	216.1	174.7
Income tax provision	43.2	28.1

Net Income	172.9	146.6
Less: Net Income Attributable to Noncontrolling Interests	6.1	5.7

Net Income Attributable to Versum	$166.8	$140.9

The accompanying notes are an integral part of these interim statements.

Versum, a business of Air Products and Chemicals, Inc.

INTERIM COMBINED COMPREHENSIVE INCOME STATEMENTS (UNAUDITED)

	Nine Months Ended June 30
(Millions of dollars)	2016	2015
Net Income	$172.9	$146.6

Other Comprehensive Income (Loss), net of tax:
Translation adjustments, net of tax of $0 and $0	12.7	(34.0)
Reclassification adjustments:
Currency translation adjustment	2.9	—

Total Other Comprehensive Income (Loss)	15.6	(34.0)

Comprehensive Income	188.5	112.6

Net Income Attributable to Noncontrolling Interests	6.1	5.7
Other Comprehensive Income (Loss) Attributable to Noncontrolling Interests	(.1)	.5

Comprehensive Income Attributable to Versum	$182.5	$106.4

The accompanying notes are an integral part of these interim statements.

Versum, a business of Air Products and Chemicals, Inc.

INTERIM COMBINED BALANCE SHEETS (UNAUDITED)

(Millions of dollars)	June 30, 2016 Pro Forma (Note 1)	June 30, 2016	September 30, 2015
Assets
Current Assets
Cash and cash items	$66.6	$66.6	$17.8
Trade receivables, net	126.0	126.0	127.1
Inventories	123.4	123.4	124.0
Contracts in progress, less progress billings	11.2	11.2	9.7
Prepaid expenses	7.4	7.4	5.8
Other current assets	9.3	9.3	10.6

Total Current Assets	343.9	343.9	295.0

Investment in net assets of and advances to equity affiliates	—	—	12.5
Plant and equipment, at cost	870.8	870.8	920.0
Less: Accumulated depreciation	580.0	580.0	618.9

Plant and equipment, net	290.8	290.8	301.1

Goodwill	174.0	174.0	167.0
Intangible assets, net	76.6	76.6	81.6
Other noncurrent assets	22.4	22.4	30.2

Total Noncurrent Assets	563.8	563.8	592.4

Total Assets	$907.7	$907.7	$887.4

Liabilities, Air Products’ Invested Equity, and Noncontrolling Interests
Current Liabilities
Payables and accrued liabilities	$67.5	$67.5	$87.9
Accrued income taxes	4.4	4.4	1.7
Dividend payable to Air Products	975.0	—	—

Total Current Liabilities	1,046.9	71.9	89.6

Deferred tax liabilities	42.1	42.1	39.9
Other noncurrent liabilities	19.5	19.5	17.2

Total Noncurrent Liabilities	61.6	61.6	57.1

Total Liabilities	1,108.5	133.5	146.7

Commitments and Contingencies – See Note 8
Air Products’ net investment (deficit)	(216.6)	758.4	741.5
Accumulated other comprehensive loss	(17.1)	(17.1)	(32.8)

Total Air Products’ Invested Equity	(233.7)	741.3	708.7
Noncontrolling Interests	32.9	32.9	32.0

Total Air Products’ Invested Equity and Noncontrolling Interests	(200.8)	774.2	740.7

Total Liabilities, Air Products’ Invested Equity, and Noncontrolling Interests	$907.7	$907.7	$887.4

The accompanying notes are an integral part of these interim statements.

Versum, a business of Air Products and Chemicals, Inc.

INTERIM COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended June 30
(Millions of dollars)	2016	2015
Operating Activities
Net income	$172.9	$146.6
Less: Net income attributable to noncontrolling interests	6.1	5.7

Net income attributable to Versum	166.8	140.9
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	34.5	42.4
Deferred income taxes	2.3	(.8)
Undistributed earnings of unconsolidated affiliates	(.2)	(.7)
Gain on sale of assets	(.8)	(.4)
Share-based compensation	3.4	3.8
(Gain) loss on long-lived assets associated with restructuring	(3.2)	5.6
Other adjustments	8.4	7.0
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	.5	(13.8)
Inventories	2.4	(1.7)
Contracts in progress, less progress billings	(1.4)	16.1
Payables and accrued liabilities	(20.8)	.3
Other working capital	.7	(3.8)

Cash Provided by Operating Activities	192.6	194.9

Investing Activities
Additions to plant and equipment	(24.1)	(16.9)
Proceeds from sale of assets and investments	39.3	2.8

Cash Provided by (Used for) Investing Activities	15.2	(14.1)

Financing Activities
Payments on long-term debt	—	(4.6)
Net increase in short-term borrowings	—	3.1
Net transfers to Air Products	(153.3)	(186.1)
Dividends paid to noncontrolling interests	(6.0)	(7.0)

Cash Used for Financing Activities	(159.3)	(194.6)

Effect of Exchange Rate Changes on Cash	.3	(1.1)

Increase (Decrease) in Cash and Cash Items	48.8	(14.9)
Cash and Cash items—Beginning of Year	17.8	49.6

Cash and Cash items—End of Period	$66.6	$34.7

The accompanying notes are an integral part of these interim statements.

Versum, a business of Air Products and Chemicals, Inc.

INTERIM COMBINED STATEMENTS OF CHANGES IN AIR PRODUCTS’ INVESTED EQUITY AND NONCONTROLLING INTERESTS (UNAUDITED)

	Nine Months Ended June 30, 2016
(Millions of dollars)	Air Products’ Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Air Products’ Invested Equity	Noncontrolling Interests	Total
Balance September 30, 2015	$741.5	$(32.8)	$708.7	$32.0	$740.7

Net income	166.8	—	166.8	6.1	172.9
Other comprehensive income (loss)	—	15.7	15.7	(.1)	15.6
Share-based compensation	3.4	—	3.4	—	3.4
Dividends paid to noncontrolling interests	—	—	—	(6.0)	(6.0)
Net transfers (to) from Air Products	(153.3)	—	(153.3)	.9	(152.4)

Balance June 30, 2016	$758.4	$(17.1)	$741.3	$32.9	$774.2

	Nine Months Ended June 30, 2015
(Millions of dollars)	Air Products’ Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Air Products’ Invested Equity	Noncontrolling Interests	Total
Balance September 30, 2014	$822.5	$13.5	$836.0	$37.4	$873.4

Net income	140.9	—	140.9	5.7	146.6
Other comprehensive income (loss)	—	(34.5)	(34.5)	.5	(34.0)
Share-based compensation	3.8	—	3.8	—	3.8
Dividends paid to noncontrolling interests	—	—	—	(7.0)	(7.0)
Net transfers to Air Products	(186.1)	—	(186.1)	(.9)	(187.0)

Balance June 30, 2015	$781.1	$(21.0)	$760.1	$35.7	$795.8

The accompanying notes are an integral part of these interim statements.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS

(Millions of dollars)

1.	BASIS OF PRESENTATION AND MAJOR ACCOUNTING POLICIES

The accompanying interim combined financial statements of Versum, a business of Air Products, have been prepared on a standalone basis and are derived from Air Products’ consolidated financial statements and accounting records where Electronic Materials is a division of Air Products. The interim combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Versum. All significant intercompany transactions and balances have been eliminated in the preparation of the accompanying interim combined financial statements. Results of operations for interim periods are not necessarily indicative of results of operations for a full year. The interim results for the periods indicated herein do not reflect certain adjustments, such as the valuation of inventories on the last-in, first-out (LIFO) cost basis, which are only finally determined on an annual basis. These interim combined financial statements should be read in conjunction with the annual combined financial statements included elsewhere in this document. The condensed notes that follow are an integral part of the interim combined financial statements. Transactions between Versum and Air Products are reflected in the interim combined balance sheets as “Air Products’ net investment” and in the interim combined statements of cash flows as a financing activity in “Net transfers to Air Products.”

Significant accounting policies are described in Note 2, Major Accounting Policies, of the annual combined financial statements. There have been no significant changes to these accounting policies during the first nine months of fiscal year 2016 other than those detailed in Note 2, New Accounting Guidance, of these interim combined financial statements.

Unaudited Pro Forma Balance Sheet

In connection with the separation from Air Products, Versum expects to distribute a dividend of $975 to Air Products. The dividend is expected to consist of a $550 cash distribution and a $425 distribution in kind of notes. The accompanying unaudited pro forma balance sheet as of June 30, 2016 gives effect to the $975 dividend.

2.	NEW ACCOUNTING GUIDANCE

Accounting Guidance Implemented in 2016

Balance Sheet Classification of Deferred Taxes

In November 2015, the Financial Accounting Standards Board (“FASB”) issued guidance to simplify the presentation of deferred income taxes by requiring that all deferred tax liabilities and assets be classified as noncurrent on the balance sheet. In fiscal year 2016, we adopted this guidance on a retrospective basis. Accordingly, determination of our deferred taxes on a stand-alone basis was prepared under this guidance for all periods presented in the annual and interim combined financial statements.

Discontinued Operations

In April 2014, the FASB issued an update to change the criteria for determining which disposals qualify as a discontinued operation and to expand related disclosure requirements. Under the new guidance, a disposal is required to be reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on operations and financial results. We adopted this guidance prospectively for new disposals and new disposal groups classified as held for sale beginning in the first quarter of fiscal year 2016. This guidance had no impact on our interim combined financial statements upon adoption.

New Accounting Guidance to be Implemented

Revenue Recognition

In May 2014, the FASB issued guidance based on the principle that revenue is recognized in an amount expected to be collected and to which the entity expects to be entitled in exchange for the transfer of goods or services. In August 2015, the FASB deferred the effective date by one year, while providing the option to early adopt the standard on the original effective date. Accordingly, we will have the option to adopt the standard in either fiscal year 2018 or 2019. The guidance can be adopted either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We are currently evaluating the adoption alternatives and impact that this update will have on our combined financial statements.

Going Concern

In August 2014, the FASB issued guidance regarding management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year of the issuance of the financial statements. If substantial doubt exists, additional disclosures would be required. This guidance will be effective beginning in the fourth quarter of fiscal year 2017, with early adoption permitted. This guidance is not expected to have a significant impact on our combined financial statements.

Debt Issuance Costs

In April 2015, the FASB issued guidance requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt instead of as a separate deferred asset. In August 2015, the FASB issued an update to incorporate the U.S. Securities and Exchange Commission (“SEC”) Staff guidance which allows debt issuance costs associated with a line-of-credit arrangement to be presented as a deferred asset that is subsequently amortized over the term of the arrangement, regardless of whether there are any outstanding borrowings. This guidance is effective beginning in fiscal year 2017, with early adoption permitted, and must be applied retrospectively.

Defined Benefit Measurement Date

In April 2015, the FASB issued an update to provide a practical expedient on the measurement date of defined benefit plan assets and obligations including interim remeasurements related to significant events. The guidance is effective prospectively beginning in fiscal year 2017, with early adoption permitted. The guidance will not have a significant impact on our combined financial statements.

Measurement of Inventory

In July 2015, the FASB issued guidance to simplify the measurement of inventory recorded using either the FIFO or average cost basis by changing the subsequent measurement guidance from lower of cost or market to the lower of cost or net realizable value. Inventory measured using LIFO is not impacted. The guidance is effective for us beginning in fiscal year 2018 and will be applied prospectively, with early adoption permitted. This guidance is not expected to have a significant impact on our combined financial statements.

Business Combination Adjustments

In September 2015, the FASB issued guidance to simplify the accounting for adjustments made to provisional amounts initially recognized in a business combination. Instead of reflecting the adjustment retrospectively, the guidance now requires changes to provisional amounts be recognized in the reporting period in which the adjustments are determined. This guidance will be effective prospectively beginning in fiscal year 2017, with earlier application permitted.

Leases

In February 2016, the FASB issued guidance which requires lessees to recognize a right of use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The guidance is effective in fiscal year 2020, with early adoption permitted, and must be applied using a modified retrospective approach. We are currently evaluating the impact of adopting this new guidance on our combined financial statements.

Share-Based Compensation

In March 2016, the FASB issued an update to simplify the accounting for employee share-based payments, including the income tax impacts, the classification on the statement of cash flows, and forfeitures. The amendments are effective for fiscal year 2018, with early adoption permitted. We are currently evaluating the impact this guidance will have on our combined financial statements.

Derivative Contract Novations

In March 2016, the FASB issued guidance to clarify that a change in the counterparty to a derivative instrument that has been designated as a hedging instrument does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. This guidance is effective in fiscal year 2018, with early adoption permitted. We do not expect adoption of this guidance to have a significant impact on our combined financial statements.

Credit Losses on Financial Instruments

In June 2016, the FASB issued an update on the measurement of credit losses, which requires measurement and recognition of expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This is different from the current guidance, which requires a credit loss to not be recognized until the loss is probable. The guidance is effective beginning fiscal year 2021, with early adoption permitted beginning fiscal year 2020. We are currently evaluating the impact this update will have on our combined financial statements.

3.	RELATED PARTY TRANSACTIONS

Air Products provides us with centrally managed services and corporate functions. Accordingly, certain shared costs including but not limited to administrative expenses for information technology, general services, human resources, legal, accounting and other services, have been allocated to us and are primarily reflected as expenses in the Corporate segment in the interim combined financial statements. Expenses have been allocated on the basis of direct usage when identifiable, with the remainder allocated on the basis of fixed costs, revenue, operating income, or headcount. We consider the expense allocation methodology and results to be reasonable and consistently applied for all periods presented.

Total costs allocated to us in the interim combined income statements are summarized below:

	Nine Months Ended June 30
	2016	2015
Cost of sales	$2.2	$2.7
Selling and administrative	12.1	13.6
Research and development	.8	1.1
Business restructuring and cost reduction actions	.5	2.8

Total Allocated Costs	$15.6	$20.2

These allocated costs are reflected in “Air Products’ net investment” and in the interim combined statements of cash flows as a financing activity in “Net transfers to Air Products.” It is impracticable to quantify the amount of expenses that Versum would have incurred on a stand-alone basis for the periods presented.

Air Products performs cash management and other treasury-related functions on a centralized basis for nearly all of its legal entities. Substantially all cash generated by our business is remitted to Air Products.

Certain of our employees participate in share-based compensation and retirement benefit plans that are sponsored and administered by Air Products or its affiliates. The costs of these plans associated with our employees are included in the interim combined financial statements, but excluded from the table of allocated costs above. Our interim combined balance sheets do not include the share-based compensation instrument.

Sales between entities were not material during the period covered by the interim combined financial statements.

4.	BUSINESS RESTRUCTURING AND COST REDUCTION ACTIONS

The charges we record for business restructuring and cost reduction actions have been excluded from segment operating income.

On September 18, 2014, Air Products announced plans to reorganize, including realignment of its businesses in new reporting segments and other organizational changes, effective as of October 1, 2014. As a result of this reorganization, we incurred severance and other charges of $21.6 during fiscal year 2015. Of this charge, an expense of $14.5 was recognized during the nine months ended June 30, 2015.

During the nine months ended June 30, 2016, we recognized a net gain of $1.6. The 2016 net gain included a charge of $1.6 for severance and other benefits costs related to the elimination of approximately 55 positions as part of cost reduction actions. In addition, we recognized a gain of $3.2 on assets that were previously written down to a carrying value of $17.9. The gain included $1.4 related to the final sale of the onsite ammonia assets. The majority of these actions pertain to the Materials segment.

The following table summarizes the carrying amount of the accrual at June 30, 2016:

	Severance and Other Benefits	Asset Actions/Other	Total
September 30, 2014	$.9	$—	$.9

2015 Charge	14.4	7.2	21.6
Cash payments(A)	(11.2)	—	(11.2)
Noncash expenses	—	(7.2)	(7.2)

September 30, 2015	$4.1	$—	$4.1

2016 Charge (gain)	1.6	(3.2)	(1.6)
Cash (payments) receipts(A)	(4.4)	4.2	(.2)
Noncash expenses	—	(1.0)	(1.0)

June 30, 2016	$1.3	$—	$1.3

(A)	Cash payments include an allocation of severance and other benefits of Air Products’ employees within its Corporate and other segment which were paid by the parent.

5.	INVENTORIES

The components of inventories are as follows:

	June 30, 2016	September 30, 2015
Inventories at FIFO cost
Finished goods	$92.7	$98.5
Work in process	9.0	7.8
Raw materials, supplies and other	32.1	28.7

	133.8	135.0
Less: Excess of FIFO cost over LIFO cost	(10.4)	(11.0)

Inventories	$123.4	$124.0

First-in, first-out (FIFO) cost approximates replacement cost.

6.	GOODWILL

Changes to the carrying amount of goodwill by segment are as follows:

	Materials	Delivery Systems and Services	Total
Balance at September 30, 2015	$150.6	$16.4	$167.0
Currency translation adjustment	6.2	.8	7.0

Balance at June 30, 2016	$156.8	$17.2	$174.0

We conduct goodwill impairment testing in the fourth quarter of each fiscal year and whenever events and changes in circumstances indicate that the carrying value of goodwill might not be recoverable.

7.	RETIREMENT BENEFITS

Air Products offers various long-term benefits to its employees. Where permitted by law, Air Products reserves the right to change, modify or discontinue the plans.

Air Products sponsors defined benefit pension plans and defined contribution plans that are shared amongst its businesses. Participation of our employees in these plans is reflected in the interim combined financial statements as though we participate in a multiemployer plan with Air Products. Upon finalization of our retirement plans, we estimate that net benefit obligations of approximately $22 are to be transferred to Versum.

Defined benefit pension costs included in the interim combined financial statements were based on percent of salary for U.S. employees and active employee headcount in other jurisdictions. For the nine months ended June 30, 2016 and 2015, defined benefit pension costs of $5 and $7, respectively, are included in the combined income statements. No contributions were made on our behalf in these periods.

8.	COMMITMENTS AND CONTINGENCIES

Litigation

We are involved in various legal proceedings, including commercial, environmental, health, safety, and product liability matters. Versum does not currently believe that there are any legal proceedings, individually or in the aggregate, that are reasonably possible to have a material impact on its financial condition, results of operations, or cash flows.

9.	SUPPLEMENTAL INFORMATION

Payables and Accrued Liabilities	June 30, 2016	September 30, 2015
Trade creditors	$36.7	$36.6
Customer advances	3.7	8.0
Accrued payroll and employee benefits	21.6	33.9
Severance and other costs associated with business restructuring and cost reduction actions	1.3	4.1
Other	4.2	5.3

	$67.5	$87.9

Other Noncurrent Liabilities	June 30, 2016	September 30, 2015
Employee benefits	$4.1	$2.4
Contingencies related to uncertain tax positions	12.0	10.3
Other	3.4	4.5

	$19.5	$17.2

Sale of Equity Affiliate

In December 2015, we sold our investment in Daido Air Products Electronics, Inc. for $15.9, which resulted in a before-tax gain of $.7 in other income (expense), net on our interim combined income statements. The carrying value at time of sale included a $12.8 investment in net assets of and advances to equity affiliates and a $2.4 foreign currency translation loss that had been deferred in accumulated other comprehensive loss. The income tax provision, before the valuation allowance, for the nine months ended June 30, 2016 includes an expense of $5.3 as a result of the sale.

South Korea Dividend

In June 2016, Air Products’ subsidiary in South Korea declared a dividend in anticipation of the separation of the Electronic Materials business from the Industrial Gas business in South Korea. This resulted in the repatriation of a portion of Air Products foreign earnings to the U.S. in July 2016. After accounting for Versum’s proportionate share of the earnings and a reduction of existing deferred tax liabilities, the income tax provision, before the valuation allowance, for Versum includes an expense of $4.5 during the third quarter of 2016 as a result of the dividend being declared.

10.	SEGMENT INFORMATION

We are comprised of two primary operating segments, Materials and Delivery Systems and Services, under which we will manage our operations and assess performance, and a Corporate segment. Our segments are differentiated by the types of products sold.

	Nine Months Ended June 30
(Millions of Dollars)	2016	2015
Sales
Materials	$563.8	$550.6
Delivery Systems and Services	157.9	226.3

Combined Total	$721.7	$776.9

Operating Income (Loss)
Materials	$195.0	$158.6
Delivery Systems and Services	37.5	44.2
Corporate	(18.2)	(14.2)

Segment Total	$214.3	$188.6
Business restructuring and cost reduction (actions) gains	1.6	(14.5)

Combined Total	$215.9	$174.1

Depreciation and Amortization
Materials	$32.5	$35.9
Delivery Systems and Services	1.6	6.1
Corporate	.4	.4

Combined Total	$34.5	$42.4

Equity Affiliates’ Income
Materials	$.2	$.7

Combined Total	$.2	$.7

	June 30, 2016	September 30, 2015
Total Assets
Materials	$733.0	$754.8
Delivery Systems and Services	80.2	92.7
Corporate	94.5	39.9

Combined Total	$907.7	$887.4

During the nine months ended June 30, 2016 and 2015, three customers accounted for 10% or more of combined sales from both the Materials and Delivery Systems and Services segments. In 2016, these customers accounted for 20%, 14%, and 12% of our combined sales. In 2015, these customers accounted for 20%, 14%, and 11% of our combined sales. No other customer accounted for more than 10% of combined sales for the periods presented.

11.	SUBSEQUENT EVENTS

In connection with the preparation of the interim combined financial statements, Versum evaluated subsequent events after the balance sheet date of June 30, 2016 through the date these financial statements were available to be issued on August 26, 2016 and has not identified any reportable events.